As filed with the Securities and Exchange Commission on June 9, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SABINE PASS LIQUEFACTION, LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	4924	27-3235920
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

700 Milam Street, Suite 1900

Houston, Texas 77002

(713) 375-5000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael J. Wortley

Chief Financial Officer

700 Milam Street, Suite 1900

Houston, Texas 77002

(713) 375-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

George J. Vlahakos

Andrews Kurth Kenyon LLP

600 Travis, Suite 4200

Houston, TX 77002-3009

(713) 220-4200

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this registration statement.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
4.200% Senior Secured Notes due 2028	$1,350,000,000	100%	$1,350,000,000	$156,465(1)

(1)	The registration fee was calculated pursuant to Rule 457(f) under the Securities Act of 1933. For purposes of this calculation, the offering price per note was assumed to be the stated principal amount of each original note that may be received by the registrant in the exchange transaction in which the notes will be offered.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS—SUBJECT TO COMPLETION DATED JUNE 9, 2017

SABINE PASS LIQUEFACTION, LLC

Offer to exchange up to

$1,350,000,000 of 4.200% Senior Secured Notes due 2028

that have been registered under the Securities Act of 1933 for

$1,350,000,000 of 4.200% Senior Secured Notes due 2028

that have not been registered under the

Securities Act of 1933

(CUSIP NOS. 785592 AT3 AND U77888 AL6)

THE EXCHANGE OFFER EXPIRES AT 12:00 MIDNIGHT, NEW YORK

CITY TIME, AT THE END OF                     , 2017, UNLESS WE EXTEND IT

Terms of the Exchange Offer:

We are offering to exchange up to $1,350,000,000 aggregate principal amount of registered 4.200% Senior Secured Notes due 2028 (the “New Notes”) for any and all of our $1,350,000,000 aggregate principal amount of unregistered 4.200% Senior Secured Notes due 2028 (CUSIP Nos. 785592 AT3 and U77888 AL6) (the “Old Notes” and together with the New Notes, the “notes” or the “2028 Notes”) that were issued on March 6, 2017.

We will exchange all outstanding Old Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of New Notes.

The terms of the New Notes will be substantially identical to those of the outstanding Old Notes except that the New Notes will be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer, registration rights or provisions for additional interest.

You may withdraw tenders of Old Notes at any time prior to the expiration of the exchange offer.

The exchange of Old Notes for New Notes will not be a taxable event for U.S. federal income tax purposes.

We will not receive any cash proceeds from the exchange offer.

The Old Notes are, and the New Notes will be, secured by first-priority liens on substantially all right, title and interest in or to substantially all of our assets and the assets of any future guarantors along with certain other items listed under “Description of Notes” (the “Collateral”).

The Old Notes are, and the New Notes will be, guaranteed on a senior basis by all of our future domestic subsidiaries.

There is no established trading market for the New Notes or the Old Notes.

We do not intend to apply for listing of the New Notes on any national securities exchange or for quotation through any quotation system.

Please read “Risk Factors” beginning on page 15 for a discussion of certain risks that you should consider prior to tendering your outstanding Old Notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge by way of letter of transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. Please read “Plan of Distribution.”

The date of this prospectus is                     , 2017.

This prospectus incorporates important business and financial information about us that is not included or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to Corporate Secretary, Sabine Pass Liquefaction, LLC, 700 Milam Street, Suite 1900, Houston, Texas 77002 (telephone number (713) 375-5000). In order to ensure timely delivery of this information, any request should be made by                     , 2017, five business days prior to the expiration date of the exchange offer.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, referred to in this prospectus as the SEC. In making your decision to participate in the exchange offer, you should rely only on the information contained in this prospectus and in the accompanying letter of transmittal. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it. We are not making an offer to sell these securities in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings will be available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. We will provide you upon request, without charge, a copy of the notes and the indenture governing the notes. You may request copies of these documents by contacting us at:

Sabine Pass Liquefaction, LLC

Attention: Corporate Secretary

700 Milam Street, Suite 1900

Houston, Texas, 77002

(713) 375-5000

PRESENTATION OF INFORMATION

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we believe that these sources are reliable, we have not independently verified and do not guarantee the accuracy or completeness of this information.

In this prospectus, unless the context otherwise requires:

•	Bcf means billion cubic feet;

•	Bcf/d means billion cubic feet per day;

•	Bcfe means billion cubic feet equivalent;

•	Bcf/yr means billion cubic feet per year;

•	DOE means the U.S. Department of Energy;

•	Dthd means dekatherms per day, which is equivalent to million British thermal units or MMBtu per day;

•	EPC means engineering, procurement and construction;

•	FERC means the Federal Energy Regulatory Commission;

•	FOB means free on board;

•	FTA countries means countries with which the United States has a free trade agreement providing for national treatment for trade in natural gas;

•	GAAP means generally accepted accounting principles in the United States;

•	Henry Hub means the final settlement price (in USD per MMBtu) for the New York Mercantile Exchange’s Henry Hub natural gas futures contract for the month in which a relevant cargo’s delivery window is scheduled to begin;

•	LIBOR means the London Interbank Offered Rate;

•	LNG means liquefied natural gas, a product of natural gas that, through a refrigeration process, has been cooled to a liquid state, which occupies a volume that is approximately 1/600th of its gaseous state;

•	MMBtu means million British thermal units, an energy unit;

•	MMBtu/d means million British thermal units per day;

•	mtpa means million tonnes per annum;

•	non-FTA countries means countries with which the United States does not have a free trade agreement providing for national treatment for trade in natural gas and with which trade is permitted;

•	SPA means an LNG sale and purchase agreement;

•	Train means an industrial facility comprised of a series of refrigerant compressor loops used to cool natural gas into LNG;

•	Tcf means trillion cubic feet; and

•	TUA means terminal use agreement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements that are, or may be deemed to be, “forward-looking statements.” All statements other than statements of historical or present facts or conditions, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things:

•	statements that we expect to commence or complete construction of our natural gas liquefaction project, or any expansions or portions thereof, by certain dates, or at all;

•	statements regarding future levels of domestic and international natural gas production, supply or consumption or future levels of liquefied natural gas (“LNG”) imports into or exports from North America and other countries worldwide or purchases of natural gas, regardless of the source of such information, or the transportation or other infrastructure or demand for and prices related to natural gas, LNG or other hydrocarbon products;

•	statements regarding any financing transactions or arrangements, or ability to enter into such transactions;

•	statements relating to the construction of our natural gas liquefaction trains (“Trains”), including statements concerning the engagement of any engineering, procurement and construction (“EPC”) contractor or other contractor and the anticipated terms and provisions of any agreement with any such EPC or other contractor, and anticipated costs related thereto;

•	statements regarding any LNG sale and purchase agreement (“SPA”) or other agreement to be entered into or performed substantially in the future, including any revenues anticipated to be received and the anticipated timing thereof, and statements regarding the amounts of total natural gas liquefaction or storage capacities that are, or may become, subject to contracts;

•	statements regarding counterparties to our commercial contracts, construction contracts and other contracts;

•	statements regarding our planned development and construction of additional Trains, including the financing of such Trains;

•	statements that our Trains, when completed, will have certain characteristics, including amounts of liquefaction capacities;

•	statements regarding our business strategy, our strengths, our business and operation plans or any other plans, forecasts, projections or objectives, including anticipated revenues, capital expenditures, maintenance and operating costs and cash flows, any or all of which are subject to change;

•	statements regarding legislative, governmental, regulatory, administrative or other public body actions, approvals, requirements, permits, applications, filings, investigations, proceedings or decisions;

•	any other statements that relate to non-historical or future information.

All of these types of statements, unless such statements pertain only to historical or present fact or conditions, are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology. The forward-looking statements contained in this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe that such estimates are reasonable, they are inherently uncertain and involve a number of risks and uncertainties beyond our control. In addition, assumptions may prove to be inaccurate. We caution that the forward-looking statements contained in this prospectus are not guarantees of future performance and that such statements may not be realized or the forward-looking statements or events may not occur. Actual results may differ materially from those anticipated or implied in forward-looking statements as a result of a variety of factors, including those described in “Risk Factors” and elsewhere in this prospectus.

Our actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors.” All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these risk factors. All forward-looking statements speak only as of the date made, and other than as required by law, we assume no obligation to update or revise these forward-looking statements or provide reasons why actual results may differ, whether as a result of new information, future events or otherwise.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before making an investment decision. You should carefully read this prospectus and should consider, among other things, the matters set forth under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto appearing elsewhere in this prospectus. Please read “Risk Factors” beginning on page 15 of this prospectus.

Throughout this prospectus, unless we indicate otherwise or the context otherwise requires, the terms “Sabine Pass Liquefaction,” “we,” “our,” “us” and similar terms refer to Sabine Pass Liquefaction, LLC. The term “Cheniere Marketing” refers to Cheniere Marketing, LLC, a wholly owned subsidiary of Cheniere Energy, Inc., and its subsidiaries.

Sabine Pass Liquefaction, LLC

Overview

We are a Delaware limited liability company formed by Cheniere Energy Partners, L.P. (“Cheniere Partners”) in June 2010 to own, develop and operate natural gas liquefaction facilities in Cameron Parish, Louisiana (the “Liquefaction Project”) at the Sabine Pass LNG terminal adjacent to the existing regasification facilities owned and operated by Sabine Pass LNG, L.P. (“SPLNG”). Our vision is to be recognized as the premier global LNG company and provide a reliable, competitive and integrated source of LNG to our customers while creating a safe, productive and rewarding work environment for our employees. The liquefaction of natural gas into LNG allows it to be shipped economically from areas of the world where natural gas is abundant and inexpensive to produce to other areas where natural gas demand and infrastructure exist to economically justify the use of LNG. We plan to construct up to six Trains, which are in various stages of development, construction and operations. Trains 1 through 3 have commenced commercial operations, Train 4 is undergoing commissioning, Train 5 is under construction and Train 6 is being commercialized and has all necessary regulatory approvals in place. Each Train is expected to have a nominal production capacity which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 4.5 mtpa of LNG. We and SPLNG are each indirect wholly owned subsidiaries of Cheniere Investments, which is a wholly owned subsidiary of Cheniere Partners. Cheniere Partners, a publicly traded limited partnership, is a 55.9% owned subsidiary of Cheniere Energy Partners LP Holdings, LLC, which is, in turn, an 82.7% owned subsidiary of Cheniere Energy, Inc. (“Cheniere”), a Houston-based energy company primarily engaged in LNG-related businesses.

Our Business Strategy

Our primary objective is to generate stable cash flows by:

•	completing construction and commencing operation of the first five Trains of the Liquefaction Project;

•	developing and operating our Trains safely, efficiently and reliably;

•	making LNG available to our long-term SPA customers to generate steady and reliable revenues and operating cash flows; and

•	obtaining the requisite long-term commercial contracts and financing to reach a final investment decision (“FID”) regarding Train 6 of the Liquefaction Project.

Our Liquefaction Project

We are developing, constructing and operating the Liquefaction Project at the Sabine Pass LNG terminal. We have received authorization from the FERC to site, construct and operate Trains 1 through 6. The following table summarizes the overall project status of the Liquefaction Project as of April 30, 2017:

	Trains 1 & 2		Trains 3 & 4		Train 5
Overall project completion percentage	100%		97.3%		65.4%
Completion percentage of:
Engineering	100%		100%		99.4%
Procurement	100%		100%		95.3%
Subcontract work	100%		88.8%		47.2%
Construction	100%		97.4%		22.3%
Date of expected substantial completion	Train 1 Train 2	Operational Operational	Train 3 Train 4	Operational 2H 2017	Train 5	2H 2019

We achieved substantial completion of Trains 1, 2 and 3 of the Liquefaction Project and commenced commercial operations in May 2016, September 2016 and March 2017, respectively, and started the commissioning of Train 4 of the Liquefaction Project in March 2017.

The following orders have been issued by the DOE authorizing the export of domestically produced LNG by vessel from the Sabine Pass LNG terminal:

•	Trains 1 through 4—FTA countries for a 30-year term, which commenced on May 15, 2016, and non-FTA countries for a 20-year term, which commenced on June 3, 2016, in an amount up to a combined total of the equivalent of 16 mtpa (approximately 803 Bcf/yr of natural gas).

•	Trains 1 through 4—FTA countries for a 25-year term and non-FTA countries for a 20-year term, in an amount up to a combined total of the equivalent of approximately 203 Bcf/yr of natural gas (approximately 4 mtpa).

•	Trains 5 and 6—FTA countries and non-FTA countries for a 20-year term, in an amount up to a combined total of 503.3 Bcf/yr of natural gas (approximately 10 mtpa).

In each case, the terms of these authorizations begin on the earlier of the date of first export thereunder or the date specified in the particular order, which ranges from five to 10 years from the date the order was issued. In addition, we received an order providing for a three-year makeup period with respect to each of the non-FTA orders for LNG volumes we were unable to export during any portion of the initial 20-year export period of such order.

In January 2016, the DOE issued an order authorizing us to export domestically produced LNG by vessel from the Sabine Pass LNG terminal to FTA countries and non-FTA countries over a two-year period commencing on January 15, 2016, in an aggregate amount up to the equivalent of 600 Bcf of natural gas (however, exports to non-FTA countries under this order, when combined with exports to non-FTA countries under the orders related to Trains 1 through 4 above, may not exceed 1,006 Bcf/yr).

A party to the proceedings requested rehearings of the orders above related to the export of 803 Bcf/yr, 203 Bcf/yr and 503.3 Bcf/yr to non-FTA countries. The DOE issued orders denying rehearing of the orders. The same party petitioned the U.S. Court of Appeals for the District of Columbia Circuit to review (i) the 203 Bcf/yr order to non-FTA countries and the order denying the request for rehearing of the same and (ii) the 503.3 Bcf/yr order to non-FTA countries and the order denying the request for rehearing of the same. Both appeals are pending.

Customers

We have entered into six fixed price, 20-year SPAs with extension rights with third parties to make available an aggregate amount of LNG that equates to approximately 19.75 mtpa of LNG, which is approximately 88% of the expected aggregate nominal production capacity of Trains 1 through 5. The obligation to make LNG available under the SPAs commences from the date of first commercial delivery for Trains 1 through 5, as specified in each SPA. Under these SPAs, the customers will purchase LNG from us for a price consisting of a fixed fee per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. In certain circumstances, the customers may elect to cancel or suspend deliveries of LNG cargoes, in which case the customers would still be required to pay the fixed fee with respect to the contracted volumes that are not delivered as a result of such cancellation or suspension. The SPAs and contracted volumes to be made available under the SPAs are not tied to a specific Train; however, the term of each SPA commences upon the start of operations of a specified Train.

As of December 31, 2016, we had the following third-party SPAs:

	BG Gulf Coast LNG, LLC	Gas Natural Fenosa LNG GOM, Limited	Korea Gas Corporation	GAIL (India) Limited	Total Gas & Power North America, Inc.	Centrica plc
Annual contract quantity of LNG (in million MMBtu)	286.50 (1) (2)	182.50 (3)	182.50	182.50	104.75	91.25
Annual contract quantity of LNG (mtpa)	5.5	3.5	3.5	3.5	2.0	1.75
Expected annual fixed fees (in millions)	$723 (1)	$454	$548	$548	$314	$274
Fixed fees $/MMBtu	$2.25 - $3.00 (1)	$2.49	$3.00	$3.00	$3.00	$3.00
Variable fee per MMBtu	115% of Henry Hub	115% of Henry Hub	115% of Henry Hub	115% of Henry Hub	115% of Henry Hub	115% of Henry Hub
Contract start (date of first commercial delivery for applicable Train)	Train 1 (1)	Train 2	Train 3	Train 4	Train 5	Train 5
Guarantor	BG Energy Holdings Limited	Gas Natural SDG S.A.	N/A	N/A	Total S.A.	N/A
Principal place of business of customer	United States	Republic of Ireland	Republic of Korea	India	United States	England and Wales

(1)	Includes an annual contract quantity of 182.5 million MMBtu of LNG upon the date of first commercial delivery of Train 1 with a fixed fee of $2.25 per MMBtu and includes additional annual contract quantities of 36.5 million MMBtu, 34.0 million MMBtu and 33.5 million MMBtu upon the date of first commercial delivery for Trains 2, 3 and 4, respectively, with a fixed fee of $3.00 per MMBtu. Annual fixed fees of approximately $723 million are expected following the date of first commercial delivery of Train 4, consisting of approximately $520 million related to Trains 1 and 2 and approximately $203 million related to Trains 3 and 4.

(2)	Does not include 500,000 MMBtu/d of LNG at a fixed fee of $2.25 per MMBtu of LNG that was available upon Train 1 becoming commercially operable prior to the beginning of its first delivery window.
(3)	Does not include 285,000 MMBtu/d of LNG at a fixed fee of $2.49 per MMBtu of LNG that is available upon Train 2 becoming commercially operable prior to the beginning of its first delivery window.

In aggregate, the fixed fee portion to be paid by the third-party SPA customers is approximately $2.9 billion annually for Trains 1 through 5, with the applicable fixed fees starting from the date of first commercial delivery from the applicable Train. These fixed fees equal approximately $411 million, $564 million, $650 million, $648 million and $588 million for each of Trains 1 through 5, respectively.

In addition, Cheniere Marketing has entered into an SPA with us to purchase, at Cheniere Marketing’s option, any LNG produced by us in excess of that required for other customers.

Principal Executive Offices

Our principal executive office is located at 700 Milam Street, Suite 1900, Houston, Texas, 77002, and our telephone number is (713) 375-5000.

Organizational Structure

The following chart sets forth the simplified ownership of our company and certain affiliates as of the date of this prospectus:

The Exchange Offer

On March 6, 2017, we completed a private offering of $1,350,000,000 aggregate principal amount of the Old Notes. As part of this private offering, we entered into a registration rights agreement with the initial purchasers of the Old Notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to consummate the exchange offer no later than 360 days after the March 6, 2017 private offering. The following is a summary of the exchange offer.

Old Notes	4.200% Senior Secured Notes due 2028, which were issued on March 6, 2017.

New Notes	4.200% Senior Secured Notes due 2028. The terms of the New Notes is substantially identical to the terms of the outstanding Old Notes except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes will not apply to the New Notes.

Exchange Offer	We are offering to exchange up to $1,350,000,000 aggregate principal amount of our New Notes that have been registered under the Securities Act for an equal amount of our outstanding Old Notes that have not been registered under the Securities Act to satisfy our obligations under the registration rights agreements.

The New Notes will evidence the same debt as the Old Notes for which they are being exchanged and will be issued under, and be entitled to the benefits of, the same indenture that governs the Old Notes. Holders of the Old Notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Because the New Notes will be registered, the New Notes will not be subject to transfer restrictions, and holders of Old Notes that have tendered and had their Old Notes accepted in the exchange offer will have no registration rights.

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, at the end of , 2017, unless we decide to extend the date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. Please read “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Old Notes	You must do one of the following on or prior to the expiration of the exchange offer to participate in the exchange offer:

•    tender your Old Notes by sending the certificates for your Old Notes, in proper form for transfer, a properly completed and duly executed letter of transmittal, with any required signature guarantees, and all other documents required by the letter of transmittal, to The Bank of New York Mellon, as registrar and exchange agent, at the address listed under the caption “The Exchange Offer—Exchange Agent”; or

•    tender your Old Notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, with any required signature guarantees, or an agent’s message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your Old Notes in the exchange offer, The Bank of New York Mellon, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your Old Notes into the exchange agent’s account at The Depository Trust Company (“DTC”) prior to the expiration of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent’s message, please read the discussion under the caption “The Exchange Offer-Procedures for Tendering-Book-entry Transfer.”

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time. If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration time in order for such entity to tender notes on your behalf on or prior to the expiration time. Tenders not completed on or prior to 12:00 midnight, New York City time, at the end of , 2017 will be disregarded and of no effect.

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

•    the New Notes you receive will be acquired in the ordinary course of your business;

•    you are not participating and you have no arrangement with any person or entity to participate in, the distribution of the New Notes;

•    you are not our “affiliate,” as defined under Rule 405 of the Securities Act, or a broker-dealer tendering Old Notes acquired directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•    if you are not a broker-dealer, that you are not engaged in and do not intend to engage in the distribution of the New Notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Old Notes in the exchange offer, you should promptly contact the person in whose name the Old Notes are registered and instruct that person to tender on your behalf.

Please do not send your letter of transmittal or certificates representing your Old Notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent.

If you wish to tender in the exchange offer on your own behalf, prior to completing and executing the letter of transmittal and delivering the certificates for your Old Notes, you must either make appropriate arrangements to register ownership of the Old Notes in your name or obtain a properly completed bond power from the person in whose name the Old Notes are registered.

Withdrawal; Non-Acceptance	You may withdraw any Old Notes tendered in the exchange offer at any time prior to 12:00 midnight, New York City time, at the end of , 2017. If we decide for any reason not to accept any Old Notes tendered for exchange, the Old Notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of Old Notes tendered by book-entry transfer in to the exchange agent’s account at DTC, any withdrawn or unaccepted Old Notes will be credited to the tendering holder’s account at DTC. For further information regarding the withdrawal of tendered Old Notes, please read “The Exchange Offer—Withdrawal Rights.”

U.S. Federal Income Tax Consequences	The exchange of New Notes for Old Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please read the discussion under the caption “Material United States Federal Income Tax Consequences” for more information regarding the tax consequences to you of the exchange offer.

Use of Proceeds	The issuance of the New Notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreements.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent	We have appointed The Bank of New York Mellon as exchange agent for the exchange offer. For the address, telephone number and fax number of the exchange agent, please read “The Exchange Offer—Exchange Agent.”

Resales of New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•    the New Notes are being acquired in the ordinary course of business;

•    you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer;

•    you are not our affiliate or an affiliate of any of our subsidiary guarantors; and

•    you are not a broker-dealer tendering Old Notes acquired directly from us for your account.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Please read “Plan of Distribution.”

Please read “The Exchange Offer—Resales of New Notes” for more information regarding resales of the New Notes.

Consequences of Not Exchanging Your Old Notes	If you do not exchange your Old Notes in this exchange offer, you will no longer be able to require us to register your Old Notes under the Securities Act, except in the limited circumstances provided under the registration rights agreements. In addition, you will not be able to resell, offer to resell or otherwise transfer your Old Notes unless we have registered the Old Notes under the Securities Act, or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

For information regarding the consequences of not tendering your Old Notes and our obligation to file a registration statement, please read “The Exchange Offer—Consequences of Failure to Exchange Outstanding Securities” and “Description of Notes.”

Terms of the New Notes

The terms of the New Notes will be substantially identical to the terms of the Old Notes except that the transfer restrictions, registration rights and provisions for additional interest relating to the Old Notes will not apply to the New Notes. As a result, the New Notes will not bear legends restricting their transfer and will not have the benefit of the registration rights and additional interest provisions contained in the Old Notes. The New Notes represent the same debt as the Old Notes for which they are being exchanged. The New Notes are governed by the same indenture as that which governs the Old Notes.

The following summary contains basic information about the New Notes and is not intended to be complete. For a more complete understanding of the New Notes, please refer to the section in this prospectus entitled “Description of Notes.” When we use the term “notes” in this prospectus, unless the context requires otherwise, the term includes the Old Notes and the New Notes.

Issuer	Sabine Pass Liquefaction, LLC.

Securities Offered	$1,350,000,000 aggregate principal amount of 4.200% Senior Secured Notes due 2028.

Maturity Date	The Notes mature on March 15, 2028.

Interest	Interest on the New Notes will accrue at a rate equal to 4.200% per annum, computed on the basis of a 360-day year comprising twelve 30-day months.

Interest Payment Dates	We will pay interest on the New Notes semi-annually, in cash in arrears, on March 15 and September 15 of each year, commencing September 15, 2017.

Guarantees	Our future domestic subsidiaries may be required to guarantee the New Notes under certain circumstances. See “Description of Notes—Guarantees of the Notes.”

Ranking	The New Notes will be our senior obligations secured by first priority liens on the collateral (subject to permitted liens). Accordingly, they will:

•    rank senior in right of payment to any and all of our future indebtedness that is subordinated in right of payment to the New Notes;

•    be structurally subordinated to all future indebtedness and other liabilities of our future subsidiaries that do not provide note guarantees;

•    be equal in right of payment with all of our existing and future indebtedness (including the outstanding Senior Notes (as defined herein) and obligations under the $1.2 billion Amended and Restated Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement (the “Working Capital Facility”)) that is senior and secured by the same collateral as the New Notes;

•    be effectively senior to all our senior indebtedness that is unsecured to the extent of the value of the assets constituting the collateral; and

•    be effectively subordinated to all our indebtedness that is secured by assets other than the collateral, to the extent of the value of the assets securing such indebtedness.

As of March 31, 2017, we had $13.7 billion of long-term debt outstanding (before premium, discount and unamortized debt issuance costs). As of March 31, 2017, we also had $823 million of available commitments, $377 million aggregate amount of issued letters of credit and zero loans outstanding under the Working Capital Facility. All of the New Notes, the outstanding Senior Notes and loans under the Working Capital Facility are pari passu in right of payment. See “Description of Other Indebtedness” for additional information regarding our Working Capital Facility and Senior Notes. All such outstanding indebtedness and undrawn and available amounts are secured by the collateral securing the New Notes. As of the date of this registration statement, we do not have any subsidiaries.

Optional Redemption	At any time or from time to time prior to six months prior to the maturity date of the applicable series of New Notes, we may redeem all or a part of such series of New Notes, at a redemption price equal to the Make-Whole Price as defined in “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, to the redemption date. We also may at any time on or after six months prior to the maturity date of the applicable series of New Notes, redeem the New Notes of such series, in whole or in part at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest to the redemption date. See “Description of Notes—Optional Redemption.”

Change of Control	We must commence, within 30 days of the occurrence of a change of control, as defined under the caption “Description of Notes—Certain Definitions,” and consummate an offer to purchase all New Notes then outstanding at a purchase price in cash equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, if any, on the New Notes repurchased to the date of repurchase. After the Project Completion Date, as defined under the caption “Description of Notes—Certain Definitions,” a change of control shall not be deemed to have occurred if we receive rating reaffirmations from two rating agencies (or one rating agency, if only one rating agency currently rates the New Notes) reaffirming the then current rating of the New Notes as of the date of such change of control. However, we might not be able to pay you the required price for the New Notes you present to us at the time of a change of control because we might not have enough funds at that time. See “Risk Factors—Risks Relating to this Offering and the Notes—We may not be able to repurchase New Notes upon a change in control or upon the exercise of the holders’ options to require repurchase of New Notes if certain asset sales or loss events occur.”

Additional Offers to Purchase	If we sell assets under certain circumstances and do not use the proceeds for certain specified purposes, if we receive insurance proceeds following certain events of loss and do not use the proceeds for certain specified purposes or if we receive project document termination payments under certain circumstances, we must offer to use certain net proceeds therefrom to repurchase the New Notes and other debt that is pari passu with the New Notes on a pro rata basis. In each case, the purchase price of the New Notes will be equal to 100% of the principal amount of the New Notes repurchased, plus accrued and unpaid interest and additional interest, if any, on the New Notes to the applicable repurchase date. See “Description of Notes—Repurchase at the Option of Holders—Asset Sales,” “—Events of Loss,” and “—Project Document Termination Payments.”

Collateral	Our obligations under the New Notes will be secured by a first lien security interest (subject to permitted liens) over the following:

•    substantially all of our assets and the assets of any future guarantors (including real and personal property whether owned or leased on the closing date of this exchange offer or thereafter acquired);

•    a pledge by Sabine Pass LNG-LP, LLC of all ownership interests in us;

•    all contracts, agreements and documents, including the material project documents, hedging arrangements and insurance policies, and all of our rights thereunder;

•    certain accounts;

•    cash flow and other revenues; and

•    all other real and personal property which is subject, from time to time, to the security interests or liens granted by the security documents.

To the extent excluded from the collateral securing any of our other secured debt, the collateral applicable to the New Notes will not include certain assets related to Train 6; provided, however, that if we incur expansion debt in respect of such Train, certain assets related to Train 6 will become part of the collateral securing our obligations under the New Notes.

Pre-Completion Account Flows	Prior to the Project Completion Date, as defined under the caption “Description of Notes—Certain Definitions,” all revenues will be deposited into the equity proceeds account, along with all cash paid to us by way of an equity contribution or subordinated shareholder loan.

•    Prior to the Project Completion Date, the construction account will be funded with all proceeds from the construction/term loans under our credit facilities, funds withdrawn and transferred from the equity proceeds account, delay liquidated damages, business interruption insurance, proceeds of replacement debt and all other income received by or on behalf of us that is not otherwise expressly required to or permitted to be deposited into another account or applied directly to the obligations in accordance with the accounts agreement. Funds in the construction account will be used to pay project costs due and owing at the time of transfer or withdrawal in accordance with the construction budget and schedule and, if applicable, the relevant borrowing notice and certificate of the independent engineer.

•    Net cash proceeds received from sales of assets not used to purchase replacement assets as required by the mandatory prepayment provisions of the Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015, among us, the representatives and agents from time to time parties thereto and Société Générale, as the common security trustee and intercreditor agent (as further amended on September 24, 2015, the “Common Terms Agreement”) and project document termination payments in excess of $2,000,000 under any material project document as required by the mandatory prepayment provisions of the Common Terms Agreement will be deposited in the additional proceeds account and applied for the account of the secured debt holders to prepay the secured debt as required pursuant to the Common Terms Agreement and the applicable secured debt instruments.

Post-Completion Account Flows	After the completion of Trains 1 through 5, revenues received by us will be applied in the following manner:

•    first, to fund the operating account with amounts sufficient to cover the succeeding 60 days of operation and maintenance expenses;

•    second, to pay all fees, costs, charges and other amounts then due and owing the Secured Parties, as defined under the caption “Description of Notes—Certain Definitions,” pursuant to our accounts agreement and other financing documents;

•    third, on the last business day of each calendar month, the applicable monthly amount of interest on and principal of senior debt and scheduled payments of hedge termination value and gas hedge termination value to be paid by us pursuant to the interest rate protection agreements and the secured gas hedge instruments, respectively, in each case that are to be due and payable on the next quarterly payment date (or semi-annual payment date in the case of the New Notes) will be transferred to the debt payment account on the dates set forth therein;

•    fourth, on the last business day of each calendar month, pro rata for deposit in the debt service reserve accounts when any of such accounts is not funded with the amount equal to the debt service reserve requirement applicable to the relevant senior debt instrument amount (or acceptable letters of credit in respect of such amount);

•    fifth, on each quarterly payment date, the amount necessary for the payment of interest then due and payable with respect to permitted indebtedness other than secured debt or subordinated debt;

•    sixth, on each quarterly payment date, the amount necessary to repay any permitted indebtedness then due and payable other than secured debt or subordinated debt;

•    seventh, provided that no event of default has occurred and is continuing, on each quarterly payment date, the amount necessary for payment into the distribution account for distribution to our parent to enable it to pay its income tax liability with respect to income generated by us; and

• eighth, on each quarterly payment date, any excess remaining in the revenue account to be transferred to the distribution account.

Covenants	The indenture governing the New Notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•    incur additional indebtedness or issue preferred stock;

•    make certain investments or pay dividends or distributions on our capital stock or subordinated indebtedness or purchase or redeem or retire capital stock;

• sell or transfer assets, including capital stock of our restricted subsidiaries;

•    restrict dividends or other payments by restricted subsidiaries;

•    incur liens;

•    enter into transactions with affiliates;

•    consolidate, merge, sell or lease all or substantially all of our assets; and

•    enter into LNG sales contracts.

These covenants are subject to a number of important limitations and exceptions that are described in this prospectus under the caption “Description of Notes—Covenants Applicable to the Notes.”

No Public Trading Market	There is no public trading market for the New Notes, and we do not intend to apply for listing of the New Notes on any national securities exchange or to arrange for quotation of the New Notes on any automated dealer quotation systems. There can be no assurance that an active trading market will develop for the New Notes. If an active trading market does not develop, the market price and liquidity of the New Notes may be adversely affected.

Risk Factors	You should refer to the section entitled “Risk Factors” beginning on page 15 of this prospectus for a discussion of factors you should carefully consider before deciding to participate in the exchange offer.

Summary Historical Financial Data

The following table sets forth our selected financial data as of and for the periods indicated. The selected historical balance sheet data as of December 31, 2016 and 2015 and selected historical statement of operations data for the years ended December 31, 2016, 2015 and 2014 are derived from our Audited Financial Statements that have been included elsewhere in this prospectus. We have derived the selected financial data presented as of March 31, 2017 and for the three months ended March 31, 2017 and 2016 from our Unaudited Financial Statements included elsewhere in this prospectus. The selected historical balance sheet data as of December 31, 2014, 2013 and 2012 and selected historical statement of operations data for the years ended December 31, 2013 and 2012 are derived from our audited financial statements not included in this prospectus. You should read the selected financial data set forth below in conjunction with our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

	For the three months ended March 31,		For the year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)		(in millions)
Statement of Operations Data:
Total revenues (including transactions with affiliates)	$823	$—	$833	$—	$—	$—	$—
Income (loss) from operations	145	(30)	50	(92)	(119)	(136)	(86)
Interest expense, net of capitalized interest	(105)	(6)	(186)	(36)	(24)	(11)	—
Net loss	(4)	(47)	(193)	(266)	(377)	(194)	(85)
Ratio of earnings to fixed charges (1)	—	—	—	—	—	—	—

	As of March 31, 2017	As of December 31,
		2016	2015	2014	2013	2012
	(unaudited)	(in millions)
Balance Sheet Data (as of end of period):
Property, plant and equipment, net	$12,369	$11,875	$9,841	$6,962	$4,413	$1,229
Total assets(2)	14,475	12,883	10,433	7,818	5,857	1,710
Current debt	—	224	15	—	—	—
Long-term debt, net(2)	13,460	11,649	9,206	6,390	4,027	100

(1)	For the purposes of computing these ratios: (i) earnings means pre-tax income from continuing operations before fixed charges and amortization of capitalized interest less capitalized interest and (ii) fixed charges means the sum of interest expensed and capitalized plus the portion of rental expense which we believe represents an interest factor. For the years ended December 31, 2016, 2015, 2014, 2013 and 2012, earnings were not adequate to cover fixed charges by $656 million, $761 million, $751 million, $422 million and $120 million, respectively. For the three months ended March 31, 2017 and 2016, earnings were not adequate to cover fixed charges by $85 million and $188 million, respectively.

(2)	Effective January 1, 2016, we adopted ASU 2015-03 and ASU 2015-15, which require debt issuance costs related to term notes to be presented in the balance sheet as a direct deduction from the debt liability, rather than as an asset, retrospectively for each reporting period presented. As a result, total assets and long term-debt, net have been restated for each of 2015, 2014 and 2013. Without such restatements, such amounts were as follows:

	As of December 31,
	2015	2014	2013
	(in millions)
Total assets	$10,588	$7,946	$5,942
Long-term debt, net	9,360	6,517	4,112

The adoption of ASU 2015-03 and ASU 2015-15 had no impact on reported total assets or long-term debt, net as of December 31, 2012.

RISK FACTORS

Before deciding to participate in the exchange offer, you should carefully consider the risks and uncertainties described below together with all other information contained in this prospectus. The following are some of the important factors that could affect our financial performance or could cause actual results to differ materially from estimates or expectations contained in our forward-looking statements. We may encounter risks in addition to those described below. Additional risks and uncertainties not currently known to us, or that we currently deem to be immaterial, may also impair or adversely affect our business, contracts, financial condition, operating results cash flow, liquidity and prospects.

The risk factors in this prospectus are grouped into the following categories:

•	Risks Relating to Our Financial Matters;

•	Risks Relating to the Completion of Our Liquefaction Facilities and the Development and Operation of Our Business; and

•	Risks Relating to the Exchange Offer and the Notes.

Risks Relating to Our Financial Matters

Our existing level of cash resources, negative operating cash flow and significant debt could cause us to have inadequate liquidity and could materially and adversely affect our business, financial condition and prospects.

As of March 31, 2017, we had zero cash and cash equivalents, $1.5 billion of current and non-current restricted cash and $13.7 billion of total debt outstanding (before premium, discount and unamortized debt issuance costs), excluding $377 million of outstanding letters of credit. We incur, and will incur, significant interest expense relating to the assets at the Liquefaction Project, and we anticipate needing to incur additional debt to finance the construction of Train 6 of the Liquefaction Project. Our ability to fund our capital expenditures and refinance our indebtedness will depend on our ability to access additional project financing as well as the debt and equity capital markets. A variety of factors beyond our control could impact the availability or cost of capital, including domestic or international economic conditions, increases in key benchmark interest rates and/or credit spreads, the adoption of new or amended banking or capital market laws or regulations and the re-pricing of market risks and volatility in capital and financial markets. Our financing costs could increase or future borrowings may be unavailable to us or unsuccessful, which could cause us to be unable to pay or refinance our indebtedness or to fund our other liquidity needs. We also rely on borrowings under our credit facilities to fund our capital expenditures. If any of the lenders in the syndicates backing these facilities was unable to perform on its commitments, we may need to seek replacement financing, which may not be available as needed, or may be available in more limited amounts or on more expensive or otherwise unfavorable terms.

We have not been profitable historically. We may not achieve profitability or generate positive operating cash flow in the future.

We had net losses of $4 million and $47 million for the three months ended March 31, 2017 and 2016, respectively. We also had net losses of $194 million, $266 million and $377 million for the years ended December 31, 2016, 2015 and 2014, respectively. In the future, we may incur operating losses and experience negative operating cash flow. We may not be able to reduce costs, increase revenues, or reduce our debt service obligations sufficiently to maintain our cash resources, which could cause us to have inadequate liquidity to continue our business.

We will continue to incur significant capital and operating expenditures while we develop and construct the Liquefaction Project. Any delays beyond the expected development period for our Trains could cause, and could increase the level of, our operating losses. Our future liquidity may also be affected by the timing of construction financing availability in relation to the incurrence of construction costs and other outflows and by the timing of receipt of cash flows under SPAs in relation to the incurrence of project and operating expenses. Moreover, many factors (including factors beyond our control) could result in a disparity between liquidity sources and cash needs, including factors such as construction delays and breaches of agreements. Our ability to generate any significant positive operating cash flow and achieve profitability in the future is dependent on our ability to successfully and timely complete the applicable Train.

Our ability to generate cash is substantially dependent upon the performance by customers under long-term contracts that we have entered into, and we could be materially and adversely affected if any customer fails to perform its contractual obligations for any reason.

Our future results and liquidity are substantially dependent on the performance, upon satisfaction of the conditions precedent to payment thereunder, by six third-party customers that have entered into SPAs with us and agreed to pay an aggregate of $2.9 billion annually in fixed fees. We are dependent on each customer’s continued willingness and ability to perform its obligations under its SPA. We are exposed to the credit risk of any guarantor of these customers’ obligations under their respective SPA in the event that we must seek recourse under a guaranty. If any customer fails to perform its obligations under its SPA, our business, contracts, financial condition, operating results, cash flow, liquidity and prospects could be materially and adversely affected, even if we were ultimately successful in seeking damages from that customer or its guarantor for a breach of the SPA.

Each of our customer contracts is subject to termination under certain circumstances.

Each of our SPAs contains various termination rights allowing our customers to terminate their SPAs, including, without limitation: (1) upon the occurrence of certain events of force majeure; (2) if we fail to make available specified scheduled cargo quantities; and (3) delays in the commencement of commercial operations. We may not be able to replace these SPAs on desirable terms, or at all, if they are terminated.

Our use of hedging arrangements may adversely affect our future operating results or liquidity.

To reduce our exposure to fluctuations in the price, volume and timing risk associated with the purchase of natural gas, we use futures, swaps and option contracts traded or cleared on the Intercontinental Exchange and the New York Mercantile Exchange, or over-the-counter options and swaps with other natural gas merchants and financial institutions. Hedging arrangements would expose us to risk of financial loss in some circumstances, including when:

•	expected supply is less than the amount hedged;

•	the counterparty to the hedging contract defaults on its contractual obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

The use of derivatives also may require the posting of cash collateral with counterparties, which can impact working capital when commodity prices change.

The swaps regulatory and other provisions of the Dodd-Frank Act and the rules adopted thereunder and other regulations could adversely affect our ability to hedge risks associated with our business and our operating results and cash flows.

The provisions of Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the rules adopted and to be adopted thereunder by the Commodity Futures Trading Commission (“CFTC”), the SEC and other federal regulators establishing federal regulation of the over-the-counter (“OTC”)

derivatives market and entities like us that participate in that market may adversely affect our ability to manage certain of our risks on a cost effective basis. Such laws and regulations may also adversely affect our ability to execute our strategies with respect to hedging our exposure to variability in expected future cash flows attributable to the future sale of our LNG inventory and to price risk attributable to future purchases of natural gas to be utilized as fuel to operate our LNG terminals and to secure natural gas feedstock for our liquefaction facilities.

The CFTC has proposed position limits rules that would modify and expand the applicability of position limits on the amounts of certain speculative futures and options contracts, as well as economically equivalent swaps for or linked to certain physical commodities, including Henry Hub natural gas, that market participants may hold, subject to limited exemptions for certain bona fide hedging positions and other types of transactions. The CFTC also has adopted final rules regarding aggregation of positions, under which a party that controls the trading for the account of, or owns 10% or more of the equity interests in, another party will have to aggregate the positions in all such controlled accounts and of all such controlled or owned parties with their own positions for purposes of determining compliance with position limits rules unless an exemption applies. The CFTC’s aggregation rules are now in effect. Upon the adoption and effectiveness of final CFTC position limits rules, and the effectiveness of the final aggregation rules, our ability to execute our hedging strategies described above could be limited. It is uncertain at this time whether, when and in what form the CFTC’s proposed new position limits rules may become final and effective.

Under the Dodd-Frank Act and the rules adopted thereunder, we may be required to clear through a derivatives clearing organization any swaps into which we enter that fall within a class of swaps designated by the CFTC for mandatory clearing and we could have to execute trades in certain of these swaps on regulated trading platforms or exchanges. The CFTC has designated four classes of interest rate swaps (denominated in numerous currencies) and two classes of index credit default swaps for mandatory clearing, but has not yet proposed rules designating any physical commodity swaps, for mandatory clearing or mandatory exchange trading. Although we expect to qualify for the end-user exception from the mandatory clearing and trade execution requirements for our swaps entered into to hedge our interest rate risk, if we fail to qualify for that exception and we are required to clear that swap through a derivatives clearing organization, we could be required to post margin with respect to such swap. As a result, our cost of entering into and maintaining such swap could increase and we would not enjoy the same flexibility with the cleared swaps that we enjoy with the uncleared OTC swaps we enter into. Moreover, the application of the mandatory clearing and trade execution requirements to other market participants, such as swap dealers, may change the market cost and general availability in the market of swaps of the type we enter into to hedge our interest rate risk and, thus, the cost and availability of the swaps that we use for hedging.

As required by the Dodd-Frank Act, the CFTC and federal banking regulators have adopted rules to require registered swap dealers and major swap participants to collect and post initial and variation margin with respect to uncleared swaps from their counterparties that are financial end users and registered swap dealers or major swap participants. The requirements of those rules as to the collection of variation margin are currently effective and are currently being phased in with regard to initial margin. Although we believe we will not be required to post margin with respect to any uncleared swaps we enter into in the future, were we to have to post margin on our uncleared swaps in the future, our cost of entering into and maintaining swaps would be increased. Our counterparties that are subject to the regulations imposing the Basel III capital requirements may pass onto us the increased cost to them of entering into swaps or, could contractually require us to post collateral with them in connection with such swaps in order to offset their increased capital costs or to reduce their capital costs to maintain those swaps on their balance sheets.

The Dodd-Frank Act also imposes other regulatory requirements on swaps market participants, including end users of swaps, such as regulations relating to swap documentation, reporting and recordkeeping, and certain business conduct rules applicable to swap dealers and major swap participants. Together with the Basel III capital requirements on certain swaps market participants, the regulatory requirements of the Dodd-Frank Act and the rules thereunder relating to swaps and derivatives market participants could significantly increase the cost of derivative contracts (including through requirements to post margin or collateral), materially alter the terms of derivative contracts, reduce the availability of derivatives to protect against certain risks that we encounter and reduce our ability to monetize or restructure our existing derivative contracts and to execute our hedging strategies. If, as a result of the swaps regulatory regime discussed above, we were to reduce our use of swaps to hedge our risks, such as commodity price risks that we encounter in our operations, our operating results and cash flows may become more volatile and could be otherwise adversely affected.

The Federal Reserve Board also has proposed rules that would limit certain physical commodity activities of financial holding companies. Such rules, if adopted, may adversely affect our ability to execute our strategies by restricting our available counterparties for certain types of transactions, limiting our ability to obtain certain services, and reducing liquidity in physical and financial markets. It is uncertain at this time whether, when and in what form the Federal Reserve’s proposed rules regarding financial holding companies may become final and effective. We expect that our hedging activities will remain subject to significant and developing regulations and regulatory oversight. However, the full impact of the various U.S. (and non-U.S.) regulatory developments in connection with these activities will not be known with certainty until such derivatives market regulations are fully implemented and related market practices and structures are fully developed.

In making our investment decisions for the Liquefaction Project, we have relied on several economic development programs in Louisiana, including Industrial Tax Exemption (“ITE”) contracts. If we were to lose significant tax incentives through the economic development programs or if the ITE contracts were declared void, the loss of such tax incentives and/or exemptions could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

We have utilized the ITE program, which is available for a “new” manufacturing establishment or an “addition” to an existing manufacturing establishment. We have entered into a total of eight ITE contracts, which exempt from ad valorem property taxes all of our assets when placed in service. On October 12, 2016, a lawsuit was filed by JMCB, LLC (“JMCB”) against us, the Louisiana Department of Economic Development (“LED”) and the Louisiana Board of Commerce and Industry (“BCI”) (the “Pending Matter”). In the Pending Matter, JMCB contends that one of our ITE contracts should be declared an improper and unauthorized act of BCI. JMCB asks the court to declare the contract null and void and without legal effect, as well as for incidental damages in the form of any taxes not paid in reliance on the exemption granted under the ITE contract. JMCB’s petition is filed as a class action that seeks declaratory relief for all similarly situated taxpayers in Cameron Parish and for the governmental agencies that would have received the ad valorem property taxes, but for the ITE contract. On April 3, 2017, JMCB voluntarily dismissed us from the Pending Matter; however, we expect to be readmitted into the suit as a defendant. We believe that the likelihood that the resolution of the Pending Matter will have a material adverse effect on our business, financial condition, operating results, liquidity or prospects is remote. If we do not prevail in the Pending Matter, the loss of such tax exemption could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects.

Risks Relating to the Completion of our Liquefaction Facilities

and the Development and Operation of our Business

Operation of the Liquefaction Project involves significant risks.

As more fully discussed in these Risk Factors, the Liquefaction Project faces operational risks, including the following:

•	the facilities’ performing below expected levels of efficiency;

•	breakdown or failures of equipment;

•	operational errors by vessel or tug operators;

•	operational errors by us or any contracted facility operator;

•	labor disputes; and

•	weather-related interruptions of operations.

We may not be successful in fully implementing our proposed business strategy to provide liquefaction capabilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities.

It will take several years to construct the Liquefaction Project, and even if successfully constructed, the Liquefaction Project would be subject to the operating risks described herein. Accordingly, there are many risks associated with the Liquefaction Project, and if we are not successful in implementing our business strategy, we may not be able to generate cash flows, which could have a material adverse impact on our business, contracts, financial condition, operating results, cash flow, liquidity and prospects.

Cost overruns and delays in the completion of one or more Trains, as well as difficulties in obtaining sufficient financing to pay for such costs and delays, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest on, premium, if any, and principal of the New Notes.

The actual construction costs of the Trains may be significantly higher than our current estimates as a result of many factors, including change orders under existing or future EPC contracts resulting from the occurrence of certain specified events that may give Bechtel the right to cause us to enter into change orders or resulting from changes with which we otherwise agree. We have already experienced increased costs due to change orders. See “Description of Principal Project Documents—EPC Contract (Trains 1 and 2)”, “—EPC Contract (Trains 3 and 4)” and “—EPC Contract (Train 5).” We do not have any prior experience in constructing liquefaction facilities, and other than Trains 1 and 2 of the Liquefaction Project, no liquefaction facilities have been constructed and placed in service in the United States in over 40 years. As construction progresses, we may decide or be forced to submit change orders to our contractor that could result in longer construction periods, higher construction costs or both, including change orders to comply with existing or future environmental or other regulations.

Delays in the construction of one or more Trains beyond the estimated development periods, as well as change orders to the EPC contracts with Bechtel or any future EPC contract related to additional Trains, could increase the cost of completion beyond the amounts that we estimate, which could require us to obtain additional sources of financing to fund our operations until the Liquefaction Project is fully constructed (which could cause further delays). Our ability to obtain financing that may be needed to provide additional funding to cover increased costs will depend, in part, on factors beyond our control. Accordingly, we may not be able to obtain financing on terms that are acceptable to us, or at all. Even if we are able to obtain financing, we may have to accept terms that are disadvantageous to us or that may have a material adverse effect on our current or future business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

Delays in the completion of one or more Trains could lead to reduced revenues or termination of one or more of the SPAs by our counterparties.

Any delay in completion of a Train could cause a delay in the receipt of revenues projected therefrom, or cause a loss of one or more customers in the event of significant delays. In particular, each of our SPAs provides that the counterparty may terminate that SPA if the relevant Train does not timely commence commercial operations. As a result, any significant construction delay, whatever the cause, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

Our ability to complete development of Train 6 will be contingent on our ability to obtain additional funding. If we are unable to obtain sufficient funding, we may be unable to fully execute our business strategy.

We will require significant additional funding to be able to commence construction of Train 6, which we may not be able to obtain at a cost that results in positive economics, or at all. The inability to achieve acceptable funding may cause a delay in the development of Train 6, and we may not be able to complete our business plan. Even if we are able to obtain funding, the funding may be inadequate to cover any increases in costs or delays in completion of Train 6, which may cause a delay in the receipt of revenues projected therefrom or cause a loss of one or more future customers in the event of significant delays. As a result, any significant construction delay, whatever the cause, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

Hurricanes or other disasters could result in an interruption of our operations, a delay in the completion of the Liquefaction Project, higher construction costs, and the deferral of the dates on which payments are due to us under the SPAs, all of which could adversely affect us.

In August and September of 2005, Hurricanes Katrina and Rita, respectively, damaged coastal and inland areas located in Texas, Louisiana, Mississippi and Alabama, resulting in the temporary suspension of construction of the Sabine Pass LNG terminal. In September 2008, Hurricane Ike struck the Texas and Louisiana coast, and the Sabine Pass LNG terminal experienced minor damage.

Future storms and related storm activity and collateral effects, or other disasters such as explosions, fires, floods or accidents, could result in damage to, or interruption of operations at, the Sabine Pass LNG terminal or related infrastructure, as well as delays or cost increases in the construction and the development of the Liquefaction Project and related infrastructure. Changes in the global climate may have significant physical effects, such as increased frequency and severity of storms, floods, and rising sea levels; if any such effects were to occur, they could have an adverse effect on our coastal operations.

Failure to obtain and maintain approvals and permits from governmental and regulatory agencies with respect to the design, construction and operation of the Liquefaction Project could impede operations and construction and could have a material adverse effect on us.

The design, construction and operation of the Liquefaction Project and the export of LNG are highly regulated activities. Approvals of the United States Federal Energy Regulatory Commission (“FERC”) and the United States Department of Energy (“DOE”) under Section 3 of the Natural Gas Act of 1938, as amended (the “NGA”), as well as several other material governmental and regulatory approvals and permits, including several under the Clean Air Act (the “CAA”) and the Clean Water Act (the “CWA”), are required in order to construct and operate an LNG facility and export LNG. Although the FERC has issued orders under Section 3 of the NGA authorizing the siting, construction and operation of six Trains, the FERC orders require us to comply with certain ongoing conditions and obtain certain additional approvals in conjunction with ongoing construction and operations of the Liquefaction Project. We also have a pending application with the DOE for authorization to export LNG to non-FTA countries in addition to the orders previously granted to us by the DOE. We will be required to obtain similar approvals and permits with respect to any expansion or modification of the Liquefaction Project. We cannot control the outcome of the FERC’s or the DOE’s review and approval processes. Certain of these governmental permits, approvals and authorizations are or may be subject to rehearing requests, appeals and other challenges.

Authorizations obtained from the FERC, DOE and other federal and state regulatory agencies also contain ongoing conditions, and additional approval and permit requirements may be imposed. We do not know whether or when any such approvals or permits can be obtained, or whether any existing or potential interventions or other actions by third parties will interfere with our ability to obtain and maintain such permits or approvals. If we are unable to obtain and maintain the necessary approvals and permits, including as a result of untimely notices or filings, we may not be able to recover our investment in the Liquefaction Project. There is no assurance that we will obtain and maintain these governmental permits, approvals and authorizations, or that we will be able to obtain them on a timely basis, and failure to obtain and maintain any of these permits, approvals or authorizations could have a material adverse effect on our business, financial condition, operating results, liquidity and prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

We are entirely dependent on Cheniere and Cheniere Partners, including employees of Cheniere and its subsidiaries, for key personnel, and a loss of key personnel could have a material adverse effect on our business.

As of April 30, 2017, Cheniere and its subsidiaries had approximately 930 full-time employees, including approximately 325 employees who directly supported the Liquefaction Project. We have contracted with subsidiaries of Cheniere and Cheniere Partners to provide the personnel necessary for the construction and operation of the Liquefaction Project. We depend on Cheniere’s subsidiaries hiring and retaining personnel sufficient to provide support for the Liquefaction Project. Cheniere competes with other liquefaction projects in the United States and globally, other energy companies and other employers to attract and retain qualified personnel with the technical skills and experience required to construct and operate liquefaction facilities and pipelines and to provide our customers with the highest quality service. We also compete with any other project Cheniere is developing, including the natural gas liquefaction facility it is developing and constructing near Corpus Christi, Texas, for the time and expertise of Cheniere’s personnel. Further, we and Cheniere face competition for these highly skilled employees in the immediate vicinity of the Liquefaction Project and more generally from the Gulf Coast hydrocarbon processing and construction industries.

Our executive officers are officers and employees of Cheniere and its affiliates. We do not maintain key person life insurance policies on any personnel, and we do not have any employment contracts or other agreements with key personnel binding them to provide services for any particular term. The loss of the services of any of these individuals could have a material adverse effect on our business. In addition, our future success will depend in part on our ability to engage, and Cheniere’s ability to attract and retain, additional qualified personnel.

A shortage in the labor pool of skilled workers or other general inflationary pressures or changes in applicable laws and regulations could make it more difficult to attract and retain qualified personnel and could require an increase in the wage and benefits packages that are offered, thereby increasing our operating costs Any increase in our operating costs could materially and adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity, and prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

A major health and safety incident relating to our business could be costly in terms of potential liabilities and reputational damage.

Health and safety performance is critical to the success of all areas of our business. Any failure in health and safety performance may result in personal harm or injury, penalties for non-compliance with relevant regulatory requirements or litigation, and a failure that results in a significant health and safety incident is likely to be costly in terms of potential liabilities. Such a failure could generate public concern and have a corresponding impact on our reputation and our relationships with relevant regulatory agencies and local communities, which in turn could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

We have numerous contractual and commercial relationships, and conflicts of interest, with Cheniere and its affiliates, including Cheniere Marketing.

We have agreements to compensate and to reimburse expenses of affiliates of Cheniere. In addition, we have a TUA with SPLNG under which SPLNG derives economic benefits, we have entered into a transportation agreement with a subsidiary of Cheniere Partners to transport natural gas to the Liquefaction Project and Cheniere Marketing has entered into an SPA with us to purchase, at Cheniere Marketing’s option, any LNG produced by us in excess of that required for other customers. All of these agreements involve conflicts of interest between us, on the one hand, and Cheniere and its other affiliates, on the other hand. In addition, Cheniere is currently developing and constructing a natural gas liquefaction facility near Corpus Christi, Texas and has entered into eight third-party SPAs for the sale of LNG from this natural gas liquefaction facility, and may continue to enter into commercial arrangements with respect to this liquefaction facility that might otherwise have been entered into with respect to Train 6.

We expect that there will be additional agreements or arrangements with Cheniere and its affiliates, including future transportation, interconnection and gas balancing agreements with one or more Cheniere-affiliated natural gas pipelines as well as other agreements and arrangements that cannot now be anticipated. In those circumstances where additional contracts with Cheniere and its affiliates may be necessary or desirable, additional conflicts of interest will be involved.

We are dependent on Cheniere and its affiliates to provide services to us. If Cheniere or its affiliates are unable or unwilling to perform according to the negotiated terms and timetable of their respective agreement for any reason or terminate their agreement, we would be required to engage a substitute service provider. This could result in a significant interference with operations and increased costs.

We are dependent on Bechtel and other contractors for the successful completion of the Liquefaction Project.

Timely and cost-effective completion of the Liquefaction Project in compliance with agreed specifications is central to our business strategy and is highly dependent on the performance of Bechtel and our other contractors under their agreements. The ability of Bechtel and our other contractors to perform successfully under their agreements is dependent on a number of factors, including their ability to:

•	design and engineer each Train to operate in accordance with specifications;

•	engage and retain third-party subcontractors and procure equipment and supplies;

•	respond to difficulties such as equipment failure, delivery delays, schedule changes and failure to perform by subcontractors, some of which are beyond their control;

•	attract, develop and retain skilled personnel, including engineers;

•	post required construction bonds and comply with the terms thereof;

•	manage the construction process generally, including coordinating with other contractors and regulatory agencies; and

•	maintain their own financial condition, including adequate working capital.

Although some agreements may provide for liquidated damages if the contractor fails to perform in the manner required with respect to certain of its obligations, the events that trigger a requirement to pay liquidated damages may delay or impair the operation of the Liquefaction Project, and any liquidated damages that we receive may not be sufficient to cover the damages that we suffer as a result of any such delay or impairment. The obligations of Bechtel and our other contractors to pay liquidated damages under their agreements are subject to caps on liability, as set forth therein. See “Description of Principal Project Documents—EPC Contract (Trains 1 and 2)”, “—EPC Contract (Trains 3 and 4)” and “—EPC Contract (Train 5).” Furthermore, we may

have disagreements with our contractors about different elements of the construction process, which could lead to the assertion of rights and remedies under their contracts and increase the cost of the Liquefaction Project or result in a contractor’s unwillingness to perform further work on the Liquefaction Project. If any contractor is unable or unwilling to perform according to the negotiated terms and timetable of its respective agreement for any reason or terminates its agreement, we would be required to engage a substitute contractor. This would likely result in significant project delays and increased costs, which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

We are relying on third-party engineers to estimate the future capacity ratings and performance capabilities of the Liquefaction Project, and these estimates may prove to be inaccurate.

We are relying on third parties, principally Bechtel, for the design and engineering services underlying our estimates of the future capacity ratings and performance capabilities of the Liquefaction Project. If any Train, when actually constructed, fails to have the capacity ratings and performance capabilities that we intend, our estimates may not be accurate. Failure of any of our Trains to achieve our intended capacity ratings and performance capabilities could prevent us from achieving the commercial start dates under our SPAs and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

If third-party pipelines and other facilities interconnected to our facilities are or become unavailable to transport natural gas, this could have a material adverse effect on our business, financial condition, operating results, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

We will depend upon third-party pipelines and other facilities that will provide gas delivery options to our Liquefaction Project. If the construction of new or modified pipeline connections is not completed on schedule or any pipeline connection were to become unavailable for current or future volumes of natural gas due to repairs, damage to the facility, lack of capacity or any other reason, our ability to meet our SPA obligations and continue shipping natural gas from producing regions could be restricted, thereby reducing our revenues, which could have a material adverse effect on our business, financial condition, operating results, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

We may not be able to purchase or receive physical delivery of sufficient natural gas to satisfy our delivery obligations under the SPAs, which could have a material adverse effect on us.

Under the SPAs with our customers, we are required to make available to them a specified amount of LNG at specified times. However, we may not be able to purchase or receive physical delivery of sufficient quantities of natural gas to satisfy those obligations, which may provide affected SPA customers with the right to terminate their SPAs. Our failure to purchase or receive physical delivery of sufficient quantities of natural gas could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

We are subject to significant operating hazards and uninsured risks, one or more of which may create significant liabilities and losses for us.

The construction and operation of the Liquefaction Project is and will be subject to the inherent risks associated with this type of operation, including explosions, pollution, release of toxic substances, fires, hurricanes and adverse weather conditions, and other hazards, each of which could result in significant delays in commencement or interruptions of operations and/or in damage to or destruction of our facilities or damage to persons and property. In addition, our operations and the facilities and vessels of third parties on which our operations are dependent face possible risks associated with acts of aggression or terrorism.

We do not, nor do we intend to, maintain insurance against all of these risks and losses. We may not be able to maintain desired or required insurance in the future at rates that we consider reasonable. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

Cyclical or other changes in the demand for and price of LNG and natural gas may adversely affect our LNG business and the performance of our customers and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flows, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

Our LNG business and the development of domestic LNG facilities and projects generally is based on assumptions about the future availability and price of natural gas and LNG, and the prospects for international natural gas and LNG markets. Natural gas and LNG prices have been, and are likely to continue to be, volatile and subject to wide fluctuations in response to one or more of the following factors:

•	competitive liquefaction capacity in North America;

•	insufficient or oversupply of natural gas liquefaction or receiving capacity worldwide;

•	insufficient LNG tanker capacity;

•	weather conditions;

•	reduced demand and lower prices for natural gas;

•	increased natural gas production deliverable by pipelines, which could suppress demand for LNG;

•	decreased oil and natural gas exploration activities, which may decrease the production of natural gas;

•	cost improvements that allow competitors to provide natural gas liquefaction capabilities at reduced prices;

•	changes in supplies of, and prices for, alternative energy sources such as coal, oil, nuclear, hydroelectric, wind and solar energy, which may reduce the demand for natural gas;

•	changes in regulatory, tax or other governmental policies regarding imported or exported LNG, natural gas or alternative energy sources, which may reduce the demand for imported or exported LNG and/or natural gas;

•	political conditions in natural gas producing regions;

•	adverse relative demand for LNG compared to other markets, which may decrease LNG exports from North America; and

•	cyclical trends in general business and economic conditions that cause changes in the demand for natural gas.

Adverse trends or developments affecting any of these factors could result in decreases in the price of LNG and/or natural gas, which could materially and adversely affect the performance of our customers, and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flows, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

Failure of exported LNG to be a competitive source of energy for international markets could adversely affect our customers and could materially and adversely affect our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

Operations at the Liquefaction Project are, in part dependent upon the ability of our SPA customers to deliver LNG supplies from the United States, which is primarily dependent upon LNG being a competitive source of energy internationally. The success of our business plan is dependent, in part, on the extent to which LNG can, for significant periods and in significant volumes, be supplied from North America and delivered to international markets at a lower cost than the cost of alternative energy sources. Through the use of improved exploration technologies, additional sources of natural gas may be discovered outside the United States, which could increase the available supply of natural gas outside the United States and could result in natural gas in those markets being available at a lower cost than LNG exported to those markets.

Political instability in foreign countries that import natural gas, or strained relations between such countries and the United States, may also impede the willingness or ability of LNG suppliers and merchants in such countries to import LNG from the United States. Furthermore, some foreign suppliers of LNG may have economic or other reasons to obtain their LNG from non-U.S. markets or from our competitors’ liquefaction facilities in the United States.

In addition to natural gas, LNG also competes with other sources of energy, including coal, oil, nuclear, hydroelectric, wind and solar energy. LNG from the Liquefaction Project also competes with other sources of LNG, including LNG that is priced to indices other than Henry Hub. Some of these sources of energy may be available at a lower cost than LNG from the Liquefaction Project in certain markets. The cost of LNG supplies from the United States, including the Liquefaction Project, may also be impacted by an increase in natural gas prices in the United States.

As a result of these and other factors, LNG, may not be a competitive source of energy internationally. The failure of LNG to be a competitive supply alternative to local natural gas, oil and other alternative energy sources in markets accessible to our customers could adversely affect the ability of our customers to deliver LNG from the United States or from the Liquefaction Project on a commercial basis. Any significant impediment to the ability to deliver LNG from the United States generally, or from the Liquefaction Project specifically, could have a material adverse effect on our customers and on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

Various economic and political factors could negatively affect the development, construction and operation of the Liquefaction Project, which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

Commercial development of a liquefaction facility takes a number of years, requires a substantial capital investment and may be delayed by factors such as:

•	increased construction costs;

•	economic downturns, increases in interest rates or other events that may affect the availability of sufficient financing for liquefaction projects on commercially reasonable terms;

•	decreases in the price of LNG, which might decrease the expected returns relating to investments in liquefaction projects;

•	the inability of project owners or operators to obtain governmental approvals to construct or operate liquefaction facilities;

•	political unrest or local community resistance to the siting of liquefaction facilities due to safety, environmental or security concerns; and

•	any significant explosion, spill or similar incident involving a liquefaction facility or LNG vessel.

There may be shortages of LNG vessels worldwide, which could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

The construction and delivery of LNG vessels require significant capital and long construction lead times, and the availability of the vessels could be delayed to the detriment of our business and our customers because of:

•	an inadequate number of shipyards constructing LNG vessels and a backlog of orders at these shipyards;

•	political or economic disturbances in the countries where the vessels are being constructed;

•	changes in governmental regulations or maritime self-regulatory organizations;

•	work stoppages or other labor disturbances at the shipyards;

•	bankruptcy or other financial crisis of shipbuilders;

•	quality or engineering problems;

•	weather interference or a catastrophic event, such as a major earthquake, tsunami or fire; and

•	shortages of or delays in the receipt of necessary construction materials.

We may not be able to secure firm pipeline transportation capacity on economic terms that is sufficient to meet our feed gas transportation requirements, which could have a material adverse effect on us.

We have contracted for firm capacity for our natural gas feedstock transportation requirements for Trains 1 through 5 of the Liquefaction Project. We cannot control the regulatory and permitting approvals or third parties’ construction times. If and when we need to replace one or more of our agreements with these interconnecting pipelines, we may not be able to do so on commercially reasonable terms or at all, which could impair our ability to fulfill our obligations under certain of our SPAs and could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

We face competition based upon the international market price for LNG.

The Liquefaction Project is subject to the risk of LNG price competition at times when we need to replace any existing SPA, whether due to natural expiration, default or otherwise, or enter into new SPAs with respect to Train 6. Factors relating to competition may prevent us from entering into a new or replacement SPA on economically comparable terms as existing SPAs, or at all. Such an event could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes. Factors that may negatively affect potential demand for LNG from the Liquefaction Project are diverse and include, among others:

•	increases in worldwide LNG production capacity and availability of LNG for market supply;

•	increases in demand for LNG but at levels below those required to maintain current price equilibrium with respect to supply;

•	increases in the cost to supply natural gas feedstock to the Liquefaction Project;

•	decreases in the cost of competing sources of natural gas or alternate fuels such as coal, heavy fuel oil and diesel;

•	decreases in the price of non-U.S. LNG, including decreases in price as a result of contracts indexed to lower oil prices;

•	increases in capacity and utilization of nuclear power and related facilities; and

•	displacement of LNG by pipeline natural gas or alternate fuels in locations where access to these energy sources is not currently available.

Terrorist attacks, including cyberterrorism, or military campaigns may adversely impact our business.

A terrorist, including a cyberterrorist, or military incident involving an LNG facility, our infrastructure or an LNG vessel may result in delays in, or cancellation of, construction of new LNG facilities, including one or more of the Trains, which would increase our costs and decrease our cash flows. A terrorist incident may also result in temporary or permanent closure of existing LNG facilities, including the Sabine Pass LNG terminal, which could increase our costs and decrease our cash flows, depending on the duration and timing of the closure. Our operations could also become subject to increased governmental scrutiny that may result in additional security measures at a significant incremental cost to us. In addition, the threat of terrorism and the impact of military campaigns may lead to continued volatility in prices for natural gas that could adversely affect our business and our customers, including their ability to satisfy their obligations to us under our commercial agreements. Instability in the financial markets as a result of terrorism, including cyberterrorism, or war could also materially adversely affect our ability to raise capital. The continuation of these developments may subject our construction and our operations to increased risks, as well as increased costs, and, depending on their ultimate magnitude, could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

Existing and future environmental and similar laws and governmental regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions.

Our business is and will be subject to extensive federal, state and local laws and regulations that regulate and restrict, among other things, discharges to air, land and water, with particular respect to the protection of the environment and natural resources; the use, handling, storage and disposal of hazardous materials, hazardous waste, and petroleum products; and investigation and remediation associated with the release of hazardous substances. Many of these laws and regulations, such as the CAA, the Oil Pollution Act, the CWA and the Resource Conservation and Recovery Act (the “RCRA”), and analogous state laws and regulations, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with the construction and operation of our facilities, and require us to maintain permits and provide governmental authorities with access to our facilities for inspection and submit filings and reports related to our compliance. Violation of these laws and regulations could lead to substantial liabilities, fines and penalties and/or to capital expenditures related to pollution control equipment that could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

Federal and state laws can impose liability, without regard to fault or the lawfulness of the original conduct, for the release of certain types or quantities of hazardous substances into the environment. As the owner and operator of our facilities, we could be liable for the costs of cleaning up hazardous substances released into the environment at or from our facilities and for resulting damage to natural resources.

Federal and state regulatory authorities have been pursuing a number of regulatory and policy initiatives to reduce greenhouse gas (“GHG”) emissions in the United States from a variety of sources, but such initiatives can be controversial and subject to change depending on legal and political developments. For example, in October 2015, the U.S. Environmental Protection Agency (the “EPA”) promulgated the Clean Power Plan, designed to reduce GHG emissions from existing power plants in the United States, and a regulation establishing GHG performance standards for new, modified and reconstructed power plants. In February 2016, the rule was stayed by the U.S. Supreme Court, effectively suspending the duty to comply with the Clean Power Plan until the resolution of the lawsuits challenging the rule. On March 28, 2017, the Trump administration issued an executive order rescinding major elements of the Obama Administration’s Climate Action Plan and instructing the EPA to review and, if appropriate, suspend, revise or rescind certain regulations, including the Clean Power Plan and the new source performance standard for power plants. Subsequent to this executive order, the D.C. Circuit granted the Trump Administration’s request for a 60-day stay of the Clean Power Plan and the new source performance standards litigation, which may result in the regulations being remanded to EPA. Actions taken to implement the March 28 executive order are likely to be subject to legal challenge. The Trump Administration has also announced its intention to withdrawal from the Paris Agreement, an international climate accord that entered into force on November 4, 2016.

Notwithstanding these reversals in federal climate policy, we could still be subject to or impacted by international initiatives, state initiatives or by future federal regulatory initiatives, which could include direct GHG emissions regulations, a carbon emissions tax, or cap-and-trade programs. Such initiatives could affect the demand for or cost of natural gas, which we consume at our terminals, or could increase compliance costs for our operations.

Other future legislation and regulations, such as those relating to the transportation and security of LNG exported from the Sabine Pass LNG terminal could cause additional expenditures, restrictions and delays in our business and to our proposed construction, the extent of which cannot be predicted and which may require us to limit substantially, delay or cease operations in some circumstances. Revised, reinterpreted or additional laws and regulations that result in increased compliance costs or additional operating or construction costs and restrictions could have a material adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

Our lack of diversification could have an adverse effect on our business, contracts, financial condition, operating results, cash flow, liquidity, prospects and ability to make payments of interest, principal or premium, if any, on the New Notes.

Due to our lack of asset and geographic diversification, an adverse development at the Liquefaction Project or in the LNG industry would have a significantly greater impact on our financial condition and operating results than if we maintained more diverse assets and operating areas.

We may incur impairments to long-lived assets.

We test our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Significant negative industry or economic trends, reduced estimates of future cash flows for our business or disruptions to our business could lead to an impairment charge of our long-lived assets. Our valuation methodology for assessing impairment requires management to make judgments and assumptions based on historical experience and to rely heavily on projections of future operating performance. Projections of future operating results and cash flows may vary significantly from results. In addition, if our analysis results in an impairment to our long-lived assets, we may be required to record a charge to earnings in our Financial Statements during a period in which such impairment is determined to exist, which may negatively impact our operating results.

Risks Relating to the Exchange Offer and the New Notes

If you do not properly tender your Old Notes, you will continue to hold unregistered outstanding notes and your ability to transfer outstanding notes will be adversely affected.

We will only issue New Notes in exchange for Old Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Old Notes, and you should carefully follow the instructions on how to tender your Old Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Old Notes. Please read “The Exchange Offer—Procedures for Tendering” and “Description of Notes.”

If you do not exchange your Old Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Old Notes described in the legend on the certificates for your Old Notes. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. For further information regarding the consequences of not tendering your Old Notes in the exchange offer, please read “The Exchange Offer— Consequences of Failure to Exchange Outstanding Securities.”

Some holders who exchange their Old Notes may be deemed to be underwriters.

If you exchange your Old Notes in the exchange offer for the purpose of participating in a distribution of the New Notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

We will be able to incur substantially more indebtedness in the future. This could further exacerbate the risks associated with our substantial leverage.

Subject to the covenants described under the headings “Description of Notes—Covenants Applicable to the Notes—Restriction on Indebtedness” and, as applicable, “Description of Notes—Covenants Applicable to the Notes—Changes in Covenants when Notes Rated Investment Grade,” the indenture governing the New Notes does not prohibit us from incurring additional indebtedness, including additional senior or secured indebtedness, and other liabilities, or from pledging assets to secure such indebtedness and liabilities. As of March 31, 2017, we had $13.7 billion of long-term debt outstanding (before premium, discount and unamortized debt issuance costs). As of March 31, 2017, we had $823 million of available commitments, $377 million aggregate amount of issued letters of credit and zero loans outstanding under the Working Capital Facility. We have the ability to draw the remaining available commitments under the Working Capital Facility for working capital requirements. See “Description of Other Indebtedness” for additional information regarding the Working Capital Facility. We anticipate incurring additional indebtedness in connection with the construction of Train 6 if we make a positive FID with respect to such Train. The incurrence of additional indebtedness and, in particular, the granting of a security interest in the collateral to secure the indebtedness could adversely affect our ability to pay our obligations on the New Notes.

Our substantial indebtedness could adversely affect our ability to operate our business and prevent us from fulfilling our obligations under the New Notes.

Our substantial indebtedness could have important consequences to you, including:

•	making it more difficult for us to satisfy our obligations with respect to the New Notes;

•	limiting our ability to obtain additional financing to fund our capital expenditures, working capital, acquisitions, debt service requirements or liquidity needs for general business or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to service debt, including indebtedness that we may incur in the future;

•	limiting our ability to compete with other companies that are not as highly leveraged;

•	limiting our ability to react to changing market conditions in our industry and in our customers’ industries and to economic downturns;

•	limiting our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	making us more vulnerable than a less leveraged company to a downturn in our business or in the economy; and

•	resulting in a material adverse effect on our business, operating results and financial condition if we are unable to service our indebtedness or obtain additional financing, as needed.

Our ability to satisfy our obligations, including the New Notes, will depend upon our future operating performance. Prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make payments on our debt obligations. If we cannot generate sufficient cash from operations to meet our other obligations, we may need to refinance or sell assets. Our business may not generate sufficient cash flow, or we may not be able to obtain sufficient funding, to make the payments required by all of our debt, including the New Notes.

To service our indebtedness, we will require significant amounts of cash. Our ability to generate cash will depend on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the New Notes, and to fund planned capital expenditures, will depend on our ability to generate cash in the future. Our business may not generate sufficient cash flow from operations, currently anticipated costs may increase or future borrowings may not be available to us in an amount sufficient to enable us to pay our indebtedness, including the New Notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the New Notes, on or before maturity. If any of the counterparties to our SPAs fails to perform its obligations under its respective SPA or if any of our SPAs are terminated, it could adversely affect our ability to make payments on or refinance the New Notes. We may not be able to refinance any of our indebtedness, including the New Notes, on commercially reasonable terms or at all.

We may have to seek additional financing to construct Train 6.

We expect to continue to make significant capital outlays for the foreseeable future to fund the remaining cost of the Liquefaction Project including the potential construction of Train 6 prior to the time that we begin to generate positive cash flow from operations and for the foreseeable future thereafter. We believe that our outstanding Senior Notes, in addition to construction loans and unfunded commitments under our Working Capital Facility and projected operating cash flow, will be sufficient to meet our currently anticipated capital and operating and debt service requirements with respect to Trains 1 through 5 through December 31, 2020. We began generating cash flows from operations in May 2016, when Train 1 of the Liquefaction Project initiated operating activities following the achievement of substantial completion. We currently project our cash flows will be sufficient to meet our ongoing capital and operating requirements and to pay the interest on our outstanding debt for Trains 1 through 5. If our cash flows from operations are less than projected, or if our future operating, capital and debt service requirements are higher than we currently estimate, we may require additional debt or equity financing in amounts that could be substantial.

The type, timing and terms of any future financing will depend on our cash requirements, our cash flows and prevailing conditions in the financial markets. Future financing may not be available to us at any given time or the terms thereof may not be favorable to us. Our current estimates of future operating results (which will depend upon numerous future factors and conditions, many of which are outside of our control) may not be accurate. They are merely estimates of future events and actual events will probably vary from current estimates, possibly materially. If we decide or are required to further expand our facility or to introduce new products or services, our funding needs will increase, possibly to a significant degree.

Because the costs of constructing, maintaining and operating the Liquefaction Project, the costs of conducting our business, and the amounts of our future revenues, will all depend on a variety of factors (including our ability to meet our construction schedules, performance by our contract counterparties and potential regulatory changes), actual costs and revenues may vary from expected amounts, possibly to a material degree, and such variations are likely to affect our future capital requirements. Accordingly, we may be required to raise substantial additional capital in the future and our current estimates may prove to be inaccurate.

The indenture governing the New Notes contains restrictions that limit our flexibility in operating our business.

The indenture governing the New Notes contains several significant covenants that, among other things, restrict our ability to:

•	incur additional indebtedness;

•	engage in certain asset sales;

•	make certain investments or loans;

•	enter into certain hedging arrangements;

•	engage in certain transactions with our affiliates;

•	create liens on our assets; and

•	engage in mergers or acquisitions and to make equity investments.

Under some circumstances, these restrictive covenants may not allow us the flexibility that we need to operate our business in an effective and efficient manner and may prevent us from taking advantage of strategic and financial opportunities that would benefit our business. However, certain of these covenants are also subject to significant exceptions which provide flexibility to us but may provide greater risk to holders of the New Notes.

If we fail to comply with the restrictions in the indenture governing the New Notes, the Common Terms Agreement or any other subsequent financing agreements, a default may allow the creditors, if the agreements so provide, to accelerate the related indebtedness as well as any other indebtedness to which a cross-acceleration or cross-default provision applies.

We may not be able to repurchase New Notes upon a change of control or upon the exercise of the holders’ options to require repurchase of notes if certain asset sales or loss events occur.

Upon the occurrence of a change of control, as defined under the caption “Description of Notes—Certain Definitions,” you have the right to require us to repurchase your notes at a purchase price in cash equal to 101% of the principal amount of your notes plus accrued and unpaid interest, if any. After the Project Completion Date, as defined under the caption “Description of Notes—Certain Definitions,” a change of control shall not be deemed to have occurred if we receive rating reaffirmations from two rating agencies (or one rating agency, if only one rating agency currently rates the New Notes) reaffirming the then current rating of the New Notes as of the date of such change of control. Any future credit agreement or other agreements relating to indebtedness to which we become a party may contain similar provisions. In the event that we experience a change of control as defined in the indenture governing the New Notes that results in us having to repurchase the New Notes or upon the exercise of the holders’ options to require repurchase of the New Notes in the event of certain asset sales or loss events, we may not have sufficient financial resources to satisfy all of our obligations under the New Notes and our other debt instruments. Our failure to make the change of control offer or to pay the change of control purchase price when due or to make payments upon the exercise of the holders’ options to require repurchase of the New Notes in the event of certain asset sales or loss events would result in a default under the indenture governing the New Notes. In addition, the change of control feature of the New Notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

Holders of the New Notes may not be able to determine when a change of control giving rise to their right to have the New Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the New Notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale of less than all our assets to another person may be uncertain.

Federal and state statutes allow courts, under specific circumstances, to void the New Notes and require note holders to return payments received from us.

Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the New Notes could be voided, or claims in respect of the New Notes could be subordinated to all other debts of ours if, among other things, we, at the time the indebtedness evidenced by the New Notes was incurred:

•	received less than reasonably equivalent value or fair consideration for the incurrence of the indebtedness; and

•	were insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	were engaged, or about to engage, in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they matured.

In addition, any payment by us could be voided and required to be returned to us, or to a fund for the benefit of our creditors. In any such case, your right to receive payments in respect of the New Notes from us would be effectively subordinated to all of our indebtedness and other liabilities.

The rights of the Common Security Trustee to foreclose upon collateral may be impaired by bankruptcy law.

The rights of Société Générale, as the Common Security Trustee and Intercreditor Agent (the “Common Security Trustee”) to foreclose upon and sell collateral, including assets in any accounts, upon the occurrence of an event of default under the Common Terms Agreement or the indenture governing the New Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy or reorganization case were to be commenced by or against us. Under applicable bankruptcy law, secured creditors such as the holders of the New Notes would be prohibited from foreclosing upon or disposing of a debtor’s property without prior bankruptcy court approval.

Your ability to resell the New Notes may be limited by a number of factors; prices for the New Notes may be volatile.

There currently is no established market for the New Notes, and no active or liquid trading market may develop for the New Notes. We do not intend to apply for listing of the New Notes on any securities exchange or on any automated dealer quotation system. If a market for the New Notes were to develop, the New Notes could trade at prices that may be higher or lower than reflected by their initial offering price, depending on many factors, including among other things:

•	changes in the overall market for debt securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of the New Notes;

•	the interest of securities dealers in making a market for the New Notes; and

•	prevailing interest rates.

The transactions with affiliates covenant contained in the indenture will be suspended if Cheniere Partners receives a rating from all acceptable rating agencies that rate both Cheniere Partners and us that is equivalent to or better than our rating from all acceptable rating agencies that rate Cheniere Partners and us.

The transactions with affiliates covenant contained in the indenture will be suspended if (1) Cheniere Partners (or any successor entity thereto) receives a rating from all acceptable rating agencies that rate both Cheniere Partners (or any successor entity thereto) and us that is equivalent to or better than our rating from all acceptable rating agencies that rate Cheniere Partners (or any successor entity thereto) and us and (2) our notes continue to be rated investment grade by at least two of Moody’s, Fitch or S&P and no default or event of default has occurred and is continuing. There can be no assurance that Cheniere Partners will receive ratings equivalent to or better than our ratings. However, the inapplicability of the transactions with affiliates covenant would allow us to engage in certain transactions with affiliates that would not be permitted while this covenant is in force.

There may not be sufficient collateral to pay all or any amounts due on the New Notes.

We own no significant assets other than those related to the ownership and operation of the Liquefaction Project. If we default under the indenture governing the New Notes, the Common Security Trustee’s remedies under the security documents, including foreclosure on the collateral, may not provide sufficient funds to pay our obligations under the indenture governing the New Notes. Moreover, our direct and indirect owners and their affiliates do not have any liability for the payment or performance of the New Notes.

The New Notes are secured by a first priority lien on the collateral, equal in right of security with the holders of the Senior Notes, lenders under the Working Capital Facility, and any of our other debt permitted to be secured by the collateral. To the extent third parties enjoy prior liens, such third parties may have rights and remedies with respect to the property subject to such liens that, if exercised, could adversely affect the value of the collateral. See “Description of Notes—Security.” Any additional Permitted Liens or the incurrence of additional secured debt may have the effect of significantly diluting your ability to recover payment in full on the New Notes from the then existing pool of collateral and will adversely affect your relative position with respect to the collateral.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. The value of the assets that are pledged or charged, as applicable, as collateral could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the New Notes, in full or at all. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the New Notes. Any claim for the difference between the amount, if any, realized by you from the sale of any portion of the collateral and the amount of our obligations owed to you under the New Notes will rank equally in right of payment with all of our other unsecured debt and other obligations that are not subordinated, including trade payables.

In addition, releases of collateral from the liens securing the New Notes will be permitted under certain circumstances. On June 30, 2015, we entered into a second amended and restated intercreditor agreement (which amended and restated the intercreditor agreement entered into on May 28, 2013), with representatives of holders of our secured debt and Société Générale, as the Common Security Trustee and Intercreditor Agent (the “Intercreditor Agreement”), which governs the relationship between the Secured Parties and regulates the claims of the Secured Parties against us and the enforcement by the Secured Parties of the liens upon any collateral, including the method of voting and decision making, and the appointment of the Intercreditor Agent.

The actual provisions relating to such releases are contained in the Intercreditor Agreement and the indenture governing the New Notes. See “Description of Notes—Security.” If the Common Security Trustee were to foreclose upon our assets, there are certain assets, such as permits and certain contracts, which the Common Security Trustee may not be able to effectively foreclose upon without the consent of third parties, such as a governmental authority. We cannot assure you that if the Common Security Trustee forecloses on our assets, the Common Security Trustee will be able to obtain all of the third-party approvals necessary to obtain or transfer ownership of all assets necessary to operate the Liquefaction Project.

Furthermore, if the Common Security Trustee forecloses on the collateral, then, in connection therewith, transferring required permits to a purchaser or new operator of the Liquefaction Project may require additional governmental approvals or proceedings, which could result in delays. Accordingly, we cannot assure you that, if we default on the payments due on the New Notes and the Common Security Trustee forecloses on and sells the collateral, you will receive sufficient proceeds to pay all amounts that we owe on the New Notes.

The Intercreditor Agreement contains provisions that may limit the remedies that could be exercised in respect of an event of default, unless and until the required parties have directed the Intercreditor Agent who, in turn, directs the Common Security Trustee to do so. The holders of the New Notes are also deemed to vote in conformity with Secured Bank Debt Holders in numerous instances.

The Intercreditor Agreement requires the affirmative vote of Secured Parties representing a certain percentage of our outstanding secured debt obligations to direct specific actions of the Intercreditor Agent and Common Security Trustee, including the exercise of remedies with respect to the collateral following an event of default under the indenture governing the New Notes or the documents governing such other secured debt (including the indenture governing the 2037 Senior Notes and the Working Capital Facility). Because the affirmative vote of these required Secured Parties will be required before the Common Security Trustee will be able to exercise remedies, if an event of default under the indenture governing the New Notes were to occur, no remedies could be exercised in respect of the collateral unless and until the required Secured Parties have directed the Intercreditor Agent who, in turn, directs the Common Security Trustee to do so. If the holders of the New Notes do not constitute holders of at least the applicable percentage of the outstanding indebtedness secured by the collateral, the Indenture Trustee and the holders of the New Notes may not be able to direct the Intercreditor Agent or the Common Security Trustee to exercise remedies in respect of the collateral upon the occurrence of an event of default under the indenture governing the New Notes without the affirmative vote of other Secured Parties. In certain cases under the Intercreditor Agreement, the holders of the New Notes do not have the right to vote and decisions will be determined by other holders of our secured debt. See “Description of Notes—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making” and “—Enforcement of Security Interests.”

The indenture also provides that in numerous instances the holders of the New Notes are deemed to vote in conformity with the Secured Bank Debt Holders, without the requirement of a vote or consent by the holders of the New Notes. See “Description of Notes—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Modifications—Majority Decisions” and “—Unanimous Decisions.” Please see “Description of Notes—Certain Definitions” for definitions of capitalized terms in this Risk Factor.

The remedies available to the holders of the New Notes and the Common Security Trustee may be limited in bankruptcy.

If we seek the protection of bankruptcy or insolvency laws, or if one or more of our creditors commences an involuntary bankruptcy proceeding against us, the Common Security Trustee’s rights to foreclose on the collateral and our ability to make payments in respect of the New Notes are likely to be significantly impaired. Upon the commencement of a case for relief under Title 11 of the U.S. Code (the “Bankruptcy Code”), a secured creditor such as the Common Security Trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to remain and use collateral although the debtor is in default under the applicable debt instrument, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor is “adequately protected” and therefore not entitled to prevent diminution in the value of its collateral if the value of the collateral sufficiently exceeds the debt it secures.

In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary and equitable powers of a bankruptcy court, it is impossible to predict:

•	how long payments under the New Notes could be delayed following commencement of a bankruptcy case;

•	whether or when the Common Security Trustee could repossess or dispose of the collateral; or

•	whether or to what extent holders of the New Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the New Notes, the holders of the New Notes would hold a secured claim to the extent of the value of the collateral to which the holders of the New Notes are entitled and would hold unsecured claims with respect to such shortfall. The Bankruptcy Code permits the payment and accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s court proceeding to exceed the aggregate outstanding principal amount of the obligations secured by the collateral up to the value of the collateral. In addition, if we or any counterparty to any one of our contracts were the subject of bankruptcy proceedings, then we or such counterparty, as the case may be, or a trustee appointed in the applicable bankruptcy case, could choose to reject the contract. If that occurred, the contract would be treated as terminated and the Common Security Trustee could not specifically enforce the rejected contract.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in such collateral and other issues generally associated with the realization of security interests in such collateral.

Generally, a security interest in tangible and intangible assets can only be properly perfected, a valid lien created on such assets can only be granted, and the priority of such lien can only be retained, if certain actions are undertaken by the applicable Secured Party. The liens in all collateral from time to time owned by us may not be perfected or validly created with respect to the New Notes if the Common Security Trustee has not taken the actions necessary to perfect or validly create any of those liens upon or prior to the issuance of the New Notes. The inability or failure of the Common Security Trustee to take all actions necessary to create properly perfected security interests or validly created liens on the collateral may result in the loss of the priority of the security interest for your benefit to which you would have been entitled had such perfection or valid creation of such liens been effectuated by the Common Security Trustee. In addition, applicable law provides that certain property and rights acquired after the grant of a general security interest can only be perfected and a lien on such property and rights validly created at the time such property and rights are acquired and identified. We will have limited obligations to perfect your security interest in, or create valid liens with respect to, specified collateral. We cannot assure you that the Common Security Trustee will monitor, or that we will inform the Common Security Trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in, or create a valid lien with respect to, such after-acquired collateral. Our failure to meet our obligations to inform the Common Security Trustee of the future acquisition of property or rights that constitute collateral may constitute a breach under the security document, which may result in the acceleration of our indebtedness. However, acceleration of such obligations in such situation may not provide an adequate remedy to you if the value of the collateral is impaired by the failure to perfect the security interest in, or create a valid lien with respect to, such after-acquired collateral. The Common Security Trustee has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest or the creation of a valid lien with respect thereto. Such failure may result in the loss of the security interest in the collateral or the priority of the security interest granted to secure the New Notes as against third parties.

The collateral is subject to casualty risks, which may limit your ability to recover as a secured creditor for losses to the collateral, and which may have an adverse impact on our operations and results.

The indenture governing the New Notes and the security documents will require us to maintain insurance with responsible and financially sound insurance carriers, in such form and amounts as is necessary to insure the projected maximum loss for the Liquefaction Project. However, there are certain losses, including losses resulting from terrorist acts, which may be either uninsurable or not economical to insure, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy all of our obligations, including the New Notes.

In the event of a total or partial loss affecting any of the collateral securing the New Notes, certain items of equipment and inventory may not be easily replaced. Accordingly, although there may be insurance coverage, the extended period needed to obtain replacement units or inventory may cause significant delays, which may have an adverse impact on our operations and results.

The indenture governing the New Notes does not contain the representations and warranties, covenants or events of default contained in the Common Terms Agreement.

On June 30, 2015, we entered into a second amended and restated common terms agreement, with representatives of holders of our secured debt and Société Générale, as the Common Security Trustee and Intercreditor Agent in order to set out certain provisions regarding, among other things: (a) common representations and warranties; (b) common covenants; and (c) common events of default under the secured debt instruments. In connection with the Bank of New York Mellon (the “Indenture Trustee”) becoming party to the Common Terms Agreement and the Intercreditor Agreement, the Indenture Trustee has opted out of the representations and warranties, covenants and most events of default under the Common Terms Agreement, and the covenants and events of default applicable to the New Notes are as set forth in the indenture, as described under “Description of Notes.” As a holder of the New Notes, you will not have the benefit of the representations and warranties, covenants or many of the events of default pursuant to the Common Terms Agreement.

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral trustee, including pursuant to security documents delivered after the date of the indenture governing the New Notes, might be avoidable by the pledgor (as the debtor in possession in a bankruptcy proceeding) or by the trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the New Notes to receive greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge or, in certain circumstances, a longer period.

A future subsidiary’s guarantee of the New Notes may be reduced, avoided or released under certain circumstances and you may not receive any payments from some or all of those guarantors.

Our future domestic subsidiaries will be required to guarantee the New Notes under certain circumstances. There is legal uncertainty regarding whether those guarantees would be legally enforceable in any bankruptcy proceedings involving those guarantors. If a subsidiary’s guarantee is unenforceable, any security interest in the subsidiary’s assets granted to secure that guarantee also could be set aside and the property made available to other creditors of the bankrupt subsidiary. Among other things, there is a risk that the guarantee, and any related security interest, could be considered a fraudulent conveyance, that can be set aside in bankruptcy proceedings. The indenture governing the New Notes contains a “savings clause,” which limits the liability of each subsidiary’s note guarantee to the maximum amount that such guarantor can incur without risk that its note guarantee will be subject to avoidance as a fraudulent transfer. As a result, a guarantor’s liability under its note guarantee could be reduced in amount or reduced to zero, depending upon the amount of other obligations of such guarantor. We cannot assure you that this limitation of liability will protect such note guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the note guarantees would be sufficient to pay the New Notes in full when due.

The New Notes will be structurally subordinated in right of payment to the indebtedness and other liabilities of our future subsidiaries that do not guarantee the New Notes.

The New Notes, and guarantees of our future subsidiaries, will be structurally subordinated to all of the liabilities of any of our future subsidiaries that do not guarantee the New Notes and these liabilities would be required to be paid before the holders of the New Notes have a claim, if any, against those subsidiaries and their assets. Therefore, if there was a dissolution, bankruptcy, liquidation or reorganization of any such subsidiary, the holders of notes would not receive any amounts with respect to the New Notes from the assets of such non-guarantor subsidiary until after the payment in full of the claims of creditors of such subsidiary. As of the date of this prospectus, we do not have any subsidiaries.

Your right to receive payments under the New Notes are effectively subordinated to indebtedness secured by other assets.

The New Notes will be effectively subordinated to any secured debt we may incur that is secured by assets that are not part of the collateral securing the New Notes to the extent of the assets securing such debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or similar proceeding involving us, such assets which serve as collateral for such other secured debt that are not part of the collateral securing the New Notes will be available to satisfy the obligations under such secured debt before any payments are made on the New Notes.

The ratings of the New Notes may be lowered or withdrawn.

The ratings address the likelihood of timely payment of the scheduled interest and principal on each scheduled payment date. The ratings do not address the likelihood of payment of any overdue interest, premiums or any other amounts payable in respect of the New Notes or the timeliness of any accelerated principal payments coming due as the result of the occurrence of an event of default. A rating is not a recommendation to buy, sell or hold a note (or beneficial interests therein) and is subject to revision or withdrawal in the future by each rating agency.

Changes in our credit rating could adversely affect the market price or liquidity of the New Notes.

Credit rating agencies continually revise their ratings for the companies that they follow. Credit rating agencies also evaluate our industry as a whole and may change their credit ratings for us based on their overall view of our industry. We cannot be sure that credit rating agencies will maintain their initial ratings on the New Notes. A negative change in our ratings could have an adverse effect on the trading price or liquidity of the New Notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we entered into in connection with the private offering of the Old Notes. We will not receive any proceeds from the issuance of the New Notes in the exchange offer. In consideration for issuing the New Notes as contemplated in this prospectus, we will receive, in exchange, outstanding Old Notes in like principal amount. We will cancel all of the Old Notes surrendered in exchange for New Notes in the exchange offer. As a result, the issuance of the New Notes will not result in any increase or decrease in our indebtedness.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth our selected financial data as of and for the periods indicated. The selected historical balance sheet data as of December 31, 2016 and 2015 and selected historical statement of operations data for the years ended December 31, 2016, 2015 and 2014 are derived from our Audited Financial Statements that have been included elsewhere in this prospectus. We have derived the selected financial data presented as of March 31, 2017 and for the three months ended March 31, 2017 and 2016 from our Unaudited Financial Statements included elsewhere in this prospectus. The selected historical balance sheet data as of December 31, 2014, 2013 and 2012 and selected historical statement of operations data for the years ended December 31, 2013 and 2012 are derived from our audited financial statements not included in this prospectus. You should read the selected financial data set forth below in conjunction with our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.

	For the three months ended March 31,		For the year ended December 31,
	2017	2016	2016	2015	2014	2013	2012
	(unaudited)		(in millions)
Statement of Operations Data:
Total revenues (including transactions with affiliates)	$823	$—	$833	$—	$—	$—	$—
Income (loss) from operations	145	(30)	50	(92)	(119)	(136)	(86)
Interest expense, net of capitalized interest	(105)	(6)	(186)	(36)	(24)	(11)	—
Net loss	(4)	(47)	(193)	(266)	(377)	(194)	(85)
Ratio of earnings to fixed charges (1)	—	—	—	—	—	—	—

	As of March 31, 2017	As of December 31,
		2016	2015	2014	2013	2012
	(unaudited)	(in millions)
Balance Sheet Data (as of end of period):
Property, plant and equipment, net	$12,369	$11,875	$9,841	$6,962	$4,413	$1,229
Total assets(2)	14,475	12,883	10,433	7,818	5,857	1,710
Current debt	—	224	15	—	—	—
Long-term debt, net(2)	13,460	11,649	9,206	6,390	4,027	100

(1)	For the purposes of computing these ratios: (i) earnings means pre-tax income from continuing operations before fixed charges and amortization of capitalized interest less capitalized interest and (ii) fixed charges means the sum of interest expensed and capitalized plus the portion of rental expense which we believe represents an interest factor. For the years ended December 31, 2016, 2015, 2014, 2013 and 2012, earnings were not adequate to cover fixed charges by $656 million, $761 million, $751 million, $422 million and $120 million, respectively. For the three months ended March 31, 2017 and 2016, earnings were not adequate to cover fixed charges by $85 million and $188 million, respectively.

(2)	Effective January 1, 2016, we adopted ASU 2015-03 and ASU 2015-15, which require debt issuance costs related to term notes to be presented in the balance sheet as a direct deduction from the debt liability, rather than as an asset, retrospectively for each reporting period presented. As a result, total assets and long term-debt, net have been restated for each of 2015, 2014 and 2013. Without such restatements, such amounts were as follows:

	As of December 31,
	2015	2014	2013
	(in millions)
Total assets	$10,588	$7,946	$5,942
Long-term debt, net	9,360	6,517	4,112

The adoption of ASU 2015-03 and ASU 2015-15 had no impact on reported total assets or long-term debt, net as of December 31, 2012.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion and analysis presents management’s view of our business, financial condition and overall performance and should be read in conjunction with our Financial Statements and the accompanying notes in “Financial Statements and Supplementary Data.” This information is intended to provide investors with an understanding of our past performance, current financial condition and outlook for the future. Our discussion and analysis includes the following subjects:

•	Overview of Business

•	Overview of Significant Events

•	Liquidity and Capital Resources

•	Contractual Obligations

•	Results of Operations

•	Off-Balance Sheet Arrangements

•	Summary of Critical Accounting Estimates

•	Recent Accounting Standards

Overview of Business

We were formed by Cheniere Partners to own, develop and operate natural gas liquefaction facilities in Cameron Parish, Louisiana (the “Liquefaction Project”) at the Sabine Pass LNG terminal adjacent to the existing regasification facilities owned and operated by SPLNG. Our vision is to be recognized as the premier global LNG company and provide a reliable, competitive and integrated source of LNG to our customers while creating a safe, productive and rewarding work environment for our employees. The liquefaction of natural gas into LNG allows it to be shipped economically from areas of the world where natural gas is abundant and inexpensive to produce to other areas where natural gas demand and infrastructure exist to economically justify the use of LNG. We plan to construct up to six Trains, which are in various stages of development, construction and operations. Trains 1 through 3 have commenced commercial operations, Train 4 is undergoing commissioning, Train 5 is under construction and Train 6 is being commercialized and has all necessary regulatory approvals in place. Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 4.5 mtpa of LNG.

Overview of Significant Events

Our significant accomplishments since January 1, 2017 and through the filing date of this prospectus include the following:

Strategic

•	Year to date, LNG from the Liquefaction Project has been delivered to 6 new countries. As of April 2017, LNG from the Liquefaction Project had reached 20 of the 39 LNG importing countries around the world.

Operational

•	43 LNG cargoes (154 million MMBtu) were loaded from the Liquefaction Project in the first quarter of 2017, and in early April 2017 we reached the milestone of 100 cumulative LNG cargoes exported from the Liquefaction Project.

•	We commenced production and shipment of LNG commissioning cargoes from Train 3 of the Liquefaction Project in January 2017 and achieved substantial completion and commenced operating activities in March 2017.

•	Commissioning activities for Train 4 of the Liquefaction Project began in March 2017.

Financial

•	In February and March 2017, we issued aggregate principal amounts of $800 million of 5.00% Senior Secured Notes due 2037 (the “2037 Senior Notes”) and $1.35 billion, before discount, of 4.200% Senior Secured Notes due 2028 (the “2028 Senior Notes”), respectively. Net proceeds of the offerings of the 2037 Senior Notes and the 2028 Senior Notes were $789 million and $1.33 billion, respectively, after deducting the initial purchasers’ commissions (for the 2028 Senior Notes) and estimated fees and expenses. The net proceeds of the 2037 Senior Notes were used to repay the outstanding borrowings under the credit facilities we entered into in June 2015 (the “2015 Credit Facilities”) and, along with the net proceeds of the 2028 Senior Notes, the remainder is being used to pay a portion of the capital costs in connection with the construction of Trains 1 through 5 of the Liquefaction Project in lieu of the terminated portion of the commitments under the 2015 Credit Facilities.

•	In January 2017, Fitch Ratings assigned our senior secured debt an investment grade rating of BBB-.

Liquidity and Capital Resources

The following table (in millions) provides a summary of our liquidity position at March 31, 2017 and December 31, 2016:

	March 31,	December 31,
	2017	2016
Cash and cash equivalents	$—	$—
Restricted cash designated for the Liquefaction Project	1,531	358
Available commitments under the following credit facilities:
2015 Credit Facilities	—	1,642
$1.2 billion Working Capital Facility (“Working Capital Facility”)	823	653

For additional information regarding our debt agreements, see Note 9—Debt and of our Notes to Unaudited Financial Statements and Note 10—Debt of our Notes to Audited Financial Statements that have been included elsewhere in this prospectus.

Liquefaction Facilities

We are developing, constructing and operating the Liquefaction Project at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. We have received authorization from the FERC to site, construct and operate Trains 1 through 6. The following table summarizes the overall project status of the Liquefaction Project as of April 30, 2017:

	Trains 1 & 2		Trains 3 & 4		Train 5
Overall project completion percentage	100%		97.3%		65.4%
Completion percentage of:
Engineering	100%		100%		99.4%
Procurement	100%		100%		95.3%
Subcontract work	100%		88.8%		47.2%
Construction	100%		97.4%		22.3%
Date of expected substantial completion	Train 1 Train 2	Operational Operational	Train 3 Train 4	Operational 2H 2017	Train 5	2H 2019

We achieved substantial completion of Trains 1, 2 and 3 of the Liquefaction Project and commenced commercial operations in May 2016, September 2016 and March 2017, respectively, and started the commissioning of Train 4 of the Liquefaction Project in March 2017.

The following orders have been issued by the DOE authorizing the export of domestically produced LNG by vessel from the Sabine Pass LNG terminal:

•	Trains 1 through 4—FTA countries for a 30-year term, which commenced on May 15, 2016, and non-FTA countries for a 20-year term, which commenced on June 3, 2016, in an amount up to a combined total of the equivalent of 16 mtpa (approximately 803 Bcf/yr of natural gas).

•	Trains 1 through 4—FTA countries for a 25-year term and non-FTA countries for a 20-year term, in an amount up to a combined total of the equivalent of approximately 203 Bcf/yr of natural gas (approximately 4 mtpa).

•	Trains 5 and 6—FTA countries and non-FTA countries for a 20-year term, in an amount up to a combined total of 503.3 Bcf/yr of natural gas (approximately 10 mtpa).

In each case, the terms of these authorizations begin on the earlier of the date of first export thereunder or the date specified in the particular order, which ranges from five to 10 years from the date the order was issued. In addition, we received an order providing for a three-year makeup period with respect to each of the non-FTA orders for LNG volumes we were unable to export during any portion of the initial 20-year export period of such order.

In January 2016, the DOE issued an order authorizing us to export domestically produced LNG by vessel from the Sabine Pass LNG terminal to FTA countries and non-FTA countries over a two-year period commencing on January 15, 2016, in an aggregate amount up to the equivalent of 600 Bcf of natural gas (however, exports to non-FTA countries under this order, when combined with exports to non-FTA countries under the orders related to Trains 1 through 4 above, may not exceed 1,006 Bcf/yr).

A party to the proceedings requested rehearings of the orders above related to the export of 803 Bcf/yr, 203 Bcf/yr and 503.3 Bcf/yr to non-FTA countries. The DOE issued orders denying rehearing of the orders. The same party petitioned the U.S. Court of Appeals for the District of Columbia Circuit to review (i) the 203 Bcf/yr order to non-FTA countries and the order denying the request for rehearing of the same and (ii) the 503.3 Bcf/yr order to non-FTA countries and the order denying the request for rehearing of the same. Both appeals are pending.

Customers

We have entered into six fixed price, 20-year SPAs with extension rights with third parties to make available an aggregate amount of LNG that equates to approximately 19.75 mtpa of LNG, which is approximately 88% of the expected aggregate nominal production capacity of Trains 1 through 5. The obligation to make LNG available under the SPAs commences from the date of first commercial delivery for Trains 1 through 5, as specified in each SPA. Under these SPAs, the customers will purchase LNG from us for a price consisting of a fixed fee per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. In certain circumstances, the customers may elect to cancel or suspend deliveries of LNG cargoes, in which case the customers would still be required to pay the fixed fee with respect to the contracted volumes that are not delivered as a result of such cancellation or suspension. The SPAs and contracted volumes to be made available under the SPAs are not tied to a specific Train; however, the term of each SPA commences upon the start of operations of a specified Train.

In aggregate, the fixed fee portion to be paid by the third-party SPA customers is approximately $2.9 billion annually for Trains 1 through 5, with the applicable fixed fees starting from the date of first commercial delivery from the applicable Train. These fixed fees equal approximately $411 million, $564 million, $650 million, $648 million and $588 million for each of Trains 1 through 5, respectively.

In addition, Cheniere Marketing has entered into an SPA with us to purchase, at Cheniere Marketing’s option, any LNG produced by us in excess of that required for other customers.

Natural Gas Transportation, Storage and Supply

To ensure we are able to transport adequate natural gas feedstock to the Sabine Pass LNG terminal, we have entered into transportation precedent and other agreements to secure firm pipeline transportation capacity with CTPL and third-party pipeline companies. We have entered into firm storage services agreements with third parties to assist in managing volatility in natural gas needs for the Liquefaction Project. We have also entered into enabling agreements and long-term natural gas supply contracts with third parties in order to secure natural gas feedstock for the Liquefaction Project. As of March 31, 2017, we have secured up to approximately 2,051 million MMBtu of natural gas feedstock through long-term and short-term natural gas supply contracts.

Construction

We have entered into lump sum turnkey contracts with Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) for the engineering, procurement and construction of Trains 1 through 5 of the Liquefaction Project, under which Bechtel charges a lump sum for all work performed and generally bears project cost risk unless certain specified events occur, in which case Bechtel may cause us to enter into a change order, or we agree with Bechtel to a change order.

The total contract prices of the EPC contract for Trains 1 and 2, the EPC contract for Trains 3 and 4 and the EPC contract for Train 5 of the Liquefaction Project are approximately $4.1 billion, $3.9 billion and $3.0 billion, respectively, reflecting amounts incurred under change orders through March 31, 2017. Total expected capital costs for Trains 1 through 5 are estimated to be between $12.5 billion and $13.5 billion before financing costs and between $17.5 billion and $18.5 billion after financing costs, including, in each case, estimated owner’s costs and contingencies.

Final Investment Decision on Train 6

We will contemplate making a final investment decision to commence construction of Train 6 of the Liquefaction Project based upon, among other things, entering into an EPC contract, entering into acceptable commercial arrangements and obtaining adequate financing to construct Train 6.

Terminal Use Agreements

We have entered into a TUA with SPLNG to provide berthing for LNG vessels and for the unloading, loading, storage and regasification of LNG. We have reserved approximately 2.0 Bcf/d of regasification capacity and we are obligated to make monthly capacity payments to SPLNG aggregating approximately $250 million per year (the “TUA Fees”), continuing until at least 20 years after we deliver our first commercial cargo at the Liquefaction Project. We obtained this reserved capacity as a result of an assignment in July 2012 by Cheniere Investments of its rights, title and interest under its TUA. In connection with the assignment, we, Cheniere Investments and SPLNG also entered into a terminal use rights assignment and agreement (the “TURA”) pursuant to which Cheniere Investments has the right to use our reserved capacity under the TUA and has the obligation to pay the TUA Fees required by the TUA to SPLNG. Cheniere Investments’ right to use our capacity at the Sabine Pass LNG terminal and its respective percentage of TUA Fees payable is reduced from 100% to zero (unless Cheniere Investments utilizes terminal use capacity after Train 4 reaches commercial operations) as each of Trains 1 through 4 reaches commercial operation. The percentage of the TUA Fees payable by Cheniere Investments and by us varies based upon the number of Trains that have reached commercial operations. The following table shows the percentages of all TUA Fees payable to SPLNG by Cheniere Investments and us in accordance with the TURA:

Period	Percentage of TUA Fees Payable by Investments	Percentage of TUA Fees Payable by SPL
Prior to May 2016 (substantial completion of Train 1)	100%	0%
May 2016—September 2016 (substantial completion of Train 2)	75%	25%
September 2016—March 2017 (substantial completion of Train 3)	50%	50%
March 2017 through substantial completion of Train 4	25%	75%
After substantial completion of Train 4	0%	100%

Cheniere Partners has guaranteed our obligations under our TUA and the obligations of Cheniere Investments under the TURA. During the three months ended March 31, 2017, we recorded operating and maintenance expense—affiliate of $33 million for the TUA Fees and cost of sales—affiliate of $4 million for cargo loading services incurred under the TURA. We did not record any expenses under the TURA during the three months ended March 31, 2016.

Additionally, we have entered into a partial TUA assignment agreement with Total Gas & Power North America, Inc. (“Total”), another TUA customer, whereby upon substantial completion of Train 3, we commenced gaining access to a portion of Total’s capacity and other services provided under Total’s TUA with SPLNG. This agreement provides us with additional berthing and storage capacity at the Sabine Pass LNG terminal that may be used to provide increased flexibility in managing LNG cargo loading and unloading activity, permit us to more flexibly manage our LNG storage capacity and accommodate the development of Trains 5 and 6. Notwithstanding any arrangements between Total and us, payments required to be made by Total to SPLNG will continue to be made by Total to SPLNG in accordance with its TUA.

Capital Resources

We currently expect that our capital resources requirements with respect to Trains 1 through 5 of the Liquefaction Project will be financed through borrowings and cash flows under the SPAs. We believe that with the net proceeds of borrowings, available commitments under the Working Capital Facility and cash flows from operations, we will have adequate financial resources available to complete Trains 1 through 5 of the Liquefaction Project and to meet our currently anticipated capital, operating and debt service requirements. We began generating cash flows from operations from the Liquefaction Project in May 2016, when Train 1 achieved substantial completion and initiated operating activities. Trains 2 and 3 subsequently achieved substantial completion in September 2016 and March 2017, respectively. Additionally, during the three months ended March 31, 2017 and 2016, we realized offsets to LNG terminal costs of $124 million and $14 million, respectively, that were related to the sale of commissioning cargoes because these amounts were earned prior to the start of commercial operations, during the testing phase for the construction of those Trains of the Liquefaction Project.

The following table (in millions) provides a summary of our capital resources from borrowings and available commitments for the Liquefaction Project, excluding equity contributions from Cheniere Partners and cash flows from operations (as described in Sources and Uses of Cash), at March 31, 2017 and December 31, 2016:

	March 31,	December 31,
	2017	2016
Senior notes (1)	$13,650	$11,500
Credit facilities outstanding balance (2)	—	537
Letters of credit issued (2)	377	324
Available commitments under credit facilities (2)	823	2,295

Total capital resources from borrowings and available commitments	$14,850	$14,656

(1)	Includes 5.625% Senior Secured Notes due 2021, 6.25% Senior Secured Notes due 2022, 5.625% Senior Secured Notes due 2023, 5.75% Senior Secured Notes due 2024, 5.625% Senior Secured Notes due 2025, 5.875%, Senior Secured Notes due 2026 (the “2026 Senior Notes”), 5.00% Senior Secured Notes due 2027 (the “2027 Senior Notes”), 2028 Senior Notes and 2037 Senior Notes (collectively, the “Senior Notes”).
(2)	Includes 2015 Credit Facilities and Working Capital Facility.

For additional information regarding our debt agreements related to the Liquefaction Project, see Note 9—Debt of our Notes to Unaudited Financial Statements and Note 10—Debt of our Notes to Audited Financial Statements that have been included elsewhere in this prospectus.

Senior Secured Notes

The Senior Notes are secured on a pari passu first-priority basis by a security interest in all of our membership interests and substantially all of our assets.

At any time prior to three months before the respective dates of maturity for each series of the Senior Notes (except for the 2026 Senior Notes, 2027 Senior Notes, 2028 Senior Notes and 2037 Senior Notes, in which case the time period is six months before the respective dates of maturity), we may redeem all or part of such series of the Senior Notes at a redemption price equal to the “make-whole” price (except for the 2037 Senior Notes, in which case the redemption price is equal to the “optional redemption” price) set forth in the respective indentures governing the Senior Notes, plus accrued and unpaid interest, if any, to the date of redemption. We may also, at any time within three months of the respective maturity dates for each series of the Senior Notes (except for the 2026 Senior Notes, 2027 Senior Notes, 2028 Senior Notes and 2037 Senior Notes, in which case the time period is within six months of the respective dates of maturity), redeem all or part of such series of the Senior Notes at a redemption price equal to 100% of the principal amount of such series of the Senior Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Both the indenture governing the 2037 Senior Notes (the “2037 Senior Notes Indenture”) and the common indenture governing the remainder of the Senior Notes (the “Indenture”) include restrictive covenants. We may incur additional indebtedness in the future, including by issuing additional notes, and such indebtedness could be at higher interest rates and have different maturity dates and more restrictive covenants than our current outstanding indebtedness, including the Senior Notes and the Working Capital Facility. Under the 2037 Senior Notes Indenture and the Indenture, we may not make any distributions until, among other requirements, deposits are made into debt service reserve accounts as required and a debt service coverage ratio test of 1.25:1.00 is satisfied.

2015 Credit Facilities

In June 2015, we entered into the 2015 Credit Facilities with commitments aggregating $4.6 billion to fund a portion of the costs of developing, constructing and placing into operation Trains 1 through 5 of the Liquefaction Project. In February 2017, we issued the 2028 Senior Notes and a portion of the net proceeds of the issuance was used to repay the then outstanding borrowings of $369 million under the 2015 Credit Facilities. In March 2017, we issued the 2028 Senior Notes and terminated the remaining available balance of $1.6 billion under the 2015 Credit Facilities.

Working Capital Facility

In September 2015, we entered into the Working Capital Facility, which is intended to be used for loans (“Working Capital Loans”), the issuance of letters of credit, as well as for swing line loans (“Swing Line Loans”), primarily for certain working capital requirements related to developing and placing into operation the Liquefaction Project. We may, from time to time, request increases in the commitments under the Working Capital Facility of up to $760 million and, upon the completion of the debt financing of Train 6 of the Liquefaction Project, request an incremental increase in commitments of up to an additional $390 million. As of March 31, 2017 and December 31, 2016, we had $823 million and $653 million of available commitments, $377 million and $324 million aggregate amount of issued letters of credit and zero and $224 million of loans outstanding under the Working Capital Facility, respectively.

The Working Capital Facility matures on December 31, 2020, and the outstanding balance may be repaid, in whole or in part, at any time without premium or penalty upon three business days’ notice. Loans deemed made in connection with a draw upon a letter of credit have a term of up to one year. Swing Line Loans terminate upon the earliest of (1) the maturity date or earlier termination of the Working Capital Facility, (2) the date 15 days after such Swing Line Loan is made and (3) the first borrowing date for a Working Capital Loan or Swing Line Loan occurring at least three business days following the date the Swing Line Loan is made. We are required to reduce the aggregate outstanding principal amount of all Working Capital Loans to zero for a period of five consecutive business days at least once each year.

The Working Capital Facility contains conditions precedent for extensions of credit, as well as customary affirmative and negative covenants. Our obligations under the Working Capital Facility are secured by substantially all of our assets as well as all of our membership interests on a pari passu basis with the Senior Notes.

Sources and Uses of Cash

The following table (in millions) summarizes the sources and uses of our cash, cash equivalents and restricted cash for the years ended December 31, 2016, 2015 and 2014, and for the three months ended March 31, 2017 and 2016. The table presents capital expenditures on a cash basis; therefore, these amounts differ from the amounts of capital expenditures, including accruals, which are referred to elsewhere in this prospectus. Additional discussion of these items follows the table.

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014
	(unaudited)
Operating cash flows	$116	$(42)	$(129)	$(208)	$(176)
Investing cash flows	(528)	(740)	(2,338)	(2,923)	(2,588)
Financing cash flows	1,585	771	2,636	2,707	2,317
Net increase (decrease) in cash, cash equivalents and restricted cash	1,173	(11)	169	(424)	(447)
Cash, cash equivalents and restricted cash—beginning of period	358	189	189	613	1,060

Cash, cash equivalents and restricted cash—end of period	$1,531	$178	$358	$189	$613

Operating Cash Flows

Our operating cash flows increased from outflows of $42 million during the three months ended March 31, 2016 to inflows of $116 million during the three months ended March 31, 2017. The $158 million increase in operating cash inflows in 2017 compared to 2016 was primarily related to increased cash receipts from the sale of LNG cargoes, partially offset by increased operating costs and expenses as a result of the commencement of operations of Trains 1, 2 and 3 of the Liquefaction Project in May 2016, September 2016 and March 2017, respectively.

Operating cash outflows during the years ended December 31, 2016, 2015 and 2014 were $129 million, $208 million and $176 million, respectively. The decrease in operating cash outflows in 2016 compared to 2015 was primarily related to increased cash receipts from the sale of LNG cargoes, partially offset by increased operating costs and expenses as a result of the commencement of operations of Trains 1 and 2 of the Liquefaction Project and commenced operating activities in May and September 2016, respectively. The increase in cash used by operating activities from 2014 to 2015 was primarily related to the timing of amounts paid to third parties for operating costs.

Investing Cash Flows

Investing cash outflows during the three months ended March 31, 2017 and 2016 were $528 million and $740 million, respectively, and were primarily used to fund the construction costs for Trains 1 through 5 of the Liquefaction Project. These costs are capitalized as construction-in-process until achievement of substantial completion. Additionally, during the three months ended March 31, 2016, we used $28 million primarily for payments made pursuant to the information technology services agreement for capital assets purchased on our behalf.

Investing cash outflows during the years ended December 31, 2016, 2015 and 2014 were $2.3 billion, $2.9 billion and $2.6 billion, respectively, and were primarily used to fund the construction costs for Trains 1 through 5 of the Liquefaction Project. These costs are capitalized as construction-in-process until achievement of substantial completion. Additionally, during the years ended December 31, 2016, 2015 and 2014, we used $32 million, $62 million and $39 million, respectively, primarily to pay a municipal water district for water system enhancements that will increase potable water supply to the Sabine Pass LNG terminal and payments made pursuant to the information technology services agreement for capital assets purchased on our behalf.

Financing Cash Flows

Financing cash inflows during the three months ended March 31, 2017 were $1.6 billion, primarily as a result of:

•	issuances of aggregate principal amounts of $800 million of the 2037 Senior Notes and $1.35 billion of the 2028 Senior Notes;

•	$55 million of borrowings and a $369 million repayment made under the 2015 Credit Facilities;

•	$110 million of borrowings and $334 million of repayments made under the Working Capital Facility; and

•	$26 million of debt issuance costs related to up-front fees paid upon the closing of these transactions;

Financing cash inflows during the three months ended March 31, 2016 were $771 million, primarily as a result of:

•	$660 million of borrowings under the 2015 Credit Facilities;

•	$125 million of borrowings and a $15 million repayment made under the Working Capital Facility; and

•	$1 million of equity contributions from Cheniere Partners.

Financing cash inflows during the year ended December 31, 2016 were $2.6 billion, primarily as a result of:

•	$2.0 billion of borrowings under the 2015 Credit Facilities;

•	issuance of aggregate principal amounts of $1.5 billion each of the 2026 Senior Notes in June 2016 and the 2027 Senior Notes in September 2016, which were used to prepay $2.5 billion of the outstanding borrowings under the 2015 Credit Facilities;

•	$474 million of borrowings and a $265 million repayment made under the Working Capital Facility;

•	$42 million of debt issuance costs related to up-front fees paid upon the closing of these transactions; and

•	$1 million of equity contributions from Cheniere Partners, which decreased compared to the contributions received in prior years as a result of utilizing our borrowings instead of equity contributions from Cheniere Partners to finance our capital resource requirements.

Financing cash inflows during the year ended December 31, 2015 were $2.7 billion, primarily as a result of:

•	issuance of an aggregate principal amount of $2.0 billion of the 2025 Senior Notes in March 2015;

•	entering into the 2015 Credit Facilities June 2015 and borrowing $860 million under this facility during the year ended December 31, 2015;

•	$169 million of debt issuance and deferred financing costs related to up-front fees paid upon the closing of these transactions; and

•	$15 million of equity contributions from Cheniere Partners.

Financing cash flows during the year ended December 31, 2014 were $2.3 billion, primarily as a result of:

•	$77 million of borrowings under the previous credit facilities;

•	issuance of an aggregate principal amount of $2.0 billion of the 2024 Senior Notes and $0.5 billion of the 2023 Senior Notes in May 2014, a portion of which was used to prepay $177 million of outstanding borrowings under the previous credit facilities;

•	$103 million of debt issuance and deferred financing costs related to up-front fees paid upon the closing of these transactions; and

•	$12 million of equity contributions from Cheniere Partners.

Contractual Obligations

We are committed to make cash payments in the future pursuant to certain of our contracts. The following table summarizes certain contractual obligations (in millions) in place as of December 31, 2016:

	Payments Due By Period(1)
	Total	2017	2018 - 2019	2020 - 2021	Thereafter
Construction obligations(2)	$1,135	$740	$395	$—	$—
Purchase obligations(3)	7,982	1,641	2,212	1,959	2,170
Debt(4)	12,038	224	—	2,314	9,500
Interest Payments(4)	4,827	685	1,371	1,232	1,539
Operating lease obligations	7	—	1	1	5
Obligations to affiliates(5)	4,397	225	449	449	3,274

Total	$30,386	$3,515	$4,428	$5,955	$16,488

(1)	Agreements in force as of December 31, 2016 that have terms dependent on project milestone dates are based on the estimated dates as of December 31, 2016.
(2)	Construction obligations primarily relate to the EPC contracts for Trains 3 through 5 of the Liquefaction Project. The estimated remaining cost pursuant to our EPC contracts as of December 31, 2016 is included. A discussion of these obligations can be found at Note 13—Commitments and Contingencies of our Notes to Audited Financial Statements that have been included elsewhere in this prospectus.
(3)	Purchase obligations consist of contracts for which conditions precedent have been met, and primarily relate to natural gas supply, transportation and storage services, as well as maintenance contracts for the Liquefaction Project. As project milestones and other conditions precedent are achieved, our obligations are expected to increase accordingly.
(4)	Based on the total debt balance, scheduled maturities and interest rates in effect at December 31, 2016. See Note 10—Debt of our Notes to Audited Financial Statements that have been included elsewhere in this prospectus.
(5)	Obligations to affiliates relate to land subleased from SPLNG for the Liquefaction Project. Obligations arising through intercompany service agreements include TUA Fees with SPLNG, including amounts assumed under the TURA, and only include the fixed fee portion and do not include variable fees. A discussion of these obligations can be found in Note 11—Related Party Transactions of our Notes to Audited Financial Statements that have been included elsewhere in this prospectus. In addition, in the ordinary course of business, we maintain letters of credit and have certain cash restricted in support of certain performance obligations of our subsidiaries. As of December 31, 2016, we had $324 million aggregate amount of issued letters of credit under the Working Capital Facility and $358 million of current restricted cash. For more information, see Note 3—Restricted Cash of our Notes to Audited Financial Statements that have been included elsewhere in this prospectus.

Results of Operations

Three Months Ended March 31, 2017 vs. 2016

Our net loss was $4 million in the three months ended March 31, 2017, compared to a net loss of $47 million in the three months ended March 31, 2016. This $43 million decrease in net loss in 2017 was primarily a result of increased income from operations, which was partially offset by increased interest expense, net of amounts capitalized, and loss on early extinguishment of debt.

Year Ended December 31, 2016 vs. 2015

Our net loss was $193 million in the year ended December 31, 2016, compared to a net loss of $266 million in the year ended December 31, 2015. This $73 million decrease in net loss in 2016 was primarily a result of increased income from operations, decreased loss on early extinguishment of debt and decreased derivative loss, net, which was partially offset by increased interest expense, net of amounts capitalized.

Year Ended December 31, 2015 vs. 2014

Our net loss was $377 million in the year ended December 31, 2014. This $111 million decrease in net loss in 2015 was primarily a result of decreased derivative loss, net, increased cost recovery of sales and decreased loss on early extinguishment of debt, partially offset by increased general and administrative expense (“G&A Expense”) (including affiliate amounts) and increased interest expense, net of amounts capitalized.

Revenues

Three Months Ended March 31, 2017 vs. 2016

	Three Months Ended March 31,
(in millions)	2017	2016	Change
LNG revenues	$492	$—	$492
LNG revenues—affiliate	331	—	331

Total revenues	$823	$—	$823

We began recognizing LNG revenues from the Liquefaction Project following the substantial completion and the commencement of operating activities of Train 1 in May 2016. Trains 2 and 3 subsequently achieved substantial completion in September 2016 and March 2017, respectively. Prior to substantial completion of a Train, amounts received from the sale of commissioning cargoes from that Train are offset against LNG terminal construction-in-process because these amounts are earned during the testing phase for the construction of those Trains of the Liquefaction Project. During the three months ended March 31, 2017 and 2016, we realized offsets to LNG terminal costs of $124 million and $14 million, respectively, that were related to the sale of commissioning cargoes. During the three months ended March 31, 2017, we recognized revenues related to the sale of 128 million MMBtu of LNG and recognized an offset to LNG terminal costs related to the sale of 18 million MMBtu of LNG. An additional 8 million MMBtu of commissioning LNG was loaded during the current quarter but was in transit as of March 31, 2017. As additional Trains become operational, we expect our LNG revenues to increase in the future.

Year Ended December 31, 2016 vs. 2015

	Year Ended December 31,
(in millions)	2016	2015	Change	2014	Change
LNG revenues	$539	$—	$539	$—	$—
LNG revenues—affiliate	294	—	294	—	—

Total revenues	$833	$—	$833	$—	$—

We began recognizing LNG revenues from the Liquefaction Project following the substantial completion of Trains 1 and 2 and commencement of operating activities in May and September 2016, respectively. Prior to these dates, amounts received from the sale of commissioning cargoes were offset against LNG terminal construction-in-process because these amounts were earned during the testing phase for the construction of those Trains of the Liquefaction Project. During the year ended December 31, 2016, we loaded a total of 196 million MMBtu of LNG, of which 151 million MMBtu resulted in the recognition of revenues related to this volume. The remaining 45 million MMBtu of LNG loaded during the year ended December 31, 2016 was recognized as an offset to LNG terminal costs as it related to the sale of commissioning cargoes. As additional Trains become operational, we expect our LNG revenues to increase in the future.

Year Ended December 31, 2015 vs. 2014

There were no revenues recognized during the years ended December 31, 2015 and 2014.

Operating costs and expenses

Three Months Ended March 31, 2017 vs. 2016

	Three Months Ended March 31,
(in millions)	2017	2016	Change
Cost of sales	$510	$4	$506
Cost of sales—affiliate	4	—	4
Operating and maintenance expense	39	5	34
Operating and maintenance expense—affiliate	59	1	58
General and administrative expense	2	1	1
General and administrative expense—affiliate	17	17	—
Depreciation and amortization expense	47	2	45

Total operating costs and expenses	$678	$30	$648

Our total operating costs and expenses increased $648 million during the three months ended March 31, 2017 compared to the three months ended March 31, 2016, primarily as a result of the commencement of operations of at the Liquefaction Project in May 2016 upon the substantial completion of Train 1, followed by the substantial completion of Trains 2 and 3 in September 2016 and March 2017, respectively.

Cost of sales increased during the three months ended March 31, 2017 compared to the three months ended March 31, 2016 as a result of the commencement of operations at the Liquefaction Project. Cost of sales includes costs incurred directly for the production and delivery of LNG from the Liquefaction Project such as natural gas feedstock, variable transportation and storage costs, derivative gains and losses associated with economic hedges to secure natural gas feedstock for the Liquefaction Project, and other related costs to convert natural gas into LNG, all to the extent not utilized for the commissioning process.

Operating and maintenance expense (including affiliate amounts) increased during the three months ended March 31, 2017 as a result of the commencement of operations at the Liquefaction Project. Operating and maintenance expense includes costs associated with operating and maintaining the Liquefaction Project such as third-party service and maintenance contract costs, payroll and benefit costs of operations personnel, natural gas transportation and storage capacity demand charges, derivative gains and losses related to the sale and purchase of LNG associated with the regasification terminal, insurance and regulatory costs. Operating and maintenance expense—affiliate during the three months ended March 31, 2017 included $33 million paid to SPLNG under the TUA, $16 million paid to CTPL under natural gas transportation agreement and $10 million paid for service agreements. During the three months ended March 31, 2016, there were no fees paid under the TUA or the natural gas transportation agreement and $1 million for service agreements. Depreciation and amortization expense increased during the three months ended March 31, 2017 as we began depreciation of our assets related to Trains 1 through 3 of the Liquefaction Project upon reaching substantial completion.

As additional Trains become operational, we expect our operating costs and expenses to increase in the future, including higher depreciation and amortization expense as the related assets begin to be depreciated upon reaching substantial completion.

Year Ended December 31, 2016 vs. 2015

	Year Ended December 31,
(in millions)	2016	2015	Change	2014	Change
Cost (cost recovery) of sales	$416	$(32)	$448	$—	$(32)
Cost of sales—affiliate	7	—	7	—	—
Operating and maintenance expense	74	5	69	6	(1)
Operating and maintenance expense—affiliate	128	1	127	—	1
Terminal use agreement maintenance expense (recovery)	(1)	18	(19)	25	(7)
Development expense	—	3	(3)	9	(6)
Development expense—affiliate	1	1	—	1	—
General and administrative expense	8	6	2	6	—
General and administrative expense—affiliate	68	88	(20)	71	17
Depreciation and amortization expense	83	2	81	1	1

Total operating costs and expenses	$784	$92	$692	$119	$(27)

Our total operating costs and expenses increased $692 million during the year ended December 31, 2016 compared to the year ended December 31, 2015, primarily as a result of the commencement of operations of Trains 1 and 2 of the Liquefaction Project in May and September 2016, respectively.

Cost of sales increased during the year ended December 31, 2016 as a result of the commencement of operations at the Liquefaction Project compared to a cost recovery recognized during the year ended December 31, 2015. This cost recovery was due to a $32 million increase in fair value for our natural gas supply contracts recorded for the period, which we recognized following the completion and placement into service of modifications to the underlying pipeline infrastructure and the resulting development of a market for physical gas delivery at locations specified in a portion of our natural gas supply contracts. Similarly, during the year ended December 31, 2016, we recognized a $68 million increase in fair value of a natural gas supply contract due to the satisfaction of conditions precedent, including completion of relevant pipeline infrastructure, for that contract. Cost of sales includes costs incurred directly for the production and delivery of LNG from the Liquefaction Project such as natural gas feedstock, variable transportation and storage costs, derivative gains and losses associated with economic hedges to secure natural gas feedstock for the Liquefaction Project, and other related costs to convert natural gas into LNG, all to the extent not utilized for the commissioning process.

Operating and maintenance expense (including affiliate amounts) increased during the year ended December 31, 2016 as a result of the commencement of operations at the Liquefaction Project. Operating and maintenance expense includes costs associated with operating and maintaining the Liquefaction Project such as third-party service and maintenance contract costs, payroll and benefit costs of operations personnel, natural gas transportation and storage capacity demand charges, derivative gains and losses related to the sale and purchase of LNG associated with the regasification terminal, insurance and regulatory costs. Operating and maintenance expense—affiliate during the year ended December 31, 2016 included $61 million paid to SPLNG under the TUA and $45 million paid to CTPL under natural gas transportation precedent and other agreements. Depreciation and amortization expense increased during the year ended December 31, 2016 as we began depreciation of our assets related to Trains 1 and 2 of the Liquefaction Project upon reaching substantial completion.

Partially offsetting the increases above was a decrease to terminal use agreement maintenance expense of $19 million in the year ended December 31, 2016 compared to the year ended December 31, 2015. This decrease was primarily a result of not needing to import a cargo necessary to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal during the year ended December 31, 2016. During the year ended December 31, 2015, we incurred our proportionate share of the costs of the cargo imported in order to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal, which we are required to reimburse pursuant to our TUA with SPLNG.

G&A Expense—affiliate decreased $20 million in the year ended December 31, 2016 compared to the year ended December 31, 2015. This decrease was primarily a result of reallocation of resources from general and administrative activities to operating and maintenance activities following commencement of operations at the Liquefaction Project.

Year Ended December 31, 2015 vs. 2014

Our total operating costs and expenses decreased $27 million during the year ended December 31, 2015 compared to the year ended December 31, 2014, primarily as a result of the $32 million increase in cost recovery of sales during the year ended December 31, 2015, as described above.

Other expense (income)

Three Months Ended March 31, 2017 vs. 2016

	Three Months Ended March 31,
(in millions)	2017	2016	Change
Interest expense, net of capitalized interest	$105	$6	$99
Loss on early extinguishment of debt	42	—	42
Derivative loss, net	2	11	(9)

Total other expense	$149	$17	$132

Interest expense, net of capitalized interest, increased $99 million in the three months ended March 31, 2017 compared to the three months ended March 31, 2016 primarily as a result of an increase in our indebtedness outstanding (before premium, discount and unamortized debt issuance costs), from $10.1 billion as of March 31, 2016 to $13.7 billion as of March 31, 2017, and a decrease in the portion of total interest costs that could be capitalized as Trains 1 through 3 of the Liquefaction Project were no longer in construction. For the three months ended March 31, 2017, we incurred $186 million of total interest cost, of which we capitalized $81 million which was directly related to the construction of the Liquefaction Project. For the three months ended March 31, 2016, we incurred $147 million of total interest cost, of which we capitalized $141 million, which was directly related to the construction of the Liquefaction Project.

Loss on early extinguishment of debt increased $42 million in the three months ended March 31, 2017, as compared to the three months ended March 31, 2016. Loss on early extinguishment of debt recognized during the three months ended March 31, 2017 was attributable to the write-off of debt issuance costs upon termination of the remaining available balance of $1.6 billion under the 2015 Credit Facilities in connection with the issuance of the 2028 Senior Notes.

Derivative loss, net decreased $9 million in the three months ended March 31, 2017, as compared to the three months ended March 31, 2016. The net loss recognized during the three months ended March 31, 2017 was primarily due to a relative increase in the long-term forward LIBOR curve during the period, which was offset by a $7 million loss recognized upon the termination of interest rate swaps associated with approximately $1.6 billion of commitments that were terminated under the 2015 Credit Facilities. The net loss recognized during the three months ended March 31, 2016 was due to a relative decrease in the long-term forward LIBOR curve during the period.

Year Ended December 31, 2016 vs. 2015

	Year Ended December 31,
(in millions)	2016	2015	Change	2014	Change
Interest expense, net of capitalized interest	$186	$36	$150	$24	$12
Loss on early extinguishment of debt	52	96	(44)	114	(18)
Derivative loss, net	6	42	(36)	120	(78)
Other income	(1)	—	(1)	—	—

Total other expense	$243	$174	$69	$258	$(84)

Interest expense, net of capitalized interest, increased $150 million during the year ended December 31, 2016 compared to the year ended December 31, 2015 due to an increase in our indebtedness outstanding (before premium and unamortized debt issuance costs), from $9.4 billion as of December 31, 2015 to $12.0 billion as of December 31, 2016, and a decrease in the portion of total interest costs that could be capitalized as Trains 1 and 2 of the Liquefaction Project are no longer in construction. For the year ended December 31, 2016, we incurred $649 million of total interest cost, of which we capitalized $463 million, which was directly related to the construction of the Liquefaction Project. For the year ended December 31, 2015, we incurred $531 million of total interest cost, of which we capitalized $495 million, which was directly related to the construction of the Liquefaction Project.

Loss on early extinguishment of debt increased $44 million in the year ended December 31, 2016, as compared to the year ended December 31, 2015. Loss on early extinguishment of debt during the year ended December 31, 2016 was attributable to the write-off of debt issuance costs and payment of fees related to the $2.6 billion prepayment of outstanding borrowings and termination of commitments under the 2015 Credit Facilities in connection with the issuance of the 2026 Senior Notes and the 2027 Senior Notes. Loss on early extinguishment of debt during the year ended December 31, 2015 was attributable to the write-off of debt issuance costs and deferred commitment fees in connection with the termination of approximately $1.8 billion of commitments under our previous credit facilities in March 2015 and the replacement of our previous credit facilities with the 2015 Credit Facilities in June 2015.

Derivative loss, net decreased $36 million in the year ended December 31, 2016 compared to the year ended December 31, 2015, primarily due to a $35 million loss recognized in March 2015 upon the termination of interest rate swaps associated with our previous credit facilities.

Year Ended December 31, 2015 vs. 2014

Interest expense, net of capitalized interest, increased $12 million in 2015 as compared to 2014 due to an increase in our indebtedness outstanding as of December 31, 2015 compared to December 31, 2014. For the years ended December 31, 2015 and 2014, we incurred $531 million and $398 million of total interest cost, respectively, of which we capitalized and deferred $495 million and $374 million, respectively, which were directly related to the construction of the Liquefaction Project.

Loss on early extinguishment of debt decreased $18 million in 2015 as compared to 2014. Loss on early extinguishment of debt during the year ended December 31, 2015 was discussed above. Loss on early extinguishment of debt during the year ended December 31, 2014 was attributable to a write-off of debt issuance costs in connection with the early extinguishment of $2.1 billion of commitments under our previous credit facilities in May 2014.

Derivative loss, net decreased $78 million in 2015 as compared to 2014. The derivative loss recognized during the year ended December 31, 2014 was attributable to a decrease in long-term LIBOR during that period, whereas the movement in long-term LIBOR had a minimal effect on derivative loss for the year ended

December 31, 2015 as a result of a lower notional amount of interest rate derivatives. Instead of movement in long-term LIBOR rates, the $42 million derivative loss recognized during the year ended December 31, 2015 was primarily attributable to the loss recognized in March 2015 upon the termination of interest rate swaps associated with approximately $1.8 billion of commitments that were terminated under our previous credit facilities.

Off-Balance Sheet Arrangements

As of March 31, 2017, we had no transactions that met the definition of off-balance sheet arrangements that may have a current or future material effect on our financial position or operating results.

Summary of Critical Accounting Estimates

The preparation of Financial Statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Financial Statements and the accompanying notes. Management evaluates its estimates and related assumptions regularly, including those related to the value of properties, plant and equipment, asset retirement obligations (“AROs”) and fair values. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates. Management considers the following to be its most critical accounting estimates that involve significant judgment.

Fair Value

When necessary or required by GAAP, we estimate fair value for derivatives, long-lived assets for impairment testing, initial measurements of AROs and financial instruments that require fair-value disclosure, including debt. When we are required to measure fair value and there is not a market-observable price for the asset or liability or for a similar asset or liability, we use the cost, income or market valuation approaches depending on the quality of information available to support management’s assumptions. The cost approach is based on management’s best estimate of the current asset replacement cost. The income approach is based on management’s best assumptions regarding expectations of projected cash flows, and discounts the expected cash flows using a commensurate risk-adjusted discount rate. The market approach is based on management’s best assumptions regarding prices and other relevant information from market transactions involving comparable assets. Such evaluations involve significant judgment and the results are based on expected future events or conditions, such as sales prices, estimates of future LNG production, development, construction and operating costs and the timing thereof, future net cash flows, economic and regulatory climates and other factors, most of which are often outside of management’s control. However, assumptions used reflect a market participant’s view of long-term prices, costs and other factors, and are consistent with assumptions used in our business plans and investment decisions.

Derivative Instruments

All derivative instruments, other than those that satisfy specific exceptions, are recorded at fair value. We record changes in the fair value of our derivative positions based on the value for which the derivative instrument could be exchanged between willing parties. If market quotes are not available to estimate fair value, management’s best estimate of fair value is based on the quoted market price of derivatives with similar characteristics or determined through industry-standard valuation techniques.

Our derivative instruments consist of interest rate swaps, financial commodity derivative contracts transacted in an over-the-counter market and index-based physical commodity contracts. We value our interest rate swaps using observable inputs including interest rate curves, risk adjusted discount rates, credit spreads and other relevant data. Valuation of our financial commodity derivative contracts is determined using observable commodity price curves and other relevant data. Valuation of our index-based physical commodity contracts is developed through the use of internal models which are impacted by inputs that are unobservable in the marketplace, market transactions and other relevant data.

Gains and losses on derivative instruments are recognized currently in earnings. The ultimate fair value of our derivative instruments is uncertain, and we believe that it is reasonably possible that a change in the estimated fair value could occur in the near future as interest rates and commodity prices change.

Impairment of Long-Lived Assets

A long-lived asset, including an intangible asset, is evaluated for potential impairment whenever events or changes in circumstances indicate that its carrying value may not be recoverable. Recoverability generally is determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value. We use a variety of fair value measurement techniques when market information for the same or similar assets does not exist. Projections of future operating results and cash flows may vary significantly from results. Management reviews its estimates of cash flows on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment.

Recent Accounting Standards

For descriptions of recently issued accounting standards, see Note 12—Recent Accounting Standards of our Notes to Unaudited Financial Statements that have been included elsewhere in this prospectus.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Marketing and Trading Commodity Price Risk

We have entered into commodity derivatives consisting of natural gas supply contracts to secure natural gas feedstock for the Liquefaction Project (“Liquefaction Supply Derivatives”). In order to test the sensitivity of the fair value of the Liquefaction Supply Derivatives to changes in underlying commodity prices, management modeled a 10% change in the commodity price for natural gas for each delivery location as follows (in millions):

	March 31, 2017		December 31, 2016		December 31, 2015
	Fair Value	Change in Fair Value	Fair Value	Change in Fair Value	Fair Value	Change in Fair Value
Liquefaction Supply Derivatives	$39	$2	$73	$6	$32	$1

See Note 7—Derivative Instruments of our Notes to Unaudited Financial Statements that have been included elsewhere in this prospectus for additional details about our derivative instruments.

Interest Rate Risk

We had entered into interest rate swaps to hedge the exposure to volatility in a portion of the floating-rate interest payments under our 2015 Credit Facilities (“Interest Rate Derivatives”). In order to test the sensitivity of the fair value of the Interest Rate Derivatives to changes in interest rates, management modeled a 10% change in the forward 1-month LIBOR curve across the remaining terms of the Interest Rate Derivatives as follows (in millions):

	March 31, 2017				December 31, 2016		December 31, 2015
	Fair Value		Change in Fair Value		Fair Value	Change in Fair Value	Fair Value	Change in Fair Value
Interest Rate Derivatives	$	—	$	—	$(6)	$2	$(9)	$3

BUSINESS

Overview

We are a Delaware limited liability company formed by Cheniere Partners in June 2010 to own, develop and operate the Liquefaction Project in Cameron Parish, Louisiana at the Sabine Pass LNG terminal adjacent to the existing regasification facilities owned and operated by SPLNG. Our vision is to be recognized as the premier global LNG company and provide a reliable, competitive and integrated source of LNG to our customers while creating a safe, productive and rewarding work environment for our employees. The liquefaction of natural gas into LNG allows it to be shipped economically from areas of the world where natural gas is abundant and inexpensive to produce to other areas where natural gas demand and infrastructure exist to economically justify the use of LNG. We plan to construct up to six Trains, which are in various stages of development, construction and operations. Trains 1, 2 and 3 have commenced commercial operations, Train 4 is undergoing commissioning, Train 5 is under construction and Train 6 is being commercialized and has all necessary regulatory approvals in place. Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 4.5 mtpa of LNG. We and SPLNG are each indirect wholly owned subsidiaries of Cheniere Investments, which is a wholly owned subsidiary of Cheniere Partners. Cheniere Partners, a publicly traded limited partnership, is a 55.9% owned subsidiary of Cheniere Energy Partners LP Holdings, LLC, which is, in turn, an 82.7% owned subsidiary of Cheniere, a Houston-based energy company primarily engaged in LNG-related businesses.

Our Business Strategy

Our primary objective is to generate stable cash flows by:

•	completing construction and commencing operation of the first five Trains of the Liquefaction Project;

•	developing and operating our Trains safely, efficiently and reliably;

•	making LNG available to our long-term SPA customers to generate steady and reliable revenues and operating cash flows; and

•	obtaining the requisite long-term commercial contracts and financing to reach an FID regarding Train 6 of the Liquefaction Project.

Our Liquefaction Project

We are developing, constructing and operating the Liquefaction Project at the Sabine Pass LNG terminal. We have received authorization from the FERC to site, construct and operate Trains 1 through 6. The following table summarizes the overall project status of the Liquefaction Project as of April 30, 2017:

	Trains 1 & 2		Trains 3 & 4		Train 5
Overall project completion percentage	100%		97.3%		65.4%
Completion percentage of:
Engineering	100%		100%		99.4%
Procurement	100%		100%		95.3%
Subcontract work	100%		88.8%		47.2%
Construction	100%		97.4%		22.3%
Date of expected substantial completion	Train 1 Train 2	Operational Operational	Train 3 Train 4	Operational 2H 2017	Train 5	2H 2019

We achieved substantial completion of Trains 1, 2 and 3 of the Liquefaction Project and commenced commercial operations in May 2016, September 2016 and March 2017, respectively, and started the commissioning of Train 4 of the Liquefaction Project in March 2017. Substantially all of our long-lived assets are located in the United States.

The following orders have been issued by the DOE authorizing the export of domestically produced LNG by vessel from the Sabine Pass LNG terminal:

•	Trains 1 through 4—FTA countries for a 30-year term, which commenced on May 15, 2016, and non-FTA countries for a 20-year term, which commenced on June 3, 2016, in an amount up to a combined total of the equivalent of 16 mtpa (approximately 803 Bcf/yr of natural gas).

•	Trains 1 through 4—FTA countries for a 25-year term and non-FTA countries for a 20-year term, in an amount up to a combined total of the equivalent of approximately 203 Bcf/yr of natural gas (approximately 4 mtpa).

•	Trains 5 and 6—FTA countries and non-FTA countries for a 20-year term, in an amount up to a combined total of 503.3 Bcf/yr of natural gas (approximately 10 mtpa).

In each case, the terms of these authorizations begin on the earlier of the date of first export thereunder or the date specified in the particular order, which ranges from five to 10 years from the date the order was issued. In addition, we received an order providing for a three-year makeup period with respect to each of the non-FTA orders for LNG volumes we were unable to export during any portion of the initial 20-year export period of such order.

In January 2016, the DOE issued an order authorizing us to export domestically produced LNG by vessel from the Sabine Pass LNG terminal to FTA countries and non-FTA countries over a two-year period commencing on January 15, 2016, in an aggregate amount up to the equivalent of 600 Bcf of natural gas (however, exports to non-FTA countries under this order, when combined with exports to non-FTA countries under the orders related to Trains 1 through 4 above, may not exceed 1,006 Bcf/yr).

A party to the proceedings requested rehearings of the orders above related to the export of 803 Bcf/yr, 203 Bcf/yr and 503.3 Bcf/yr to non-FTA countries. The DOE issued orders denying rehearing of the orders. The same party petitioned the U.S. Court of Appeals for the District of Columbia Circuit to review (i) the 203 Bcf/yr order to non-FTA countries and the order denying the request for rehearing of the same and (ii) the 503.3 Bcf/yr order to non-FTA countries and the order denying the request for rehearing of the same. Both appeals are pending.

Customers

We have entered into six fixed price, 20-year SPAs with extension rights with third parties to make available an aggregate amount of LNG that equates to approximately 19.75 mtpa of LNG, which is approximately 88% of the expected aggregate nominal production capacity of Trains 1 through 5. The obligation to make LNG available under the SPAs commences from the date of first commercial delivery for Trains 1 through 5, as specified in each SPA. Under these SPAs, the customers will purchase LNG from us for a price consisting of a fixed fee per MMBtu of LNG (a portion of which is subject to annual adjustment for inflation) plus a variable fee equal to 115% of Henry Hub per MMBtu of LNG. In certain circumstances, the customers may elect to cancel or suspend deliveries of LNG cargoes, in which case the customers would still be required to pay the fixed fee with respect to the contracted volumes that are not delivered as a result of such cancellation or suspension. The SPAs and contracted volumes to be made available under the SPAs are not tied to a specific Train; however, the term of each SPA commences upon the start of operations of a specified Train.

As of December 31, 2016, we had the following third-party SPAs:

	BG Gulf Coast LNG, LLC	Gas Natural Fenosa LNG GOM, Limited	Korea Gas Corporation	GAIL (India) Limited	Total Gas & Power North America, Inc.	Centrica plc
Annual contract quantity of LNG (in million MMBtu)	286.50 (1) (2)	182.50 (3)	182.50	182.50	104.75	91.25
Annual contract quantity of LNG (mtpa)	5.5	3.5	3.5	3.5	2.0	1.75
Expected annual fixed fees (in millions)	$723 (1)	$454	$548	$548	$314	$274
Fixed fees $/MMBtu	$2.25 - $3.00 (1)	$2.49	$3.00	$3.00	$3.00	$3.00
Variable fee per MMBtu	115% of Henry Hub	115% of Henry Hub	115% of Henry Hub	115% of Henry Hub	115% of Henry Hub	115% of Henry Hub
Contract start (date of first commercial delivery for applicable Train)	Train 1 (1)	Train 2	Train 3	Train 4	Train 5	Train 5
Guarantor	BG Energy Holdings Limited	Gas Natural SDG S.A.	N/A	N/A	Total S.A.	N/A
Principal place of business of customer	United States	Republic of Ireland	Republic of Korea	India	United States	England and Wales

(1)	Includes an annual contract quantity of 182.5 million MMBtu of LNG upon the date of first commercial delivery of Train 1 with a fixed fee of $2.25 per MMBtu and includes additional annual contract quantities of 36.5 million MMBtu, 34.0 million MMBtu and 33.5 million MMBtu upon the date of first commercial delivery for Trains 2, 3 and 4, respectively, with a fixed fee of $3.00 per MMBtu. Annual fixed fees of approximately $723 million are expected following the date of first commercial delivery of Train 4, consisting of approximately $520 million related to Trains 1 and 2 and approximately $203 million related to Trains 3 and 4.
(2)	Does not include 500,000 MMBtu/d of LNG at a fixed fee of $2.25 per MMBtu of LNG that was available upon Train 1 becoming commercially operable prior to the beginning of its first delivery window.
(3)	Does not include 285,000 MMBtu/d of LNG at a fixed fee of $2.49 per MMBtu of LNG that is available upon Train 2 becoming commercially operable prior to the beginning of its first delivery window.

In aggregate, the fixed fee portion to be paid by the third-party SPA customers is approximately $2.9 billion annually for Trains 1 through 5, with the applicable fixed fees starting from the date of first commercial delivery from the applicable Train. These fixed fees equal approximately $411 million, $564 million, $650 million, $648 million and $588 million for each of Trains 1 through 5, respectively.

In addition, Cheniere Marketing has entered into an SPA with us to purchase, at Cheniere Marketing’s option, any LNG produced by us in excess of that required for other customers.

During the year ended December 31, 2016, revenues from external customers that were derived from domestic customers was $415 million and from customers outside of the United States was $125 million. We attribute revenues from external customers to the country in which the party to the applicable agreement has its principal place of business.

Natural Gas Transportation, Storage and Supply

To ensure we are able to transport adequate natural gas feedstock to the Sabine Pass LNG terminal, we have entered into transportation precedent and other agreements to secure firm pipeline transportation capacity with CTPL and third-party pipeline companies. We have entered into firm storage services agreements with third parties to assist in managing volatility in natural gas needs for the Liquefaction Project. We have also entered into enabling agreements and long-term natural gas supply contracts with third parties in order to secure natural gas feedstock for the Liquefaction Project. As of March 31, 2017, we have secured up to approximately 2,051 million MMBtu of natural gas feedstock through long-term and short-term natural gas supply contracts.

Construction

We have entered into lump sum turnkey contracts with Bechtel for the engineering, procurement and construction of Trains 1 through 5 of the Liquefaction Project, under which Bechtel charges a lump sum for all work performed and generally bears project cost risk unless certain specified events occur, in which case Bechtel may cause us to enter into a change order, or we agree with Bechtel to a change order.

The total contract prices of the EPC contract for Trains 1 and 2, the EPC contract for Trains 3 and 4 and the EPC contract for Train 5 of the Liquefaction Project are approximately $4.1 billion, $3.9 billion and $3.0 billion, respectively, reflecting amounts incurred under change orders through March 31, 2017. Total expected capital costs for Trains 1 through 5 of the Liquefaction Project are estimated to be between $12.5 billion and $13.5 billion before financing costs and between $17.5 billion and $18.5 billion after financing costs, including, in each case, estimated owner’s costs and contingencies.

Pipeline Facilities

During the third quarter of 2015, CTPL completed construction of modifications to allow the Creole Trail Pipeline to be able to transport natural gas to the Sabine Pass LNG terminal.

Final Investment Decision on Train 6

We will contemplate making an FID to commence construction of Train 6 of the Liquefaction Project based upon, among other things, entering into an EPC contract, entering into acceptable commercial arrangements and obtaining adequate financing to construct Train 6.

Terminal Use Agreements

We have entered into a TUA with SPLNG to provide berthing for LNG vessels and for the unloading, loading, storage and regasification of LNG. We have reserved approximately 2.0 Bcf/d of regasification capacity and we are obligated to make monthly capacity payments to SPLNG aggregating approximately $250 million per year (the “TUA Fees”), continuing until at least 20 years after we deliver our first commercial cargo at the Liquefaction Project. We obtained this reserved capacity as a result of an assignment in July 2012 by Cheniere Investments of its rights, title and interest under its TUA. In connection with the assignment, we, Cheniere Investments and SPLNG also entered into a terminal use rights assignment and agreement the TURA pursuant to which Cheniere Investments has the right to use our reserved capacity under the TUA and has the obligation to pay the TUA Fees required by the TUA to SPLNG. Cheniere Investments’ right to use our capacity at the Sabine Pass LNG terminal and its respective percentage of TUA Fees payable is reduced from 100% to zero (unless Cheniere Investments utilizes terminal use capacity after Train 4 reaches commercial operations) as each of Trains 1 through 4 reaches commercial operation. The percentage of the TUA Fees payable by Cheniere Investments and by us varies based upon the number of Trains that have reached commercial operations. The following table shows the percentages of all TUA Fees payable to SPLNG by Cheniere Investments and us in accordance with the TURA:

Period	Percentage of TUA Fees Payable by Investments	Percentage of TUA Fees Payable by SPL
Prior to May 2016 (substantial completion of Train 1)	100%	0%
May 2016—September 2016 (substantial completion of Train 2)	75%	25%
September 2016—March 2017 (substantial completion of Train 3)	50%	50%
March 2017 through substantial completion of Train 4	25%	75%
After substantial completion of Train 4	0%	100%

Cheniere Partners has guaranteed our obligations under our TUA and the obligations of Cheniere Investments under the TURA. During the three months ended March 31, 2017, we recorded operating and maintenance expense—affiliate of $33 million for the TUA Fees and cost of sales—affiliate of $4 million for cargo loading services incurred under the TURA. We did not record any expenses under the TURA during the three months ended March 31, 2016.

Additionally, we have entered into a partial TUA assignment agreement with Total, another TUA customer, whereby upon substantial completion of Train 3, we commenced gaining access to a portion of Total’s capacity and other services provided under Total’s TUA with SPLNG. This agreement provides us with additional berthing and storage capacity at the Sabine Pass LNG terminal that may be used to provide increased flexibility in managing LNG cargo loading and unloading activity, permit us to more flexibly manage our LNG storage capacity and accommodate the development of Trains 5 and 6. Notwithstanding any arrangements between Total and us, payments required to be made by Total to SPLNG will continue to be made by Total to SPLNG in accordance with its TUA.

Governmental Regulation

The Liquefaction Project is subject to extensive regulation under federal, state and local statutes, rules, regulations and laws. These laws require that we engage in consultations with appropriate federal and state agencies and that we obtain and maintain applicable permits and other authorizations. This regulatory requirement may increase the cost of constructing and operating the Liquefaction Project, and failure to comply with such laws could result in substantial penalties and/or loss of necessary authorizations. Any development of additional Trains, pipelines and other related facilities will require a similar permitting process.

FERC

The design, construction and operation of the Liquefaction Project and the export of LNG are highly regulated activities. In order to site, construct and operate the Liquefaction Project, we received and are required to maintain authorizations from the FERC under Section 3 of the NGA, as well as several other material governmental and regulatory approvals and permits.

The Energy Policy Act of 2005 (the “EPAct”) amended Section 3 of the NGA to establish or clarify the FERC’s exclusive authority to approve or deny an application for the siting, construction, expansion or operation of LNG terminals, although except as specifically provided in the EPAct, nothing in the EPAct is intended to affect otherwise applicable law related to any other federal agency’s authorities or responsibilities related to LNG terminals. The FERC issued final orders in April and July 2012 approving our application for an order under Section 3 of the NGA authorizing the siting, construction and operation of Trains 1 through 4 of the Liquefaction Project (and related facilities). Subsequently, the FERC issued written approval to commence site preparation work for Trains 1 through 4. In October 2012, we applied to amend the FERC approval to reflect certain modifications to the Liquefaction Project, and in August 2013, the FERC issued an order approving the modifications. In October 2013, we applied to further amend the FERC approval, requesting authorization to increase the total permitted LNG production capacity of Trains 1 through 4 from the then authorized 803 Bcf/yr to 1,006 Bcf/yr so as to more accurately reflect the estimated maximum LNG production capacity of Trains 1 through 4. In February 2014, the FERC issued an order approving the October 2013 application (the “February 2014 Order”). A party to the proceeding requested a rehearing of the February 2014 Order, and in September 2014, the FERC issued an order denying the rehearing request (the “FERC Order Denying Rehearing”). The party petitioned the U.S. Court of Appeals for the District of Columbia Circuit to review the February 2014 Order and the FERC Order Denying Rehearing. The court denied the petition in June 2016. In September 2013, we filed an application with the FERC for authorization to add Trains 5 and 6 to the Liquefaction Project, which was granted by the FERC in an order issued in April 2015 and an order denying rehearing issued in June 2015. These orders are not subject to review.

Several other material governmental and regulatory approvals and permits will be required throughout the life of our Liquefaction Project. In addition, the FERC orders require us to comply with certain ongoing conditions and obtain certain additional FERC and other regulatory agency approvals as construction progresses. To date, we have been able to obtain these approvals as needed and the need for these approvals has not materially affected our construction progress. Throughout the life of the Liquefaction Project, we will be subject to regular reporting requirements to the FERC and applicable federal state regulatory agencies regarding the operation and maintenance of our facilities.

In 2002, the FERC concluded that it would apply light-handed regulation over the rates, terms and conditions agreed to by parties for LNG terminalling services, such that LNG terminal owners would not be required to provide open-access service at non-discriminatory rates or maintain a tariff or rate schedule on file with the FERC, as distinguished from the requirements applied to FERC-regulated natural gas pipelines. The EPAct codified the FERC’s policy, but those provisions expired on January 1, 2015. Nonetheless, we see no indication that the FERC intends to modify its longstanding policy of light-handed regulation of LNG terminals.

DOE Export License

The DOE has authorized the export of domestically produced LNG by vessel from the Sabine Pass LNG terminal as discussed in “—Our Liquefaction Project”. Although it is not expected to occur, the loss of an export authorization could be a force majeure event under our SPAs.

Exports of natural gas to FTA countries are “deemed to be consistent with the public interest” and authorization to export LNG to FTA countries shall be granted by the DOE without “modification or delay.” FTA countries which import LNG now or will do so by the end of 2017 include Canada, Chile, Colombia,

Jordan, Mexico, Singapore, South Korea and the Dominican Republic. Exports of natural gas to non-FTA countries are considered by the DOE in the context of a comment period whereby interveners are provided the opportunity to assert that such authorization would not be consistent with the public interest.

Other Governmental Permits, Approvals and Authorizations

The construction and operation of the Liquefaction Project are subject to additional federal permits, orders, approvals and consultations required by other federal agencies, including the U.S. Department of Transportation (“DOT”), Advisory Council on Historic Preservation, U.S. Army Corps of Engineers (“USACE”), U.S. Department of Commerce, National Marine Fisheries Services, U.S. Department of the Interior, U.S. Fish and Wildlife Service, the EPA and U.S. Department of Homeland Security.

Three significant permits are the USACE Section 404 of the Clean Water Act/Section 10 of the Rivers and Harbors Act Permit (the “Section 10/404 Permit”), the Clean Air Act Title V Operating Permit (the “Title V Permit”) and the Prevention of Significant Deterioration Permit (the “PSD Permit”), of which the latter two permits are issued by the Louisiana Department of Environmental Quality (“LDEQ”).

The application for revision of the Sabine Pass LNG terminal’s Section 10/404 Permit to authorize construction of Trains 1 through 4 was submitted in January 2011. The process included a public comment period which commenced in March 2011 and closed in April 2011. The revised Section 10/404 Permit was received from the USACE in March 2012. A modification to the Section 10/404 Permit, to address wetlands impacted by the construction of Trains 5 and 6, was issued by the USACE in June 2015. The USACE acted in the capacity as a cooperating agency in the review process under the National Environmental Policy Act of 1969. In addition, a Section 10/404 Permit application is pending with respect to the expansion of the Creole Trail Pipeline. These permits will require us to provide mitigation to compensate for the wetlands impacted by the respective projects. The application to amend the Sabine Pass LNG terminal’s existing Title V and PSD Permits to authorize construction of Trains 1 through 4 was initially submitted in December 2010 and revised in March 2011. The process included a public comment period from June 2011 to August 2011 and a public hearing in August 2011. The final revised Title V and PSD Permits were issued by the LDEQ in December 2011. Although these permits are final, a petition with the EPA has been filed pursuant to the Clean Air Act requesting that the EPA object to the Title V Permit. The EPA has not ruled on this petition. In June 2012, we applied to the LDEQ for a further amendment to the Title V and PSD Permits to reflect proposed modifications to the Liquefaction Project that were filed with the FERC in October 2012. The LDEQ issued the amended PSD and Title V Permits in March 2013. These permits are final. In September 2013, we applied to the LDEQ for another amendment to its PSD and Title V Permits seeking approval to, among other things, construct and operate Trains 5 and 6. The LDEQ issued the amended PSD and Title V Permits in June 2015. These permits are final.

In August 2014, the Sabine Pass LNG terminal’s existing wastewater discharge permit was modified by LDEQ to authorize the discharge of wastewaters from the liquefaction facilities. We intend to apply for a modification of this permit in mid-2017 to include wastewaters generated with respect to the anticipated operations of Trains 5 and 6.

The Sabine Pass LNG terminal is subject to DOT safety regulations and standards for the transportation and storage of LNG and regulations of the U.S. Coast Guard relating to maritime safety and facility security.

CFTC

The Dodd-Frank Act amended the Commodity Exchange Act to provide for federal regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The regulatory regime created by the Dodd-Frank Act is designed primarily to (1) regulate certain participants in the swaps markets, including entities falling within the categories of “Swap Dealer” and “Major Swap Participant,” (2) require clearing and exchange trading of standardized swaps of certain classes as designated by the CFTC, (3) increase swap market transparency through robust reporting and recordkeeping requirements, (4) reduce financial risks in the derivatives market by imposing margin or collateral requirements on both cleared and, in certain cases, uncleared swaps, (5) provide the CFTC with expanded authority to establish position limits on certain physical commodity futures and options contracts and their economically equivalent swaps as it finds necessary and appropriate, and (6) otherwise enhance the rulemaking and enforcement authority of the CFTC and the SEC regarding the derivatives markets. As required by the Dodd-Frank Act, the CFTC, the SEC and other regulators have been promulgating rules and regulations implementing the regulatory provisions of the Dodd-Frank Act, although neither the CFTC nor the SEC has yet adopted or implemented all of the rules required by the Dodd-Frank Act. In addition, the CFTC and its staff regularly issue rule amendments and guidance, policy statements and letters interpreting or taking no-action positions, including time-limited no action positions, regarding the derivatives provisions of the Dodd-Frank Act and the rules of the CFTC under these provisions.

A provision of the Dodd-Frank Act requires the CFTC, in order to diminish or prevent excessive speculation in commodity markets, to adopt rules, as it finds necessary and appropriate, imposing new position limits on certain physical commodity futures contracts and options thereon, as well as economically equivalent swaps and on over-the-counter swaps that perform a significant price discovery function with respect to certain markets. In that regard, the CFTC has proposed position limits rules that would modify and expand the applicability of limits on the speculative positions in certain physical commodity futures and options contracts, as well as economically equivalent swaps for or linked to certain physical commodities, including Henry Hub natural gas, that market participants may hold, subject to limited exemptions for certain bona fide hedging and other types of transactions. It is uncertain at this time whether, when and in what form the CFTC’s proposed new position limits rules may become final and effective.

Pursuant to rules adopted by the CFTC, four classes of interest rate swaps (e.g., fixed-to-float, basis swaps, forward rate agreements and overnight index swaps) denominated in several currencies and two classes of index credit default swaps must be cleared through a derivatives clearing organization and executed on an exchange or swap execution facility. The CFTC has not yet proposed to designate swaps in any other asset classes, including swaps relating to physical commodities, for mandatory clearing or trade execution, but could do so in the future. Although we expect to qualify for the end-user exception from the mandatory clearing and exchange-trading requirements applicable to any swaps that we enter into to hedge our interest rate risk, the mandatory clearing and exchange-trading requirements may apply to other market participants, including our counterparties, with respect to other swaps, and the application of such rules may change the market cost and general availability in the market of swaps of the type we enter into to hedge our interest rate risk and, thus, the cost and availability of the swaps that we use for hedging.

As required by provisions of the Dodd-Frank Act, the CFTC and federal banking regulators have adopted rules to require Swap Dealers and Major Swap Participants, including those that are regulated financial institutions, to collect initial and variation margin with respect to uncleared swaps from their counterparties that are financial end users, registered swap dealers or major swap participants. These rules, which are currently effective for variation margin requirements and being phased in for initial margin requirements, do not require collection of margin from non-financial-entity end users who qualify for the end user exception from the mandatory clearing requirement. We expect to continue to qualify as such a commercial end user with respect to the swaps that we enter into to hedge our interest rate risk. The Dodd-Frank Act’s swaps regulatory provisions and the related rules may adversely affect our existing derivative contracts and restrict our ability to monetize such contracts, cause us to restructure certain contracts, reduce the availability of derivatives to protect against risks or to optimize assets, increase the costs of entering into and maintaining swaps, adversely affect our ability to execute our hedging strategies and impact the liquidity of certain swaps products, all of which could increase our business costs.

Under the Commodity Exchange Act as amended by the Dodd-Frank Act, the CFTC is directed generally to prevent manipulation, including by fraudulent or deceptive practices, in two markets: (1) physical commodities traded in interstate commerce, including physical energy and other commodities, as well as (2) financial instruments, such as futures, options and swaps, on any commodity. Pursuant to the Dodd-Frank Act, the CFTC has adopted additional anti-manipulation and anti-disruptive trading practices regulations that prohibit, among other things, manipulative or deceptive schemes in the physical commodities, futures, options and swaps markets. In addition, separate from the Dodd-Frank Act, our use of futures and options on commodities is subject to the Commodity Exchange Act and CFTC regulations, as well as the rules of futures exchanges on which any of these instruments are executed. Should we violate any of these laws and regulations, we could be subject to a CFTC or an exchange enforcement action and material penalties, possibly resulting in changes in the rates we can charge.

Environmental Regulation

The Liquefaction Project is subject to various federal, state and local laws and regulations relating to the protection of the environment and natural resources. These environmental laws and regulations require significant expenditures for compliance, can affect the cost and output of operations and may impose substantial penalties for non-compliance and substantial liabilities for pollution. Many of these laws and regulations, such as those noted below, restrict or prohibit impacts to the environment or the types, quantities and concentration of substances that can be released into the environment and can lead to substantial civil and criminal fines and penalties for non-compliance.

CAA

The Liquefaction Project is subject to the federal CAA and comparable state and local laws. We may be required to incur certain capital expenditures over the next several years for air pollution control equipment in connection with maintaining or obtaining permits and approvals addressing air emission-related issues. We do not believe, however, that our operations, or the construction and operations of the Liquefaction Project, will be materially and adversely affected by any such requirements.

In 2009, the EPA promulgated and finalized the Mandatory Greenhouse Gas Reporting Rule for multiple sections of the economy. This rule requires mandatory reporting of GHG emissions from stationary sources, including fuel combustion sources. In 2010, the EPA expanded the rule to include reporting obligations for LNG terminals. In addition, the EPA has defined GHG emissions thresholds that would subject GHG emissions from new and modified industrial sources to regulation if the source is subject to PSD Permit requirements due to its emissions of non-GHG criteria pollutants. In June 2013, the Obama Administration issued its Climate Action Plan, which announced a wide-ranging set of executive actions to be implemented to cut carbon emissions in the United States. The Obama Administration has also issued regulations limiting GHG emissions from new and existing electrical generating stations (the latter is known as the Clean Power Plan). These rules are currently subject to court challenge , although in April 2017 the D.C. Circuit stayed these court challenges for 60 days and may ultimately remand these regulations to EPA. The Trump Administration issued an executive order March 28, 2017 rescinding major elements of the Climate Action Plan and instructing the EPA to review and, if appropriate, suspend, revise or rescind certain regulations, including the Clean Power Plan and the new source performance standards for power plants. The March 28th executive order, the changes in administration policy that will follow from the executive order, and the expected legal challenges to these actions, create uncertainty with respect to the timing, extent and impact of GHG regulation. From time to time, Congress has considered proposed legislation directed at reducing GHG emissions. In addition, many states have already taken regulatory action to monitor and/or reduce emissions of GHGs, primarily through the development of GHG emission inventories or regional GHG cap and trade programs. It is not possible at this time to predict how future regulations or legislation may address GHG emissions and impact our business. However, future regulations and laws could result in increased compliance costs or additional operating restrictions and could have a material adverse effect on our business, financial position, operating results and cash flows.

Coastal Zone Management Act (“CZMA”)

The siting and construction of the Liquefaction Project within the coastal zone may be subject to requirements of the CZMA. The CZMA is administered by the states (in Louisiana, by the Department of Natural Resources, and in Texas, by the General Land Office). This program is implemented to ensure that impacts to coastal areas are consistent with the intent of the CZMA to manage the coastal areas.

CWA

The Liquefaction Project is subject to the federal CWA and analogous state and local laws. The CWA imposes strict controls on the discharge of pollutants into the navigable waters of the United States, including discharges of wastewater and storm water runoff and fill/discharges into waters of the United States. Permits must be obtained prior to discharging pollutants into state and federal waters. The CWA is administered by the EPA, the USACE and by the states (in Louisiana, by the LDEQ).

RCRA

The federal RCRA and comparable state statutes govern the generation, handling and disposal of solid and hazardous wastes and require corrective action for releases into the environment. In the event such wastes are generated in connection with the Liquefaction Project, we will be subject to regulatory requirements affecting the handling, transportation, treatment, storage and disposal of such wastes.

Endangered Species Act

The Liquefaction Project may be restricted by requirements under the Endangered Species Act, which seeks to protect endangered or threatened animal, fish and plant species and designated habitats.

Market Factors and Competition

The Liquefaction Project currently does not experience competition with respect to Trains 1 through 5. We have entered into six fixed price, 20-year SPAs with third parties that will utilize substantially all of the liquefaction capacity available from these Trains. Each customer will be required to pay an escalating fixed fee for its annual contract quantity even if it elects not to purchase any LNG from us.

If and when we need to replace any existing SPA or enter into new SPAs, we will compete on the basis of price per contracted volume of LNG with other natural gas liquefaction projects throughout the world. Cheniere is currently developing a natural gas liquefaction facility near Corpus Christi, Texas and has entered into eight fixed price, 20-year third-party SPAs for the sale of LNG from this natural gas liquefaction facility, and may continue to enter into commercial agreements with respect to this natural gas liquefaction facility that might otherwise have been entered into with respect to Train 6. Revenues associated with any incremental volumes of the Liquefaction Project, including those under the Cheniere Marketing SPA discussed above, will also be subject to market-based price competition. Many of the companies with which we compete are major energy corporations with longer operating histories, more development experience, greater name recognition, greater financial, technical and marketing resources and greater access to markets than us.

Our ability to enter into additional long-term SPAs to underpin the development of additional Trains, sell any quantities of LNG available under the SPAs with Cheniere Marketing, or develop new projects is subject to market factors. These factors include changes in worldwide supply and demand for natural gas, LNG and substitute products, the relative prices for natural gas, crude oil and substitute products in North America and international markets, the rate of fuel switching for power generation from coal, nuclear or oil to natural gas and economic growth in developing countries. In addition, Cheniere’s ability to obtain additional funding to execute its business strategy is subject to the investment community’s appetite for investment in LNG and natural gas infrastructure and Cheniere’s ability to access capital markets.

We expect that global demand for natural gas and LNG will continue to increase as nations seek more abundant, reliable and environmentally cleaner fuel alternatives to oil and coal. Global demand for natural gas is projected by the International Energy Agency to grow by approximately 21 Tcf between 2014 and 2025, with LNG maintaining its current share of approximately 10% of the global market. Wood Mackenzie forecasts that global demand for LNG will increase by 67%, from approximately 258 mtpa, or 12 Tcf, in 2016, to 428 mtpa, or 21 Tcf, in 2025 and that LNG production from existing facilities and new facilities already under construction will be able to supply the market with 368 mtpa in 2025, resulting in a market need for construction of additional facilities capable of producing an incremental 60 mtpa of LNG. We believe our new project that does not already have capacity sold under long-term contracts is competitive with new proposed projects globally and is well-positioned to capture a portion of this incremental market need.

Our LNG business has limited exposure to the decline in oil prices as we have contracted a significant portion of our LNG production capacity under long-term sale and purchase agreements. These agreements contain fixed fees that are required to be paid even if the customers elect to cancel or suspend delivery of LNG cargoes. To date, we have contracted approximately 19.75 mtpa of aggregate production capacity for Trains 1 through 5 of the Liquefaction Project with third-party customers. Train 6 has not been contracted to date. As of January 12, 2017, U.S. natural gas prices indicate that LNG exported from the U.S. continues to be competitively priced, supporting the opportunity for U.S. LNG to fill uncontracted future demand through the execution of long-term, medium-term and short-term contracting of LNG from our terminal.

Employees

We have no employees. We have contracts with subsidiaries of Cheniere and Cheniere Partners for operations, maintenance and management services. As of April 30, 2017, Cheniere and its subsidiaries had approximately 930 full-time employees, including approximately 325 employees who directly supported the Liquefaction Project.

Legal Proceedings

We may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. In the opinion of management, as of March 31, 2017, there were no threatened or pending legal matters that could reasonably be expected to have a material impact on our operating results, financial position or cash flows.

LDEQ Matter

Certain of Cheniere’s subsidiaries, including us, are in discussions with the LDEQ to resolve self-reported deviations arising from operations of the Sabine Pass LNG terminal and the commissioning of the Liquefaction Project, and relating to certain requirements under our Title V Permit. The matter involves deviations self-reported to LDEQ pursuant to the Title V Permit and covering the time period from January 1, 2012 through March 25, 2016. On April 11, 2016, we received a Consolidated Compliance Order and Notice of Potential Penalty (the “Compliance Order”) from LDEQ covering deviations self-reported during that time period. We continue to work with LDEQ to resolve the matters identified in the Compliance Order. We do not expect that any ultimate sanction will have a material adverse impact on our financial results.

MANAGEMENT

We are a Delaware limited liability company managed by our “managers” (as defined in our first amended and restated limited liability company agreement, dated July 31, 2012), who currently are Douglas D. Shanda, Sean T. Klimczak, Michael J. Wortley and Michelle A. Dreyer. Messrs. Shanda and Wortley serve as an executive officer and/or director of other affiliated entities, including Cheniere and the general partner of Cheniere Partners and direct or indirect subsidiaries of Cheniere and Cheniere Partners. Mr. Klimczak serves as a director of the general partner of Cheniere Partners.

The following sets forth information, as of June 1, 2017, regarding these managers and our executive officers.

Name	Age	Position
Jack A. Fusco	54	Chief Executive Officer
Douglas D. Shanda	47	Manager, President
Sean T. Klimczak	40	Manager
Michael J. Wortley	40	Manager, Chief Financial Officer
Michelle A. Dreyer	46	Independent Manager

Jack A. Fusco is our Chief Executive Officer and has held that position since May 2016. Mr. Fusco is a director and President and Chief Executive Officer of Cheniere. Mr. Fusco serves as Chairman of the Board and President and Chief Executive Officer of the general partner of Cheniere Partners. Mr. Fusco also serves as Chairman and President and Chief Executive Officer of Cheniere Energy Partners LP Holdings, LLC, a subsidiary of Cheniere (“Cheniere Holdings”). Mr. Fusco is also a Manager and President and Chief Executive Officer of the general partner of SPLNG.

Mr. Fusco served as the Executive Chairman of Calpine Corporation (“Calpine”) from May 2014 until May 2016, Chief Executive Officer of Calpine from August 2008 to May 2014 and President of Calpine from August 2008 to December 2012. Mr. Fusco is currently serving as a director of Calpine, a role he has had since August 2008. Mr. Fusco was recruited by Calpine’s key shareholders in 2008, just as that company was emerging from bankruptcy. Calpine is now America’s largest generator of electricity from natural gas, safely and reliably meeting the needs of an economy that demands cleaner, more fuel-efficient and dependable sources of electricity. As Chief Executive Officer of Calpine, Mr. Fusco managed a team of approximately 2,300 employees and led one of the largest purchasers of natural gas in America, a successful developer of new gas-fired power generation facilities and a company that has prudently managed the inherent commodity trading and balance sheet risks associated with being a merchant power producer. Mr. Fusco received recognition as Best CEO in the electric industry by Institutional Investor in 2012 as ranked by all industry analysts and for Best Investor Relations by a CEO or Chairman among all mid-cap companies by IR Magazine in 2013.

Mr. Fusco’s career of over thirty years in the energy industry began with his employment at Pacific Gas & Electric Company upon graduation from California State University, Sacramento with a Bachelor of Science in Mechanical Engineering in 1984. He joined Goldman Sachs thirteen years later as a Vice President with responsibility for commodity trading and marketing of wholesale electricity, a role that led to the creation of Orion Power Holdings, an independent power producer that Mr. Fusco helped found with backing from Goldman Sachs, where he served as President and Chief Executive Officer from 1998-2002. In 2004, he was asked to serve as Chairman and Chief Executive Officer of Texas Genco LLC by a group of private institutional investors, and successfully managed the transition of that business from a subsidiary of a regulated utility to a strong and profitable independent company, generating a more than 5-fold return for shareholders upon its merger with NRG in 2006.

Douglas D. Shanda serves as a Manager and President of SPL. Mr. Shanda has also served as Senior Vice President, Operations of Cheniere since September 2016. Mr. Shanda joined Cheniere in October 2012 as

Vice President, Sabine Pass Operations leading the effort to prepare for liquefaction operations. His role was expanded to include Corpus Christi Operations in 2015. Mr. Shanda currently serves as a director and Senior Vice President, Operations of the general partner of Cheniere Partners and as a director of Cheniere Holdings and Senior Vice President, Terminal Operations of Corpus Christi Liquefaction, LLC. Mr. Shanda is responsible for safe, reliable operations at Cheniere’s LNG terminals. Mr. Shanda has been professionally involved in the power, chemical, petrochemical, refining and LNG industries for over 22 years. Prior to joining Cheniere, Mr. Shanda served as the Senior Project Engineer, Technical Manager and Plant Manager of the PERU LNG liquefaction plant in Melchorita, Peru where he was responsible for the overall management of the facility including production, marine, maintenance, technical services, EHS, security and administration. Mr. Shanda has 22 years of experience in project management and operations management. He has a B.S. degree in Electrical Engineering from Iowa State University.

Sean T. Klimczak is a Manager and has held that position since August 2012. Mr. Klimczak is also a director of the general partner of Cheniere Partners. Mr. Klimczak is a Senior Managing Director in the Private Equity Group of The Blackstone Group L.P., an investment and advisory firm. Prior to joining Blackstone in 2005, Mr. Klimczak was an Associate at Madison Dearborn Partners, a private equity investment firm, from 2001 to 2003 and an employee in the Mergers & Acquisitions department of the Investment Banking division of Morgan Stanley, a financial services firm, from 1998 to 2001. Mr. Klimczak received a B.B.A. in finance and business economics from Notre Dame and a Master of Business Administration from Harvard Business School.

Michael J. Wortley is our Chief Financial Officer and has held that position since January 2014. Mr. Wortley is the Executive Vice President and Chief Financial Officer of Cheniere and previously served as Senior Vice President and Chief Financial Officer of Cheniere from January 2014 to September 2016. Mr. Wortley serves as a director and the Executive Vice President and Chief Financial Officer of the general partner of Cheniere Partners, and a director and the Chief Financial Officer of Cheniere Holdings. Mr. Wortley is also Chief Financial Officer of the general partner of SPLNG. Mr. Wortley served as Vice President, Strategy and Risk of Cheniere from January 2013 to January 2014 and served as Vice President-Business Development of Cheniere and President of Corpus Christi Liquefaction, LLC, a wholly owned subsidiary of Cheniere, from September 2011 to January 2013. He served as Vice President-Strategic Planning from January 2009 to September 2011 and Manager-Strategic New Business from August 2007 to January 2009. Prior to joining Cheniere in February 2005, Mr. Wortley spent five years in oil and gas corporate development, mergers, acquisitions and divestitures with Anadarko Petroleum Corporation (“Anadarko”), a publicly traded oil and gas exploration and production company. Mr. Wortley began his career with Union Pacific Resources Corporation, a publicly traded oil and gas exploration and production company subsequently acquired by Anadarko. Mr. Wortley received a B.B.A. degree in Finance from Southern Methodist University.

Michelle A. Dreyer is our “independent manager” (as defined in our first amended and restated limited liability company agreement, dated July 31, 2012), whose role is limited to approve, unanimously with our managers, any action that would constitute a bankruptcy. At any time that the Common Security Trustee or its designee acquires at least 50.1% of our membership interests having voting rights, the independent manager will be removed and no successor will be designated.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have not paid any compensation to our executive officers since inception and have no plans to do so in the future. All of our executive officers are also employees of Cheniere. In addition to providing services to us, each of our officers and directors, with the exception of Ms. Dreyer, devotes a significant portion of his or her time to work for Cheniere and its affiliates.

Cheniere compensates our officers for the performance of their duties as employees of Cheniere, which includes managing our business. Cheniere does not allocate this compensation between services for us and services for Cheniere and its affiliates. Our officers may participate in employee benefit plans and arrangements sponsored by Cheniere and its affiliates, including plans that may be established by Cheniere and its affiliates in the future. Our board of managers does not review any of the compensation decisions made by Cheniere with regard to compensation of our executive officers.

Manager Compensation

We have paid no compensation to our managers since inception and have no plans to do so in the future. The company that employs Ms. Dreyer is compensated $2,500 per year for her services as an independent manager.

Name	Fees Earned Or Paid In Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Douglas D. Shanda	$—	$—	$—	$—	$—	$—	$—
Sean T. Klimczak	—	—	—	—	—	—	—
Michael J. Wortley	—	—	—	—	—	—	—
Michelle A. Dreyer	2,500	—	—	—	—	—	2,500

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The limited liability company interest represented by units in our limited liability company is wholly owned by Cheniere Partners. The following table sets forth the beneficial ownership of our limited liability company interests owned of record and beneficially as of June 1, 2017 by:

•	each person who beneficially owns more than 5% of our limited liability company interests;

•	each of our managers;

•	each of our executive officers; and

•	all of our managers and executive officers as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Cheniere, as our indirect parent, has sole voting and investment power with respect to all of our limited liability company interests. The address for the beneficial owners listed below is 700 Milam Street, Suite 1900, Houston, Texas 77002.

Name of Beneficial Owner	Units Beneficially Owned	Percentage of Limited Liability Company Interests Beneficially Owned
Cheniere Partners	100	100%
Jack A. Fusco	—	—
Douglas D. Shanda	—	—
Sean T. Klimczak	—	—
Michael J. Wortley	—	—
Michelle A. Dreyer	—	—
All executive officers and managers as a group (5 persons)	—	—

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Below is a summary of our related party transactions as reported on our Statements of Operations for the three months ended March 31, 2017 and 2016, and for the years ended December 31, 2016, 2015 and 2014 (in millions):

	Three Months Ended March 31,		Year Ended December 31,
	2017	2016	2016	2015	2014
LNG revenues—affiliate
Cheniere Marketing SPA and Cheniere Marketing Master SPA	$331	$—	$294	$—	$—
Cost of sales—affiliate
Cargo loading fees under the Terminal Use Rights Assignment and Agreement (the “TURA”)	4	—	5	—	—
Fees under the Pre-commercial LNG Marketing Agreement	—	—	2	—	—

Total cost of Sales—affiliate	4	—	7	—	—
Operating and maintenance expense—affiliate
TUA	33	—	60	—	—
Natural Gas Transportation Agreement	16	—	45	—	—
Services Agreements	10	1	22	1	—
LNG Site Sublease Agreement	—	—	1	—	—

Total operating and maintenance expense—affiliate	59	1	128	1	—
Development expense—affiliate
Services Agreements	—	—	1	1	1
General and administrative expense—affiliate
Services Agreements	17	17	68	88	71

LNG Terminal-Related Agreements

Terminal Use Agreements

We have entered into a TUA with SPLNG to provide berthing for LNG vessels and for the unloading, loading, storage and regasification of LNG. We have reserved approximately 2.0 Bcf/d of regasification capacity and we are obligated to make monthly capacity payments to SPLNG aggregating approximately $250 million per year (the “TUA Fees”), continuing until at least 20 years after we deliver our first commercial cargo at the Liquefaction Project. We obtained this reserved capacity as a result of an assignment in July 2012 by Cheniere Investments of its rights, title and interest under its TUA. In connection with the assignment, we, Cheniere Investments and SPLNG also entered into a TURA pursuant to which Cheniere Investments has the right to use our reserved capacity under the TUA and has the obligation to pay the TUA Fees required by the TUA to SPLNG. Cheniere Investments’ right to use our capacity at the Sabine Pass LNG terminal and its respective percentage of TUA Fees payable is reduced from 100% to zero (unless Cheniere Investments utilizes terminal use capacity after Train 4 reaches commercial operations) as each of Trains 1 through 4 reaches commercial operation. The percentage of the TUA Fees payable by Cheniere Investments and by us varies based upon the number of Trains that have reached commercial operations. The following table shows the percentages of all TUA Fees payable to SPLNG by Cheniere Investments and us in accordance with the TURA:

Period	Percentage of TUA Fees Payable by Investments	Percentage of TUA Fees Payable by SPL
Prior to May 2016 (substantial completion of Train 1)	100%	0%
May 2016 - September 2016 (substantial completion of Train 2)	75%	25%
September 2016 - March 2017 (substantial completion of Train 3)	50%	50%
March 2017 through substantial completion of Train 4	25%	75%
After substantial completion of Train 4	0%	100%

Cheniere Partners has guaranteed our obligations under our TUA and the obligations of Cheniere Investments under the TURA. Cargo loading fees incurred under this agreement are recorded as cost of sales—affiliate, except for the portion related to commissioning activities which is capitalized as LNG terminal construction-in-process.

In connection with our TUA, we are required to pay for a portion of the cost to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal, which is based on our approximately 41% share of the commercial LNG storage capacity at the Sabine Pass LNG terminal.

Cheniere Marketing SPA

Cheniere Marketing has entered into an SPA with us to purchase, at Cheniere Marketing’s option, any LNG produced by us in excess of that required for other customers at a price of 115% of Henry Hub plus $3.00 per MMBtu of LNG.

Cheniere Marketing Master SPA

In May 2015, we entered into an agreement with Cheniere Marketing that allows us to sell and purchase LNG with Cheniere Marketing by executing and delivering confirmations under this agreement.

Commissioning Confirmation

In May 2015, under the Cheniere Marketing Master SPA, we executed a confirmation with Cheniere Marketing that obligates Cheniere Marketing in certain circumstances to buy LNG cargoes produced during the periods while Bechtel has control of, and is commissioning, the first four Trains of the Liquefaction Project.

Pre-commercial LNG Marketing Agreement

In May 2015, we entered into an agreement with Cheniere Marketing that authorizes Cheniere Marketing to act on our behalf to market and sell certain quantities of pre-commercial LNG that has not been accepted by BG Gulf Coast LNG, LLC, one of our SPA customers. We pay a fee to Cheniere Marketing for marketing and transportation, which is based on volume sold under this agreement.

Natural Gas Transportation Agreement

To ensure we are able to transport adequate natural gas feedstock to the Sabine Pass LNG terminal, we have entered into transportation precedent and other agreements to secure firm pipeline transportation capacity with CTPL, a wholly owned subsidiary of Cheniere Partners, and third-party pipeline companies.

Services Agreements

As of March 31, 2017, we had $51 million and as of December 31, 2016 and 2015, we had $26 million and $28 million of advances to affiliates, respectively, under the services agreements described below. The non-reimbursement amounts incurred under this agreement are recorded in general and administrative expense—affiliate.

Liquefaction O&M Agreement

We have entered into an operation and maintenance agreement (the “Liquefaction O&M Agreement”) with Cheniere Investments, a wholly owned subsidiary of Cheniere Partners, pursuant to which we receive all of the necessary services required to construct, operate and maintain the Liquefaction Project. Before the Liquefaction Project is operational, the services to be provided include, among other services, obtaining governmental approvals on our behalf, preparing an operating plan for certain periods, obtaining insurance, preparing staffing plans and preparing status reports. After the Liquefaction Project is operational, the services include all necessary services required to operate and maintain the Liquefaction Project. Before the Liquefaction Project is operational, in addition to reimbursement of operating expenses, we are required to pay a monthly fee equal to 0.6% of the capital expenditures incurred in the previous month. After substantial completion of each Train, for services performed while the Liquefaction Project is operational, we will pay, in addition to the reimbursement of operating expenses, a fixed monthly fee of $83,333 (indexed for inflation) for services with respect to such Train.

Liquefaction MSA

We have entered into a management services agreement (the “Liquefaction MSA”) with Cheniere Terminals pursuant to which Cheniere Terminals manages the construction and operation of the Liquefaction Project, excluding those matters provided for under the Liquefaction O&M Agreement. The services include, among other services, exercising the day-to-day management of our affairs and business, managing our regulatory matters, managing bank and brokerage accounts and financial books and records of our business and operations, entering into financial derivatives on our behalf and providing contract administration services for all contracts associated with the Liquefaction Project. Under the Liquefaction MSA, we pay a monthly fee equal to 2.4% of the capital expenditures incurred in the previous month, which is recorded as general and administrative expense—affiliate on our Statements of Operations. After substantial completion of each Train, we will pay a fixed monthly fee of $541,667 (indexed for inflation) for services with respect to such Train.

Cheniere Investments Information Technology Services Agreement

Cheniere Investments has entered into an information technology services agreement with Cheniere, pursuant to which Cheniere Investment’s subsidiaries, including us, receive certain information technology services. On a quarterly basis, the various entities receiving the benefit are invoiced by Cheniere according to the cost allocation percentages set forth in the agreement. In addition, Cheniere is entitled to reimbursement for all costs incurred by Cheniere that are necessary to perform the services under the agreement.

LNG Site Sublease Agreement

We have entered into agreements with SPLNG to sublease a portion of the Sabine Pass LNG terminal site for the Liquefaction Project. The aggregate annual sublease payment is $1 million. The initial terms of the subleases expire on December 31, 2034, with options to renew for multiple 10-year extensions with similar terms as the initial terms. The annual sublease payments will be adjusted for inflation every five years based on a consumer price index, as defined in the sublease agreements.

Cooperation Agreement

We have entered into an agreement with SPLNG that allows us to retain and acquire certain rights to access the property and facilities that are owned by SPLNG for the purpose of constructing, modifying and operating the Liquefaction Project. In consideration for access given to us, we have agreed to transfer to SPLNG title of certain facilities, equipment and modifications, which SPLNG is obligated to operate and maintain. The term of this agreement is consistent with our TUA described above. Under this agreement, we conveyed to SPLNG zero, $253 million, $81 million and $1 million of assets during the three months ended March 31, 2017 and during the years ended December 31, 2016, 2015 and 2014, respectively, which have been recorded as non-cash distributions to affiliates.

Interconnect Agreement

We have entered into an agreement with CTPL to construct certain interconnect facilities between a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines and the

Liquefaction Project, with ownership and responsibility for maintenance and operation transferred to CTPL following construction. Upon completion of modifications during the third quarter of 2015, we conveyed to CTPL $10.1 million of assets under this agreement.

Contract for Sale and Purchase of Natural Gas and LNG

We have entered into an agreement with SPLNG that allows us to sell and purchase natural gas and LNG with SPLNG. Natural gas and LNG purchased under this agreement are recorded as inventory, except for purchases related to commissioning activities which are capitalized as LNG terminal construction-in-process.

Tax Sharing Agreement

In August 2012, we entered into a tax sharing agreement with Cheniere. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which we and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, we will pay to Cheniere an amount equal to the state and local tax that we would be required to pay if our state and local tax liability were calculated on a separate company basis. There have been no state and local taxes paid by Cheniere for which Cheniere could have demanded payment from us under this agreement; therefore, Cheniere has not demanded any such payments from us. The agreement is effective for tax returns due on or after August 2012.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our material outstanding indebtedness. It does not include all of the provisions of our material indebtedness, does not purport to be complete and is qualified in its entirety by reference to the provisions of the instruments and agreements described. For a description of the Common Terms Agreement, see “Description of Principal Project Documents—Common Terms Agreement.”

Working Capital Facility

In September 2015, we entered into the Working Capital Facility, which is intended to be used for loans (“Working Capital Loans”), the issuance of letters of credit, as well as for swing line loans (“Swing Line Loans”), primarily for certain working capital requirements related to developing and placing into operation the Liquefaction Project. We may, from time to time, request increases in the commitments under the Working Capital Facility of up to $760 million and, upon the completion of the debt financing of Train 6 of the Liquefaction Project, request an incremental increase in commitments of up to an additional $390 million. As of March 31, 2017 and December 31, 2016, we had $823 million and $653 million of available commitments, $377 million and $324 million aggregate amount of issued letters of credit and zero and $224 million of loans outstanding under the Working Capital Facility, respectively.

The Working Capital Facility matures on December 31, 2020, and the outstanding balance may be repaid, in whole or in part, at any time without premium or penalty upon three business days’ notice. Loans deemed made in connection with a draw upon a letter of credit have a term of up to one year. Swing Line Loans terminate upon the earliest of (1) the maturity date or earlier termination of the Working Capital Facility, (2) the date 15 days after such Swing Line Loan is made and (3) the first borrowing date for a Working Capital Loan or Swing Line Loan occurring at least three business days following the date the Swing Line Loan is made. We are required to reduce the aggregate outstanding principal amount of all Working Capital Loans to zero for a period of five consecutive business days at least once each year.

The Working Capital Facility contains conditions precedent for extensions of credit, as well as customary affirmative and negative covenants. Our obligations under the Working Capital Facility are secured by substantially all of our assets as well as all of our membership interests on a pari passu basis with the Senior Notes.

Senior Notes

We currently have the following Senior Notes outstanding:

•	$2.0 billion of outstanding 2021 Senior Notes;

•	$1.0 billion of outstanding 2022 Senior Notes;

•	$1.5 billion of outstanding 2023 Senior Notes;

•	$2.0 billion of outstanding 2024 Senior Notes;

•	$2.0 billion of outstanding 2025 Senior Notes;

•	$1.5 billion of outstanding 2026 Senior Notes;

•	$1.5 billion of outstanding 2027 Senior Notes;

•	$1.35 billion of outstanding 2028 Senior Notes; and

•	$800 million of outstanding 2037 Senior Notes.

Interest on the Senior Notes is payable semi-annually in arrears. Subject to Permitted Liens, the Senior Notes are secured on a first-priority basis by a security interest in all of our membership interests and substantially all of our assets.

At any time prior to three months before the respective dates of maturity for each series of the Senior Notes (except for the 2026 Senior Notes, 2027 Senior Notes, 2028 Senior Notes and 2037 Senior Notes, in which case the time period is six months before the respective dates of maturity), we may redeem all or part of such series of the Senior Notes, at a redemption price equal to the “make-whole” price (except for the 2037 Senior Notes, in which case the redemption price is equal to the “optional redemption” price) set forth in the respective indentures governing the Senior Notes, plus accrued and unpaid interest, if any, to the date of redemption. We may also at any time within three months of the respective maturity dates for each series of the Senior Notes (except for the 2026 Senior Notes, 2027 Senior Notes, 2028 Senior Notes and 2037 Senior Notes, in which case the time period is within six months of the respective dates of maturity), redeem all or part of such series of the Senior Notes, at a redemption price equal to 100% of the principal amount of such series of the Senior Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Under the 2037 Senior Notes Indenture and the Indenture, we may not make any distributions until, among other requirements, deposits are made into debt service reserve accounts as required and a debt service coverage ratio test of 1.25:1.00 is satisfied.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On March 6, 2017, we sold $1.35 billion aggregate principal amount of the Old Notes in a private placement. The Old Notes were sold to the initial purchasers who in turn resold the Old Notes to a limited number of qualified institutional buyers pursuant to Rule 144A of the Securities Act.

In connection with the sale of the Old Notes, we entered into a registration rights agreement with the initial purchasers of the Old Notes, pursuant to which we agreed to file and to use our reasonable best efforts to cause to be declared effective by the SEC a registration statement with respect to the exchange of the Old Notes for the New Notes. We are making the exchange offer to fulfill our contractual obligations under that agreement. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

Pursuant to the exchange offer, we will issue the New Notes in exchange for the Old Notes. The terms of the New Notes are identical in all material respects to those of the Old Notes, except that the New Notes (1) have been registered under the Securities Act and therefore will not be subject to certain transfer restrictions applicable to the Old Notes and (2) will not have registration rights or provide for any liquidated damages related to the obligation to register. Please read “Description of Notes” for more information on the terms of the New Notes.

We are not making the exchange offer to, and will not accept tenders for exchange from, holders of Old Notes in any jurisdiction in which an exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the Old Notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC, who desires to deliver such Old Notes by book-entry transfer at DTC.

We make no recommendation to the holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes pursuant to the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision whether to tender pursuant to the exchange offer and, if so, the aggregate amount of Old Notes to tender after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

In order to participate in the exchange offer, you must represent to us, among other things, that:

•	you are acquiring the New Notes in the exchange offer in the ordinary course of your business;

•	you do not have, and to your knowledge, no one receiving New Notes from you has, any arrangement or understanding with any person to participate in the distribution of the New Notes;

•	you are not one of our or our subsidiary guarantors’ “affiliates,” as defined in Rule 405 of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the New Notes; and

•	if you are a broker-dealer that will receive New Notes for your own account in exchange for Old Notes acquired as a result of market-making or other trading activities, you may be a statutory underwriter and will deliver a prospectus in connection with any resale of the New Notes.

Please read “Plan of Distribution.”

Terms of Exchange

Upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, which together constitute the exchange offer, we will accept for exchange Old Notes that are properly tendered at or before the expiration time and not withdrawn as permitted below. As of the date of this prospectus, $1.35 billion aggregate principal amount of the Old Notes are outstanding. This prospectus, together with the letter of transmittal, is first being sent on or about the date on the cover page of the prospectus to all holders of Old Notes known to us. Old Notes tendered in the exchange offer must be in denominations of principal amount of $2,000 and any integral multiple of $1,000 in excess of $2,000.

Our acceptance of the tender of Old Notes by a tendering holder will form a binding agreement between the tendering holder and us upon the terms and subject to the conditions provided in this prospectus and in the accompanying letter of transmittal.

The form and terms of the New Notes being issued in the exchange offer are the same as the form and terms of the Old Notes except that the New Notes being issued in the exchange offer:

•	will have been registered under the Securities Act;

•	will not bear the restrictive legends restricting their transfer under the Securities Act;

•	will not contain the registration rights contained in the Old Notes; and

•	will not contain the liquidated damages provisions relating to the Old Notes.

Expiration, Extension and Amendment

The expiration time of the exchange offer is 12:00 midnight, New York City time, at the end of         , 2017. However, we may, in our sole discretion, extend the period of time for which the exchange offer is open and set a later expiration date for the offer. The term “expiration time” as used herein means the latest time and date at which the exchange offer expires, after any extension by us (if applicable). If we decide to extend the exchange offer period, we will then delay acceptance of any Old Notes by giving oral or written notice of an extension to the holders of Old Notes as described below. During any extension period, all Old Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange will be returned promptly to the tendering holder after the expiration or termination of the exchange offer.

Our obligation to accept Old Notes for exchange in the exchange offer is subject to the conditions described below under “—Conditions to the Exchange Offer.” We may decide to waive any of the conditions in our discretion. Furthermore, we reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under the same heading. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the Old Notes as promptly as practicable. If we materially change the terms of the exchange offer, we will resolicit tenders of the Old Notes, file a post-effective amendment to the prospectus and provide notice to you. If the change is made less than five business days before the expiration of the exchange offer, we will extend the offer so that the holders have at least five business days to tender or withdraw. We will notify you of any extension by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration time.

Procedures for Tendering

Valid Tender

A tendering holder must, prior to the expiration time, transmit to The Bank of New York Mellon, the exchange agent, at the address listed below under the caption “—Exchange Agent”:

•	a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal; or

•	if Old Notes are tendered in accordance with the book-entry procedures listed below, an agent’s message transmitted through DTC’s Automated Tender Offer Program, referred to as ATOP.

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time. If you hold your Old Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration time in order for such entity to tender Notes on your behalf on or prior to the expiration time. Tenders not completed on or prior to 12:00 midnight, New York City time, at the end of , 2017 will be disregarded and of no effect.

In addition, you must:

•	deliver certificates, if any, for the Old Notes to the exchange agent at or before the expiration time; or

•	deliver a timely confirmation of the book-entry transfer of the Old Notes into the exchange agent’s account at DTC, the book-entry transfer facility, along with the letter of transmittal or an agent’s message.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If the letter of transmittal is signed by a person other than the registered holder of Old Notes, the letter of transmittal must be accompanied by a written instrument of transfer or exchange in satisfactory form duly executed by the registered holder with the signature guaranteed by an eligible institution. The Old Notes must be endorsed or accompanied by appropriate powers of attorney. In either case, the Old Notes must be signed exactly as the name of any registered holder appears on the Old Notes.

If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

By tendering, each holder will represent to us that, among other things, the person is not our affiliate or an affiliate of any of our subsidiary guarantors, the New Notes are being acquired in the ordinary course of business of the person receiving the New Notes, whether or not that person is the holder, and neither the holder nor the other person has any arrangement or understanding with any person to participate in the distribution of the New Notes. Each broker-dealer must represent that it is not engaged in, and does not intend to engage in, a distribution of the New Notes, and each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. Please read “Plan of Distribution.”

The method of delivery of Old Notes, letters of transmittal and all other required documents is at your election and risk, and the delivery will be deemed made only upon actual receipt or confirmation by the exchange agent. If the delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. Holders tendering through DTC’s ATOP system should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such dates.

No Old Notes, agent’s messages, letters of transmittal or other required documents should be sent to us. Delivery of all Old Notes, agent’s messages, letters of transmittal and other documents must be made to the exchange agent. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

If you are a beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC’s ATOP system may make book-entry delivery of the Old Notes by causing DTC to transfer the Old Notes into the exchange agent’s account. The tender by a holder of Old Notes, including pursuant to the delivery of an agent’s message through DTC’s ATOP system, will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Old Notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all Old Notes not validly tendered or any Old Notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as we shall determine. Although we intend to notify you of defects or irregularities with respect to tenders of Old Notes, none of us, the exchange agent, or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the exchange agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date of the exchange offer.

Although we have no present plan to acquire any Old Notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any Old Notes that are not tendered in the exchange offer, we reserve the right, in our sole discretion, to purchase or make offers for any Old Notes after the expiration date of the exchange offer, from time to time, through open market or privately negotiated transactions, one or more additional exchange or tender offers, or otherwise, as permitted by law, the indenture and our other debt agreements. Following consummation of this exchange offer, the terms of any such purchases or offers could differ materially from the terms of this exchange offer.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed, unless the Old Notes surrendered for exchange are tendered:

•	by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or

•	for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is an “eligible guarantor institution” meeting the requirements of the registrar for the notes within the meaning of Rule 17Ad-15 under the Exchange Act.

Book-entry Transfer

The exchange agent will make a request to establish an account for the Old Notes at DTC for purposes of the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer those Old Notes into the exchange agent’s account at DTC in accordance with DTC’s procedure for transfer. The participant should transmit its acceptance to DTC at or prior to the expiration time. DTC will verify this acceptance, execute a book-entry transfer of the tendered Old Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from this participant that this participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against this participant.

Delivery of New Notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile of it or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address listed under “—Exchange Agent” at or prior to the expiration time.

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Determination of Validity

We will determine in our sole discretion all questions as to the validity, form and eligibility of Old Notes tendered for exchange. This discretion extends to the determination of all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding. We reserve the right to reject any particular old note not properly tendered or of which our acceptance might, in our judgment or our counsel’s judgment, be unlawful. We also reserve the right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration time, including the right to waive the ineligibility of any tendering holder. Our interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the applicable expiration time, including the letter of transmittal and the instructions to the letter of transmittal, shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within a reasonable period of time.

Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity in any tender of Old Notes. Moreover, neither we, the exchange agent nor any other person will incur any liability for failing to give notifications of any defect or irregularity.

Acceptance of Old Notes for Exchange; Issuance of New Notes

Upon the terms and subject to the conditions of the exchange offer, we will accept, promptly after the expiration time, all Old Notes properly tendered. We will issue the New Notes promptly after the expiration time. For purposes of an exchange offer, we will be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with prompt written confirmation of any oral notice.

For each Old Note accepted for exchange, the holder will receive a New Note registered under the Securities Act having a principal amount equal to that of the surrendered Old Note. Under the registration rights agreements, we may be required to make additional payments of interest to the holders of the Old Notes under circumstances relating to the timing of the exchange offer.

In all cases, issuance of New Notes for Old Notes will be made only after timely receipt by the exchange agent of:

•	a certificate for the Old Notes, or a timely book-entry confirmation of the Old Notes, into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents.

Unaccepted or non-exchanged Old Notes will be returned promptly without expense to the tendering holder of the Old Notes. In the case of Old Notes tendered by book-entry transfer in accordance with the book-entry procedures described above, the non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Interest Payments on the New Notes

The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes for which they were exchanged, or if interest has not been paid in respect of the Old Notes, then from the date the Old Notes were first issued. Accordingly, registered holders of New Notes on the relevant record date for the first interest payment date following the completion of the exchange offer will receive interest accruing from the date the Old Notes were issued or, if interest has already been paid on the Old Notes, the most recent interest payment date on the Old Notes. Old Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offer, and upon the consummation of the exchange offer, no amount will be paid in respect of previously accrued interest on the Old Notes that are exchanged for New Notes.

Withdrawal Rights

Tender of Old Notes may be properly withdrawn at any time before 12:00 midnight, New York City time, on the expiration date of the exchange offer.

For a withdrawal to be effective with respect to Old Notes, the exchange agent must receive a written notice of withdrawal before the expiration time delivered by hand, overnight by courier or by mail, at the address indicated under “—Exchange Agent” or, in the case of eligible institutions, at the facsimile number, or a properly transmitted “Request Message” through DTC’s ATOP system. Any notice of withdrawal must:

•	specify the name of the person, referred to as the depositor, having tendered the Old Notes to be withdrawn;

•	identify the Old Notes to be withdrawn, including certificate numbers and principal amount of the Old Notes;

•	contain a statement that the holder is withdrawing its election to have the Old Notes exchanged;

•	other than a notice transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender; and

•	specify the name in which the Old Notes are registered, if different from that of the depositor.

If certificates for Old Notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of these certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution, unless this holder is an eligible institution. If Old Notes have been tendered in accordance with the procedure for book-entry transfer described below, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes.

Any Old Notes properly withdrawn will be deemed not to have been validly tendered for exchange. New Notes will not be issued in exchange unless the Old Notes so withdrawn are validly re-tendered.

Properly withdrawn Old Notes may be re-tendered by following the procedures described under “—Procedures for Tendering” above at any time at or before the expiration time.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any conditions to or amend the exchange offer, if any of the following conditions has occurred or exists:

•	there shall occur a change in the current interpretation by the staff of the SEC which permits the New Notes issued pursuant to the exchange offer in exchange for Old Notes to be offered for resale, resold and otherwise transferred by the holders (other than broker-dealers and any holder which is an affiliate) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of the New Notes;

•	any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating to the exchange offer;

•	any law, statute, rule or regulation shall have been adopted or enacted which would reasonably be expected to impair our ability to proceed with such exchange offer;

•	a banking moratorium shall have been declared by United States federal or New York State authorities;

•	trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended, or a limitation on prices for securities imposed, by order of the SEC or any other governmental authority;

•	an attack on the United States, an outbreak or escalation of hostilities or acts of terrorism involving the United States, or any declaration by the United States of a national emergency or war shall have occurred;

•	a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement of which this prospectus is a part or proceedings shall have been initiated or, to our knowledge, threatened for that purpose or any governmental approval has not been obtained, which approval is deemed necessary for the consummation of the exchange offer; or

•	any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which is or may be adverse to us or we shall have become aware of facts that have or may have an adverse impact on the value of the Old Notes or the New Notes, which makes it inadvisable to proceed with the exchange offer, with the acceptance of Old Notes for exchange or with the exchange of Old Notes for New Notes.

If we reasonably determine that any of the foregoing events or conditions has occurred or exists, we may, subject to applicable law, terminate the exchange offer, whether or not any Old Notes have been accepted for exchange, or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. Please read “—Expiration, Extension and Amendment” above.

If any of the above events occur, we may:

•	terminate the exchange offer and promptly return all tendered Old Notes to tendering holders;

•	complete and/or extend the exchange offer and, subject to your withdrawal rights, retain all tendered Old Notes until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the exchange offer is open, complete the exchange offer.

We may assert these conditions with respect to the exchange offer regardless of the circumstances giving rise to them. All conditions to the exchange offer, other than those dependent upon receipt of necessary government approvals, must be satisfied or waived by us before the expiration of the exchange offer. We may waive any condition in whole or in part at any time in our reasonable discretion. Our failure to exercise our rights under any of the above circumstances does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time. Any determination by us concerning the conditions described above will be final and binding upon all parties.

If a waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the Old Notes, and we will extend the exchange offer for a period of five to ten business days, as required by applicable law, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Resales of New Notes

Based on interpretations by the staff of the SEC, as described in no-action letters issued to third parties that are not related to us, we believe that New Notes issued in the exchange offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by holders of the New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	the New Notes are acquired in the ordinary course of the holders’ business;

•	the holders have no arrangement or understanding with any person to participate in the distribution of the New Notes;

•	the holders are not “affiliates” of ours or of any of our subsidiary guarantors within the meaning of Rule 405 under the Securities Act; and

•	the holders are not broker-dealers who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act.

However, the SEC has not considered the exchange offer described in this prospectus in the context of a no-action letter. The staff of the SEC may not make a similar determination with respect to the exchange offer as in the other circumstances. Each holder who wishes to exchange Old Notes for New Notes will be required to represent that it meets the requirements above.

Any holder who is an affiliate of ours or any of our subsidiary guarantors or who intends to participate in the exchange offer for the purpose of distributing New Notes or any broker-dealer who purchased Old Notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act:

•	cannot rely on the applicable interpretations of the staff of the SEC mentioned above;

•	will not be permitted or entitled to tender the Old Notes in the exchange offer; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge by way of letter of transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, such broker-

dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please read “Plan of Distribution.” A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resales of New Notes received in exchange for Old Notes that the broker-dealer acquired as a result of market-making or other trading activities. Any holder that is a broker-dealer participating in the exchange offer must notify the exchange agent at the telephone number set forth in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. We have not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the exchange offer.

In addition, to comply with state securities laws, the New Notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification, with which there has been compliance, is available. The offer and sale of the New Notes to “qualified institutional buyers,” as defined under Rule 144A of the Securities Act, is generally exempt from registration or qualification under the state securities laws. We currently do not intend to register or qualify the sale of New Notes in any state where an exemption from registration or qualification is required and not available.

Exchange Agent

The Bank of New York Mellon has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address or facsimile number set forth below. Questions and requests for assistance, and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

The Bank of New York Mellon

By Mail: The Bank of New York Mellon P.O. Box 396 East Syracuse, New York 13057 Attn: Corporate Trust Operations	By Hand or Overnight Delivery: The Bank of New York Mellon 111 Sanders Creek East Syracuse, New York 13057 Attn: Corporate Trust Operations

TELEPHONE: 1-800-254-2826

FACSIMILE: 1-732-667-9408

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

The expenses of soliciting tenders pursuant to this exchange offer will be paid by us. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes on the exchange. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Old Notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if a transfer tax is imposed for any reason other than the exchange of Old Notes under the exchange offer.

Consequences of Failure to Exchange Outstanding Securities

Holders who desire to tender their Old Notes in exchange for New Notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor us is under any duty to give notification of defects or irregularities with respect to the tenders of Old Notes for exchange.

Old notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the Old Notes and the existing restrictions on transfer set forth in the legend on the Old Notes set forth in the indenture for the notes. Except in limited circumstances with respect to specific types of holders of Old Notes, we will have no further obligation to provide for the registration under the Securities Act of such Old Notes. In general, Old Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

We do not currently anticipate that we will take any action to register the Old Notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the Old Notes will not be entitled to any further registration rights under the registration rights agreements, except under limited circumstances.

Holders of the New Notes issued in the exchange offer, any Old Notes which remain outstanding after completion of the exchange offer and the previously issued notes will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Accounting Treatment

We will record the New Notes at the same carrying value as the Old Notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The costs associated with the exchange offer will be expensed as incurred.

Other

Participation in the exchange offer is voluntary, and you should consider carefully whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the caption “—Certain Definitions.” In this description, the term “SPL” refers only to Sabine Pass Liquefaction, LLC and not to the Pledgor or any of SPL’s potential future subsidiaries.

SPL issued the Old Notes pursuant to an Indenture, dated as of February 1, 2013, between Sabine Liquefaction and The Bank of New York Mellon, as trustee (the “Indenture Trustee”), as modified by a First Supplemental Indenture dated April 16, 2013, a Second Supplemental Indenture dated April 16, 2013, a Third Supplemental Indenture dated November 25, 2013, a Fourth Supplemental Indenture dated May 20, 2014, a Fifth Supplemental Indenture dated May 20, 2014, a Sixth Supplemental Indenture dated March 3, 2015, a Seventh Supplemental Indenture dated June 14, 2016, an Eighth Supplemental Indenture dated September 19, 2016, a Ninth Supplemental Indenture dated September 23, 2016 and a Tenth Supplemental Indenture dated March 6, 2017 (as so modified, the “indenture”). The Old Notes were issued in an aggregate amount of $1,350,000,000 and form a single series of notes under the indenture.

The terms of the notes include those stated in the Common Terms Agreement to the extent applicable to the notes, the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The security documents referred to below under the caption “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement” contain the terms of the security arrangements that secure the notes.

The following description is a summary of the material provisions of the indenture, the security documents and, to the extent applicable to the notes, the Common Terms Agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the security documents, the Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture, the security documents, the Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement are available as set forth below under “—Additional Information.”

Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture, the security documents, the Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement, as applicable.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief description of the notes and note guarantees

The notes

The notes:

•	are general obligations of SPL;

•	are secured on a first-priority basis, subject only to Permitted Liens, by security interests in all Collateral owned or at any time acquired by SPL or other applicable pledgor;

•	are pari passu in right of payment with all existing and future Senior Debt of SPL, including borrowings under the Credit Agreements, the Working Capital Facility, the outstanding 2021 Senior Notes, the outstanding 2022 Senior Notes, the outstanding 2023 Senior Notes, the outstanding 2024 Senior Notes, the outstanding 2025 Senior Notes, the outstanding 2026 Senior Notes, the outstanding 2027 Senior Notes and the outstanding 2037 Senior Notes;

•	are senior in right of payment to any future Subordinated Indebtedness of SPL; and

•	are unconditionally guaranteed by the Guarantors, if applicable.

The guarantees of the notes

The notes will be guaranteed by all of SPL’s future Domestic Subsidiaries, if any. Each Guarantee of the notes:

•	is a general obligation of the applicable Guarantor;

•	is secured on a first-priority basis, subject only to Permitted Liens, by security interests in all Collateral owned or at any time acquired by that Guarantor;

•	is pari passu in right of payment with all existing and future Senior Debt of that Guarantor; and

•	is senior in right of payment to any Subordinated Indebtedness of that Guarantor.

As of the Notes Issue Date, the notes will not be guaranteed. In the future, the notes will be guaranteed by Domestic Subsidiaries, as described below under the caption “—Guarantees of the Notes.” Under the circumstances described below under the caption “—Covenants Applicable to the Notes—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our Subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

Principal, maturity and interest

The indenture does not limit the aggregate principal amount of the debt securities that may be issued thereunder and provides that debt securities may be issued from time to time in one or more series pursuant to one or more supplemental indentures thereto. Any issuance of additional notes or other debt securities is subject to all of the covenants in the indenture, including the covenant described below under the caption “—Covenants Applicable to the Notes—Restrictions on Indebtedness.”

The 2028 Notes will mature on March 15, 2028. SPL has issued the 2028 Notes in an aggregate principal amount of $1,350,000,000. The 2028 Notes accrue interest at 4.200% per annum, computed on the basis of a 360-day year comprising twelve 30-day months, from March 6, 2017 until maturity. Interest accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest is payable, in cash, on March 15 and September 15 of each year. Interest is payable to the holder of record of the 2028 Notes in respect of the principal amount outstanding as of the close of business on the immediately preceding March 1 or September 1, as the case may be. Interest on overdue principal and interest will accrue at a rate that is 50 basis points higher than the then applicable interest rate on the notes, but in no event will the rate of interest be higher than the maximum rate permitted by applicable law. SPL will pay the holder of the notes the entire unpaid principal amount on the maturity date.

Methods of receiving payments on the notes

All payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless SPL elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying agent and registrar for the notes

The Bank of New York Mellon will initially act as paying agent and registrar. SPL may change the paying agent or registrar without prior notice to the holders of the notes, and SPL or any of its Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the Indenture Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. SPL will not be required to transfer or exchange any note selected for redemption. Also, SPL will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees of the notes

The notes will be guaranteed by each of SPL’s future Domestic Subsidiaries. These Note Guarantees will be joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to this Offering and the Notes—Federal and state statutes allow courts, under specific circumstances, to void the notes and require note holders to return payments received from us.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than SPL or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists;

(2)	either:

(a)	the Guarantor is the surviving Person, or the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee, the Security Documents and the registration rights agreement pursuant to a supplemental indenture, appropriate Security Documents and registration rights agreement; or

(b)	the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture; and

(3)	SPL shall have delivered to the Indenture Trustee a certificate from an Authorized Officer and an opinion of counsel, each stating that such consolidation or merger, or sale or disposition and such supplemental indenture, Security Documents and registration rights agreement, if any, comply with the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) SPL or a Restricted Subsidiary of SPL, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) SPL or a Restricted Subsidiary of SPL, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Subsidiary of SPL as a result of the sale or other disposition;

(3)	if SPL designates that Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under the captions “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

Security

SPL has created a security interest in favor of the Common Security Trustee for the benefit of the Secured Parties pursuant to the Security Documents. On June 30, 2015, SPL entered into a second amended and restated accounts agreement with Société Générale, as the Common Security Trustee and Compass Bank, d.b.a. BBVA Compass, as Accounts Bank (as such agreement shall be amended from time to time, the “Accounts Agreement”), pursuant to which a series of cash accounts (the “Accounts”) maintained by SPL were pledged to the Common Security Trustee for the benefit of the present and future holders of the Obligations, including the notes. On June 30, 2015, SPL entered into a second amended and restated intercreditor agreement with the then existing Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives and Société Générale, as the Common Security Trustee, and Intercreditor Agent (as such agreement shall be amended from time to time, the “Intercreditor Agreement”), which governs the relationship between the Secured Parties and regulates the claims of the Secured Parties against SPL and the enforcement by the Secured Parties of the Liens upon any Collateral, including the method of voting and decision making, and the appointment of the Intercreditor Agent. On June 30, 2015, SPL entered into a second amended and restated security agency agreement with the then existing Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives, Société Générale, as the Common Security Trustee and Intercreditor Agent, and the Accounts Bank (as such agreement shall be amended from time to time, the “Security Agency Agreement”), pursuant to which each Secured Debt Holder Group Representative, each Secured Hedge Representative and each Secured Gas Hedge Representative appointed and authorized the Common Security Trustee to act as its agent under the Security Agency Agreement, the Security Documents and all other Financing Documents to which the Common Security Trustee is a party, subject to the terms of the Security Agency Agreement, the Security Documents and the Intercreditor Agreement, and pursuant to which the Common Security Trustee shall hold the Collateral for the benefit of the Secured Parties pursuant to the terms of the Security Agency Agreement, the Intercreditor Agreement and the Security Documents. In addition, on June 30, 2015, SPL entered into a second amended and restated common terms agreement, as further amended on September 24, 2015, with the then existing Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives and Société Générale, as the Common Security Trustee and Intercreditor Agent (as such agreement shall be further amended from time to time, the “Common Terms Agreement”), in order to set out certain provisions regarding, among other things: (a) common representations and warranties of SPL; (b) common covenants of SPL; and (c) common events of default under the Secured Debt Instruments. The Indenture Trustee, in its capacity as a Secured Debt Holder Group Representative (as defined in the Common Terms Agreement), is a party to the Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement. The representations and warranties, covenants and events of default set forth in the Common Terms Agreement do not apply to the notes, and the covenants and events of default applicable to the notes are set forth in the indenture, as described in this “Description of Notes.” All of the voting provisions with respect to the notes described in this Description of Notes are subject to the further voting requirements of the Intercreditor Agreement. See “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making.” For additional information regarding the Accounts Agreement, the Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement, see “—Summary Description of Principal Finance Documents.”

SPL’s and any future Guarantor’s obligations under the notes and the indenture are secured by a first lien security interest (subject to Permitted Liens) for the benefit of the Secured Parties (including holders of the notes) over the following (collectively, “Collateral”):

(1)	substantially all assets of SPL and any future Guarantors (including real and personal property whether owned on the Original Notes Issue Date or thereafter acquired);

(2)	a pledge by the Pledgor of all ownership interests in SPL;

(3)	all contracts, agreements and documents, including the Material Project Documents, the Permitted Hedging Agreements and insurance policies, and all of SPL’s rights thereunder;

(4)	all Accounts (other than Accounts that are specifically for the benefit of a particular Secured Party);

(5)	Cash Flow and other revenues; and

(6)	all other real and personal property, which is subject, from time to time, to the security interests or liens granted by the Security Documents.

To the extent excluded from the collateral securing any other Secured Debt, the Collateral applicable to the notes will not include any Train Six LNG Sales Agreement or other contracts, agreements or assets related to Train Six; provided, however, that if SPL incurs Expansion Debt in respect of Train Six pursuant to clause (a) of the definition of Permitted Indebtedness, it will be a condition to the incurrence of such Expansion Debt that the Collateral applicable to the notes shall include Train Six, any Train Six LNG Sales Agreement, or any EPC Contract related to Train Six, and any other collateral material to the construction or operation of Train Six similar in type and scope to the Collateral related to Train One, Train Two, Train Three, Train Four and Train Five which secures the notes.

The Intercreditor Agreement provides that the release of all or a material portion of the Collateral from the Lien of any Security Document (except as otherwise allowed under the Financing Documents) requires a Unanimous Decision.

With respect to the notes, the indenture provides that the Common Security Trustee’s Liens upon the Collateral will no longer secure the Obligations with respect to the notes and the right of the holders of such note Obligations to the benefits and proceeds of the Common Security Trustee’s Liens on the Collateral will terminate and be discharged:

(1)	upon satisfaction and discharge of the indenture as set forth under the caption “—Satisfaction and Discharge”;

(2)	upon a Legal Defeasance or Covenant Defeasance with respect to that series of notes as set forth under the caption “—Legal Defeasance and Covenant Defeasance”; or

(3)	upon payment in full in cash of the applicable notes and discharge of all other related note Obligations that are outstanding, due and payable at the time the notes are paid in full in cash and discharged.

SPL will otherwise comply with the provisions of TIA §314(b).

To the extent applicable, SPL will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of or counsel for SPL except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or approved by the Indenture Trustee in the exercise of reasonable care. Notwithstanding anything to the contrary in this paragraph, SPL will not be required to comply with all or any portion of TIA §314(d) (1) with respect to certain ordinary course of business releases of the Collateral as described in the indenture and the Common Terms Agreement and (2) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

To the extent applicable, SPL will furnish to the Indenture Trustee, prior to each proposed release of the Collateral pursuant to the Security Documents (other than as provided in the preceding paragraph):

(1)	all documents required by TIA §314(d); and

(2)	an opinion of counsel to the effect that such accompanying documents constitute all documents required by TIA §314(d).

Optional Redemption

At any time or from time to time prior to September 15, 2027 (six months prior to the maturity date of the notes), SPL may, at its option, redeem all or a part of the notes, at a redemption price equal to the Make-Whole Price (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date without duplication).

“Make-Whole Price” with respect to any notes to be redeemed, means an amount equal to the greater of:

(1)	100% of the principal amount of the notes; and

(2)	the sum of the present values of the remaining scheduled payments of principal and interest from the redemption date to September 15, 2027 (six months prior to the maturity dates of the notes) (in each case not including any portion of such payments of interest accrued as of the redemption date) discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 30 basis points; plus, in the case of both (1) and (2), accrued and unpaid interest on the notes, if any, to the redemption date.

“Comparable Treasury Issue” means, with respect to notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes being redeemed that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity; provided that if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if SPL obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations as determined by SPL.

“Independent Investment Banker” means Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of its successors, or, if such firm or its successors, if any, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by SPL.

“Reference Treasury Dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and four additional primary Government Securities dealers in New York City (each, a “Primary Treasury Dealer”) selected by SPL, and their respective successors; provided, however, that if such firm or any such successor, as the case may be, shall cease to be a primary Government Securities dealer in New York City, SPL will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by SPL, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to SPL by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(159)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. SPL will notify the Indenture Trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the Indenture Trustee shall not be responsible for such calculation.

At any time on or after September 15, 2027 (six months prior to the maturity date of the notes), SPL may, at its option, redeem all or part of the notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date without duplication).

Selection and Notice

If less than all of the notes are to be redeemed at any time, the Indenture Trustee will select notes and portions thereof for redemption by lot, on a pro rata basis or by any other method as the Indenture Trustee shall deem fair and appropriate. In the case of notes in the form of global notes, the depositary in respect thereof shall select beneficial interest to be redeemed in such notes in accordance with its applicable procedures, which, we understand to be by lot. The Indenture Trustee shall not be responsible for or have any liability in respect of the method used by such depositary to select beneficial interests in notes for redemption or in the procedures of such depositary used for such selection.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Open Market Purchases; No Mandatory Redemption or Sinking Fund

SPL and its Restricted Subsidiaries may at any time and from time to time purchase notes in the open market or otherwise. SPL is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, SPL may be required to offer to purchase the notes as described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders—Events of Loss” and “—Repurchase at the Option of Holders—Project Document Termination Payments.”

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require SPL to repurchase all or any part (equal to $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes pursuant to an offer (a “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, SPL will offer payment (a “Change of Control Payment”) in cash equal to not less than 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest to the date of repurchase (the “Change of Control Payment Date,” which date will be no earlier than the date of such Change of Control). No later than 30 days following any Change of Control, SPL will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. SPL will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, or compliance with the Change of Control provisions of the indenture would constitute a violation of any such laws or regulations, SPL will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, SPL will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the Indenture Trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by SPL. The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for the notes, and the Indenture Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

SPL will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

If holders of not less than 95% in aggregate principal amount of the outstanding notes validly tender and do not withdraw the notes in a Change of Control Offer and SPL, or any third party making a Change of Control Offer in lieu of SPL as described below, purchases all of the notes validly tendered and not withdrawn by such holders, SPL will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest thereon, to the date of redemption.

The provisions described above that require SPL to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that SPL repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

SPL will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by SPL and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of SPL’s properties or assets and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require SPL to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of SPL’s assets and SPL’s Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

SPL will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	SPL (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale equal to the greater of (i) the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) an amount equal to the invested cost of the assets sold or otherwise disposed of, less depreciation; and

(2)	at least 90% of the consideration therefor received by SPL or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on SPL’s or such Restricted Subsidiary’s most recent consolidated balance sheet (or as would be shown on SPL’s consolidated balance sheet as of the date of such Asset Sale) of SPL or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases SPL or such Restricted Subsidiary from further liability therefor; and

(b)	any securities, notes or other obligations received by SPL or any such Restricted Subsidiary from such transferee that are converted by SPL or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after such Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion. Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, SPL (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to such Net Cash Proceeds:

(1)	to repay Senior Debt in accordance with the Common Terms Agreement and the indenture; or

(2)	to make any capital expenditure or to purchase Replacement Assets (or enter into a binding agreement to make such capital expenditure or to purchase such Replacement Assets; provided that (a) such capital expenditure or purchase is consummated within the later of (x) 360 days after the receipt of the Net Cash Proceeds from the related Asset Sale and (y) 180 days after the date of such binding agreement and (b) if such capital expenditure or purchase is not consummated within the period set forth in subclause (a), the amount not so applied will be deemed to be Excess Proceeds (as defined below)).

Pending the final application of any Net Cash Proceeds, SPL may reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the indenture.

An amount equal to any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute “Excess Proceeds.” If on any date, the aggregate amount of Excess Proceeds exceeds $100,000,000, then within ten Business Days after such date, SPL will make an offer (an

“Asset Sale Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain unapplied after consummation of an Asset Sale Offer, SPL and its Restricted Subsidiaries may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the notes and such other pari passu Indebtedness shall be purchased on a pro rata basis and the Indenture Trustee will select the notes or portions thereof to be purchased by lot, on a pro rata basis or by any other method as the Indenture Trustee shall deem fair and appropriate. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Notwithstanding the foregoing, the sale, conveyance or other disposition of all or substantially all of the assets of SPL and its Restricted Subsidiaries, taken as a whole, will be governed by the provisions of the indenture described under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under the caption “—Covenants Applicable to the Notes—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant described above.

SPL will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, or compliance with the Asset Sale provisions of the indenture would constitute a violation of any such laws or regulations, SPL will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The future agreements governing SPL’s other Indebtedness may contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require SPL to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on SPL. In the event a Change of Control or Asset Sale occurs at a time when SPL is prohibited from purchasing notes, SPL could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If SPL does not obtain a consent or repay those borrowings, SPL will remain prohibited from purchasing notes. In that case, SPL’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which could, in turn, constitute a default under the other Indebtedness. Finally, SPL’s ability to pay cash to the holders of notes upon a repurchase may be limited by SPL’s then existing financial resources.

These Asset Sale provisions, and not the asset sale provisions set forth in the Common Terms Agreement, shall be applicable to the notes.

Events of Loss

After any Event of Loss, SPL may apply the Net Loss Proceeds from the Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Project, with no obligation to make any purchase of any notes, provided, that with respect to any Event of Loss that results in Net Loss Proceeds equal to or greater than $100,000,000:

(1)	SPL delivers to the Indenture Trustee within 120 days of such Event of Loss a written opinion from a reputable contractor that the Project can be rebuilt, repaired, replaced or constructed and operating within 540 days following such Event of Loss; and

(2)	SPL delivers to the Indenture Trustee within 120 days of such Event of Loss a certificate from an Authorized Officer certifying that the applicable entity has available from Net Loss Proceeds, cash on hand, binding equity commitments with respect to funds, anticipated insurance proceeds and/or available borrowings under Indebtedness permitted under the indenture to complete the rebuilding, repair, replacement or construction described in clause (1) above and to pay debt service on its Indebtedness during the repair or restoration period.

Any Net Loss Proceeds that are not reinvested (or committed for reinvestment by SPL) within 540 days following an Event of Loss will be deemed “Excess Loss Proceeds.” Within 15 days following the date on which the aggregate amount of Excess Loss Proceeds exceeds $100,000,000, SPL will make an offer (an “Excess Loss Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with insurance, condemnation or performance liquidated damage proceeds, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Loss Proceeds. The offer price in any Excess Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest to, but excluding, the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of an Excess Loss Offer, SPL may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Excess Loss Offer exceeds the amount of Excess Loss Proceeds, the notes and such other pari passu Indebtedness shall be purchased on a pro rata basis and the Indenture Trustee will select the notes or portions thereof to be purchased by lot, on a pro rata basis or by any other method as the Indenture Trustee shall deem fair and appropriate. Upon completion of each Excess Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

If any payment date in connection with an Excess Loss Offer is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such note was registered at the close of business on such record date.

SPL will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Excess Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the Excess Loss provisions of the indenture, SPL will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Excess Loss provisions of the indenture by virtue of such conflict.

If the Indenture Trustee, on behalf of the holders of the notes, receives any excess Insurance Proceeds, Condemnation Proceeds or Performance Liquidated Damages applied to the prepayment of Secured Debt and other Obligations as provided in the Common Terms Agreement and the indenture does not require SPL to make an Excess Loss Offer pursuant to the Event of Loss provisions above, SPL shall instruct the Indenture Trustee to deposit such proceeds in the Construction Account, the Revenue Account or the Operating Account, as applicable, and the Indenture Trustee shall be required pursuant to the indenture to make such deposit.

These Event of Loss provisions, and not the event of loss provisions set forth in the Common Terms Agreement, shall be applicable to the notes.

Project Document Termination Payments

Within 15 days following the date on which the aggregate amount of Project Document Termination Payments received by SPL exceeds $100,000,000, SPL will make an offer (a “Project Document Termination Payment Offer”) to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with Project Document Termination Payments, to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Project Document Termination Payments. The offer price in any Project Document Termination Payment Offer will be equal to 100% of principal amount plus accrued and unpaid interest to, but excluding, the date of purchase, and will be payable in cash. If any Project Document Termination Payments remain after consummation of a Project Document Termination Payment Offer, SPL may use those Project Document Termination Payments for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Project Document Termination Payment Offer exceeds the amount of Project Document Termination Payments, the notes and such other pari passu Indebtedness shall be purchased on a pro rata basis and the Indenture Trustee will select the notes or portions thereof to be purchased by lot, on a pro rata basis or by any other method as the Indenture Trustee shall deem fair and appropriate. Upon completion of each Project Document Termination Payment, the amount of Project Document Termination Payments for the purposes of this paragraph will be reset at zero.

If any payment date in connection with a Project Document Termination Payment Offer is on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such note was registered at the close of business on such record date.

SPL will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Project Document Termination Payment Offer. To the extent that the provisions of any securities laws or regulations conflict with the Project Document Termination Payment Offer provisions of the indenture, SPL will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Project Document Termination Payment Offer provisions of the indenture by virtue of such conflict.

If the Indenture Trustee, on behalf of the holders of the notes, receives any Project Document Termination Payments applied to the prepayment of Secured Debt and other Obligations as provided in the Common Terms Agreement and the indenture does not require SPL to make a Project Document Termination Payment Offer pursuant to the Project Document Termination Payment Offer provisions above, SPL shall instruct the Indenture Trustee to deposit such proceeds in the Construction Account, the Revenue Account or the Operating Account, as applicable, and the Indenture Trustee shall be required pursuant to the indenture to make such deposit.

These Project Document Termination Payment Offer provisions, and not the Project Document Termination Payment provisions set forth in the Common Terms Agreement, shall be applicable to the notes.

Covenants Applicable to the Notes

Set forth below are certain affirmative and negative covenants of SPL contained in the indenture.

Changes in Covenants when Notes No Longer Rated Investment Grade

The indenture provides that if, on any date following the date on which (1) SPL satisfies the following conditions:

(a)	the notes receive at least two Investment Grade Issue Ratings; and

(b)	no Default or Event of Default shall have occurred and be continuing,

and (2) Parent (or any successor entity thereto) has a rating from all Acceptable Rating Agencies that rate both Parent (or any successor entity thereto) and SPL that is equivalent to or better than SPL’s rating from all Acceptable Rating Agencies that rate Parent (or any successor entity thereto) and SPL, then the covenant set forth under the caption “—Transactions with Affiliates” will no longer be applicable to the notes, beginning on such date and continuing until the Reversion Date (as defined below). If, on any date, Parent (or any successor entity thereto) no longer has a rating from all Acceptable Rating Agencies that rate both Parent (or any successor entity thereto) and SPL that is equivalent to or better than SPL’s rating from all Acceptable Rating Agencies that rate Parent (or any successor entity thereto) and SPL, then on such date (the “Reversion Date”) the covenant set forth under the caption “—Transactions with Affiliates” will be reinstated as if such covenant had never been suspended and will be applicable unless and until the conditions in the preceding paragraph are satisfied.

No Default, Event of Default or breach of any kind shall be deemed to exist under the indenture or any series of Senior Notes with respect to the covenant set forth under the caption “—Transactions with Affiliates” and neither SPL nor any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reversion Date, regardless of whether such actions or events would have been permitted if the covenant set forth under the caption “—Transactions with Affiliates” remained in effect during such period. The period of time between the date of the suspension of the covenant set forth under the caption “—Transactions with Affiliates” and the Reversion Date is referred to as the “Suspension Period.”

Transactions with Affiliate.

SPL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction that is otherwise permitted hereunder with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate) (each, an “Affiliate Transaction”) involving aggregate payments or consideration with respect to a single transaction or a series of related transactions, in excess of $25,000,000, except:

(1) to the extent required by applicable law;

(2) to the extent required or contemplated by the Material Project Documents or any other Project Document in existence on the Original Notes Issue Date;

(3) upon terms no less favorable to SPL than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate, or, if no comparable arm’s-length transaction with a Person that is not an Affiliate is available, then on terms that are determined by the Board of Directors of SPL to be fair in light of all factors considered by said Board of Directors to be pertinent to SPL;

(4) for any Project processing, facilities sharing, use or similar agreement with an Affiliate of SPL; provided, if applicable for the recovery by SPL, that the terms of such agreement provide for the recovery of at least the incremental Operation and Maintenance Expenses associated with operations pursuant to such agreement and SPL has entered into the required Security Documents; and

(5) Subordinated Indebtedness between or among SPL, any of its Restricted Subsidiaries and/or any of their Affiliates.

Prior to entering into any agreement with an Affiliate involving aggregate consideration in excess of $50,000,000, SPL shall deliver to the Trustee a certificate of an Authorized Officer of SPL as to the satisfaction of the applicable condition set forth in clauses (2), (3), (4) and (5) above.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by SPL or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among SPL and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of SPL) that is an Affiliate of SPL solely because SPL owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable directors’ fees to Persons who are not otherwise Affiliates of SPL;

(5) any issuance of Equity Interests (other than Disqualified Stock) of SPL to Affiliates of SPL;

(6) any (A) Permitted Investments or (B) Restricted Payments that do not violate the provisions of the indenture described above under the caption “—Restricted Payments”;

(7) Permitted Payments to Parent;

(8) any contracts, agreements or understandings existing as of the Original Notes Issue Date and any amendments to or replacements of such contracts, agreements or understandings so long as any such amendment or replacement is not more disadvantageous to SPL or to the Holders in any material respect than the original agreement as in effect on the Original Notes Issue Date; and

(9) subject to clause (a) of the definition of Permitted Indebtedness, any assignment, novation or transfer of any Train Five LNG Sales Agreement, any Train Six LNG Sales Agreement or the CMI LNG Sale and Purchase Agreement by SPL to an Affiliate of SPL and any related agreements; provided, however, that if SPL incurs Expansion Debt in respect of Train Five or Train Six pursuant, as applicable, to clause (a) of the definition of Permitted Indebtedness, any such assignment, novation or transfer of any Train Five LNG Sales Agreement or any Train Six LNG Sales Agreement, as applicable, and any related agreements shall constitute an Affiliate Transaction unless such assignment, novation or transfer qualifies under any of the other listed exceptions in this “Transactions with Affiliates” section.

Restricted Payments

SPL will not, and will not permit any of its Restricted Subsidiaries to, make or agree to make, directly or indirectly, any Restricted Payments unless on the Restricted Payment Date each of the following conditions has been satisfied:

(a) no Default or Event of Default has occurred and is continuing as of the Restricted Payment Date or would occur as a result of the Restricted Payment;

(b) the In-Service Date with respect to Train One and Train Two has occurred;

(c) on and as of the applicable Calculation Date with respect to such Restricted Payment Date, (i) the Debt Service Coverage Ratio for the Calculation Period ended on the applicable Calculation Date is at least 1.25 to 1.0, and (ii) the Projected Debt Service Coverage Ratio commencing on the first day after such Calculation Date is at least 1.25 to 1.0 for the upcoming twelve month period, provided that SPL may, at its option, exclude any Debt Service that (x) was pre-funded by the incurrence of Indebtedness, one of the use of proceeds of which was expressly for this purpose or (y) will be funded as part of scheduled draws pursuant to the express terms of Indebtedness to be incurred during such upcoming twelve month period; and provided, further that, (A) such Projected Debt Service Coverage Ratio shall not be required during the final three quarters prior to the last scheduled maturity of the final principal amount of the notes and (B) if SPL shall have excluded each month in the relevant Calculation Period from the calculation of the Debt Service Coverage Ratio pursuant to the definition of Debt Service Coverage Ratio due to a Force Majeure Event, only subclause (ii) of this clause (c) shall apply;

(d) each Debt Service Reserve Account and Additional Debt Service Reserve Account is funded to its then required funding level;

(e) SPL shall have delivered to the Indenture Trustee an officer’s certificate of an Authorized Officer (i) to the effect that         all conditions for a Restricted Payment on the Restricted Payment Date have been satisfied, and (ii) setting forth in reasonable detail the calculations for computing each of the Debt Service Coverage Ratio (including, if applicable, identifying any months in which the Cash Flow Available for Debt Service and the aggregate amount required to service SPL’s Debt Service has been excluded in respect of a Force Majeure Event) and the Projected Debt Service Coverage Ratio for the relevant periods and stating that such calculations were prepared in good faith and were based on reasonable assumptions; and

(f) if SPL has been subject to a Force Majeure Event for greater than twelve consecutive months and has relied on the second proviso in the definition of Debt Service Coverage Ratio to make Restricted Payments during such twelve-month period, at least three consecutive months shall have elapsed without any Force Majeure Event before SPL may make Restricted Payments.

The indenture provides that Restricted Payments may be made monthly.

Restrictions on Indebtedness

SPL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, permit, suffer to exist or otherwise be or become liable with respect to, contingently or otherwise (collectively, “incur”), any Indebtedness and SPL will not permit any of its Restricted Subsidiaries to issue preferred stock; provided, however, that SPL and any Guarantor may incur Indebtedness or directly or indirectly create or incur or otherwise be or become liable with respect to any Guarantee if any of the following conditions are satisfied:

(a) with respect to an incurrence of Indebtedness that is (1) Expansion Debt or (2) Permitted Refinancing Indebtedness of SPL or any of its Restricted Subsidiaries in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that would have been permitted to be incurred pursuant to clauses (a), (b) or (c) of Section 4.08 of the Indenture, prior to January 9, 2017, SPL shall have delivered to the Trustee a certificate of an Authorized Officer of SPL certifying that the amount of all Senior Debt (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under the caption “—Covenants Applicable to the Notes—Restrictions on Indebtedness,” prior to January 9, 2017) outstanding after giving effect to the incurrence of such Indebtedness and the application of the proceeds therefrom, is capable of being amortized to a zero balance by the termination date of the last to terminate of the Applicable Facility LNG Sale and Purchase Agreements such that the Projected Debt Service Coverage Ratio after the last Guaranteed Substantial Completion Date with respect to any Trains then in construction (or if the In-Service Date has occurred with respect to all Trains, the date of incurrence of the Indebtedness) through the terms of such Applicable Facility LNG Sale and Purchase Agreements, would be at least 1.5 to 1.0; provided that (i) the Projected Debt Service Coverage Ratio shall be calculated (x) solely with respect to Contracted Cash Flow; and (y) using an interest rate equal to the weighted average interest rate of all such Senior Debt outstanding after giving effect to the incurrence of the Indebtedness and the application of the proceeds therefrom and (ii) all of the Indebtedness required or anticipated to be incurred in connection with the construction of each of Train One and Train Two, Train Three and Train Four and Train Five has either been (x) fully funded or (y) no longer has any conditions precedent to funding that have not been satisfied or waived; or

(b) (1) the Indebtedness to be incurred has received at least two Investment Grade Ratings and (2) SPL shall have received (A) letters from any two Acceptable Rating Agencies (or if only one Acceptable Rating Agency is then rating the Notes, SPL shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated incurrence, and that, if the contemplated incurrence is consummated, such Acceptable Rating Agency would reaffirm the Investment Grade Issue Rating of the Notes as of the date of such incurrence and (B) letters from all other Acceptable Rating Agencies then rating the Notes, if any, to the effect that the Acceptable Rating Agency has considered the contemplated incurrence, and that, if the contemplated incurrence is consummated, such Acceptable Rating Agency would reaffirm its then current rating of the Notes as of the date of such incurrence; or

(c) SPL shall have delivered to the Trustee a certificate of an Authorized Officer of SPL certifying that the amount of all Senior Debt (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant to clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under the caption “—Covenants Applicable to the Notes—Restrictions on Indebtedness,” prior to January 9, 2017)

outstanding after giving effect to the incurrence of the Indebtedness and the application of the proceeds therefrom (A) would have resulted in a Debt Service Coverage Ratio of at least 1.5 to 1.0 for the most recently ended four Fiscal Quarters and (B) is capable of being amortized to a zero balance by the termination date of the last to terminate of the Applicable Facility LNG Sale and Purchase Agreements such that after the last Guaranteed Substantial Completion Date with respect to any Trains then in construction (or if the In-Service Date has occurred with respect to all Trains, the date of incurrence of the Indebtedness) through the terms of such Applicable Facility LNG Sale and Purchase Agreements, the Projected Debt Service Coverage Ratio would be at least 1.5 to 1.0 for each Fiscal Year during such period; provided that (i) each of the Debt Service Coverage Ratio and the Projected Debt Service Coverage Ratio shall be calculated (x) solely with respect to Contracted Cash Flow; and (y) using an interest rate equal to the weighted average interest rate of all such Senior Debt outstanding after giving effect to the incurrence of the Indebtedness and the application of the proceeds therefrom and (ii) all of the Indebtedness required or anticipated to be incurred in connection with the construction of each of Train One and Train Two, Train Three and Train Four and Train Five has either been (x) fully funded or (y) no longer has any conditions precedent to funding that have not been satisfied or waived;

and SPL and any Guarantor may incur any of the following items of Indebtedness:

(d)	Working Capital Debt of SPL or a Guarantor in an amount not to exceed the sum of (i) $200,000,000 and (ii) an amount required to be expended to purchase Gas to comply with the obligations of SPL under the Facility LNG Sale and Purchase Agreements;

(e)	purchase money Indebtedness or Capital Lease Obligations of SPL or a Restricted Subsidiary of SPL to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment; provided, that (i) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $100,000,000 in the aggregate;

(f)	other unsecured Indebtedness for borrowed money subordinated to the Obligations pursuant to the form of subordination agreement attached to the indenture (or otherwise pursuant to an instrument in writing satisfactory in form and substance to the Required Secured Parties (other than the holders of the notes)); provided, that such instrument shall include that: (i) the maturity of such subordinated debt shall be no shorter than the maturity of the latest maturing tranche of Secured Debt; (ii) such subordinated debt shall not be amortized; (iii) no interest payments shall be made under such subordinated debt except from monies held in the Distribution Account and that are permitted to be distributed pursuant to the Accounts Agreement; and (iv) such subordinated debt shall not impose covenants on SPL;

(g)	trade or other similar Indebtedness of SPL or a Restricted Subsidiary of SPL incurred in the ordinary course of business, which is (i) not more than 90 days past due, or (ii) being contested in good faith and by appropriate proceedings;

(h)	contingent liabilities of SPL or a Restricted Subsidiary of SPL incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the normal course of business, the endorsement of negotiable instruments received in the normal course of business and indemnities provided under any of the Transaction Documents;

(i)	any obligations of SPL or a Restricted Subsidiary of SPL under Permitted Hedging Agreements;

(j)	to the extent constituting Indebtedness, indebtedness of SPL or a Restricted Subsidiary of SPL arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;

(k)

to the extent constituting Indebtedness, obligations of SPL or a Restricted Subsidiary of SPL in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay or take-or-deliver obligations contained in supply agreements, cash deposits incurred in connection with natural gas purchases and similar obligations incurred in the ordinary course of business;

(l)	Indebtedness of SPL or a Restricted Subsidiary of SPL in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(m)	Indebtedness of SPL or a Restricted Subsidiary of SPL in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(n)	Indebtedness of SPL or a Restricted Subsidiary of SPL in an amount not to exceed $250,000,000 to finance the restoration of the Project following an Event of Loss;

(o)	Indebtedness of SPL or a Restricted Subsidiary of SPL consisting of the financing of insurance premiums in customary amounts consistent with the operations and business of SPL and its Restricted Subsidiaries in the ordinary course of business;

(p)	the guarantee by SPL or any of the Guarantors of Indebtedness of SPL or a Restricted Subsidiary of SPL to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(q)	the incurrence by SPL or any of its Restricted Subsidiaries of intercompany Indebtedness between or among SPL and any of its Restricted Subsidiaries; provided, however, that:

(i)	if SPL or any Guarantor is the obligor on such Indebtedness and the payee is not SPL or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of SPL, or the Note Guarantee, in the case of a Guarantor; and

(ii)	(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than SPL or a Restricted Subsidiary of SPL and (B) any sale or other transfer of any such Indebtedness to a Person that is not either SPL or a Restricted Subsidiary of SPL, will be deemed, in each case, to constitute an incurrence of such Indebtedness by SPL or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (q); and

(iii)	the incurrence by SPL or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (iii), not to exceed $250,000,000.

For purposes of determining compliance with this “Restrictions on Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness pursuant to the paragraphs (a) through (r) of this covenant, SPL will be permitted to classify or divide such item of Indebtedness on the date of its incurrence, or later reclassify or redivide all or a portion of such item of Indebtedness, in any manner that complies with this covenant. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Debt Service of SPL as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that SPL or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(i)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(ii)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the least of:

(1)	the Fair Market Value of such asset at the date of determination;

(2)	the amount of the Indebtedness of the other Person; and

(3)	the principal amount of the Indebtedness, in the case of any other Indebtedness.

In the event that SPL satisfies the conditions set forth in clauses (1) and (2) described in the first paragraph under the caption “—Changes in Covenants when Notes No Longer Rated Investment Grade,” SPL will provide written notice of such event to the Trustee.

Limitation on Liens

SPL will not, and will not permit any Restricted Subsidiary to, create, assume, incur, permit or suffer to exist any Lien upon the Collateral, whether now owned or hereafter acquired, except for the Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

SPL will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	(x) pay dividends or make any other distributions on its Capital Stock to SPL or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or (y) pay any indebtedness owed to SPL or any of its Restricted Subsidiaries;

(2)	make loans or advances to SPL or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to SPL or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements or instruments governing existing indebtedness as in effect on the Original Notes Issue Date and any amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, increases, renewals, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or instruments on the Original Notes Issue Date;

(2)	the Common Terms Agreement, the indenture, the notes, the Note Guarantees and the Security Documents;

(3)	applicable law, rule, regulation or order;

(4)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(5)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(6)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(7)	Permitted Indebtedness, including Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(9)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, security agreements, mortgages, purchase money agreements and other similar agreements or instruments entered into with the approval of the Board of Directors of SPL, which limitation is applicable only to the assets that are the subject of such agreements;

(10)	Permitted Hedging Agreements; and

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

SPL will not, directly or indirectly, consolidate, amalgamate or merge with or into another Person (regardless of whether SPL is the surviving entity), convert into another form of entity or continue in another jurisdiction; or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of SPL and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) SPL is the surviving entity; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger or resulting from such conversion (if other than SPL) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such conversion, consolidation, amalgamation, or merger (if other than SPL) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of SPL under the notes, the indenture, the Security Documents and the registration rights agreement pursuant to a supplemental indenture, appropriate Security Documents and registration rights agreement;

(3)	immediately after such transaction or transactions, no Default or Event of Default exists;

(4)	SPL shall have delivered to the Indenture Trustee a certificate from an Authorized Officer and an opinion of counsel, each stating that such consolidation or merger, or sale or disposition and such supplemental indenture, Security Documents and registration rights agreement, if any, comply with the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with; and

(5)	either (i) SPL shall have received letters from all Acceptable Rating Agencies then rating the notes (or if only one Acceptable Rating Agency is then rating the notes, SPL shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated transaction or transactions, and that, if the contemplated transaction or transactions are consummated, such Acceptable Rating Agency would reaffirm the then current rating of the notes as of the date of such transaction or transactions or (ii) the transaction or transactions have been consented to by Secured Debt Holders holding greater than 50% of the aggregate principal amount of Secured Debt then outstanding.

Upon any consolidation, amalgamation or merger, or any transfer of all or substantially all of the assets of SPL in accordance with the first paragraph of this provision, the successor person formed by such consolidation or amalgamation or into which SPL merged or to which such transfer is made will succeed to, and be substituted for, and may exercise every right and power of, SPL under the indenture and the notes with the same effect as if such successor person had been named as SPL in the indenture and the notes, and thereafter the predecessor person will have no continuing obligations under the indenture, the notes, the Security Documents and the registration rights agreement (and such change shall not in any way constitute or be deemed to constitute a novation, discharge, rescission, extinguishment or substitution of the existing indebtedness and any indebtedness so effected shall continue to be the same obligation and not a new obligation).

In addition, SPL will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among SPL and the Guarantors. Clauses (3) and (4) of the first paragraph of this covenant will not apply to any merger or consolidation of SPL with or into an Affiliate solely for the purpose of reincorporating SPL in another jurisdiction.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

Nature of Business

SPL will not, and will not permit any of its Restricted Subsidiaries to, engage in any business or activities other than the Permitted Businesses, except to such extent as would not be material to SPL and its Restricted Subsidiaries, taken as a whole.

Project Documents

Each of SPL and its Restricted Subsidiaries shall comply in all material respects with its payment and other material obligations under the Material Project Documents and Fundamental Government Approvals, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. SPL and the Restricted Subsidiaries must notify the Indenture Trustee (a) when entering into or terminating any Material Project Documents and provide a copy of any such contract to the Indenture Trustee and (b) promptly upon obtaining knowledge thereof, of any material adverse change in the status of any Fundamental Government Approval. Each of SPL and its Restricted Subsidiaries shall not agree to any material amendment or termination of any Material Project Document to which it is or becomes a party unless (i) a copy of such amendment or termination has been delivered to the Indenture Trustee at least 5 days in advance of the effective date thereof along with an officer’s certificate of an Authorized Officer certifying that the proposed amendment or termination could not reasonably be expected to have a Material Adverse Effect or (ii) SPL has obtained the consent of a majority of the holders of the notes to such amendment or termination.

LNG Sales Contracts

SPL will not enter into any LNG sales contracts except for (i) the Train One and Train Two LNG Sales Agreements, the Train Three and Train Four LNG Sales Agreements and the Train Five LNG Sales Agreement, (ii) the CMI LNG Sale and Purchase Agreement, (iii) LNG sales contracts with counterparties who at the time of execution of the contract (x) have an Investment Grade Rating from at least one Acceptable Rating Agency, or who provide a guaranty from an affiliate with at least one of such ratings or (y) have a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000, (iv) LNG sales contracts with a term of less than five years and greater than one year with counterparties who do not at the time of execution of the contract have an Investment Grade Rating from at least one Acceptable Rating Agency to the extent the counterparty provides a letter of credit from a financial institution rated at least A- by S&P or A3 by Moody’s (or, if any of such entities ceases to provide such ratings, the equivalent credit rating from any other Acceptable Rating Agency) with respect to its estimated obligations under the contract for a period of 60 days, (v) LNG sales contracts with a term of one year or less, (vi) LNG sales contracts with counterparties who prepay (in cash) for their LNG purchase obligations under such contracts, or (vii) LNG sales contracts otherwise approved by the Required Secured Parties; provided, that in the case of clauses (iii), (iv), (v), (vi) and (vii), performance under such contracts shall not adversely affect the ability of SPL to meet its obligations under any contract listed in clause (i).

Reporting Requirements

SPL shall file with the Indenture Trustee, within 15 days after SPL files them with the SEC, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that SPL is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

In addition, SPL has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and Beneficial Owners of the notes and to securities analysts and prospective investors in the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) (“Rule 144A Information”).

So long as any of the notes are outstanding, in addition to the requirement to furnish Rule 144A Information as provided in the preceding paragraph, SPL shall furnish or cause to be furnished to noteholders and (upon the request thereof delivered to SPL) to holders of an interest in any Global Note (i) annual audited consolidated financial statements of SPL prepared in accordance with GAAP (together with notes thereto and a report thereon by an independent accountant of established national reputation), such statements to be so furnished within 105 days after the end of the fiscal year covered thereby and (ii) unaudited consolidated financial statements of SPL for each of the first three fiscal quarters of each fiscal year of SPL and the corresponding quarter and year-to-year period of the prior year prepared in all material respects on a basis consistent with the annual financial statements furnished pursuant to clause (i) of this paragraph, such statements to be so furnished within 60 days after the end of each such quarter.

Notwithstanding the foregoing, any reports or other information required to be filed, delivered or furnished pursuant to this covenant shall be deemed filed, delivered or furnished if filed electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system).

Separateness

The indenture contains the separateness provisions described under “Description of Principal Project Documents—Common Terms Agreement—Certain Covenants—Separateness” in this registration statement, including, but not limited to, having at all times one independent manager, preparing and maintaining its own separate books and financial records and statements, observing all limited liability company procedures and maintaining adequate capitalization.

Maintenance of Existence

Subject to the rights of SPL under “—Merger, Consolidation or Sale of Assets,” SPL shall do all things necessary to maintain: (i) its corporate, limited liability company or partnership, as applicable, existence in its jurisdiction of organization; provided, that the foregoing shall not prohibit conversion into another form of entity or continuation in another jurisdiction and (ii) the power and authority (corporate and otherwise) necessary under the applicable law to own its properties and to carry on the business of the Project. Each of SPL and the Guarantors shall not dissolve, liquidate, and shall not take any action to amend or modify its corporate constituent or governing documents where such amendment would be adverse in any material respect to the holders of the notes.

Compliance with Law

Each of SPL and its Restricted Subsidiaries shall (i) comply with all applicable laws, rules, regulations and orders of governmental authorities (including without limitation environmental, health and safety and port laws), except where such failure to comply could not reasonably be expected to have a Material Adverse Effect and (ii) notify the Indenture Trustee promptly following the initiation of any proceedings or material disputes with any governmental authority or other parties, which could reasonably be expected to have a Material Adverse Effect, relating to compliance or noncompliance with any such law, rule, regulation or order.

Insurance

Each of SPL and its Restricted Subsidiaries will keep the Project property of an insurable nature and of a character usually insured, insured with financially sound insurers in such form and amounts as is necessary to insure the maximum probable loss for the Project. SPL will cause with limited exceptions, each insurance policy to name the Common Security Trustee on behalf of the Secured Parties and the Secured Parties as loss payees as their interest may appear.

Credit Rating Agencies

SPL shall use its commercially reasonable efforts to cause the notes to be rated by at least two Recognized Credit Rating Agencies. If any Recognized Credit Rating Agency ceases to be a “nationally recognized statistical rating organization” registered with the SEC or ceases to be in the business of rating securities of the type and nature of the notes, SPL may replace the rating received from it with a rating from any other Acceptable Rating Agency.

Project Construction; Maintenance of Properties

SPL will use its commercially reasonable efforts to perform, or cause to be performed, all work and services required or appropriate in connection with the design, engineering, construction, testing and commencement of the Project. On or prior to the Project Completion Date, SPL shall have delivered to the Indenture Trustee a certificate of the Independent Engineer certifying that Ready for Startup and Substantial Completion of LNG Train 1 and LNG Train 2 (as defined in the Train One and Train Two EPC Contract) has occurred in accordance with the definition of “In-Service Date.”

Maintenance of Liens

SPL will grant a security interest to the Common Security Trustee in SPL’s interest in all Project assets and Project Documents acquired or entered into, as applicable, from time to time (except to the extent expressly permitted to be excluded from the Liens created by the Security Documents pursuant to the terms thereof) and shall take, or cause to be taken, all action reasonably required by the Common Security Trustee to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens. SPL will from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Common Security Trustee for such purposes. SPL will preserve and maintain good, legal and valid title to, or rights in, the Collateral free and clear of Liens other than Permitted Liens. SPL will promptly discharge at SPL’s cost and expense, any Lien (other than Permitted Liens) on the Collateral.

Use of Proceeds

SPL will use the proceeds of the Secured Debt solely for purposes permitted in the applicable Secured Debt Instruments.

Additional Note Guarantees

If SPL or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary, then such Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver to the Indenture Trustee an opinion of counsel from counsel who is acceptable to the Indenture Trustee within 15 business days of the date on which such Domestic Subsidiary is acquired or created; provided that any Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Events of Default and Remedies

Events of Default

Each of the following is an “Event of Default”:

(1)	any “Event of Default” specified in Section 9.1 of the Common Terms Agreement; provided, however, that: (a) except with respect to any default in the payment when due of any principal of, or premium, if any, on the notes, any default described in clause (i) thereof shall not constitute an “Event of Default” for purposes of the notes unless such default in the payment when due of any principal of any Secured Debt is in a principal amount in excess of $100,000,000, (b) any default described in clause (ii) thereof shall not constitute an “Event of Default” for purposes of the notes unless such default in the payment when due of any interest on any Secured Debt or any fee or any other amount or Obligation payable by SPL under the Common Terms Agreement, any Secured Debt Instrument or any other Financing Documents continues unremedied for a period of 30 days after the occurrence of such default, (c) any waiver of any default in the payment when due of any principal of, or premium, if any, or interest on the notes shall not be effective, and will not be a waiver with respect to the notes, unless such waiver is approved by greater than 50% in aggregate principal amount of the notes then outstanding and (d) no amendment or other modification to such Section 9.1 that results in (i) any default in the payment when due of any principal of, or premium, if any, or interest on the notes not being an “Event of Default” under such Section 9.1, (ii) an extension of the cure period with respect to the payment of principal of, or premium, if any, on the notes or (iii) an extension of the cure period with respect to the payment of interest on the notes to a period that is greater than thirty (30) days, shall be effective with respect to the notes unless such amendment or other modification is approved by greater than 50% in aggregate principal amount of the notes then outstanding;

(2)	default with respect to any Indebtedness of SPL that is in excess of $100,000,000 in the aggregate (other than any amount due in respect of Additional Secured Debt or Secured Bank Debt) and continued beyond any applicable grace period, the effect of which has been to cause the entire amount of such Indebtedness under this clause (2) to become due (whether by redemption, purchase, offer to purchase or otherwise) and such Indebtedness under this clause (2) remains unpaid or the acceleration of its stated maturity unrescinded;

(3)	failure by SPL to comply with its obligations described under the caption “—Covenants Applicable to the Notes—Merger, Consolidation or Sale of Assets” or to consummate a purchase of notes when required pursuant to the covenants described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Repurchase at the Option of Holders—Events of Loss or “—Repurchase at the Option of Holders—Project Document Termination Payments;”

(4)	failure by SPL for 30 days to comply with the provisions described under the captions “—Covenants Applicable to the Notes—Restricted Payments,” “—Covenants Applicable to the Notes—Restrictions on Indebtedness,” or “—Covenants Applicable to the Notes—Limitation on Liens;”

(5)	failure by SPL for 60 days after notice from the Indenture Trustee or the holders of at least 33 1⁄3% in aggregate principal amount of the then outstanding notes to comply with any of the other agreements in the indenture or the Common Terms Agreement, to the extent applicable to the notes the Security Documents or the notes unless covered by another Event of Default;

(6)	(a) any Default Contract or the Consent related to such Default Contract shall at any time for any reason terminate (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) or (b) any other Material Project Document or the Consent related to such Material Project Document shall terminate (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) and any such event under this clause (b) could reasonably be expected to result in a Material Adverse Effect; provided, however, that no Event of Default shall have occurred pursuant to this clause (6) if, in the case of the occurrence of any of the events set forth in clause (a) or (b) above with respect to any Material Project Document or related Consent:

(a)	SPL notifies the Common Security Trustee that it intends to replace such Material Project Document and related Consent, (B) SPL diligently pursues such replacement, (C) the applicable Material Project Document is replaced within 360 days (except the Sabine Liquefaction TUA, which shall be replaced within 180 days) with a replacement Material Project Document, (D) (1) in the case of any Facility LNG Sale and Purchase Agreement, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to SPL than the then existing least favorable FOB Sale and Purchase Agreement, (2) in the case of the Sabine Liquefaction TUA, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to SPL than the Sabine Liquefaction TUA, (3) in the case of the Train One and Train Two EPC Contract and the Train Three and Train Four EPC Contract, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to SPL than the Train One and Train Two EPC Contract and the Train Three and Train Four EPC Contract, respectively, and (4) in the case of any EPC Contract related to Train One and Train Two, Train Three and Train Four, Train Five or Train Six, the counterparty to such replacement Material Project Document is an internationally recognized contractor and SPL shall have delivered to the Indenture Trustee a certificate of the Independent Engineer, certifying that such counterparty is capable of completing the applicable Project Phase and (E) in the case of any Facility LNG Sale and Purchase Agreement, the counterparty to any such replacement Material Project Document (x) has an Investment Grade Rating from at least two Acceptable Rating Agencies, or provides a guaranty from an affiliate that has at least two of such ratings or (y) has a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000 ; provided that, clauses (D) and (E) shall not apply if such replacement Material Project Document is reasonably acceptable to (i) if the Aggregate Secured Bank Debt then outstanding is equal to or greater than 25% of the total Secured Debt then outstanding, the Required Secured Parties, or (ii) if the Aggregate Secured Bank Debt then outstanding is less than 25% of the total Secured Debt then outstanding, holders of greater than 50% in aggregate principal amount of the then outstanding notes; or

(b)

SPL shall have delivered to the Indenture Trustee a certificate of an Authorized Officer and the certification set forth therein is confirmed by the Independent Engineer, certifying that (A) the present value of (x) the projected cash flows to be received by SPL pursuant to the Applicable Facility LNG Sale and Purchase Agreements, minus (y) the projected expenses that could reasonably be expected to be incurred by SPL throughout the term of such Applicable Facility LNG Sale and Purchase Agreements is greater than (B) the sum of the outstanding principal amount of Senior Debt (excluding Working Capital Debt and excluding all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness”) outstanding; provided, that in calculating the present value of such cash flows, the discount rate shall be the weighted average interest rate of all the Indebtedness referred to in clause (B) and the discount period shall commence on the date of the occurrence of the applicable event set forth in clause (a) or (b) above with respect to the applicable Material Project Document (and, with respect to any Applicable Facility LNG Sale and Purchase Agreement relating to a Train for which the In-Service Date has not occurred as of such date, the cash flows to be received pursuant to the associated Applicable Facility LNG Sale and Purchase Agreements shall be deemed to commence on the Guaranteed Substantial Completion Date for such Train);

(7)	any event that would constitute an “Event of Default” under Section 9.7 of the Common Terms Agreement shall occur with respect to SPL; provided, however, that (a) any waiver of any such “Event of Default” shall not be effective, and will not be a waiver, with respect to the notes, unless such waiver is approved by greater than 50% in aggregate principal amount of the notes then outstanding and (b) no amendment or other modification to such Section 9.7 that results in the occurrence of a Bankruptcy with respect to SPL not being an “Event of Default” under such Section 9.7 shall be effective with respect to the notes unless such amendment or other modification is approved by greater than 50% in aggregate principal amount of the notes then outstanding;

(8)	a Bankruptcy shall occur with respect to (a) any party to one or more Default LNG Sale and Purchase Agreements (other than SPL) (and such party has failed to meet its contractual obligations under the applicable Facility LNG Sale and Purchase Agreement for 180 consecutive days) or (b) prior to the later of Final Completion and, if SPL incurs Expansion Debt in respect of Train Three and Train Four pursuant to clause (a) of the definition of Permitted Indebtedness, “final completion” or similar concept in the Train Three and Train Four EPC Contract, the EPC Contractor or Bechtel Global Energy, Inc., unless:

(a)

SPL notifies the Common Security Trustee that it intends to enter into a replacement Material Project Document in lieu of the Material Project Document to which any of the affected Persons is party, (B) SPL diligently pursues such replacement, (C) the applicable Material Project Document is replaced not later than 180 days following the expiration of such 180 consecutive day period (except the Train One and Train Two EPC Contract, the Train Three and Train Four EPC Contract, which shall be replaced within 360 days) (D) (1) in the case of any Facility LNG Sale and Purchase Agreement, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to SPL than the then existing least favorable FOB Sale and Purchase Agreement, (2) in the case of the Train One and Train Two EPC Contract and the Train Three and Train Four EPC Contract, such replacement Material Project Document is on terms and conditions, taken as a whole, not materially less favorable to SPL than the Train One and Train Two EPC Contract and the Train Three and Train Four EPC Contract, respectively, and (3) in the case of any EPC Contract related to Train One and Train Two, Train Three and Train Four, Train Five or Train Six, the counterparty to such replacement Material Project Document is an internationally recognized contractor and SPL shall have delivered to the Indenture Trustee a certificate of the Independent Engineer, certifying that such counterparty is capable of completing the applicable Project Phase and (E) in the case of any Facility LNG Sale and Purchase Agreement, the counterparty to any such replacement Material Project Document (x) has an Investment Grade Rating from at least two Acceptable Rating Agencies, or provides a guaranty from an affiliate that has at least two of such ratings or (y) has a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000; provided that, clauses (D) and (E) shall not apply if such replacement Material Project Document is reasonably acceptable to (i) if the Aggregate Secured Bank Debt then outstanding is equal to or greater than 25% of the total Secured Debt then outstanding, the Required Secured Parties, or (ii) if the Aggregate Secured Bank Debt then outstanding is less than 25% of the total Secured Debt then outstanding, holders of greater than 50% in aggregate principal amount of the then outstanding notes; or

(b)	SPL shall have delivered to the Indenture Trustee a certificate of an Authorized Officer and the certification set forth therein is confirmed by the Independent Engineer, certifying that (A) the present value of (x) the projected cash flows to be received by SPL pursuant to the Applicable Facility LNG Sale and Purchase Agreements, minus (y) the projected expenses that could reasonably be expected to be incurred by SPL throughout the term of such Applicable Facility LNG Sale and Purchase Agreements is greater than (B) the sum of the outstanding principal amount of Senior Debt (excluding Working Capital Debt and excluding all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness”) outstanding; provided, that in calculating the present value of such cash flows, the discount rate shall be the weighted average interest rate of all the Indebtedness referred to in clause (B) and the discount period shall commence on the date such Bankruptcy occurs (and, with respect to any Applicable Facility LNG Sale and Purchase Agreement relating to a Train for which the In-Service Date has not occurred as of such date, the cash flows to be received pursuant to the associated Applicable Facility LNG Sale and Purchase Agreements shall be deemed to commence on the Guaranteed Substantial Completion Date for such Train);

(9)	(a) prior to the Project Completion Date, a judgment or order, or series of judgments or orders, for the payment of money in excess of $250,000,000 in the aggregate or a final judgment or order, or series of final judgments or orders, for the payment of money in excess of $150,000,000 in the aggregate, or (b) following the Project Completion Date, a final judgment or order, or series of judgments or orders, for the payment of money in excess of $150,000,000 in the aggregate (net of insurance proceeds which are reasonably expected to be paid), in either case shall be rendered against any Loan Party, in each case, by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction over any such entity and the same shall not be discharged (or provision shall not be made for such discharge), dismissed or stayed, within 90 days from the date of entry of such judgment or order or judgments or orders;

(10)	the Common Terms Agreement or any other Financing Document or any material provision of any Financing Document, (a) is declared by a court of competent jurisdiction to be illegal or unenforceable, (b) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default hereunder)) or (c) is (including the enforceability thereof) expressly terminated, contested or repudiated by any Loan Party, the Parent, any Affiliate of any of them;

(11)	the Liens in favor of the Secured Parties under the Security Documents shall at any time cease to constitute valid and perfected Liens granting a first priority security interest in any material portion of the Collateral (subject to Permitted Liens);

(12)	an Event of Abandonment occurs or is deemed to have occurred; or

(13)	any Fundamental Government Approval related to SPL or the Project shall be Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect, unless:

(a)

(i) SPL provides to the Indenture Trustee a remediation plan (which sets forth the proposed steps to be taken to cure such Impairment) no later than 20 Business Days following the date that SPL has knowledge of the occurrence of such Impairment, (ii) SPL pursues the implementation of such remediation plan, and (iii) such Impairment is cured no later than 360 days following the occurrence thereof; or

(b)	SPL shall have delivered to the Indenture Trustee a certificate of an Authorized Officer and the certification set forth therein is confirmed by the Independent Engineer, certifying that (i) the present value of (A) the projected cash flows to be received by SPL pursuant to the Applicable Facility LNG Sale and Purchase Agreements, minus (B) the projected expenses that could reasonably be expected to be incurred by SPL throughout the term of such Applicable Facility LNG Sale and Purchase Agreements is greater than (ii) the sum of the outstanding principal amount of Senior Debt (excluding Working Capital Debt and excluding all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness”) outstanding, in each case after giving effect to such Impairment; provided, that in calculating the present value of such cash flows, the discount rate shall be the weighted average interest rate of all the Indebtedness referred to in clause (ii) and the discount period shall commence on the date of the occurrence of the applicable Impairment event with respect to the applicable Fundamental Government Approval (and, with respect to any Applicable Facility LNG Sale and Purchase Agreement relating to a Train for which the In-Service Date has not occurred as of such date, the cash flows to be received pursuant to the associated Applicable Facility LNG Sale and Purchase Agreements shall be deemed to commence on the Guaranteed Substantial Completion Date for such Train).

The Intercreditor Agreement contains a provision providing that in the case of a CTA Event of Default arising from certain events of bankruptcy or insolvency, with respect to SPL, all principal, accrued interest, commitment fees and all other Obligations due under the Secured Debt will become due and payable immediately without further action or notice. However, the effect of such provision may be limited by applicable laws. Upon the occurrence of an Event of Default specified in the indenture, subject to the terms of the Intercreditor Agreement, the Indenture Trustee shall be entitled to exercise the remedies available to it under and in accordance with the indenture.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes (voting as a single class) may direct the Indenture Trustee in its exercise of any trust or power, including any vote described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Enforcement of Security Interests.” The Indenture Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium.

Subject to the provisions of the indenture relating to the duties of the Indenture Trustee, in case an Event of Default occurs and is continuing, the Indenture Trustee will be under no obligation to exercise any of the rights or powers under the indenture or deliver any instructions under the Common Terms Agreement at the request or direction of any holders of notes unless such holders have offered to the Indenture Trustee indemnity or security satisfactory to the Indenture Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the Indenture Trustee notice that an Event of Default is continuing;

(2)	holders of at least 33 1⁄3% in aggregate principal amount of the then outstanding notes (voting as a single class) have requested the Indenture Trustee to pursue the remedy;

(3)	such holders have offered the Indenture Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Indenture Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes (voting as a single class) have not given the Indenture Trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes (voting as a single class) by notice to the Indenture Trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the notes.

SPL is required to deliver to the Indenture Trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, SPL is required to deliver to the Indenture Trustee a statement specifying such Default or Event of Default.

SUMMARY DESCRIPTION OF PRINCIPAL FINANCE DOCUMENTS

Project Accounts

SPL maintains the Accounts in Dollars with the Accounts Bank. The Accounts are pledged to the Common Security Trustee for the benefit of the present and future holders of the Obligations, including the notes. The following is a list of the Accounts through which the net proceeds of the notes and the revenues of the Project will flow:

•	Additional Proceeds Account;

•	Construction Account;

•	Debt Payment Account;

•	Distribution Account;

•	Equity Proceeds Account;

•	Expansion Construction Account;

•	Insurance/Condemnation Proceeds Account;

•	Operating Account;

•	Revenue Account;

•	Senior Debt Facilities Debt Service Reserve Account; and

•	Train Three Completion Reserve Account.

Funding of Accounts on the Notes Issue Date; Use of Proceeds

On the Notes Issue Date, the net proceeds from the sale and issuance of the notes (after deducting the initial purchasers’ commissions, estimated fees and expenses and incremental interest during construction related to the notes) will be used to pay capital costs in connection with the construction of Trains 1 through 5 of the Liquefaction Project.

Pre-Completion Account Flows

Equity Proceeds Account

Prior to the Project Completion Date, all Cash Flows (other than Business Interruption Insurance Proceeds) shall be deposited into the Equity Proceeds Account, along with all cash paid to SPL prior to the Project Completion Date by way of an equity contribution or subordinated shareholder loan. Other than during a Control Notice Period, SPL may request that amounts in the Equity Proceeds Account be transferred to the Construction Account, the Operating Account or the Train Three Completion Reserve Account. In addition, subject to satisfying the applicable conditions in the Secured Debt Instruments (which, in respect of the Facility Agreements, are set forth below) and providing the applicable Secured Parties with the applicable documentation required by the Secured Debt Instruments governing the Indebtedness of such Secured Parties, and any mandatory prepayment provisions in the Secured Debt Instruments, SPL shall be permitted to make Sponsor Case Restricted Payments (as defined in the Accounts Agreement) and/or Additional Equity Distributions (as defined in the Accounts Agreement) with the proceeds of funds in the Equity Proceeds Account.

So long as no CTA Event of Default has occurred and is continuing and no CTA Event of Default could reasonably be expected to occur, and each of the following conditions has been satisfied, amounts on deposit in the Equity Proceeds Account may be withdrawn or transferred to make a Sponsor Case Restricted Payment (as defined in the Accounts Agreement), as requested by SPL pursuant to a Withdrawal/Transfer Certificate:

(i) the aggregate of such requested amount plus all other Sponsor Case Restricted Payments (as defined in the Accounts Agreement) previously paid from the Equity Proceeds Account plus the aggregate of all prepayments of the KEXIM Covered Facility Loans, the KEXIM Direct Facility Loans, the KSURE Covered Facility Loans and any other amounts required under the Financing Documents to be paid in connection therewith previously paid from the Equity Proceeds Account does not exceed the aggregate Cash Flow from Non-Base Case LNG Sales that have been deposited into the Equity Proceeds Account from and after the Credit Facilities Closing Date;

(ii) each of the conditions to the substantial completion of Train One and Train Two as set forth in the Accounts Agreement have been satisfied to the satisfaction of the Majority Aggregate Secured Credit Facilities Debt Participants, unless, in each case, waived by the Majority Aggregate Secured Credit Facilities Debt Participants;

(iii) the Senior Debt Facilities Debt Service Reserve Account is funded (with cash or letters of credit) in an amount projected by the Common Security Trustee to be the amount necessary to pay the forecasted Debt Service in respect of Secured Debt (other than the principal of Working Capital Debt) on the two Quarterly Payment Dates following the projected Project Completion Date, taking into account, with respect to interest, the amount of interest that would accrue on the aggregate amount of Advances until such second Quarterly Payment Date, and each Additional Debt Service Reserve Account is funded (with cash or letters of credit) in an amount equal to the debt service reserve requirements established pursuant to the applicable debt instrument;

(iv) SPL delivers to the Common Security Trustee and the Facility Agents a certificate (with the concurrence of the Independent Engineer) confirming that SPL has cash (other than amounts on deposit in the Debt Service Reserve Accounts), expected Cash Flow from the FOB Sale and Purchase Agreements and access to funds in an amount sufficient to enable it to cause the Project Completion Date to occur on or before the Date Certain;

(v) SPL delivers to the Common Security Trustee and the Facility Agents a certificate confirming that for the twelve month period commencing on the projected Initial Quarterly Payment Date, the Projected Debt Service Coverage Ratio is at least 1.50x, calculated with respect to all Cash Flows other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow Available for Debt Service); provided that the Projected Debt Service Coverage Ratio shall be determined by taking into account Cash Flows which shall be based on FOB Sale and Purchase Agreements; provided further, that such calculation shall be reasonably acceptable to the Common Security Trustee;

(vi) the Independent Engineer has delivered to the Common Security Trustee and the Facility Agents a certificate confirming (1) Subproject 3 has achieved Substantial Completion under the Stage 2 EPC Contract or (2) that the amount on deposit in the Train Three Completion Reserve Account is sufficient to complete Train 3 on or prior to the KoGas DFCD Deadline (as defined in the Common Terms Agreement);

(vii) Sponsor Case Restricted Payments (as defined in the Accounts Agreement) from the Equity Proceeds Account may not be made more than once per Fiscal Quarter; and

(viii) the Common Security Trustee has received a certificate, duly executed by an Authorized Signatory of SPL, confirming that each of the conditions set forth in clauses (i) through (viii) above has been satisfied, and setting forth a detailed calculation of the Debt Service Coverage Ratio.

So long as no CTA Event of Default has occurred and is continuing and no CTA Event of Default could reasonably be expected to occur, and each of the following conditions has been satisfied, amounts on deposit in the Equity Proceeds Account may be withdrawn or transferred to make an Additional Equity Distribution (as defined in the Accounts Agreement), as requested by SPL pursuant to a Withdrawal/Transfer Certificate:

(i) the aggregate of such requested amount plus all other Additional Equity Distributions (as defined in the Accounts Agreement) previously paid from the Equity Proceeds Account does not exceed the aggregate Additional Equity (as defined in the Accounts Agreement) that has been deposited into the Equity Proceeds Account;

(ii) the Common Security Trustee has received a certificate duly executed by an Authorized Signatory of SPL (with the concurrence of the Independent Engineer) confirming that Ready for Startup and Substantial Completion (as defined in the Stage 1 EPC Contract) of Train One and Train Two have occurred;

(iii) the Senior Debt Facilities Debt Service Reserve Account is funded (with cash or letters of credit) in an amount projected by the Common Security Trustee to be the amount necessary to pay the forecasted Debt Service in respect of Secured Debt (other than the principal of Working Capital Debt) on the two Quarterly Payment Dates following the projected Project Completion Date, taking into account, with respect to interest, the amount of interest that would accrue on the aggregate amount of Advances until such second Quarterly Payment Date, and each Additional Debt Service Reserve Account is funded (with cash or letters of credit) in an amount equal to the debt service reserve requirements established pursuant to the applicable debt instrument;

(iv) SPL delivers to the Common Security Trustee and the Facility Agents a certificate confirming (1) that the Debt Service Coverage Ratio as of the last day of the fiscal quarter immediately preceding the date of the applicable Restricted Payment is at least 1.25x and (2) that for the twelve (12) month period commencing on the first day of the fiscal quarter in which such Restricted Payment is made, the Projected Debt Service Coverage Ratio is at least 1.25x, in each case, calculated with respect to all Cash Flows other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow Available for Debt Service); provided that the Debt Service Coverage Ratio and the Projected Debt Service Coverage Ratio shall be determined by taking into account Cash Flows which shall be based on FOB Sale and Purchase Agreements; provided further, that such calculation shall be reasonably acceptable to the Common Security Trustee;

(v) Additional Equity Distributions (as defined in the Accounts Agreement) from the Equity Proceeds Account may not be made more than once per Fiscal Quarter;

(vi) the Common Security Trustee has received a certificate, duly executed by an Authorized Signatory of SPL, confirming that each of the conditions set forth in clauses (i) through (v) above has been satisfied, and setting forth a detailed calculation of the Debt Service Coverage Ratio; and

(vii) the Common Security Trustee has received a certificate, duly executed by an Authorized Signatory of SPL, certifying as to the existence of sufficient funds necessary to achieve Substantial Completion by each of the applicable Guaranteed Substantial Completion Dates under the applicable EPC Contracts; provided, that, if the remaining contingency as of the date of the applicable Additional Equity Distribution (as defined in the Accounts Agreement) is less than 25% of the contingency as of the date of the Accounts Agreement, the Independent Engineer concurs with such certification (such concurrence not to be unreasonably withheld, conditioned or delayed).

Upon the occurrence of a KoGas Termination Trigger Event and so long as SPL has not entered into a replacement FOB Sale and Purchase Agreement with a Korean Entity to replace the KoGas FOB Sale and Purchase Agreement, funds in the Equity Proceeds Account shall be applied to the prepayment of the KEXIM Covered Facility Loans, the KEXIM Direct Facility Loans, the KSURE Covered Facility Loans and any other amounts under the Financing Documents required to be paid in connection therewith, in an amount equal to 100% of the amount that would have been permitted at such time to be distributed from the Equity Proceeds Account as a Sponsor Case Restricted Payment.

If a KoGas Termination Trigger Event occurs as a result of a termination under Section 20.1.9 of the KoGas FOB Sale and Purchase Agreement (other than as a result of an act or omission by SPL or its Affiliates that is a breach by SPL of its obligations under the Train Three and Train Four EPC Contract or the Financing Documents), and SPL has not entered into a replacement FOB Sale and Purchase Agreement with a Korean Entity to replace the KoGas FOB Sale and Purchase Agreement and six months has elapsed since the earlier of

(i) the date on which the Default under the Common Terms Agreement arising from such KoGas Termination Trigger Event has been cured and (ii) the last day of the cure period permitted under the Common Terms Agreement in connection with the Event of Default arising from such KoGas Termination Trigger Event, then funds in the Equity Proceeds Account shall be applied to the prepayment of the KEXIM Covered Facility Loans, the KEXIM Direct Facility Loans, the KSURE Covered Facility Loans and any other amounts under the Financing Documents required to be paid in connection therewith, in an amount equal to 50% of the amount that would have been permitted at such time to be distributed from the Equity Proceeds Account as a Sponsor Case Restricted Payment.

If a KoGas Termination Trigger Event occurs as a result of a termination under Section 20.1.7 or 20.1.8 of the KoGas FOB Sale and Purchase Agreement, and SPL has not entered into a replacement FOB Sale and Purchase Agreement with a Korean Entity to replace the KoGas FOB Sale and Purchase Agreement and twelve months has elapsed since the earlier of (i) the date on which the Default under the Common Terms Agreement arising from such KoGas Termination Trigger Event has been cured and (ii) the last day of the cure period permitted under the Common Terms Agreement in connection with the Event of Default arising from such KoGas Termination Trigger Event, then funds in the Equity Proceeds Account shall be applied to the prepayment of the KEXIM Covered Facility Loans, the KEXIM Direct Facility Loans, the KSURE Covered Facility Loans and any other amounts under the Financing Documents required to be paid in connection therewith, in an amount equal to 50% of the amount that would have been permitted at such time to be distributed from the Equity Proceeds Account as a Sponsor Case Restricted Payment.

Construction Account

Prior to the Project Completion Date, the Construction Account will be funded with funds withdrawn and transferred from the Equity Proceeds Account, the proceeds of all Construction/Term Loans until the end of the Availability Period under the Credit Facilities, any Delay Liquidated Damages, any proceeds of Train 6 Debt and all other income received by or on behalf of SPL, revenue and proceeds of any nature received by SPL including Business Interruption Insurance Proceeds and proceeds of Replacement Debt that is not otherwise expressly required or permitted to be deposited into another Account, applied directly to the Obligations, or distributed as a Restricted Payment in accordance with the Accounts Agreement. Funds in the Construction Account will only be used to pay (i) Project Costs due and owing at the time of transfer or withdrawal in accordance with the Construction Budget and Construction Schedule and (ii) pay for gas purchases for any Trains of the Project that have achieved the date of first commercial delivery using proceeds transferred from the Equity Proceeds Account to the Construction Account. Other than during a Control Notice Period, SPL may request withdrawals from the Construction Account up to eight times per month by delivering a Withdrawal/Transfer Certificate to the Accounts Bank specifying the amount, date and purpose of the proposed withdrawal.

Operating Account

Prior to the Project Completion Date, the Operating Account will be funded with funds transferred or withdrawn from the Equity Proceeds Account and proceeds of Working Capital Debt. Other than during a Control Notice Period, SPL may request (i) withdrawals from the Operating Account to fund Operation and Maintenance Expenses in accordance with the Construction Budget and Construction Schedule or the then current Operating Budget, as applicable or (ii) transfers to the Construction Account to pay Project Costs in accordance with the Construction Budget and Construction Schedule. On the Project Completion Date, except for amounts constituting proceeds of Working Capital Debt, all amounts in the Operating Account will be transferred to the Construction Account.

Expansion Construction Account

Prior to incurrence of any Train 6 Debt, SPL will cause the proceeds of any equity contribution, the purpose of which is to pay development costs of front-end engineering, development and design work related to Train 6 to be deposited into the Expansion Construction Account. Other than during a Control Notice Period, SPL may request withdrawals from the Expansion Construction Account up to four times per month to, (i) prior to the incurrence of Train 6 Debt, pay development costs of front-end engineering, development and design work related to Train 6, and (ii) after the incurrence of any Train 6 Debt, to be transferred to the Construction Account.

Insurance/Condemnation Proceeds Account

SPL will cause all Insurance Proceeds, all Condemnation Proceeds and all Performance Liquidated Damages to be deposited into the Insurance/Condemnation Proceeds Account.

SPL may apply any Insurance Proceeds or Condemnation Proceeds deposited into the Insurance/Condemnation Proceeds Account that, (i) in the aggregate taking into account all Insurance Proceeds or Condemnation Proceeds previously deposited and not applied for mandatory prepayment of the Secured Debt in accordance with the Common Terms Agreement are less than or equal to $100,000,000 or (ii) are less than or equal to $50,000,000 individually, as applicable (such amounts in either case of (i) or (ii), “Excluded Insurance/Condemnation Proceeds”), directly for the replacement or repair of damaged assets to which such Insurance Proceeds or Condemnation Proceeds relate, in each case in accordance with the procedures set forth in the Accounts Agreement.

Subject to the preceding paragraph, all Insurance Proceeds, all Condemnation Proceeds and all Performance Liquidated Damages shall be applied to the prepayment of Secured Debt and other Obligations as provided in the Common Terms Agreement (at the written instruction of the Common Security Trustee), unless each of the following conditions is satisfied to the reasonable satisfaction of the Common Security Trustee (in consultation with the Independent Engineer and the Insurance Advisor) or waived by the Required Secured Parties within 90 days of the applicable Event of Loss, Event of Taking or payment of Performance Liquidated Damages, as the case may be:

(i)	no Default or CTA Event of Default (other than a Default or CTA Event of Default that has occurred solely as a result of the Event of Loss or Event of Taking) has occurred and is continuing at the time of such application and after giving effect to any proposed improvements to address a deficiency (in the case of Performance Liquidated Damages), repair or restoration, such Event of Loss, Event of Taking or proposed repair or restoration could not reasonably be expected to result in a Default or CTA Event of Default;

(ii)	SPL submits a reasonably detailed restoration plan to the Common Security Trustee and the Secured Debt Holder Group Representatives, other than the Indenture Trustee, describing the SPL’s plan, time schedule and associated costs for effectuating the applicable improvements, repairs and restorations, and such plan is reviewed and approved by the Required Secured Parties and the Independent Engineer;

(iii)

each of SPL and the Independent Engineer certifies to the reasonable satisfaction of the Required Secured Parties that such improvements, repairs and restorations in accordance with the restoration plan are technically and economically feasible within a period of 180 days (plus up to an additional 90 days if SPL is exercising commercially reasonable efforts to complete the improvements, repairs and restorations) from the date of the applicable Event of Loss, Event of Taking or payment of Performance Liquidated Damages and that (A) a sufficient amount of funds is or will be available to SPL to complete such improvements, repairs and restorations using such Insurance Proceeds, Condemnation Proceeds, or Performance Liquidated Damages, as applicable, and any equity monies (but excluding Additional Equity) contributed or otherwise committed in a manner that is reasonably satisfactory to the Required Secured Parties for such repairs and restorations, and (B) upon the completion of such improvements, repairs and restorations, the Project will be capable of achieving performance levels in commercial operations at least equal to those achieved by the Project immediately prior to such Event of Loss or Event of Taking, or, if less, performance levels that will enable the Project to comply with the Material Project Documents and other tests set forth in the Accounts Agreement;

(iv)	if such Event of Loss, Event of Taking or payment of Performance Liquidated Damages occurs prior to the Project Completion Date, the Independent Engineer, acting in consultation with SPL and the Common Security Trustee, does not reasonably expect that as a result of such Event of Loss, Event of Taking, deficiency giving rise to the payment of such Performance Liquidated Damages, or otherwise that the Project Completion Date will not occur on or prior to the Date Certain;

(v)	no Government Approval is necessary (unless SPL could reasonably be expected to obtain such Government Approval when required) to proceed with such improvements, repairs and restorations in accordance with the restoration plan and no material amendment to the Accounts Agreement or any other Financing Document or Material Project Document is necessary, and no other instrument is necessary for the purpose of effecting the improvements, repairs and restorations or subjecting the improvements, repairs and restorations to the Liens of the Security Documents other than such instrument as will be executed and delivered by SPL to the Common Security Trustee, which instrument will be in form and substance reasonably satisfactory to the Common Security Trustee, prior to the commencement of such improvements, repairs and restorations;

(vi)	after taking into consideration the availability of Insurance Proceeds, Condemnation Proceeds, Performance Liquidated Damages, Business Interruption Insurance Proceeds, any Cash Flows being generated by the Project and any equity monies contributed or otherwise committed in a manner that is reasonably satisfactory to the Required Secured Parties, it is reasonably projected that there will be adequate amounts available to pay all ongoing expenses, including Debt Service, during the period of improvement, repair or restoration (and the Independent Engineer shall have confirmed the projected revenues and projected costs of the restoration plan during such period); and

(vii)	the Common Security Trustee shall have received a confirmation by (A) the Independent Engineer of its agreement with the matters set forth in clauses (ii) through (vi) above and (B) SPL of its certification of the matters set forth in clauses (i) through (vi) above.

In addition, the indenture requires that all Insurance Proceeds and all Condemnation Proceeds be applied to the prepayment of Secured Debt and other Obligations as provided in the Common Terms Agreement (at the written instruction of the Common Security Trustee), unless, with respect to any applicable Event of Loss, SPL shall have delivered to the Indenture Trustee a certification of the Independent Engineer certifying that the amount of any Insurance Proceeds plus the amount of any proceeds received by SPL as a contribution to its equity capital or from the issue or sale of Equity Interests of SPL, which proceeds are available to be used to replace or repair the damaged assets related to the applicable Event of Loss, are sufficient to replace or repair the damaged assets to which such Insurance Proceeds relate within 180 days of the applicable Event of Loss; provided that if the Property that has suffered such Event of Loss cannot be repaired or replaced within such 180 day period, SPL has commenced repair or replacement within such 180 day period and is proceeding with such repair or replacement in a commercially reasonable manner, as determined in good faith by SPL and certified to the Indenture Trustee in a certificate of an Authorized Officer.

Any excess Insurance Proceeds, Condemnation Proceeds or Performance Liquidated Damages that remain on deposit in the Insurance/Condemnation Proceeds Account after the applicable improvement, repair and restoration of the Project has been completed (as confirmed by the Independent Engineer) (A) in the case of Excluded Insurance/Condemnation Proceeds, at the written request of SPL, shall be deposited, on or prior to the Project Completion Date, into the Construction Account and, after the Project Completion Date, into the Revenue Account and (B) with respect to all other amounts, at the written instruction of the Common Security Trustee shall be applied to the prepayment of Secured Debt and other Obligations as provided in the Common Terms Agreement.

Any Business Interruption Insurance Proceeds received by the Common Security Trustee or SPL prior to the Project Completion Date will be deposited in the Construction Account, and any Business Interruption Insurance

Proceeds received by the Common Security Trustee or SPL after the Project Completion Date will be deposited into the Revenue Account.

Any Insurance Proceeds, Condemnation Proceeds or Performance Liquidated Damages not permitted to be applied as described above will be applied to prepay the Secured Debt and other Obligations.

Additional Proceeds Account

SPL will cause all (i) proceeds of Replacement Debt that will be used to repay Indebtedness being refinanced pursuant to the Common Terms Agreement, other than proceeds of such Replacement Debt that will be paid directly to the Secured Debt Holder Group Representatives for purposes of satisfying the requirements of Section 2.6(j) (Replacement Debt) and 3.4(a)(iii) (Mandatory Prepayment of Secured Debt) of the Common Terms Agreement, and (ii) Net Cash Proceeds received from sales of assets not used to purchase replacement assets as required by the mandatory prepayment provisions of the Common Terms Agreement to be deposited in the Additional Proceeds Account.

Amounts in the Additional Proceeds Account shall be applied as follows:

(i)	Net Cash Proceeds received from asset sales will be applied for the account of the Secured Debt Holders to prepay the Secured Debt as required pursuant to the Common Terms Agreement; and

(ii)	proceeds of Replacement Debt will be used to repay the Indebtedness being refinanced in accordance with the Common Terms Agreement and any excess proceeds above such amount will be placed in the Construction Account prior to the Project Completion Date, and to the Revenue Account from and following the Project Completion Date.

Train Three Completion Reserve Account

The Train Three Completion Reserve Account will be funded with funds withdrawn and transferred from the Equity Proceeds Account. Prior to the date on which Subproject 3 (as defined in the Train Three and Train Four EPC Contract) has achieved Substantial Completion (under and as defined in the Train Three and Train Four EPC Contract), SPL may request no more frequently than eight times per month, by delivering a Withdrawal/Transfer Certificate to the Accounts Bank, the transfer or withdrawal of all amounts on deposit in the Train Three Completion Reserve Account to pay Project Costs in connection with Subproject 3 then due and owing in accordance with the Construction Budget and Construction Schedule. At any time after the date on which Subproject 3 has achieved Substantial Completion (under and as defined in the Stage 2 EPC Contract), SPL may request, by delivering a Withdrawal/Transfer Certificate to the Accounts Bank, the transfer of amounts on deposit in the Train Three Completion Reserve Account to the Construction Account.

Post-Completion Account Flows

Construction Account

On the Project Completion Date, SPL shall request that any amounts on deposit in or standing to the credit of the Construction Account (including amounts transferred from the Operating Account as described below under “—Operating Account”) be applied in the following order of priority:

(i)	first, to remain on deposit in the Construction Account, an amount equal to the Permitted Completion Amount;

(ii)	second, for deposit to the Senior Debt Facilities Debt Service Reserve Account, the amount necessary to fund the Senior Debt Facilities Debt Service Reserve Account up to the Required Debt Service Reserve Amount (less the amount on deposit in or standing to the credit of the Senior Debt Facilities Debt Service Reserve Account (including the Stated Amount of any Acceptable Debt Service Reserve LCs credited to the Senior Debt Facilities Debt Service Reserve Account));

(iii)	third, if certain conditions relating to withdrawals from the Equity Proceeds Account have been satisfied, to make Additional Equity Distributions; and,

(iv)	fourth, so long as the Permitted Completion Amount remains on deposit in the Construction Account as set forth above, after making each applicable withdrawal and transfer above, any excess remaining in the Construction Account on the Project Completion Date shall be deposited into the Revenue Account.

Amounts on deposit in the Construction Account following the Project Completion Date (after giving effect to the application pursuant to the previous paragraph) will be applied for the payment of Permitted Completion Costs. Other than during a Control Notice Period, SPL may request the transfer or withdrawal of all amounts on deposit in the Construction Account to pay Permitted Completion Costs then due and owing in accordance with the estimate used to calculate the Permitted Completion Amount.

Following the receipt by the Accounts Bank of a certificate of an Authorized Officer of SPL that all Permitted Completion Costs shall have been paid or that such amounts are no longer required to be paid pursuant to the terms of the EPC Contracts, as confirmed in writing to the Accounts Bank by the Independent Engineer, at the written request of SPL to the Accounts Bank (with a copy to the Common Security Trustee), the Construction Account may be closed and any amounts on deposit therein transferred to the Revenue Account for application in accordance with the provisions described under “—Revenue Account” below.

Revenue Account

From and after the Project Completion Date, the Revenue Account will be funded with all Cash Flows, all other income received by or on behalf of SPL, revenue and proceeds of any nature received by SPL (including Business Interruption Insurance Proceeds and Delay Liquidated Damages) that is not otherwise expressly required to be or permitted to be deposited into another Account or applied directly to the Obligations in accordance with the Accounts Agreement and all amounts required to be transferred into the Revenue Account from any other account pursuant to the Accounts Agreement or received by SPL and not required by the terms of the Accounts Agreement to be deposited into another Account. Amounts in the Revenue Account shall be applied as follows:

(i)	first, to fund the Operating Account in an amount not to exceed the Operation and Maintenance Expenses currently payable or expected by SPL to become due during the immediately succeeding 60 days in accordance with the Operating Budget;

(ii)	second, on a pro rata basis to the payment of all fees, costs, charges and any other amounts then due and owing to the Secured Parties pursuant to the Accounts Agreement and other Financing Documents;

(iii)	third, (x) on the last Business Day of each calendar month (and on any other date solely to pay interest pursuant to clause (A) below or scheduled payments to be paid by SPL pursuant to the Interest Rate Protection Agreements pursuant to clause (B) below in either case due on a date other than a Quarterly Payment Date, in an amount needed to pay such interest or scheduled payments), the applicable Monthly Amount of (A) interest on and principal of the Senior Debt (other than principal of Working Capital Debt) and (B) scheduled payments and payments of Hedge Termination Value and Gas Hedge Termination Value to be paid by SPL pursuant to the Interest Rate Protection Agreements and the Secured Gas Hedge Instruments, respectively, in each case that are to be due and payable on the next Quarterly Payment Date (or, in the event that the last Business Day of such calendar month is a Quarterly Payment Date, on such date) or any other date solely to pay interest pursuant to clause (A) above or scheduled payments to be paid by SPL pursuant to the Interest Rate Protection Agreements pursuant to clause (B) above shall be transferred to the Debt Payment Account; (y) certain credit insurance premiums or guaranty payments required under the Credit Agreements on the dates set forth therein and (z) any amounts of interest on and principal of the Working Capital Debt that SPL intends or is required to pay under the Financing Documents;

(iv)	fourth, prior to the date when the Obligations under the Facility Agreements have been indefeasibly paid and all Facility Commitments have been reduced to $0.00, on the last Business Day of each calendar month, pro rata, for deposit to (A) the Senior Debt Facilities Debt Service Reserve Account, an amount equal to the Required Debt Service Reserve Amount (less the amount on deposit in or standing to the credit of the Senior Debt Facilities Debt Service Reserve Account (including the Stated Amount of any Acceptable Debt Service Reserve LCs credited to the Senior Debt Facilities Debt Service Reserve Account)), and (B) any Additional Debt Service Reserve Account in respect of any Train 6 Debt or Replacement Debt in an amount equal to the “debt service reserve requirement” established pursuant to any Senior Debt Instrument governing such Train 6 Debt or Replacement Debt (less the amount on deposit in or standing to the credit of the applicable Additional Debt Service Reserve Account (including the Stated Amount of any Acceptable Debt Service Reserve LCs credited to the applicable Additional Debt Service Reserve Account));

(v)	fifth, after making each applicable withdrawal and transfer above, on each Quarterly Payment Date, the amount necessary for the payment of interest then due and payable with respect to any Permitted Indebtedness other than Secured Debt or Subordinated Indebtedness;

(vi)	sixth, after making each applicable withdrawal and transfer above, on each Quarterly Payment Date, the amount necessary to repay any Permitted Indebtedness then due and payable other than Secured Debt or Subordinated Indebtedness;

(vii)	seventh, provided that no CTA Event of Default has occurred and is continuing, after making each applicable withdrawal and transfer above, on each Quarterly Payment Date, the amount necessary for payment into the Distribution Account for distribution to the Pledgor to enable it to pay its income tax liability with respect to income generated by SPL, determined at the highest combined U.S. federal and State of Louisiana tax rate applicable to an entity taxable as a corporation in both jurisdictions for the applicable period; and

(viii)	eighth, after making each applicable withdrawal and transfer above, on each Quarterly Payment Date, any excess remaining in the Revenue Account to be transferred to the Distribution Account; provided that the indenture shall provide that any excess amounts may be transferred to the Distribution Account on a monthly basis, provided that SPL may request that Cash Flows from the FOB Sale and Purchase Agreements received prior to the Project Completion Date and deposited in the Revenue Account be transferred prior to the Project Completion Date to the Equity Proceeds Account prior to the application of funds to the Revenue Account as required under the Accounts Agreement.

Operating Account

From and after the Project Completion Date, the Operating Account will be funded with amounts required to be so deposited pursuant to the Accounts Agreement as described above under “—Revenue Account” and proceeds of any Working Capital Debt. Other than during a Control Notice Period, SPL may request (i) withdrawals from the Operating Account to fund Operation and Maintenance Expenses in accordance with the Construction Budget and Construction Schedule or the then current Operating Budget, as applicable, or (ii) transfers to the Construction Account to pay Project Costs in accordance with the Construction Budget and Construction Schedule. On the Project Completion Date, except for amounts constituting proceeds of Working Capital Debt, any amounts on deposit in or standing to the credit of the Operating Account shall be transferred, at the written direction of SPL, to the Construction Account for application in accordance with the Accounts Agreement as described above under “—Construction Account.”

Debt Payment Account

Amounts shall be deposited into the Debt Payment Account as required pursuant to the Accounts Agreement as described above under “—Revenue Account.” On each Quarterly Payment Date (or any other date when payment of Senior Debt is due), amounts will be withdrawn from the Debt Payment Account at the request of SPL (or, if SPL fails to so request, at the written direction of the Common Security Trustee) to pay (i) first, to the pro rata payment of interest on the Senior Debt then due and owing (other than any amounts due and owing in connection with any prepayment required by a KoGas Termination Trigger Event) and to the scheduled payments then due and owing by SPL pursuant to the Interest Rate Protection Agreements (but excluding any payments of Hedge Termination Value) and (ii) second, to the pro rata repayment of the principal of the Senior Debt (other than principal of Working Capital Debt) then due and owing (other than any amounts due and owing in connection with any prepayment required by a KoGas Termination Trigger Event) and payments for any Hedge Termination Value and Gas Hedge Termination Value then due and payable by SPL with respect to any Interest Rate Protection Agreements or Secured Gas Hedge Instrument, as the case may be.

Debt Service Reserve Accounts

Following the Project Completion Date, on each Quarterly Payment Date, the Debt Service Reserve Accounts will be funded pursuant to the Accounts Agreement as described above under “—Revenue Account.”

SPL will, for the benefit of the Secured Debt Holders (other than the Holders of Senior Bonds or Holders of Secured Working Capital Debt), cause to be deposited into the Senior Debt Facilities Debt Service Reserve Account, prior to making any Restricted Payments, an amount such that the balance in the Senior Debt Facilities Debt Service Reserve Account is equal to the Required Debt Service Reserve Amount or, in the case of Sponsor Case Restricted Payments, the Sponsor Case Required Debt Service Reserve Amount.

SPL will be permitted to withdraw amounts from the applicable Debt Service Reserve Account that was established pursuant to the Senior Debt Instrument governing the relevant Senior Debt to pay interest on and principal of such Senior Debt and scheduled payments (but excluding any payments of Hedge Termination Value) under the Interest Rate Protection Agreements entered into in respect of such Senior Debt, if applicable, in the event that amounts on deposit in the Debt Payment Account are insufficient to pay such amounts when due.

In the event that on any Quarterly Payment Date (after giving effect to any transfers required to be made from the Debt Service Reserve Accounts on such date) amounts on deposit in the applicable Debt Service Reserve Account (including the Stated Amount of any Acceptable Debt Service Reserve LCs credited to such Debt Service Reserve Account) exceed the debt service reserve requirement established pursuant to any Senior Debt Instrument, then the Common Security Trustee, upon the written request of SPL, shall direct the Accounts Bank to transfer all such excess amounts on deposit in such Debt Service Reserve Account for deposit into the Revenue Account.

Generally, from and after the date when the Obligations under the Facility Agreements have been indefeasibly paid in full and all Facility Commitments have been reduced to $0.00, SPL may request the transfer or withdrawal of all cash amounts on deposit in the Senior Debt Facilities Debt Service Reserve Account.

Additional Proceeds Account

Unless SPL is permitted to make a Restricted Payment pursuant to the Common Terms Agreement, the indenture and the Accounts Agreement as described below under “—Distribution Account” on the next succeeding Payment Date, the proceeds received from any Escrowed Amounts pursuant to the EPC Contract after the Project Completion Date will be deposited in the Additional Proceeds Account and applied for the account of the Facility Lenders to prepay the Facility Debt as required pursuant to the mandatory prepayment provisions of the Common Terms Agreement.

Distribution Account

SPL may request the transfer of funds from the Revenue Account to the Distribution Account as described above under “—Revenue Account.” So long as no mandatory prepayment is required in connection with a KoGas

Termination Trigger Event, and each of the following conditions has been satisfied, amounts on deposit in the Distribution Account may be transferred or withdrawn for Restricted Payments (other than Additional Equity Distributions or Sponsor Case Restricted Payments) as requested by SPL pursuant to a Withdrawal/Transfer Certificate:

(i)	no Default or CTA Event of Default has occurred and is continuing or would occur as a result of such Restricted Payment;

(ii)	SPL delivers to the Common Security Trustee and each Facility Agent a certificate confirming that (A) the Debt Service Coverage Ratio for the last measurement period is at least 1.25x and (B) the Projected Debt Service Coverage Ratio (as defined in the Common Terms Agreement) for the next twelve (12) month period is at least 1.25x, calculated in the case of clause (B) with respect to all Cash Flows other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow Available from Debt Service); provided that, for purposes of this clause (ii), the Projected Debt Service Coverage Ratio shall be determined by taking into account only Cash Flows which shall be based on FOB Sale and Purchase Agreements; provided further, that such calculation shall be reasonably acceptable to the Common Security Trustee;

(iii)	each of the Debt Service Reserve Accounts is funded (with cash or letters of credit as set forth herein) in an amount equal to the debt service reserve requirements established pursuant to any Senior Debt Instrument;

(iv)	the Project Completion Date has occurred;

(v)	the Restricted Payment is made on a date that is no later than 25 Business Days following the last day of the most recent fiscal quarter;

(vi)	the first installment of the principal payments on the Facility Loans has been made;

(vii)	the date of withdrawal and transfer of the Restricted Payment is prior to the last Quarterly Payment Date prior to the Final Maturity Date and the Maturity Date (under and as defined in any Facility Agreement); and

(viii)	the Common Security Trustee has received a certificate, duly executed by an Authorized Signatory of SPL, confirming that each of the conditions set forth in clauses (i) through (vii) above has been satisfied, and setting forth a detailed calculation of the Debt Service Coverage Ratio.

If the conditions set forth above have not been met for four consecutive Quarterly Payment Dates, SPL shall, within three Business Days following the end of such period, direct that amounts on deposit in the Distribution Account be applied to the mandatory prepayment of the Secured Debt that is required to be prepaid in accordance with the Common Terms Agreement. If SPL fails to deliver such instruction, the Common Security Trustee shall deliver such instruction to the Accounts Bank.

Upon the occurrence of a KoGas Termination Trigger Event and so long as SPL has not entered into a replacement FOB Sale and Purchase Agreement with a Korean Entity to replace the KoGas FOB Sale and Purchase Agreement, funds in the Distribution Account that are permitted to be distributed as a Restricted Payment are required to be applied to the prepayment of the KEXIM Covered Facility Loans, the KEXIM Direct Facility Loans, the KSURE Covered Facility Loans and any other amounts under the Financing Documents required to be paid in connection therewith, in such amounts as set forth in the Accounts Agreement; provided that, in connection with a KoGas Termination Trigger Event arising under specified sections of the KoGas FOB Sale and Purchase Agreement, if certain conditions described in the Accounts Agreement are met, then such prepayments will be limited to 50% of the amounts permitted to be distributed as a Restricted Payment.

Train Three Completion Reserve Account

On the Project Completion Date, any amounts in the Train Three Completion Reserve Account shall be transferred to the Construction Account at the written direction of SPL pursuant to a Withdrawal/Transfer Certificate delivered to the Accounts Bank.

Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement

Voting and Decision-Making

If any Modification, direction or other decision of the Intercreditor Agent or any other Secured Party is required or requested under the Intercreditor Agreement or any other Financing Document, the granting or withholding of such Modification, the giving of such direction, or the making of such other decision shall be determined through an Intercreditor Vote, except in each case for any Permitted Modifications, Permitted Remedies and administrative Modifications.

No Intercreditor Vote, or other consent, vote or other action by or on the part of the Intercreditor Agent, any Designated Voting Party or any Secured Debt Group Holder Representative shall be required under the Intercreditor Agreement, nor shall any such Intercreditor Vote or other consent, vote or other action by or on the part of the Intercreditor Agent, any Designated Voting Party or any Secured Debt Holder Group Representative under the Intercreditor Agreement be effective, notwithstanding any request for, vote, determination or other result of, any Intercreditor Vote, to cause or permit (y) any Permitted Modification to be made or otherwise become effective under the Secured Debt Instrument affected by any such Permitted Modification, in each case excluding any consent, Modification, direction or other decision described below under “—Modifications” or “—Enforcement of Security Interests” to be made, taken or otherwise become effective in accordance with the terms of such Sections, or (z) any Permitted Remedy to be exercised.

Each Person that is a Designated Voting Party for a Secured Debt Instrument shall be entitled to vote in each Intercreditor Vote and shall have a total number of votes (expressed in dollars) equal to (i) the aggregate outstanding principal amount (including any and all amounts previously declared immediately due and payable or otherwise accelerated), plus (ii) the aggregate principal amount of undrawn Senior Debt Commitments (without duplication of amounts counted under clause (i) and not including any and all Senior Debt Commitments for which the Availability Period has ended or that have been otherwise previously cancelled or terminated), plus (iii) the aggregate undrawn stated amount of any outstanding letters of credit and any reimbursement obligations (without duplication of amounts counted under clauses (i) or (ii)), in each case, under the Secured Debt Instrument for which such Secured Debt Holder Group Representative is the Designated Voting Party.

Nothing in the Intercreditor Agreement shall affect in any way (A) the percentage votes required under the 2015 Term Loan A Credit Agreement for Required Banks and Supermajority Banks (each as defined in the 2015 Term Loan A Credit Agreement) to authorize or direct the Designated Voting Party under the 2015 Term Loan A Credit Agreement to vote on, to give any consent, waiver or instruction, or to take other action which is subject to any Intercreditor Vote under the Intercreditor Agreement or (B) the rights of KEXIM under the KEXIM Guarantee to exercise any rights of the lenders under the KEXIM Covered Facility Agreement to authorize or direct the Designated Voting Party acting under the KEXIM Covered Facility Agreement to vote on, to give any consent, waiver or instruction, or to take other action which is subject to any Intercreditor Vote under the Intercreditor Agreement, (C) the rights of KSURE under the KSURE Insurance Policy to exercise any rights of the lenders under the KSURE Covered Facility Agreement to authorize or direct the Designated Voting Party acting under the KSURE Covered Facility Agreement to vote on, to give any consent, waiver or instruction, or to take other action which is subject to any Intercreditor Vote under the Intercreditor Agreement or (D) the percentage votes required under the Working Capital Facility Agreement for Required Senior LC Lenders and Supermajority Senior LC Lenders (each as defined in the Working Capital Facility Agreement) to authorize or direct the Designated Voting Party under the Senior LC Facility Agreement to vote on, to give any consent, waiver or instruction, or to take other action which is subject to any Intercreditor Vote under the Intercreditor Agreement.

Secured Debt held by SPL, the Pledgor, the Parent, Blackstone, any defaulting lender under the applicable Credit Agreement, or any Affiliate of any of them shall be disregarded for purposes of calculating the total number of votes of a Designated Voting Party, calculating the number of votes of Designated Voting Parties in the numerator and denominator in calculating percentages, and all other purposes of any Intercreditor Vote.

In calculating the percentage of Designated Voting Parties in any Intercreditor Vote for any consent, Waiver, Modification, instruction, exercise of discretion or otherwise providing direction with respect to a decision, the total number of votes cast by the Designated Voting Parties in favor of such decision shall be divided by the total number of votes eligible to be cast by all of the Designated Voting Parties in such Intercreditor Vote.

Notwithstanding that a Secured Debt Instrument may provide for Obligations outstanding thereunder to vote or act on a class or series basis, or to provide or record a split vote, each Designated Voting Party for any Secured Debt Instrument for any Intercreditor Vote shall cast its respective votes in such Intercreditor Vote as a unanimous block corresponding to all such classes or series based on the vote of the majority of votes cast (or other percentage of votes expressly provided in the Secured Debt Instrument governing such Secured Debt); provided, that with respect to any Unanimous Decision, no Designated Voting Party shall be permitted to vote in favor of any such Unanimous Decision unless (x) except as provided in clause (y) below, all Secured Debt Holders in the Secured Debt Holder Group represented by such Designated Voting Party consent to such Unanimous Decision being passed or made or (y) if under the terms of any Secured Debt Instrument (or the terms of any Special Credit Support Document for such Secured Debt Instrument) any Unanimous Decision may be passed or made by less than all of the Secured Debt Holders under such Secured Debt Instrument (or by any Special Credit Support Provider), then the percentage specified in such Secured Debt Instrument (or the terms of any Special Credit Support Document for such Secured Debt Instrument) of Secured Debt Holders in the Secured Debt Holder Group represented by such Designated Voting Party (or by any Special Credit Support Provider) consent to such Unanimous Decision being passed or made.

If, under the terms of any Secured Debt Instrument, the Holders of Secured Debt outstanding under such Secured Debt Instrument do not have the right to vote on, to give any consent, waiver or instruction, or to take other action with respect to the matter which is subject to any Intercreditor Vote, the Secured Debt held by such Holders shall be disregarded. Notwithstanding the foregoing, if the Secured Debt Holder Group Representative under any Secured Debt Instrument is required, under the terms thereof, to vote or to give its consent, waiver or instruction, or to take any other action on behalf of the Holders of the Secured Debt under such Secured Debt Instrument (such Secured Debt, the “Instructed Debt”) in a manner consistent with the vote, consent, waiver, instruction or other action taken by a specified other Secured Debt Holder Group Representative, the Instructed Debt shall not be disregarded and instead shall be taken into account and calculated accordingly. The indenture provides that (i) the holders of the notes will not have a right to vote on, to give any consent, waiver or instruction, or to take other actions with respect to the matter which is the subject to any Intercreditor Vote in certain circumstances described in this Description of Notes and (ii) the Indenture Trustee shall be required, in certain circumstances, including without limitation with respect to any provision of the Common Terms Agreement which are either more restrictive on SPL or not applicable to the notes, in each case as set forth in an officer’s certificate from SPL, to vote in conformity with the Secured Bank Debt Holders (after giving effect to the ability of SPL to replace Secured Bank Debt Holders that fail to give consent to amendments or waivers requested by SPL), without the requirement of any vote or consent by the noteholders as described in this Description of Notes.

Modifications

Majority decisions. No Covered Action shall be taken unless an Intercreditor Vote is taken in accordance with the procedures described above under “—Voting and Decision-Making” (other than certain exceptions described below), and consent for the Covered Action is given by Designated Voting Parties representing:

(i)	except as otherwise provided in clauses (ii) through (viii), the Majority Aggregate Secured Credit Facilities Debt Participants;

(ii)	for any Covered Action that is or includes any Fundamental Decision, (A) if at the time both Aggregate Secured Credit Facilities Debt and Aggregate Other Secured Debt is outstanding, the Majority Aggregate Secured Credit Facilities Debt Participants; and (B) if at the time no Aggregate Secured Credit Facilities Debt is outstanding, the Majority Secured Debt Participants; provided that the Indenture Trustee shall be required to vote in favor of any such Covered Action without the requirement of any vote or consent by the noteholders (nor shall the Indenture Trustee seek noteholder consent or direction) to the extent that any such Covered Action causes the provisions of the Financing Documents that are being amended to be no less restrictive on SPL than the indenture, as set forth in an officer’s certificate from SPL;

(iii)	for any Covered Action (other than a Fundamental Decision) prior to the Project Completion Date while no Aggregate Secured Credit Facilities Debt is outstanding, the Majority Secured Debt Participants; provided that the Indenture Trustee shall be required to vote in favor of any such Covered Action without the requirement of any vote or consent by the noteholders (nor shall the Indenture Trustee seek noteholder consent or direction) to the extent that any such Covered Action causes the provisions of the Financing Documents that are being amended to be no less restrictive on SPL than the indenture, as set forth in an officer’s certificate from SPL;

(iv)	for any Covered Action after the Project Completion Date while the Aggregate Secured Credit Facilities Debt then outstanding is less than 25% of the total Secured Debt then outstanding, the Majority Secured Debt Participants; provided that the Indenture Trustee shall be required to vote in conformity with the Secured Bank Debt Holders without the requirement of any vote or consent by the noteholders (nor shall the Indenture Trustee seek noteholder consent or direction) to the extent that any such Covered Action causes the provisions of the Financing Documents that are being amended to be no less restrictive on SPL than the indenture, as set forth in an officer’s certificate from SPL;

(v)	for any Covered Action that is a consent under or Modification of the provisions in the Common Terms Agreement governing Train 6 Debt, KEXIM, KSURE and each Facility Lender; provided that the Indenture Trustee shall be required to vote in conformity with the Secured Bank Debt Holders without the requirement of any vote or consent by the noteholders (nor shall the Indenture Trustee seek noteholder consent or direction) to the extent that any such Covered Action causes the provisions of the Financing Documents that are being amended to be no less restrictive on SPL than the indenture, as set forth in an officer’s certificate from SPL; provided that if at any time no Aggregate Secured Bank Debt is outstanding, the Indenture Trustee shall be required to vote in favor of any such Covered Action without the requirement of any vote or consent by the noteholders (nor shall the Indenture Trustee seek noteholder consent or direction) to the extent that any such Covered Action causes the provisions of the Financing Documents that are being amended to be no less restrictive on SPL than the indenture, as set forth in an officer’s certificate from SPL;

(vi)	for any Covered Action that involves an ECA Decision, both (1) the Majority Aggregate Secured ECA Debt Participants and (2) the Majority Aggregate Secured Credit Facilities Debt Participants, the Majority Aggregate Other Secured Debt Participants or the Majority Secured Debt Participants, in each case that are otherwise authorized to vote on such Covered Action (in each case, excluding from the computation thereof, both in the numerator and the denominator, the Aggregate Secured ECA Debt) that otherwise would be required under clauses (i) through (v) hereof for the applicable Covered Action;

(vii)	for any Covered Action to the extent it involves any KEXIM Covered Decision, solely the consent of the Required Lenders (as defined in the KEXIM Covered Facility Agreement); and

(viii)	for any Covered Action to the extent it involves any KSURE Covered Decision, solely the consent of the Required Lenders (as defined in the KSURE Covered Facility Agreement).

Unanimous decisions. None of the following Covered Actions shall be taken unless an Intercreditor Vote is taken in accordance with the procedures described above under “—Voting and Decision-Making” and consent for the Covered Action is given by Designated Voting Parties representing One Hundred Percent Participants (each of the following, a “Unanimous Decision”):

(i)	shortening the maturity of any Secured Debt;

(ii)	accelerating any scheduled principal payment date or increasing the amount payable on any scheduled principal payment date for any Secured Debt;

(iii)	changing the method of calculation of interest due on any Secured Debt in a manner that results in an increase in such interest rate;

(iv)	increasing the rate or shortening the time of payment of interest due on any Secured Debt;

(v)	reducing the percentage or other voting thresholds specified in respect of matters requiring approval of the Secured Parties;

(vi)	changing or otherwise adversely impacting the priority of the Liens over the Security (except as allowed under the Financing Documents);

(vii)	changing the provisions of the Financing Documents providing for the pari passu ranking of the Secured Debt;

(viii)	changing the provisions of the Financing Documents regarding the priority and application of funds in the accounts maintained under the Accounts Agreement;

(ix)	to the extent not already covered by the foregoing, amending the Intercreditor Agreement in any manner that would result in any of the foregoing;

(x)	amending the definition of Unanimous Decisions;

(xi)	amending in any material respect the definition of Fundamental Decision;

(xii)	(a) release of all or a material portion of the Collateral from the Lien of any Security Document (except as otherwise allowed under the Financing Documents) or (b) any Modification in any material respect of any Security Document;

(xiii)	changing the currency of any payment obligation under any Secured Debt Instrument; and

(xiv)	modifying any of the mandatory prepayment provisions of the Common Terms Agreement.

With respect to any Secured Debt Unanimous Decision, no Covered Action shall be taken unless an Intercreditor Vote is taken in accordance with the procedures described under “—Voting and Decision-Making” and consent to the Covered Action is given by each of the Designated Voting Parties representing any Secured Debt Holder Group for which such Covered Action is a Secured Debt Unanimous Decision.

The indenture provides that the Indenture Trustee shall, without seeking noteholder consent or direction, vote in conformity with the Secured Bank Debt Holders with respect to (X) any of clauses (i), (ii), (iii), (iv), (xi), (xiii) and (xiv) above and clause (xii)(b) above, if such Modification is not materially adverse to the holders of the notes, or in the case of clause (xi) above is more restrictive on SPL, in each case as set forth in an officer’s certificate from SPL upon which the Indenture Trustee may conclusively rely and will be fully protected in so relying, unless such Covered Action only applies to the notes, and (Y) clauses (vii), (viii) and (xiv) above if such

Modification does not result in the notes receiving payments that are less than pari passu with the Secured Bank Debt (other than due to timing differences in when payments are due on the notes in accordance with their terms) and does not result in a material adverse change (when considered together with all other Modifications to any particular item specified above) or such Modification is required by an Export Credit Agency as described in the following two paragraphs, in each case, as set forth in an officer’s certificate from SPL upon which the Indenture Trustee may conclusively rely and will be fully protected in so relying, in (A) the priority within clauses (i) through (viii) of the waterfall of payments described under “—Post-Completion Account Flows—Revenue Account” above of any payment of principal, interest or other amounts payable (whether by prepayment or otherwise) under the notes or (B) the funding of the Senior Secured Notes Debt Service Reserve Account and (Z) clause (ix) above (in the case of clause (ix) to the extent it affects actions in respect of clauses (v) or (vi)) if such Modification results in a Covered Action otherwise permitted by this proviso; provided further that, if there is no Secured Bank Debt outstanding, any Covered Action with respect to any of clauses (i), (ii), (iii), (iv), (xi), (xiii), (xiv) and (xii)(b) above shall only require the affirmative vote of a majority of the aggregate outstanding principal amount of the notes or, in the case of clause (xi) above, if the Covered Action is either more restrictive on SPL than the indenture or is not applicable, in each case as set forth in an officer’s certificate from SPL upon which the Indenture Trustee may conclusively rely and will be fully protected in so relying, shall not require any vote or consent of the noteholders and the Indenture Trustee shall be required, without seeking noteholder consent or direction, to vote in favor of such Covered Action. Notwithstanding the foregoing, to the extent that a vote of the noteholders is required, the indenture requires the consent of the holders of at least 75% in aggregate principal amount of the outstanding debt securities of each series affected by such Covered Action, including the notes and any additional notes, if any, with respect to the Covered Actions described clauses (v), (vii), (viii) and (x) above. Notwithstanding the foregoing, the indenture provides that the Indenture Trustee shall, without seeking noteholder consent or direction, vote in conformity with the Secured Bank Debt Holders with respect to any modification of the mandatory prepayment provisions of the Common Terms Agreement that permits a Secured Debt Instrument to provide a higher mandatory prepayment threshold than the applicable threshold in the Common Terms Agreement, including without limitation to conform the Common Terms Agreement to the mandatory prepayment thresholds set forth in the indenture.

Notwithstanding the preceding paragraph, in the event any export credit agency or similar financial institution (an “Export Credit Agency”) provides or guarantees debt financing for SPL, the Indenture Trustee shall be required, without seeking noteholder consent or direction, to consent to any of the following which are approved by the Secured Bank Debt Holders: (i) any amendments or other modifications to the Intercreditor Agreement or (ii) any amendments or other modifications to the Common Terms Agreement or the Accounts Agreement to provide (a) for a mandatory prepayment of the Indebtedness guaranteed by such Export Credit Agency if the guaranty (or similar financial accommodation) is terminated or (b) for mandatory prepayment of the Indebtedness issued to or guaranteed by such Export Credit Agency if a Facility LNG Sale and Purchase Agreement with a counterparty from the country of origin of such Export Credit Agency, is terminated and in each case, that SPL indicates in an officer’s certificate to the Indenture Trustee, upon which the Indenture Trustee may conclusively rely and will be fully protected in so relying, are required to induce such Export Credit Agency to make or guarantee such debt financing to SPL.

Notwithstanding the second preceding paragraph, in the event that any Export Credit Agency provides or guarantees debt financing for SPL, the Indenture Trustee shall be required, without seeking noteholder consent or direction, to consent to any of the following which are approved by the Secured Bank Debt Holders: (i) any amendments to the Intercreditor Agreement or (ii) any amendments to the Common Terms Agreement to provide that (a) if the Aggregate Secured Bank Debt then outstanding is less than 25% of the total Secured Debt then outstanding and the consent of the Majority Secured Debt Participants is required for any Majority Decision (as described above under clause (iv) of “—Majority Decisions”) and (b) the Secured Debt held by any Export Credit Agency is at least 12% of the total Secured Debt then outstanding, the consent of such Export Credit Agency (or the Secured Debt Holder Group Representative of such Export Credit Agency) shall be required; provided, however, that SPL indicates in a certificate to the Indenture Trustee, that such amendments are required to induce such Export Credit Agency to make or guarantee such debt financing to SPL.

Administrative decisions. The Intercreditor Agent or the Common Security Trustee, or a Secured Debt Holder Group Representative (without taking any Intercreditor Vote and without obtaining the consent of any Designated Voting Party or other Secured Party), may consent to (and may authorize the Common Security Trustee or any Secured Debt Holder Group Representative to consent to) certain administrative decisions pursuant to the Intercreditor Agreement.

Permitted modifications. Other than as described above, each Secured Party (other than any Secured Hedging Party, the Intercreditor Agent, the Common Security Trustee or the Accounts Bank), at any time and from time to time, without any consent of or notice to any other Secured Party and without impairing or releasing the obligations of any Person under the Intercreditor Agreement, may make any Permitted Modification of or under any Secured Debt Instrument to which such Secured Party is a party, subject to the provisions of its respective Secured Debt Instruments (and any Special Credit Support Document for any such instrument) regarding such Modifications, releases, and Waivers.

Any Permitted Modification of a Secured Debt Instrument shall be made or otherwise become effective, under or for purposes of the Intercreditor Agreement, only with the consent, if any, of any Person required by the terms of the applicable Secured Debt Instrument for such Permitted Modification to be made or become effective in accordance with the terms of such Secured Debt Instrument. Any Permitted Modification that purports to be made without the consent of any Person that is required by the terms of the applicable Secured Debt Instrument for such Permitted Modification to be made or become effective in accordance with the terms of such Secured Debt Instrument shall be null and void ab initio and have no force and effect, and for purposes of this sentence, any determination whether a Modification constitutes a Permitted Modification shall be made without giving effect to clause (d) of the definition of Permitted Modification.

Notwithstanding the foregoing under this “—Modifications” section, no change to the amounts owing to the Indenture Trustee, in its capacity as such, or the indemnity provided by SPL to the Indenture Trustee under the indenture shall be made without the Indenture Trustee’s consent.

Enforcement of Security Interests

Election to pursue remedies. At any time after the occurrence and during the continuance of an Event of Default (as defined in the Intercreditor Agreement), any Designated Voting Party may serve a notice (such notice, a “Remedies Initiation Notice”) on the Intercreditor Agent that describes such Event of Default (as defined in the Intercreditor Agreement), with respect to which such Designated Voting Party is seeking to pursue remedies as well as the various remedies (the “Proposed Remedies”) that such Designated Voting Party wishes the Intercreditor Agent to direct the Common Security Trustee to exercise. Each Secured Debt Holder Group shall be permitted, subject to and in accordance with the terms and provisions of its applicable Secured Debt Instrument (and any Special Credit Support Document for such Secured Debt Instrument), and without consent or other action on the part of any other Secured Debt Holder Group or the Intercreditor Agent, to take or exercise any Permitted Remedies under its Secured Debt Instrument. Only the Common Security Trustee, as directed by the Intercreditor Agent in accordance with the provisions described in the following paragraph (or any Secured Debt Holder Group Representative representing 25% or more of the Aggregate Secured Debt in the circumstances set forth below), shall be entitled to take any Enforcement Action or otherwise exercise remedies (other than Permitted Remedies) under the Financing Documents, or otherwise, with respect to an Event of Default (as defined in the Intercreditor Agreement), and such exercise of remedies by the Common Security Trustee shall be limited to those set forth in the Remedies Initiation Notice or as otherwise directed by an applicable vote or consent of the Designated Voting Parties.

Following any Event of Default (as defined in the Intercreditor Agreement), and for so long as such Event of Default (as defined in the Intercreditor Agreement) is continuing, the Common Security Trustee, acting in accordance with instructions received from the Intercreditor Agent in accordance with the Intercreditor Agreement, shall have the right to take any action permitted in accordance with the Intercreditor Agreement as so instructed by the Intercreditor Agent and to enforce the Security and make determinations regarding the release, disposition, or restrictions with respect to the Collateral; provided that, unless and until the Common Security Trustee shall have received any such instruction, the Common Security Trustee may (but shall not be obligated to), to the extent expressly permitted by the Security Documents, and the Intercreditor Agreement take such action, or refrain from taking such action, in order to preserve or protect the Security on and the value of the Collateral, as it shall deem advisable in the best interests of the Secured Parties.

Notwithstanding the foregoing, upon a CTA Event of Default that would not otherwise be an Event of Default under the indenture, the Indenture Trustee shall not deliver a remedies instruction or seek noteholder consent or direction for any such action.

If the Designated Voting Parties constituting the applicable Initiating Percentage direct the Intercreditor Agent to direct the Common Security Trustee to exercise remedies (which direction may include an instruction to exercise the Proposed Remedies or an instruction to exercise other remedies), the Intercreditor Agent shall instruct the Common Security Trustee to exercise any such remedies in accordance with the Intercreditor Agreement as described below under “—Exercise of Remedies,” unless all Events of Default (as defined in the Intercreditor Agreement) that are the subject of such Remedies Initiation Notice have been previously cured or waived (by Modification of the provisions giving rise to such Event of Default (as defined in the Intercreditor Agreement) in accordance with the terms of the Intercreditor Agreement described above under “—Modifications”).

Notwithstanding the foregoing:

(i)	upon the occurrence of any CTA Event of Default specified in clause (1) of the definition of “CTA Event of Default” (other than for non-payment of amounts that become or are declared due and payable upon acceleration solely as a result of a CTA Event of Default other than clause (1) of the definition of “CTA Event of Default”), any Designated Voting Party or Designated Voting Parties representing 25% or more of the Aggregate Secured Debt shall be entitled to immediately deliver a Remedies Initiation Notice directing the Intercreditor Agent to instruct the Common Security Trustee to exercise immediately the remedies requested in such Remedies Initiation Notice, including enforcing the Security; or

(ii)	upon the occurrence of any CTA Event of Default specified in clause (7) of the definition of “CTA Event of Default” with respect to SPL:

(1)	all principal, accrued interest, commitment fees and all other Obligations due under the Secured Debt shall become immediately due and payable without the need for any Remedies Initiation Notice or other presentment, demand, protest, declaration or notice or any further act by any Person (which presentment, demand, protest, declaration or notice will, for the purposes of all of the Financing Documents be deemed to be given);

(2)	the unutilized Senior Debt Commitments in respect of all the Secured Debt shall forthwith terminate immediately without the need for any Remedies Initiation Notice or other presentment, demand, protest, declaration or notice or any further act by any Person (which presentment, demand, protest, declaration or notice will, for the purposes of all of the Financing Documents be deemed to be given); and

(3)	any Secured Debt Holder Group Representative representing 25% or more of the Aggregate Secured Debt shall be entitled to immediately direct the Common Security Trustee to immediately take such action as is necessary to obtain relief from the automatic stay provisions under Bankruptcy Law or otherwise protect the position of the Secured Parties.

Notwithstanding the foregoing and subject to the Consents, at such time as the Common Security Trustee receives a notice from a counterparty to a Consent that SPL is in default under the relevant Material Project

Document, the Common Security Trustee may take any action to cure or remedy such default if so directed by the Intercreditor Agent acting on instructions given (x) by the Designated Voting Parties representing the Majority Aggregate Secured Credit Facilities Debt Participants for so long as any Aggregate Secured Credit Facilities Debt is outstanding, or (y) by the Designated Voting Parties representing the Majority Secured Debt Participants (which must include the Majority Aggregate Secured ECA Debt Participants if such action involves any ECA Decision) if no Aggregate Secured Credit Facilities Debt (other than any Secured ECA Debt) is outstanding, in each case without any Remedies Initiation Notice or other presentment, demand, protest, declaration or notice or any further act by any Person (which presentment, demand, protest, declaration or notice will, for the purposes of all of the Financing Documents be deemed to be given).

Notwithstanding anything to the contrary described under “—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement,” upon delivery of a Remedies Initiation Notice executed by Designated Voting Parties constituting the Initiating Percentage, the Intercreditor Agent shall instruct the Common Security Trustee to deliver a Control Notice (as defined in the Accounts Agreement) to the Accounts Bank, without the need for any other presentment, demand, protest, declaration or notice or any further act by any Person (which presentment, demand, protest, declaration or notice will, for the purposes of all of the Financing Documents be deemed to be given).

Exercise of remedies. If pursuant to the Intercreditor Agreement, the Required Secured Parties elect to exercise remedies, then, subject to the following paragraph, the Intercreditor Agent shall follow the written instruction regarding the exercise of remedies delivered by the Secured Parties pursuant to the Remedies Initiation Notice or pursuant to an Intercreditor Vote (the “Remedies Instruction”). Each Remedies Instruction shall specify the particular action that the Required Secured Parties propose to cause the Intercreditor Agent to direct the Common Security Trustee to take.

Each Remedies Instruction shall, except as otherwise provided in the Intercreditor Agreement, be effective on the date set out in such notice. In the event that more than one Secured Debt Holder Group delivers a Remedies Instruction, the Remedies Instruction from the Secured Debt Holder Group representing the greatest number of votes shall control unless the Intercreditor Agent has already commenced action called for by another Remedies Instruction having an earlier effective date.

At the direction of the Required Secured Parties pursuant to a Remedies Instruction, the Intercreditor Agent shall, if so directed, promptly instruct the Common Security Trustee to exercise the remedies provided therein and to enforce its rights pursuant to the Security Documents, to realize upon the Collateral, to take Enforcement Action, to call upon (if necessary) any equity contributions or, in the case of a proceeding against SPL under applicable laws relating to Bankruptcy, to seek to enforce the claims of the Secured Parties thereunder.

Order of Application

The Security Agency Agreement and the Intercreditor Agreement provide that upon the enforcement of any Lien granted pursuant to any Security Document or any other legal, equitable or other remedial action specifically provided under the Intercreditor Agreement, Security Agency Agreement, any other Financing Document or any other action or remedy available under applicable law with respect to the enforcement of any Security, the proceeds of any collection, recovery, receipt, appropriation, realization or sale of any or all of the Collateral or the enforcement of any Security Document shall be applied in the following order (and thereafter as provided under any applicable Secured Debt Instrument):

(i)	first, on a pro rata basis, to the payment of all fees, expenses and other amounts due to the Intercreditor Agent, the Common Security Trustee, the Accounts Bank, any Secured Debt Holder Group Representative, any Secured Hedge Representative and any Secured Gas Hedge Representative (other than amounts specified in clauses (ii) and (iii) below), in each case in connection with carrying out or purporting to carry out their duties and exercising and enforcing their powers and discretions under the relevant Financing Documents;

(ii)	second, to the extent of any excess of such proceeds, to the respective Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives for application to the payment of all outstanding Obligations that are then due and payable (including any termination payments and any ordinary course settlement payments under Secured Hedge Instruments or Secured Gas Hedge Instruments), on a pro rata basis among the Secured Parties, in an amount sufficient to pay in full all outstanding Obligations that are then due and payable (including all interest accrued thereon after the commencement of any bankruptcy or insolvency proceeding at the rate, including any applicable post-default rate, specified in the Secured Debt Instruments, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding); and

(iii)	third, to the extent of any excess of such proceeds, payment to SPL.

No Personal Liability of Directors, Managers, Officers, Employees and Stockholders

No director, manager, officer, employee, incorporator, member, partner or stockholder of SPL or any Guarantor (including, without limitation, the Pledgor), as such, will have any liability for any obligations of SPL or the Guarantors under the notes, the indenture, the Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

SPL may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officer’s certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium on, the notes when such payments are due from the trust referred to below;

(2)	SPL’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Indenture Trustee, and SPL’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, SPL may, at its option and at any time, elect to have the obligations of SPL and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	SPL must irrevocably deposit with the Indenture Trustee, in trust, for the benefit of the holders of the notes, cash in Dollars, non-callable Government Securities, or a combination of cash in Dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and SPL must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, SPL has delivered to the Indenture Trustee an opinion of counsel from counsel who is reasonably acceptable to the Indenture Trustee confirming that (a) SPL has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Original Notes Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, SPL has delivered to the Indenture Trustee an opinion of counsel from counsel who is reasonably acceptable to the Indenture Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which SPL or any Guarantor is a party or by which SPL or any Guarantor is bound;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which SPL or any of its Subsidiaries is a party or by which SPL or any of its Subsidiaries is bound;

(6)	SPL must deliver to the Indenture Trustee an officer’s certificate stating that the deposit was not made by SPL with the intent of preferring the holders of notes over the other creditors of SPL with the intent of defeating, hindering, delaying or defrauding creditors of SPL or others;

(7)	SPL must deliver to the Indenture Trustee an officer’s certificate stating that all conditions precedent set forth in clauses (1) through (6) of this paragraph have been complied with; and

(8)	SPL must deliver to the Indenture Trustee an opinion of counsel (which opinion of counsel may be subject to customary assumptions, qualifications and exclusions), stating that all conditions precedent set forth in clauses (2), (3) and (5) of this paragraph have been complied with; provided that the opinion of counsel with respect to clause (5) of this paragraph may be to the knowledge of such counsel.

Amendment, Supplement and Waiver

Except as provided in the Intercreditor Agreement and subject to the provisions of the indenture that require the Indenture Trustee to vote (i) in conformity with the Majority Aggregate Secured Bank Debt Participants and (ii) in favor of certain actions, each as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making” and “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Modifications” and the next three succeeding paragraphs, any debt securities, including the notes, the indenture or the applicable Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities under the indenture (including, without limitation additional notes, if any) voting as a single class, or if such amendment or supplement applies to less than all series of debt securities under the indenture, each series affected by the amendment or supplement (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, any series of debt securities, including the notes), and any existing Default or Event of Default or compliance with any provision of any debt securities, including the notes, the indenture or the applicable Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding debt securities under the indenture (including, without limitation additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, any series of debt securities, including the notes). See “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and the Security Agency Agreement—Modifications.”

Without the consent of each holder of each series of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes; provided, however, that any purchase or repurchase of notes, including pursuant to the covenants described above under the caption “—Repurchase at the Option of Holders,” shall not be deemed a redemption of the notes;

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7)	waive a redemption payment with respect to any note; provided, however, that any purchase or repurchase of notes, including pursuant to the covenants described above under the caption “—Repurchase at the Option of Holders,” shall not be deemed a redemption of the notes;

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, SPL, the Guarantors and the Indenture Trustee may amend or supplement the notes and the indenture or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of SPL’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of SPL’s or such Guarantor’s assets, as applicable;

(4)	to effect the release of a Guarantor from its Note Guarantee and the termination of such Note Guarantee, all in accordance with the provisions of the indenture governing such release and termination;

(5)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(6)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA;

(7)	to conform the text of the indenture, the Note Guarantees or the notes to any provision of the Description of Notes contained in the applicable Offering Memorandum, to the extent that such provision in such Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the Note Guarantees or the notes;

(8)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the Original Notes Issue Date;

(9)	to add any Note Guarantee; or

(10)	to provide for a successor Trustee in accordance with the provisions of the indenture.

Any such amendment or supplement provided above under this caption “—Amendment, Supplement and Waiver” that imposes any obligation upon the Indenture Trustee or adversely affects the rights of the Indenture Trustee in its individual capacity will become effective only with the consent of the Indenture Trustee.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes under the indenture that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to SPL, have been delivered to the Indenture Trustee for cancellation; or

(b)	all notes under the indenture that have not been delivered to the Indenture Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and SPL or any Guarantor has irrevocably deposited or caused to be deposited with the Indenture Trustee as trust funds in trust solely for the benefit of the holders, cash in Dollars, non-callable Government Securities, or a combination of cash in Dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Indenture Trustee for cancellation for principal, premium, if any, and accrued interest, to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(3)	such deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which SPL or any Guarantor is a party or by which SPL or any Guarantor is bound;

(4)	SPL or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(5)	SPL has delivered irrevocable instructions to the Indenture Trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, SPL must deliver to the Indenture Trustee (a) an officer’s certificate, stating that all conditions precedent set forth in clauses (1) through (5) above have been satisfied, and (b) an opinion of counsel (which opinion of counsel may be subject to customary assumptions and qualifications), stating that all conditions precedent set forth in clauses (3) and (5) above have been satisfied; provided that the opinion of counsel with respect to clause (3) above may be to the knowledge of such counsel.

Governing Law

The indenture, the notes and the Notes Guarantees will be governed by the laws of the State of New York.

Concerning the Indenture Trustee

If the Indenture Trustee becomes a creditor of SPL or any Guarantor, the indenture limits the right of the Indenture Trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Indenture Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the indenture) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as Trustee (if the indenture has been qualified under the TIA) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes under the indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Indenture Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the Indenture Trustee shall exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the Indenture Trustee security and indemnity satisfactory to the Indenture Trustee against any loss, liability or expense. Any rights of the Indenture Trustee to seek to exercise remedies in respect of the security will be governed by the Intercreditor Agreement.

Additional Information

Anyone who receives this registration statement may obtain a copy of the Common Terms Agreement (without exhibits, other than the definitions), the Security Agency Agreement, the Intercreditor Agreement, the indenture, registration rights agreement and Security Documents without charge by writing to Sabine Pass Liquefaction, LLC, 700 Milam Street, Suite 1900, Houston, Texas 77002, USA, Attention: Corporate Secretary.

Book-Entry, Delivery and Form

The New Notes, like the Old Notes, will be represented by one or more permanent global notes in registered form without interest coupons (the “Global Notes”).

The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) in New York, New York, and registered in the name of DTC or its nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for New Notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Notes.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. SPL takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised SPL that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised SPL that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some jurisdictions may require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, SPL and the Indenture Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither SPL, the Indenture Trustee nor any agent of SPL or the Indenture Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised SPL that its current practice, at the due date of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the Beneficial Owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Indenture Trustee or SPL. Neither SPL nor the Indenture Trustee will be liable for any delay by DTC or any of its Participants in identifying the Beneficial Owners of the notes, and SPL and the Indenture Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised SPL that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute the notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither SPL nor the Indenture Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive notes in registered certificated form (“Certificated Notes”) if:

(1)	DTC (a) notifies SPL that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case SPL fails to appoint a successor depositary;

(2)	SPL, in its sole discretion, notifies the Indenture Trustee in writing that it elects to cause the issuance of Certificated Notes (DTC has advised SPL that, in such event, under its current practices, DTC would notify its Participants of SPL’s request, but will only withdraw beneficial interests from a Global Note at the request of each DTC Participant); or

(3)	there will have occurred and be continuing an Event of Default with respect to the notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Indenture Trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to the notes.

Same Day Settlement and Payment

SPL will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. SPL will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. SPL expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised SPL that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the Common Terms Agreement, the Intercreditor Agreement and the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided. References in the indenture to any agreement include references to any amendments or restatements of any such agreement.

For the purposes of the definitions set forth below, and in accordance with the terms of the indenture, the definitions of certain of the Financing Documents, which Financing Documents were amended or restated in connection with the 2015 Liquefaction Credit Agreements, have been updated from the definitions set forth in the indenture to reflect such amendments or restatements.

“2015 Term Loan A Credit Agreement” means the Second Amended and Restated Credit Agreement (Term Loan A) dated June 30, 2015, by and among SPL, the Term Loan A Administrative Agent, the Common Security Trustee, and the Commercial Lenders.

“Acceptable Bank” means a bank whose long-term unsecured and unguaranteed debt is rated at least “A-” (or the then-equivalent rating) by S&P and “A3” (or the then-equivalent rating) by Moody’s, and, in any case, with a combined capital surplus of at least $1,000,000,000.

“Acceptable Debt Service Reserve LC” means an irrevocable, standby letter of credit issued by an Acceptable Bank for the benefit of the Common Security Trustee which includes the following material terms:

(i) an expiry date not earlier than 364 days after its issuance date;

(ii) allows the Common Security Trustee to make a drawdown of up to the Stated Amount in each of the circumstances described in under “—Summary Description of Principal Finance Documents—Post-Completion Account Flows—Debt Service Reserve Accounts;” and

(iii) the reimbursement and other payment obligations with respect to such letter of credit are not for the account of the SPL or the Project.

“Acceptable Rating Agency” means S&P, Fitch, Moody’s, or any other “nationally recognized statistical rating organization” registered with the U.S. Securities and Exchange Commission, including any successor to S&P, Fitch or Moody’s.

“Accession Agreement” means an accession agreement entered into (or to be entered into) by any acceding Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative, as applicable, substantially in the form required by the Common Terms Agreement.

“Accounts Agreement” means the Second Amended and Restated Accounts Agreement, dated as of June 30, 2015, among SPL, the Common Security Trustee and the Accounts Bank, as amended from time to time.

“Accounts Bank” means Compass Bank, d.b.a. BBVA Compass, or any successor to it appointed pursuant to the terms of the Accounts Agreement.

“Accounts Bank Fee Letter” means the Fee Letter, dated as of July 31, 2012, between SPL and the Accounts Bank, provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Accounts Bank Fee Letter” means the Second Amended and Restated Fee Letter, dated as of June 30, 2015, between SPL and the Accounts Bank.

“Additional Debt Service Reserve Account” means any Additional Debt Service Reserve Account so designated, established and created by the Accounts Bank, as directed by SPL pursuant to the Accounts Agreement, upon the incurrence of any Secured Replacement Debt or Secured Expansion Debt that provides for a “debt service reserve requirement.”

“Additional Material Project Document” means any contract, agreement, letter agreement or other instrument to which SPL becomes a party after the Initial Senior Secured Debt Closing Date that:

(a)	replaces or substitutes for an existing Material Project Document; or

(b)	(i) contains obligations and liabilities that are in excess of $250,000,000 over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than two years;

provided, that for the purposes of this definition, any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable; provided further that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Additional Material Project Document” means any contract, agreement, letter agreement or other instrument to which SPL becomes a party after the Credit Facilities Closing Date that:

(a)	replaces or substitutes for an existing Material Project Document;

(b)	with respect to any gas supply contract between SPL and any Qualified Gas Supplier (as such term is defined in the Common Terms Agreement) or any gas transportation contract between SPL and any Qualified Transporter (as defined in the Common Terms Agreement), (i) contains obligations and liabilities that are in excess of $20,000,000 per year and (ii) is for a term that is greater than seven years; or

(c)	except as provided in clause (b) above, (i) contains obligations and liabilities that are in excess of $50,000,000 over its term (including after taking into account all amendments, amendments and restatements, supplements, or waivers to any such contract, agreement, letter agreement or other instrument) and (ii) is for a term that is greater than two years; provided, that the following shall not constitute Additional Material Project Documents: (A) any construction contracts entered into following the Credit Facilities Closing Date, until such time as SPL has entered into construction contracts following the Closing Date that contain obligations and liabilities which in the aggregate are equal to at least $100,000,000, (B) until Train 6 Debt has been incurred, any Train 6 FOB Sale and Purchase Agreement, and (C) until Train 6 Debt has been incurred, any agreement containing obligations or liabilities of SPL which are not effective by their terms unless and until the Train 6 Debt is incurred; provided further, that any guarantee provided in favor of SPL by a Guarantor (as defined in and under any Train 6 FOB Sale and Purchase Agreements) shall constitute an Additional Material Project Document to the extent such Train 6 FOB Sale and Purchase Agreement constitutes an Additional Material Project Document;

provided, that for the purposes of this definition, any series of related transactions shall be considered as one transaction, and all contracts, agreements, letter agreements or other instruments in respect of such transactions shall be considered as one contract, agreement, letter agreement or other instrument, as applicable.

“Additional Proceeds Account” means the Additional Proceeds Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Additional Secured Debt” means any of (a) the Secured Train 6 Debt, (b) the Secured Replacement Debt, (c) the Secured Working Capital Debt and (d) the Secured PDE Debt.

“Advance” means a borrowing of a loan, issuance of or drawing upon a letter of credit or the issuance of debt securities pursuant to any Secured Debt Instrument.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person and, if such Person is an individual, any member of the immediate family (including parents, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust. Notwithstanding the foregoing, the definition of “Affiliate” shall not encompass (a) any individual solely by reason of his or her being a director, officer or employee of any Person and (b) the Term Loan A Administrative Agent, the Common Security Trustee, the Indenture Trustee or any Secured Debt Holder.

“Aggregate Other Secured Debt” means, at any time, the aggregate amount of Other Secured Debt.

“Aggregate Secured Bank Debt” means, at any time, the aggregate amount of (i) the Secured Bank Debt and (ii) without duplication, any Additional Secured Debt (other than any Additional Secured Debt that is either (x) Other Secured Debt or (y) loans made primarily by institutional investors, term loan B loans or any other loans made pursuant to one or more credit facilities in which the lenders are not primarily financial institutions engaged in the business of banking).

“Aggregate Secured Credit Facilities Debt” means, at any time, the sum of (i) Aggregate Secured Bank Debt plus (ii) Aggregate Secured ECA Debt.

“Aggregate Secured Debt” means, at any time, the aggregate amount of Secured Debt.

“Aggregate Secured ECA Debt” means, at any time, the aggregate amount of the Secured ECA Debt.

“Applicable Facility LNG Sale and Purchase Agreement” means any Facility LNG Sale and Purchase Agreement (other than (A) any terminated Facility LNG Sale and Purchase Agreement, (B) any Facility LNG Sale and Purchase Agreement in relation to which a Bankruptcy has occurred in respect of the counterparty thereof, (C) any Facility LNG Sale and Purchase Agreement not then in effect and (D) any Facility LNG Sale and Purchase Agreement in material payment default or a breach that has resulted in a material non-payment by the counterparty to such Facility LNG Sale and Purchase Agreement) with respect to any Train (a) for which SPL shall have delivered to the Indenture Trustee an officer’s certificate of an Authorized Officer certifying that the In-Service Date has occurred or (b) (i) for which SPL shall have delivered to the Indenture Trustee an officer’s certificate of an Authorized Officer certifying that such Train is under construction pursuant to a validly issued full notice to proceed under an EPC Contract not in material default and (ii) for which SPL shall have delivered to the Indenture Trustee a certificate from the Independent Engineer certifying that the Indebtedness incurred in respect thereof, together with any equity contribution amount required by such Indebtedness and all Contracted Cash Flows, are sufficient to fund the entirety of the Project Costs of such Train through the Guaranteed Substantial Completion Date thereof, plus reasonable contingencies.

“Asset Sale” means:

(a)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of SPL and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Covenants Applicable to the Notes—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(b)	the issuance of Equity Interests in any of SPL’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(a)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $50,000,000;

(b)	a transfer of assets between or among SPL and any of its Restricted Subsidiaries;

(c)	an issuance of Equity Interests by a Restricted Subsidiary of SPL to SPL or to any Restricted Subsidiary of SPL;

(d)	the sale, lease or other disposition of (a) products, services, inventory or accounts receivable in the ordinary course of business or (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets and the disposition of obsolete equipment, equipment that is damaged or worn out or assets no longer needed in the business of SPL;

(e)	the sale or other disposition of cash or Cash Equivalents;

(f)	settlement, release, waiver or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by the indenture;

(g)	a Restricted Payment that does not violate the covenant described above under the caption “—Covenants Applicable to the Notes—Restricted Payments” or a Permitted Investment;

(h)	the sale or other disposition of LNG (or other commercial products);

(i)	sales, transfers or other dispositions of Permitted Investments;

(j)	sales of Services in the ordinary course of business;

(k)	sales of any LNG related to additional liquefaction trains developed by SPL;

(l)	transfers or novations of Interest Rate Protection Agreements in accordance with the Common Terms Agreement;

(m)	sales or other dispositions of the Improved Facilities (as defined in the Cooperation Agreement);

(n)	conveyance to gas transmission companies of gas interconnection or metering facilities built using Capital Expenditures permitted by the Common Terms Agreement;

(o)	subject to clause (a) of the definition of Permitted Indebtedness, the assignment, novation or transfer of any Train Five LNG Sales Agreement, any Train Six LNG Sales Agreements or the CMI LNG Sale and Purchase Agreement and any related agreements by SPL to an Affiliate of SPL; provided, however, that if SPL incurs Expansion Debt in respect of Train Five or Train Six pursuant, as applicable, to clause (a) of the definition of Permitted Indebtedness, any such assignment, novation or transfer of any Train Five LNG Sales Agreement or any Train Six LNG Sales Agreement, as applicable, and any related agreements by SPL to an Affiliate of SPL shall constitute an Asset Sale unless it otherwise qualifies under any of the other listed exception in this “Asset Sales” definition; and

(p)	any single transaction or series of related transactions pursuant to the terms of an agreement existing on the Original Notes Issue Date.

“Authorized Officer” means: (a) with respect to any Person that is a corporation, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of such Person, (b) with respect to any Person that is a partnership, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary of a general partner of such Person and (c) with respect to any Person that is a limited liability company, the chairman, president, senior vice president, vice president, treasurer, assistant treasurer, attorney-in-fact, secretary or assistant secretary, the manager, the managing member or a duly appointed officer of such Person.

“Authorized Signatory” means an authorized signatory of SPL or the Common Security Trustee authorized to provide written directions and instructions to the Accounts Bank pursuant to the Accounts Agreement, and, in the case of SPL, such Authorized Signatory shall be an Authorized Officer.

“Availability Period” (and correlative terms) has the meaning provided in the relevant Secured Debt Instrument.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances:

(a)	such Person shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file in a timely manner a petition or motion to vacate or discharge any order, judgment or decree after entry of such order, judgment or decree);

(b)

a case or other proceeding shall be commenced against such Person without the consent or acquiescence of such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 90 consecutive days;

(c)	a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for 120 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of 120 days (whether or not consecutive);

(d)	such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;

(e)	such Person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;

(f)	such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing; or

(g)	an order for relief shall be entered in respect of such Person under the Bankruptcy Code,

provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, the time period referred to in clause (b) above shall be 60 consecutive days and the time periods referred to in clause (c) above shall be 90 days (whether or not consecutive).

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 11 et seq.

“Bankruptcy Law” means the Bankruptcy Code and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“BG” means BG Gulf Coast LNG, LLC.

“BG DFCD Deadline” means the date that is 60 days prior to the date upon which BG would have the right to terminate the BG FOB Sale and Purchase Agreement for any failure to achieve the Train 1 DFCD (as defined in the BG FOB Sale and Purchase Agreement) by such date, as extended by any waivers, modifications or amendments to the BG FOB Sale and Purchase Agreement in accordance with Section 7.9 of the Common Terms Agreement, but without giving effect to cure rights under any Consent between the Common Security Trustee and BG.

“BG FOB Sale and Purchase Agreement” means the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated January 25, 2012, between SPL and BG, as amended from time to time, and, subject to the provisions of clauses (6) and (8) under the caption “—Events of Default and Remedies—Events of Default,” any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of the covenant described under the caption “—Covenants Applicable to the Notes—LNG Sales Contracts;” provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “BG FOB Sale and Purchase Agreement” means the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated January 25, 2012, between SPL and BG.

“Blackstone” means the Blackstone Guarantor and/or Blackstone Holdco, as the context may require.

“Blackstone Guarantor” means Blackstone Capital Partners VI-Q L.P., a Delaware limited partnership.

“Blackstone Guaranty” means the Limited Guaranty dated as of May 14, 2012, from the Blackstone Guarantor in favor of the Parent.

“Blackstone Holdco” means Blackstone CQP Holdco LP, a Delaware limited partnership.

“Blackstone Unit Purchase Agreement” means the Unit Purchase Agreement dated as of May 14, 2012 among Parent, Cheniere Energy, Inc., and Blackstone Holdco.

“Board of Directors” means:

(a)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Notice” means each request for Construction/Term Loans in the form provided in an exhibit to the Common Terms Agreement.

“Business Day” means any day other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted or required by law, regulation or executive order to be closed in New York, New York; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Business Day” means any day other than a Saturday, Sunday or any other day which is a legal holiday or a day on which banking institutions are permitted to be closed in New York, New York and, if at the time any ROK Financial Institution is a Facility Lender (as defined in the Common Terms Agreement), Seoul, Korea.

“Business Interruption Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Common Terms Agreement or otherwise obtained with respect to SPL or the Project insuring SPL against business interruption or delayed start-up.

“Calculation Date” means the last day of the month immediately preceding a Restricted Payment Date.

“Calculation Period” means, on any Calculation Date, the period commencing twelve months prior to, and ending on, such Calculation Date; provided, that prior to the first anniversary of the DSCR Start Date, the Calculation Period shall mean the period beginning on the first day of the first full month following the DSCR Start Date and ending on, the Calculation Date.

“Capital Expenditures” means, for any period, the aggregate amount of all expenditures of SPL payable during such period that, in accordance with GAAP, are or should be included in “purchase of property, plant and equipment” or similar items reflected in the consolidated statement of cash flows of SPL.

“Capital Lease Obligations” means, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property of such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Accounting Standards Codification 840-30, Capital Leases of the Financial Accounting Standards Board) and, for purposes of the Financing Documents, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with GAAP (including such ASC 840-30).

“Capital Stock” means:

(a)	in the case of a corporation, corporate stock;

(b)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	Dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of “A” or better from either S&P or Moody’s (or, if any of such entities cease to provide such ratings, the equivalent rating from any other Acceptable Rating Agency);

(4)	certificates of deposit, demand deposit accounts and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better;

(5)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2), (3) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper or tax exempt obligations having one of the two highest ratings obtainable from Moody’s or S&P (or, if any of such entities cease to provide such ratings, the equivalent rating categories from any other Acceptable Rating Agency) and, in each case, maturing within one year after the date of acquisition; and

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition or a money market fund or a qualified investment fund (including any such fund for which the Indenture Trustee or any Affiliate thereof acts as an advisor or a manager) given one of the two highest long-term ratings available from S&P or Moody’s (or, if any of such entities cease to provide such ratings, the equivalent rating categories from any other Acceptable Rating Agency).

“Cash Flow” means, for any period, the sum (without duplication) of the following:

(a)	all cash paid to SPL during such period in connection with the ownership or operation of the Project;

(b)	all interest and investment earnings paid to SPL or accrued during such period;

(c)	all cash paid to SPL during such period as Business Interruption Insurance Proceeds; and

(d)	all cash paid to SPL during the applicable period from any direct or indirect owner of SPL by way of equity contribution or subordinated shareholder loans (in each case as otherwise permitted pursuant to the terms of the Financing Documents);

provided, however, that Cash Flow shall not include any proceeds of any Senior Debt or any other Indebtedness incurred by SPL; Insurance Proceeds; Condemnation Proceeds; proceeds from any disposition of assets of the Project or SPL other than the sale of capacity and other commercial products in the ordinary course of business and tax refunds; provided further that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Cash Flow” means, for any period, the sum (without duplication) of the following:

(a)	all cash paid to SPL during such period in connection with the ownership or operation of the Project;

(b)	all interest and investment earnings paid to SPL or accrued to the Accounts during such period on amounts on deposit in the Accounts (excluding interest and investment earnings that accrue on the amounts on deposit in any of the Senior Debt Facilities Debt Service Reserve Account, the Additional Debt Service Reserve Accounts, or any account established to prefund interest on any Senior Debt, if any, in any case, which are not transferred to the Revenue Account pursuant to Section 5.06(c) of the Accounts Agreement);

(c)	all cash paid to SPL during such period as Business Interruption Insurance Proceeds; and

(d)	solely with respect to the calculation of the Debt Service Coverage Ratio for purposes of compliance with Section 6.15 of the Common Terms Agreement, all cash paid to SPL during the applicable period from any direct or indirect owner of SPL by way of equity contribution or subordinated shareholder loans (in each case as otherwise permitted pursuant to the terms of the Financing Documents);

provided, however, that Cash Flow shall not include any proceeds of any Senior Debt or any other Indebtedness incurred by SPL (other than pursuant to clause (d), above); Insurance Proceeds; Condemnation Proceeds; proceeds from any disposition of assets of the Project or SPL other than the sale of capacity, LNG, natural gas and other commercial products in the ordinary course of business; except as provided in clause (d) above, amounts received, whether by way of a capital contribution or subordinated loans, from the Parent or any direct or indirect holders of Equity Interests of SPL; and any cash deposited into the Additional Proceeds Account.

“Cash Flow Available for Debt Service” means, for any period, an amount equal to the amount of Cash Flow received by SPL during such period minus all operating and maintenance expenses paid during such period; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Cash Flow Available for Debt Service” means, for any period, an amount equal to the amount of Cash Flow deposited in the Revenue Account (from and after the Project Completion Date) or the Equity Proceeds Account (prior to the Project Completion Date) during such period minus all amounts paid during such period in respect of (i) Operation and Maintenance Expenses, (ii) fees, costs, charges and any other amounts then due and owing to the Secured Parties in connection with the Common Terms Agreement and the other Financing Documents and (iii) the amount necessary for the payment of interest then due and payable with respect to Working Capital Debt.”

“Cash Flow from Non-Base Case LNG Sales” means (a) the amount of all Cash Flows received from LNG sales other than LNG sales permitted or required to be sold to each of the Material Project Parties under the FOB Sale and Purchase Agreements as in effect on June 30, 2015, minus (b) the costs relating to the purchase and transportation and related costs of natural gas associated with the production of such LNG sold.

“Change of Control” means (a) prior to the Project Completion Date, the occurrence of any of the following: (i) a majority of the seats (other than vacant seats) on the Board of Directors of the General Partner shall at any time be occupied by Persons who were not appointed by a Permitted Holder, (ii) the Permitted Holders shall fail to own beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Original Notes Issue Date), directly or indirectly, in the aggregate Equity Interests representing more than 50% of (A) the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the General Partner or (B) the economic interest represented by the issued and outstanding Equity Interests of the General Partner, (iii) the Permitted Holders shall cease to directly or indirectly own and control beneficially in the aggregate more than 50% of the issued and outstanding limited liability company interests in General Partner, or (iv) the Parent shall own, directly or indirectly, less than 50% of the voting and economic interests in SPL, and (b) after the Project Completion Date, the occurrence of clause (a)(iv); provided that for the purposes of clause (b) of this definition a Change of Control shall not be deemed to have occurred if SPL shall have received letters from any two Acceptable Rating Agencies (or if only one Acceptable Rating Agency is then rating the notes, SPL shall have received a letter from that Acceptable Rating Agency) to the effect that the Acceptable Rating Agency has considered the contemplated event under clause (b) of this definition and that, if the contemplated event occurs, such Acceptable Rating Agency would reaffirm the then current rating of the notes as of the date of such event.

“Change Order” has the meaning assigned to the term “Change Order” in the Train One and Train Two EPC Contract or any other EPC Contract, as applicable; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Change Order” with respect to an EPC Contract has the meaning assigned to the term “Change Order” in such EPC Contract.

“Cheniere Marketing LNG Sale and Purchase Agreement” means collectively, the Master LNG Sale and Purchase Agreement (FOB), dated as of May 12, 2015, between SPL and Cheniere Marketing International LLP and the Confirmation—Sabine T1-T4 Commissioning Cargoes, dated as of May 12, 2015, between SPL and Cheniere Marketing International LLP.

“CMI LNG Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated May 14, 2012, between SPL and Cheniere Marketing, LLC, as amended from time to time; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “CMI LNG Sale and Purchase Agreement” means the Amended and Restated LNG Sale and Purchase Agreement (FOB), dated August 5, 2014, between SPL and Cheniere Marketing, LLC.

“Commercial Bank Debt” means undisbursed committed amounts and Commercial Bank Loans incurred by SPL in the aggregate amount of up to $2,850,000,000 pursuant to the 2015 Term Loan A Credit Agreement.

“Commercial Bank Lenders” means any Person from time to time party to the 2015 Term Loan A Credit Agreement as a Commercial Bank Lender.

“Commercial Banks Facility” means the Dollar term loan facility made available to SPL pursuant to the 2015 Term Loan A Credit Agreement.

“Commercial Banks Facility Agent” means the Commercial Banks Facility Agent under and as defined in the 2015 Term Loan A Credit Agreement.

“Commercial Bank Loans” means loans made by the Commercial Bank Lenders to SPL in an aggregate amount of up to $2,850,000,000 pursuant to the terms of the 2015 Term Loan A Credit Agreement.

“Commission” or “SEC” means the United States Securities and Exchange Commission.

“Common Security Trustee” means Société Générale or any successor to it appointed pursuant to the terms of the Security Agency Agreement.

“Common Security Trustee/Commercial Banks Facility Agent Fee Letter” means the Second Amended and Restated Fee Letter dated as of June 30, 2015, between SPL and Société Générale, in its capacities as the Commercial Banks Facility Agent and the Common Security Trustee.

“Common Security Trustee/Term Loan A Administrative Agent Fee Letter” means the Fee Letter dated as of July 30, 2012, between SPL and Société Générale, in its capacities as the Term Loan A Administrative Agent and the Common Security Trustee; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Common Security Trustee/Term Loan A Administrative Agent Fee Letter” means the Second Amended and Restated Fee Letter dated as of June 30, 2015, between SPL and Société Générale, in its capacities as the Commercial Banks Facility Agent and the Common Security Trustee.

“Common Terms Agreement” means the Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015, among SPL, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent, as amended from time to time.

“Condemnation Proceeds” means any amounts and proceeds of any kind (including instruments) payable in respect of any Event of Taking.

“ConocoPhillips License Agreements” means the License Agreements between SPL and ConocoPhillips Company, dated as of May 3, 2012 and dated as of December 21, 2012, as each is amended from time to time; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “ConocoPhillips License Agreements” means, collectively, the Stage 1 ConocoPhillips License Agreement, the Stage 2 ConocoPhillips License Agreement, the Stage 3 ConocoPhillips License Agreement and, if Train 6 Debt has been incurred, the Stage 4 ConocoPhillips License Agreement.

“Consents” means (a) each consent to collateral assignment required to be entered into pursuant to the Financing Documents, in each case by and among SPL, the Common Security Trustee and the Persons identified therein and (b) each subordination, non-disturbance, surface use and/or recognition agreement, affidavit of use and possession, estoppel certificate from counterparties to the Real Property Documents required to be entered into pursuant to the Financing Documents.

“Construction Account” means the Construction Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Construction Budget” means a budget attached as Exhibit D-1 to the Common Terms Agreement setting forth, on a monthly basis, the timing and amount of all projected payments of Project Costs through the date that is 90 days after the projected date of Substantial Completion for Subproject 5 under and as defined in the Train Five EPC Contract. If Train 6 Debt has been incurred, such budget shall be revised setting forth, on a monthly basis, the timing and amount of all projected payments of Project Costs through the date that is 90 days after the projected date of Substantial Completion for Subproject 6 under and as defined in the Train Six EPC Contract. Such budget shall (A) be certified by SPL as the best reasonable estimate of the information set forth therein as of (i) the Credit Facilities Closing Date and (ii) the date on which the Train 6 Debt is incurred, if applicable, (B) be consistent with the requirements of the Transaction Documents and (C) be in form and substance acceptable to (i) the Facility Lenders on the Credit Facilities Closing Date and (ii) each of the Facility Lenders on the date on which the Train 6 Debt is incurred, if applicable, in consultation with the Independent Engineer, in each case as may be amended, supplemented, or otherwise modified to take into account any Change Orders permitted under the Common Terms Agreement, in each case as may be amended, supplemented, or otherwise modified to take into account any Change Orders permitted under the covenant described under the heading “Description of Principal Project Documents—Common Terms Agreement—Certain Covenants—EPC and Construction Contracts” in this registration statement.

“Construction Schedule” means a schedule attached as Exhibit D-2 to the Common Terms Agreement setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Project’s Development through the date that is 90 days after the projected date of Substantial Completion for Subproject 5 under and as defined in the Train Five EPC Contract. If Train 6 Debt has been incurred, such budget shall be revised setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Project’s Development through the date that is ninety (90) days after the projected date of Substantial Completion for Subproject 6 under and as defined in the Train Six EPC Contract. Such schedule shall (A) be certified by SPL as the best reasonable estimate of the information set forth therein as of (i) the Credit Facilities Closing Date and (ii) the date on which the Train 6 Debt is incurred, if any, (B) be consistent with the requirements of the Transaction Documents and (C) be in form and substance acceptable to (i) the Facility Lenders on the Closing Date and (ii) each of the Facility Lenders on the date on which the Train 6 Debt is incurred, if any, in consultation with the Independent Engineer, in each case as may be amended, supplemented, or otherwise modified to take into account any Change Orders described under the heading “Description of Principal Project Documents—Common Terms Agreement—Certain Covenants—EPC and Construction Contracts” in this registration statement.

“Construction/Term Loan” means a loan made by the Secured Bank Debt Holders to SPL in an aggregate amount of up to $3,626,000,000 in accordance with and pursuant to the terms of the Term Loan A Credit Agreement; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Construction/Term Loan” means a loan made to SPL pursuant to the Credit Agreements.

“Construction/Term Loan Commitment” means, individually or collectively as the context may require, the commitments under the Term Loan A Credit Agreement; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Construction/Term Loan Commitment” means, individually or collectively as the context may require, the commitments under the Credit Agreements.

“Consultants” means the Independent Engineer, the Insurance Advisor and the Market Consultant.

“Contest” or “Contested” means, with respect to any Person, with respect to any Taxes or any Lien imposed on Property of such Person (or the related underlying claim for labor, material, supplies or services) by any Government Authority for Taxes or with respect to obligations under ERISA or any Mechanics’ Lien (each, a “Subject Claim”), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as:

(a)	during the period of such contest the enforcement of such Subject Claim is effectively stayed and any Lien (including any inchoate Lien) arising by virtue of such Subject Claim and securing amounts in excess of $25,000,000 shall, if required by applicable Government Rule, be effectively secured by posting of cash collateral or a surety bond (or similar instrument) by a reputable surety company;

(b)	no Secured Party or any of its officers, directors or employees has been or could reasonably be expected to be exposed to any risk of criminal or civil liability or sanction in connection with such contested items;

(c)	the failure to pay such Subject Claim under the circumstances described above could not otherwise reasonably be expected to result in a Material Adverse Effect; and

(d)	any contested item determined to be due, together with any interest or penalties thereon, is promptly paid when due after resolution of such Contest, if required by such resolution. The term “Contest” used as a verb shall have a correlative meaning.

“Contracted Cash Flow” means the sum of (i) the projected cash to be received by SPL with respect to Monthly Sales Charges or the fixed price component based on FOB LNG Sale and Purchase Agreements that, at the time of such incurrence, are in effect and not in material default, plus (ii) the projected cash to be received by SPL with respect to Monthly Sales Charges (or the fixed price component) based on LNG sales contracts that, at the time of such incurrence, are in effect and not in material payment default or a breach that has resulted in a material non-payment by the counterparty to such agreement and are with counterparties that (A) have an Investment Grade Rating from at least two Acceptable Rating Agencies, or who provide a guaranty from an affiliate that has at least two of such ratings or (B) have a direct or indirect parent with an Investment Grade Rating from at least one Acceptable Rating Agency and either the counterparty or an affiliate of such counterparty who is providing a guaranty has a tangible net worth in excess of $15,000,000,000, minus (iii) the fixed expenses that could reasonably be expected to be incurred if the counterparties to the FOB LNG Sale and Purchase Agreements and such other LNG sales agreements were not lifting any cargoes from SPL; provided that for the purposes of clause (b) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness,” it shall not be a material default, material payment default or a breach that has resulted in a material non-payment under clause (i) or clause (ii) of this definition, as applicable, if (x) a Bankruptcy has occurred in respect of the applicable counterparty to such FOB LNG Sale and Purchase Agreement or such LNG sales contract, as applicable, and the bankruptcy court enters an order permitting the assumption of the applicable FOB LNG Sale and Purchase Agreement or LNG sales contract or (y) such counterparty continues to meet its contractual obligations thereunder.

“Contracted Cash Flow Available for Debt Service” means, for any period, an amount equal to the sum of (i) the amount set forth in clauses (i) and (ii) of the definition of Contracted Cash Flow expected to be received by SPL during such period, minus (ii) the amount set forth in clause (iii) of the definition of Contracted Cash Flow expected to be paid during such period plus (iii) any amounts expected to be received pursuant to clauses (b) and (c) of the definition of Cash Flow during such period.

“Control” (including, with its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) and, in any event, any Person owning at least 50% of the voting securities of another Person shall be deemed to Control that Person.

“Control Notice” means a written notice delivered by the Common Security Trustee to the Accounts Bank of the occurrence and continuance of a CTA Event of Default and, prior to the second Advance of the Construction/ Term Loans, that the Common Security Trustee is pursuing remedies in respect thereof.

“Control Notice Period” means the period commencing upon the date of delivery of a Control Notice and expiring on the date of delivery of a Control Withdrawal Notice in respect thereof.

“Control Withdrawal Notice” means a written notice delivered by the Common Security Trustee to the Accounts Bank that the CTA Event of Default identified in the related Control Notice no longer exists and such Control Notice has been revoked.

“Cooperation Agreement” means the Cooperation Agreement between SPL and Sabine Pass LNG, as amended from time to time; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Cooperation Agreement” means the Amended and Restated Cooperation Agreement, dated as of June 30, 2015.

“Covered Action” means:

(a)	any consent to a Modification of or under any Financing Document by the Intercreditor Agent, the Common Security Trustee or any Secured Party, other than any Permitted Modification;

(b)	any instruction given to the Common Security Trustee under or with respect to any Financing Document; and

(c)	any exercise of discretion by the Intercreditor Agent, a Secured Debt Holder Group Representative or the Common Security Trustee under or with respect to any Financing Document to the extent the Intercreditor Agent, Secured Debt Holder Group Representative or the Common Security Trustee requests instruction, in each case other than certain administrative decisions permitted by the Intercreditor Agreement.

“CQP Indemnity Letter” means that certain indemnity letter, dated as of July 31, 2012, between the Parent and SPL with respect to Leases, Sublease and the Sabine Liquefaction TUA.

“CQP Security Agreement” means the Security Agreement, dated as of July 31, 2012, between the Parent and the Common Security Trustee; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “CQP Security Agreement” means the Second Amended and Restated Security Agreement, dated as of June 30, 2015, between the Parent and the Common Security Trustee.

“Credit Agreements” means each of the 2015 Term Loan A Credit Agreement, the KEXIM Direct Facility Agreement, the KEXIM Covered Facility Agreement and the KSURE Covered Facility Agreement.

“Credit Facilities Closing Date” means June 30, 2015.

“Creole Trail Pipeline Transportation Agreement” means the Firm Transportation Agreement, dated as of March 11, 2015, between SPL and Cheniere Creole Trail Pipeline, L.P. pursuant to the Creole Trail Precedent Agreement.

“Creole Trail Precedent Agreement” means the Transportation Precedent Agreement, dated as of August 6, 2012, between Cheniere Creole Trail Pipeline, L.P. and SPL, as amended by that certain First Amendment to Transportation Precedent Agreement Firm Transportation Services, dated as of November 5, 2012, as further amended by that certain Second Amendment to Transportation Precedent Agreement Firm Transportation Services, dated as of March 11, 2015.

“CTA Event of Default” means any of the events described in Section 9 (Events of Default for Secured Debt) in the Common Terms Agreement.

“Date Certain” means the BG DFCD Deadline or, if the first train of the Project achieves Substantial Completion prior to the BG DFCD Deadline, the GN DFCD Deadline; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Date Certain” means (i) as of the Closing Date, the earlier to occur of the Centrica DFCD Deadline and the Total DFCD Deadline and (ii) if Train 6 Debt has been incurred, the earliest to occur of any Train 6 DFCD Deadline.

“Debt Payment Account” means the Debt Payment Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Debt Service” means, for any period, the sum of (without duplication):

(a)	all fees scheduled to become due and payable (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) during such period in respect of any Senior Debt;

(b)	interest on the Senior Debt (taking into account any Interest Rate Protection Agreements) scheduled to become due and payable (or for the purposes of the Debt Service Coverage Ratio, accrued or paid) during such period;

(c)	scheduled principal payments of the Senior Debt to become due and payable (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) during such period;

(d)	all payments due or anticipated to become due (or, for purposes of the Debt Service Coverage Ratio, accrued or paid) by SPL pursuant to any provision in respect of increased costs or taxes under any Secured Bank Debt with respect to such principal, interest and fees and similar payments under any Senior Debt Instrument; and

(e)	any indemnity payments due to any of the Secured Parties.

“Debt Service Coverage Ratio” or “DSCR” means, at any date, the ratio of Cash Flow Available for Debt Service for the preceding 12-month period to the aggregate amount required to service SPL’s Debt Service payable for the preceding 12-month period (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness” and the scheduled principal payment of any Senior Debt that has bullet maturities or balloon payments at maturity or in the final year prior to maturity); provided, that for purposes of the covenant under the caption “—Covenants Applicable to the Notes—Limitation on Restricted Payments,” any DSCR calculation performed prior to the first anniversary of the DSCR Start Date will be based on the number of months elapsed since the DSCR Start Date; provided, further, that SPL may exclude from any DSCR calculation the Cash Flow Available for Debt Service and the prorated aggregate amount required to service SPL’s Debt Service attributable to any month in which a Force Majeure Event had occurred or was continuing for up to twelve months in any period for which any DSCR calculation is performed. For purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Debt Service Coverage Ratio” or “DSCR” means, as at each Payment Date (subject to the proviso below) or any other period of calculation specified in any other Financing Documents, the ratio of Cash Flow Available for Debt Service for the preceding 12-month period to the aggregate amount required to service the SPL’s Debt Service payable for the preceding 12-month period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) the principal amount of any Debt Service due at maturity, (iii) Working Capital Debt, (iv) LC Costs, (v) interest in respect of Debt Service or net amounts under any Permitted Hedging Agreements in respect of interest rates, in each case paid prior to the end of the Availability Period and (vi) Hedging Termination Amounts); provided, that for any DSCR calculation performed after the Initial Quarterly Payment Date prior to the first anniversary of the Initial Quarterly Payment Date, the calculation will be based on the number of months elapsed since the Initial Quarterly Payment Date.

“Debt Service Reserve Account” means any Debt Service Reserve Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Default” means an Event of Default or CTA Event of Default, as applicable, or an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become an Event of Default or CTA Event of Default, as applicable.

“Default Contracts” means any Default LNG Sale and Purchase Agreement and any of the Train One and Train Two EPC Contract, the Sabine Liquefaction TUA and, if SPL incurs Expansion Debt in respect of Train Three and Train Four pursuant to clause (a) of the definition of Permitted Indebtedness, the Train Three and Train Four EPC Contract.

“Default LNG Sale and Purchase Agreement” means:

(a)	at any time following Substantial Completion of Train 4, any Facility LNG Sale and Purchase Agreement if (a) such Facility LNG Sale and Purchase Agreement, together with any other Facility LNG Sale and Purchase Agreement that is a Default LNG Sale and Purchase Agreement, accounts for more than 25% of the net revenues of SPL for the prior twelve months and are anticipated to account for at least 25% of the net revenues of SPL over the following twelve months and (b) such Facility LNG Sale and Purchase Agreement, together with any other Facility LNG Sale and Purchase Agreement that is a Default LNG Sale and Purchase Agreement, has a remaining term of more than four years; and

(b)	at all other times, any of the Train One and Train Two LNG Sales Agreements and, if SPL incurs Expansion Debt in respect of Train Three and Train Four pursuant to clause (a) of the definition of Permitted Indebtedness, any of the Train Three and Train Four LNG Sales Agreements.

“Delay Liquidated Damages” means any liquidated damages resulting from a delay with respect to the Project which are required to be paid by any EPC Contractor or any other Material Project Party for or on account of any delay.

“Designated Voting Party” means, at any time, with respect to any Secured Debt Instrument, (i) the Secured Debt Holder Group Representative of such Secured Debt Holder Group or (ii) such other Person which has been authorized to act as a Designated Voting Party by the Secured Debt Holder Group Representative of such Secured Debt Holder Group in a written notice given to the Intercreditor Agent and each other Secured Debt Holder Group Representative.

“Development” means the development, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project and the purchase and sale of natural gas and the sale of LNG, the export of LNG from the Project (and, if elected, the import of LNG to the extent SPL has all necessary Government Approvals therefor), the transportation of natural gas to the Project by third parties, and the sale of other Services or other products or by-products of the Project and all activities incidental thereto, in each case in accordance with the Transaction Documents. “Develop” and “Developed” shall have the correlative meanings.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require SPL to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that SPL may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Covenants Applicable to the Notes—Restricted Payments.” The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that SPL and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Distribution Account” means the Distribution Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“DOE/FE” means the United States Department of Energy Office of Fossil Energy or any successor thereto having jurisdiction over the import of LNG to and the export of LNG from the Project.

“Dollars” and “$” means lawful money of the United States.

“Domestic Subsidiary” means any Restricted Subsidiary of SPL that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of SPL.

“DSCR Start Date” means the date specified in a certificate from an Authorized Officer of SPL, provided that such date is no earlier than the In-Service Date with respect to Train One and Train Two.

“ECA Decision” means, at any time, any decision with respect to a Modification of certain representations and covenants of the Common Terms Agreement pertaining to environmental matters and anti-terrorism laws and the change of control event of default.

“Enforcement Action” means the enforcement of any Lien granted pursuant to any Security Document or any other legal, equitable or other remedial action specifically provided for under the Intercreditor Agreement, the Security Documents, or any other Financing Document or any other action available under applicable Law with respect to the enforcement of any Security.

“EPC Contractor” means Bechtel Oil, Gas and Chemicals, Inc. or, in the case of the EPC Contract with respect to Train Five and Train Six, the relevant contractor under such EPC Contract.

“EPC Contracts” means the Train One and Train Two EPC Contract, the Train Three and Train Four EPC Contract and any engineering, procurement and construction contract entered into by SPL related to the construction of Train Five and/or Train Six; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “EPC Contracts” means collectively, the Train One and Train Two EPC Contract, the Train Three and Train Four EPC Contract, the Train Five EPC Contract and, if Train 6 Debt has been incurred, the Train Six EPC Contract.

“EQT Natural Gas Sale and Purchase Agreement” means the Base Contract for Sale and Purchase of Natural Gas, dated as of December 1, 2013, between EQT Energy, LLC and SPL, as supplemented by Transaction Confirmation #61234, dated as of January 16, 2014, Transaction Confirmation #61225, dated as of January 16, 2014 and Transaction Confirmation #65185, dated as of April 15, 2014, each executed between EQT Energy, LLC and SPL.

“Equity Contribution Amount” means $1,890,000,000.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination, in each such case including all voting rights and economic rights related thereto.

“Equity Offering” means a public or private sale either (1) of Equity Interests of SPL by SPL (other than Disqualified Stock and other than to a Subsidiary of SPL) or (2) of Equity Interests of a direct or indirect parent entity of SPL (other than to SPL or a Subsidiary of SPL) to the extent that the net proceeds therefrom are contributed to the common equity capital of SPL.

“Equity Proceeds Account” means the Equity Proceeds Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrowed Amounts” has the meaning assigned to the term “Escrowed Amounts” in the EPC Contracts.

“Event of Abandonment” means any of the following shall have occurred:

(a)	the abandonment, suspension or cessation of all or a material portion of the activities related to the Development for a period in excess of 60 consecutive days (other than as a result of force majeure so long as SPL is diligently attempting to restart the Development);

(b)	a formal, public announcement by SPL of a decision to abandon or indefinitely defer or suspend the Development for any reason; or

(c)	SPL shall make any filing with FERC giving notice of the intent or requesting authority to abandon the Development for any reason.

“Event of Loss” means any event that causes the Pipeline or any Property of SPL, or any portion thereof, to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, and shall include an Event of Taking.

“Event of Taking” means any taking, seizure, confiscation, requisition, exercise of rights of eminent domain, public improvement, inverse condemnation, condemnation or similar action of or proceeding by any Government Authority relating to all or any part of the Pipeline or the Project, any Equity Interests in SPL or any other part of the Collateral.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expansion Construction Account” means the Expansion Construction Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Expansion Debt” means additional senior secured or unsecured Indebtedness to finance the development of additional Trains and to be incurred after the Original Notes Issue Date.

“Facility Agent” means any of: (a) the Commercial Banks Facility Agent, (b) the KEXIM Facility Agent, and (c) the KSURE Covered Facility Agent.

“Facility Agreements” means each of: (a) the Term Loan A Credit Agreement, (b) if applicable, the Train 6 Facility Agreement, (c) the KEXIM Direct Facility Agreement, (d) the KEXIM Covered Facility Agreement, and (e) the KSURE Covered Facility Agreement.

“Facility Lenders” means each of: (a) the Commercial Bank Lenders, (b) if applicable, the Train 6 Facility Lenders, (c) KEXIM, (d) the KEXIM Covered Facility Lenders, and (d) the KSURE Covered Facility Lenders.

“Facility LNG Sale and Purchase Agreements” means, collectively, the Train One and Train Two LNG Sales Agreements, the Train Three and Train Four LNG Sales Agreements, the Train Five LNG Sales Agreement and any additional LNG sales agreements entered into by SPL.

“Facility Loans” means each of: (a) the Commercial Bank Loans, (b) if applicable, the Train 6 Loans, (c) the KEXIM Covered Facility Loans, (d) the KEXIM Direct Facility Loans and (e) the KSURE Covered Facility Loans.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the SPL (unless otherwise provided in the indenture).

“Fee Letters” means the Joint Lead Arranger Fee Letters, the Accounts Bank Fee Letter, the Common Security Trustee/Term Loan A Administrative Agent Fee Letter, the Intercreditor Agent Fee Letter; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Fee Letters” means (a) the Joint Lead Arranger Fee Letters, (b) if applicable, the Train 6 Fee Letters, (c) the Accounts Bank Fee Letter, (d) the Common Security Trustee/Commercial Banks Facility Agent Fee Letter/Intercreditor Agent Fee Letter, (e) the KSURE Covered Facility Agent Fee Letter, and (f) the KEXIM Facility Agent Fee Letter.

“FERC” means the United States Federal Energy Regulatory Commission or any successor thereto having jurisdiction over the transportation of natural gas through, or the siting, construction or operation of, the Project.

“Final Completion” has the meaning assigned to the term “Final Completion” in the Train One and Train Two EPC Contract; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Final Completion” means the last to occur of (a) Final Completion under and as defined in the Train One and Train Two EPC Contract, (b) Final Completion under and as defined in the Train Three and Train Four EPC Contract, (c) Final Completion under and as defined in the Train Five EPC Contract and (d) if Train 6 Debt has been incurred, Final Completion under and as defined in the Train Six EPC Contract.

“Final Maturity Date” means the date that is the earlier of (i) the second anniversary of the Project Completion Date and (ii) December 31, 2020.

“Financing Documents” means each of:

(a)	the Common Terms Agreement;

(b)	the indenture governing the notes and any additional indentures entered into in connection with the issuance of any additional Senior Bonds;

(c)	each other Secured Debt Instrument;

(d)	each of the Security Documents;

(e)	the Security Agency Agreement;

(f)	the Intercreditor Agreement;

(g)	the Notes;

(h)	the Permitted Hedging Agreements;

(i)	the Fee Letters;

(j)	the CQP Indemnity Letter;

(k)	the Hedge Opportunity Letter;

(l)	the Notarial Assignment;

(m)	the other financing and security agreements, documents and instruments delivered in connection with the Common Terms Agreement; and

(n)	each other document designated as a Financing Document by SPL and each Secured Debt Holder Group Representative.

“Fiscal Quarter” means each three-month period commencing on January 1, April 1, July 1 and October 1 of any Fiscal Year and ending on the next March 31, June 30, September 30 and December 31, respectively.

“Fiscal Year” means any period of 12 consecutive calendar months beginning on January 1 and ending on December 31 of each calendar year.

“Fitch” means Fitch Ratings, Ltd.

“FOB Sale and Purchase Agreements” means, collectively, the BG FOB Sale and Purchase Agreement, the GN FOB Sale and Purchase Agreement, the KoGas FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement and the Total FOB Sale and Purchase Agreement; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “FOB Sale and Purchase Agreements” means, collectively, the BG FOB Sale and Purchase Agreement, the GN FOB Sale and Purchase Agreement, the KoGas FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, the Total FOB Sale and Purchase Agreement, and, if Train 6 Debt has been incurred, the Train 6 FOB Sale and Purchase Agreements and any replacements thereof which are Qualified FOB Sale and Purchase Agreements.

“Force Majeure Event” means the occurrence of a Force Majeure event under any of the Facility LNG Sale and Purchase Agreements.

“Fundamental Decision” means:

(a)	Modifying the application of funds provisions of the Accounts Agreement described under “—Summary Description of Principal Finance Documents—Pre-Completion Account Flows” and “—Post-Completion Account Flows,” other than the provisions described under “—Summary Description of Principal Finance Documents—Project Accounts—Pre-Completion Account Flows—Insurance/Condemnation Proceeds Account” and “—Summary Description of Principal Finance Documents Project Accounts—Post-Completion Account Flows—Insurance/Condemnation Proceeds Account,” and defined terms used therein;

(b)	Modifying any of the provisions of the Common Terms Agreement described under “Description of Principal Project Documents—Common Terms Agreement—Additional Secured Debt—CTA Working Capital Debt,” “Description of Principal Project Documents—Common Terms Agreement—Additional Secured Debt—Replacement Debt,” or under the heading “Description of Principal Project Documents—Common Terms Agreement—Certain Covenants—Restrictions on Indebtedness” in this registration statement, governing the incurrence by SPL of Working Capital Debt and Replacement Debt;

(c)	Modifying any of the conditions for the making of Restricted Payments under the Common Terms Agreement as described under the heading “Description of Principal Project Documents—Common Terms Agreement—Certain Covenants—Restricted Payments” in this registration statement;

(d)	Modifying any of the provisions of the Common Terms Agreement described under the heading “Description of Principal Project Documents—Common Terms Agreement—Certain Covenants—Limitation on Liens” in this registration statement, or the granting clauses of the Security Agreement or the Pledge Agreement or any other provision of the Financing Documents governing the granting of or priority of the Liens over the Security;

(e)	Modifying any of the provisions of the Common Terms Agreement described under the heading “Description of Principal Project Documents—Common Terms Agreement—Certain Covenants—Fundamental Changes” in this registration statement; and

(f)	Modifying the definition of “Project Completion Date” as set out in the Common Terms Agreement.

“Fundamental Government Approvals” the approvals and permits issued by FERC and DOE/FE as set forth on Schedule 4.6(a) of the Common Terms Agreement, and, when obtained, the approvals and permits issued by FERC and DOE/FE as set forth on Schedule 4.6(b) of the Common Terms Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants

and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“GAIL” means GAIL (India) Limited.

“GAIL DFCD Deadline” means the date that is sixty (60) days prior to the date upon which GAIL would have the right to terminate the GAIL FOB Sale and Purchase Agreement for any failure to achieve the Date of First Commercial Delivery (as defined in the GAIL FOB Sale and Purchase Agreement) by such date, as extended by any waivers, modifications or amendments to the GAIL FOB Sale and Purchase Agreement, but without giving effect to cure rights under any Consent between the Common Security Trustee and GAIL.

“GAIL FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated December 11, 2011, between SPL and GAIL, as amended from time to time, and, subject to the provisions of clauses (6) and (8) under the caption “—Events of Default and Remedies—Events of Default,” any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of the covenant described under the caption “—Covenants Applicable to the Notes—LNG Sales Contracts.”

“Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane, which is in a gaseous state.

“Gas Hedge Provider” means any party (other than the Loan Parties or any of their Affiliates) that is a party to a Permitted Hedging Agreement described in clause (b) of the definition thereof that is secured by a Security in the Collateral pursuant to the Security Documents.

“Gas Hedge Termination Value” means the amount of any termination payment owed by SPL to a Gas Hedge Provider under a Secured Gas Hedge Instrument, or to any other counterparty under a Gas hedge agreement that is not a Secured Gas Hedge Instrument, in either case upon the termination of the Secured Gas Hedge Instrument or such other Gas hedge agreement that is not a Secured Gas Hedge Instrument as a result of a party’s default thereunder.

“GE Contractual Service Agreement” means the Contractual Service Agreement, dated as of December 18, 2014, between SPL and GE Oil & Gas, Inc.

“General Partner” means Cheniere Energy Partners GP, LLC.

“GN” means Gas Natural Aprovisionamientos SDG S.A.

“GN DFCD Deadline” means the date that is 60 days prior to the date upon which GN would have the right to terminate the GN FOB Sale and Purchase Agreement for any failure to achieve the Date of First Commercial Delivery (as defined in the GN FOB Sale and Purchase Agreement) by such date, without giving effect to cure rights under any Consent.

“GN FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated November 21, 2011, between SPL and GN, as amended from time to time, and, subject to the provisions of clauses (6) and (8) under the caption “—Events of Default and Remedies—Events of Default,” any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of the covenant described under the caption “—Covenants Applicable to the Notes—LNG Sales Contracts.

“Government Approval” means (a) any authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, waiver, exemption, filing, variance, claim, order, judgment or decree of, by or with, (b) any required notice to, (c) any declaration of or with or (d) any registration by or with, any Government Authority.

“Government Authority” means any supra-national, federal, state or local government or political subdivision thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and having jurisdiction over the Person or matters in question.

“Government Rule” means any statute, law, regulation, ordinance, rule, judgment, order, decree, directive, requirement of, or other governmental restriction or any similar binding form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Government Authority, including all common law, which is applicable to any Person, whether now or hereafter in effect.

“Government Securities” means securities that are direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) Property of any Person, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding (a) endorsements for collection or deposit in the ordinary course of business and (b) customary non-financial indemnity or hold harmless provisions included in contracts entered into in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guaranteed Substantial Completion Date” means the “Guaranteed Substantial Completion Date” or any equivalent term, with respect to each Train, as defined in the applicable EPC Contract.

“Guarantors” means each Subsidiary of SPL that executes a Note Guarantee in accordance with the provisions of the indenture, and each such Person’s respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedge Opportunity Letter” means the Hedge Opportunity Letter, dated as of July 11, 2012, among SPL, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Union Bank, N.A., Crédit Agricole Corporate and Investment Bank, Credit Suisse Securities (USA) LLC, HSBC Securities (USA), Inc., J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada, SG Americas Securities, LLC, Deutsche Bank Trust Company Americas, Standard Chartered Bank, and Sovereign Bank, N.A.

“Hedge Termination Value” means, in respect of any Interest Rate Protection Agreement, after taking into account the effect of any legally enforceable netting agreement to which SPL is a party relating to such Interest Rate Protection Agreement, for any date on or after the date such Interest Rate Protection Agreement has been closed out and termination value determined in accordance therewith, such termination value.

“Hedging Agreement” means any agreement in respect of any interest rate, swap, forward rate transaction, commodity swap, commodity option, commodity future, interest rate option, interest or commodity cap, interest or commodity collar transaction, currency swap agreement, currency future or option contract, or other similar agreements (other than the Term Loan A Credit Agreement); provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Hedging Agreement” means any agreement in respect of any interest rate, swap, forward rate transaction, commodity swap, commodity option, commodity future, interest rate option, interest or commodity cap, interest or commodity collar transaction, currency swap agreement, currency future or option contract, or other similar agreements (other than the Facility Agreements).

“Holders” of Senior Debt shall be determined by reference to provisions of the relevant Senior Debt Instrument or Secured Hedge Instrument, as applicable, setting forth who shall be deemed to be lenders, holders, or owners of the Senior Debt governed thereby.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $5,000,000 and whose total revenues for the most recent 12-month period do not exceed $5,000,000.

“Impairment” means, with respect to any Government Approval;

(a)	the rescission, revocation, staying, withdrawal, early termination, cancellation, repeal or invalidity thereof or otherwise ceasing to be in full force and effect;

(b)	the suspension or injunction thereof; or

(c)	the inability to satisfy in a timely manner stated conditions to effectiveness or amendment, modification or supplementation thereof in whole or in part. The verb “Impair” shall have a correlative meaning.

“In-Service Date” means (a) with respect to Train One and Train Two, the date when the Independent Engineer shall have certified in writing to the Indenture Trustee that Ready for Startup and Substantial Completion (as defined in the Train One and Train Two EPC Contract) of such Train has occurred and (b) with respect to the EPC Contract with respect to any other Train, the date when the Independent Engineer shall have certified in writing to the Indenture Trustee that “substantial completion” (based on the corresponding defined term in such EPC Contract) of such Train has occurred.

“Indebtedness” of any Person means without duplication:

(a)	all obligations of such Person for borrowed money or in respect of deposits or advances of any kind;

(b)	all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, or similar instruments;

(c)	all obligations of such Person upon which interest charges are customarily paid;

(d)	all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or are otherwise limited in recourse);

(e)	all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business);

(f)	all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed;

(g)	all Guarantees by such Person of Indebtedness of others;

(h)	all Capital Lease Obligations of such Person;

(i)	all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit (including standby and commercial), bank guaranties, surety bonds, letters of guaranty and similar instruments;

(j)	all obligations of such Person in respect of any Hedging Agreement;

(k)	all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances; and

(l)	all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests of such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indenture” means an indenture providing for the issuance of one or more series of debt securities by SPL.

“Independent Engineer” means Lummus Consultants International, Inc. (f/k/a Shaw Consultants International, Inc.) and any replacement thereof appointed by the Required Secured Parties and, if no CTA Event of Default shall then be occurring, after consultation with SPL.

“Initial Quarterly Payment Date” means the first March 31, June 30, September 30 or December 31 to occur at least three calendar months following the earlier to occur of (i) the Project Completion Date and (ii) the date upon which all of the Construction/Term Loan Commitments have been utilized or terminated; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Initial Quarterly Payment Date” means the date that is the earlier of (A) the first March 31, June 30, September 30 or December 31 to occur at least three (3) calendar months following the Project Completion Date and (B) June 30, 2020.

“Initiating Percentage” means the Designated Voting Parties representing the following:

(a)	Except as otherwise provided in clause (b), the Majority Secured Debt Participants.

(b)	In the case of any CTA Event of Default specified in (i) clause (1) thereof (other than for non-payment of amounts that become or are declared due and payable upon acceleration solely as a result of an CTA Event of Default other than clause (1) thereof), 25% of the Aggregate Secured Debt; and (ii) clause (7) thereof with respect to SPL, (x) none or any percentage of Total Votes for purposes of any action referred to in clauses (ii)(a) or clause (ii)(b) of the fourth paragraph under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Enforcement of Security Interests—Election to Pursue Remedies” and (y) 25% of the Aggregate Secured Debt for purposes of any action referred to in clause (ii)(c) of the fourth paragraph under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Enforcement of Security Interests—Election to Pursue Remedies.”

“Insurance Advisor” means Aon Risk Services and any replacement thereof appointed by the Required Secured Parties and, if no CTA Event of Default shall then be occurring, after consultation with SPL.

“Insurance Proceeds” means all proceeds of any insurance policies required pursuant to the Common Terms Agreement or otherwise obtained with respect to SPL or the Project that are paid or payable to or for the account of SPL as loss payee (other than Business Interruption Insurance Proceeds and proceeds of insurance policies relating to third party liability).

“Insurance/Condemnation Proceeds Account” means the Insurance/Condemnation Proceeds Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Intercreditor Agent” means Société Générale or any successor to it, appointed pursuant to the terms of the Intercreditor Agreement.

“Intercreditor Agent Fee Letter” means the Fee Letter, dated as of July 31, 2012, between SPL and the Intercreditor Agent; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Intercreditor Agent Fee Letter” means the Second Amended and Restated Fee Letter, dated as of June 30, 2015, between SPL and the Intercreditor Agent.

“Intercreditor Agreement” means the Second Amended and Restated Intercreditor Agreement, dated as of June 30, 2015, among the Secured Bank Debt Holder Group Representatives, each other Secured Debt Holder Group Representative party thereto, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee and the Intercreditor Agent, as amended from time to time.

“Intercreditor Vote” means, at any time, a vote conducted in accordance with the procedures set forth in the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making” among the Designated Voting Parties entitled to vote with respect to the particular decision at issue at such time.

“Interest Rate Protection Agreements” means each interest rate swap, collar, put, or cap, or other interest rate protection arrangement between SPL and a Qualified Counterparty entered into in accordance with the covenant described under “—Covenants Applicable to the Notes—Hedging Arrangements;” provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Interest Rate Protection Agreements” means each interest rate swap, collar, put, or cap, or other interest rate protection arrangement between SPL and a Qualified Counterparty entered into in accordance with the covenant described under the heading “Description of Principal Project Documents—Common Terms Agreement—Certain Covenants—Interest Rate Protection Agreements” in this registration statement and is substantially in the form attached as Exhibit C to the Common Terms Agreement and excluding any such interest rate protection arrangement that is transferred or novated by SPL pursuant to the Common Terms Agreement.

“International LNG Terminal Standards” means to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the design, construction, equipment, operation or maintenance of LNG receiving, exporting, liquefaction and regasification terminals, established by the following (such standards to apply in the following order of priority): (i) a Government Authority having jurisdiction over SPL, (ii) the Society of International Gas Tanker and Terminal Operators (“SIGTTO”) (or any successor body of the same) and (iii) any other internationally recognized non -governmental agency or organization with whose standards and practices it is customary for reasonable and prudent operators of LNG receiving, exporting, liquefaction and regasification terminals to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

“International LNG Vessel Standards” means to the extent not inconsistent with the express requirements of the Common Terms Agreement, the international standards and practices applicable to the ownership, design, equipment, operation or maintenance of LNG vessels established by: (i) the International Maritime Organization, (ii) the Oil Companies International Marine Forum, (iii) SIGTTO (or any successor body of the same), (iv) the International Navigation Association, (v) the International Association of Classification Societies, and (vi) any other internationally recognized agency or non-governmental organization with whose standards and practices it is customary for reasonable and prudent operators of LNG vessels to comply. In the event of a conflict between any of the priorities noted above, the priority with the lowest Roman numeral noted above shall prevail.

“Investment” means, for any Person:

(a)

the acquisition (whether for cash, Property of such Person, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any other sale of any securities at a time when such securities are not owned by the Person entering into such sale);

(b)	the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold in the ordinary course of business); and

(c)	the entering into of any Guarantee of, or other contingent obligation (other than an indemnity which is not a Guarantee) with respect to, Indebtedness or other liability of any other Person;

provided, that Investment shall not include amounts deposited pursuant to the escrow agreement entered with respect to disputed amounts under any EPC Contract.

“Investment Grade Issue Rating” means Baa3 or better by Moody’s, BBB- or better by Fitch, BBB- or better by S&P or, if any of such entities cease to rate the notes for reasons outside of the control of SPL, the equivalent investment grade credit rating from any other Acceptable Rating Agency selected by SPL as a replacement agency.

“Investment Grade Rating” means Baa3 or better by Moody’s, BBB- or better by Fitch, BBB- or better by S&P or the equivalent investment grade credit rating from any other Acceptable Rating Agency.

“Joint Lead Arranger Fee Letters” means (i) the Fee Letter, dated as of July 11, 2012, between The Bank of Tokyo-Mitsubishi UFJ, Ltd. and SPL, (ii) the Fee Letter, dated as of July 11, 2012, between Union Bank, N.A. and SPL, (iii) the Fee Letter, dated as of July 11, 2012, between Crédit Agricole Corporate and Investment Bank and SPL, (iv) the Upfront Fee Letter, dated as of July 11, 2012, between Credit Suisse AG, Cayman Islands Branch and SPL, (v) the Structuring Fee Letter, dated as of July 11, 2012, between Credit Suisse Securities (USA) LLC and SPL, (vi) the Fee Letter, dated as of July 11, 2012, between HSBC Securities (USA), Inc. and SPL, (vii) the Fee Letter, dated as of July 11, 2012, between J.P. Morgan Securities LLC and SPL, (viii) the Fee Letter, dated as of July 11, 2012, between Morgan Stanley Senior Funding, Inc. and SPL, (ix) the Fee Letter, dated as of July 11, 2012, between Royal Bank of Canada and SPL, (x) the Fee Letter, dated as of July 11, 2012, between SG Americas Securities, LLC and SPL, (xi) the Underwriting Fee Letter, dated as of July 11, 2012, between Deutsche Bank Trust Company Americas and SPL, (xii) the Structuring Fee Letter, dated as of July 11, 2012, between Deutsche Bank Securities Inc. and SPL, (xiii) the Swap Coordination Fee Letter, dated as of July 11, 2012, between Deutsche Bank Securities Inc. and SPL, and (xi) the Fee Letter, dated as of July 11, 2012, between Standard Chartered Bank and SPL; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Joint Lead Arranger Fee Letters” means (i) the Fee Letter, dated as of June 30, 2015, between ABN Amro Capital USA LLC and SPL, (ii) the Fee Letter, dated as of June 30, 2015, between Banco Bilbao Vizcaya Argentaria, S.A. New York Branch and SPL, (iii) the Fee Letter, dated as of June 30, 2015, between BBVA Securities Inc. and SPL (iv) the Fee Letter, dated as of June 30, 2015, between Banco Santander, S.A. and SPL, (v) the Fee Letter, dated as of June 30, 2015, between Bank of America, N.A. and SPL, (vi) the Fee Letter, dated as of June 30, 2015, between The Bank of Nova Scotia and SPL, (vii) the Fee Letter, dated as of June 30, 2015, between The Bank of Tokyo-Mitsubishi UFJ, Ltd. and SPL, (viii) the Fee Letter, dated as of June 30, 2015, between CaixaBank S.A. and SPL, (ix) the Fee Letter, dated as of June 30, 2015, between Crédit Industriel et Commercial and SPL, (x) the Fee Letter, dated as of June 30, 2015, between Crédit Agricole Corporate and Investment Bank and SPL, (xi) the Fee Letter, dated as of June 30, 2015, between Credit Suisse AG, Cayman Islands Branch and SPL, (xii) the Fee Letter, dated as of June 30, 2015, between Goldman Sachs Bank USA and SPL, (xiii) the Fee Letters, dated as of June 30, 2015, between HSBC Bank USA, National Association and SPL, (xiv) the Fee Letter, dated as of June 30, 2015, between Industrial and Commercial Bank of China Limited, New York Branch and SPL, (xv) the Fee Letter, dated as of June 30, 2015, between ING Capital LLC and SPL,

(xvi) the Fee Letter, dated as of June 30, 2015, between Banca IMI Securities Corp., New York Branch and SPL, (xvii) the Fee Letter, dated as of June 30, 2015, between JPMorgan Chase Bank, N.A. and SPL, (xviii) the Fee Letter, dated as of June 30, 2015, between Landesbank Baden-Württemberg, New York Branch and SPL, (xix) the Fee Letter, dated as of June 30, 2015, between Lloyds Bank plc and SPL, (xx) the Fee Letter, dated as of June 30, 2015, between Mizuho Bank, Ltd. and SPL, (xxi) the Fee Letter, dated as of June 30, 2015, between Morgan Stanley Senior Funding, Inc. and SPL, (xxii) the Fee Letter, dated as of June 30, 2015, between Morgan Stanley Bank, N.A. and SPL, (xxiii) the Fee Letter, dated as of June 30, 2015, between Royal Bank of Canada and SPL, (xxiv) the Fee Letter, dated as of June 30, 2015, between Santander Bank, N.A. and SPL, (xxv) the Fee Letter, dated as of June 30, 2015, between Société Générale and SPL, and (xxvi) the Fee Letter, dated as of June 30, 2015, between Sumitomo Mitsui Banking Corporation and SPL.

“KEXIM” means The Export-Import Bank of Korea, an official export credit agency incorporated by the Export-Import Bank of Korea Act as amended on July 25, 2011, duly organized and existing under the laws of the Republic of Korea.

“KEXIM Covered Facility Agreement” means the facility agreement, dated as of June 30, 2015, by and among SPL, the KEXIM Facility Agent, the Common Security Trustee, KEXIM and the KEXIM Covered Facility Lenders.

“KEXIM Covered Facility Debt” means undisbursed committed amounts and KEXIM Covered Facility Loans incurred by SPL in the aggregate amount of up to $400,000,000 pursuant to the KEXIM Covered Facility Agreement comprised of KEXIM Covered Facility Loans.

“KEXIM Covered Facility Lenders” means any Person from time to time party to the KEXIM Covered Facility Agreement as a KEXIM Covered Facility Lender.

“KEXIM Covered Facility Loans” means loans made by the KEXIM Covered Facility Lenders to SPL in an aggregate amount of up to $400,000,000 in accordance with and pursuant to the terms of the KEXIM Covered Facility Agreement.

“KEXIM Direct Facility Agreement” means the facility agreement dated as of June 30, 2015, by and among SPL, the KEXIM Facility Agent, the Common Security Trustee and KEXIM.

“KEXIM Direct Facility Debt” means undisbursed committed amounts and KEXIM Direct Facility Loans incurred by SPL in the aggregate amount of up to $600,000,000 pursuant to the KEXIM Direct Facility Agreement comprised of KEXIM Direct Facility Loans.

“KEXIM Direct Facility Loans” means loans made by KEXIM to SPL in an aggregate amount of up to $600,000,000 in accordance with and pursuant to the terms of the KEXIM Direct Facility Agreement.

“KEXIM Facility Agent” means Shinhan Bank, New York Branch, not in its individual capacity, but solely as agent for KEXIM under the KEXIM Direct Facility Agreement and for the KEXIM Covered Facility Lenders under the KEXIM Covered Facility Agreement.

“KEXIM Facility Agent Fee Letter” means the fee letter, dated June 30, 2015, between SPL and the KEXIM Facility Agent with respect to payment of agency fees.

“KEXIM Guarantee” means the guarantee dated as of June 30, 2015, given by KEXIM in favor of the KEXIM Covered Lenders in relation to amounts outstanding under the KEXIM Covered Facility Agreement.

“KoGas” means Korea Gas Corporation.

“KoGas FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated January 30, 2012, between SPL and KoGas, as amended from time to time and, subject to the provisions of clauses (6) and (8) under the caption “—Events of Default and Remedies—Events of Default,” any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of the covenant described under the caption “—Covenants Applicable to the Notes—LNG Sales Contracts.”

“KoGas Termination Trigger Event” means the termination of the KoGas FOB Sale and Purchase Agreement due to any reason other than (a) a breach or a violation by KoGas of its (or its Affiliates’) obligations under the KoGas FOB Sale and Purchase Agreement, or (b) a unilateral repudiation by KoGas of the KoGas FOB Sale and Purchase Agreement or any assertion by KoGas that the KoGas FOB Sale and Purchase Agreement is void, illegal, or unenforceable for any reason other than an act or omission by SPL or its Affiliates.

“Korean Entity” means (a) a legal entity, not being a Subsidiary of another legal entity, that is domiciled in, or organized and existing under the laws of, the Republic of Korea or is a Government Authority of the Republic of Korea; or (b) an entity that is, or is a Subsidiary of, or Affiliate of another legal entity which is a Subsidiary of a legal entity referred to in clause (a) above.

“KSURE” means Korea Trade Insurance Corporation, a governmental financial institution of the Government of the Republic of Korea.

“KSURE Acceptance Letter” means an acceptance certificate whereby KSURE confirms that the KSURE Insurance Policy will be issued by KSURE and take effect, subject to the General Terms and Conditions and the Special Terms and Conditions, upon KSURE’s receipt of the KSURE Premium.

“KSURE Covered Decision” means any Modification of certain provisions of the KSURE Covered Facility Agreement relating to the KSURE Insurance Policy.

“KSURE Covered Facility Agent” means The Korea Development Bank, New York Branch, not in its individual capacity, but solely as agent for the KSURE Covered Facility Lenders under the KSURE Covered Facility Agreement.

“KSURE Covered Facility Agreement” means the facility agreement dated June 30, 2015 by and among SPL, the KSURE Covered Facility Agent, the Common Security Trustee and the KSURE Covered Facility Lenders.

“KSURE Covered Facility Debt” means undisbursed committed amounts and KSURE Covered Facility Loans incurred by SPL in the aggregate amount of up to $750,000,000 pursuant to the KSURE Covered Facility Agreement comprised of KSURE Covered Facility Loans.

“KSURE Covered Facility Fee Letter” means the fee letter, dated June 30, 2015, between SPL and the KSURE Covered Facility Agent with respect to, among other things, the payment of agency fees.

“KSURE Covered Facility Loans” means loans made by the KSURE Covered Facility Lenders to SPL in an aggregate amount of up to $750,000,000 in accordance with and pursuant to the terms of the KSURE Covered Facility Agreement.

“KSURE Insurance” means, collectively (i) the KSURE Insurance Policy, (ii) the general terms and conditions (the “General Terms and Conditions”) of medium- and long-term export insurance (buyer credit, syndicated loan, standard) of KSURE, (iii) the special terms and conditions (the “Special Terms and Conditions”) entered into between KSURE and the KSURE Covered Facility Agent (acting on behalf and for the benefit of the KSURE Covered Facility Lenders), and (iv) the KSURE Acceptance Letter.

“KSURE Insurance Policy” means the insurance policy for overseas business credit insurance, providing political and commercial cover for 100% of the aggregate KSURE Covered Facility Commitment, to be issued by KSURE in favor of the KSURE Covered Facility Agent (acting on behalf and for the benefit of the KSURE Covered Facility Lenders).

“KSURE Premium” has the meaning set forth in the KSURE Covered Facility Agreement.

“Lease Agreements” means:

(a)	that certain real property lease agreement between Crain Lands, LLC, as lessor, and SPL, as lessee, dated December 5, 2011, covering approximately 80 acres of the Site; and

(b)	that certain real property lease agreement between Crain Lands, LLC, as lessor, and SPL, as lessee, dated November 1, 2011, covering approximately 80 acres of the Site, both as may be amended or supplemented from time to time.

“Lien” means, with respect to any Property (including, without limitation, the Project) of any Person, any mortgage, pledge, hypothecation, assignment, encumbrance, bailment, lien, privilege or other security interest, including any sale-leaseback arrangement, any conditional sale, other title retention agreement, tax lien, lien (statutory or otherwise), easement or right of way in respect of such Property of such Person. For purposes of the Financing Documents, a Person shall be deemed to own subject to a Lien any Property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement (other than an operating lease) relating to such Property.

“LNG” means Gas in a liquid state at or below its boiling point at a pressure of approximately one atmosphere.

“Loan Parties” means SPL and the Pledgor.

“Majority Aggregate Other Secured Debt Participants” means, at any time with respect to any decision, the Designated Voting Parties under any one or more Secured Debt Instruments that constitute all or part of the Other Secured Debt that, when their allotted votes are cast pursuant to the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement—Voting and Decision-Making,” exceed 50% of the votes eligible to be cast by such Designated Voting Parties regarding such decision; provided, however, that a Modification that has been the subject of a Rating Affirmation shall be deemed to have been approved by votes cast pursuant to the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement—Voting and Decision-Making,” exceeding 50% of the votes eligible to be cast by such Designated Voting Parties regarding the Modification that has been the subject of such Rating Affirmation.

“Majority Aggregate Secured Bank Debt Participants” means, at any time with respect to any decision, the Designated Voting Parties under any one or more Secured Debt Instruments that constitute all or part of the Aggregate Secured Bank Debt that, when their allotted votes are cast pursuant to the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement—Voting and Decision-Making,” exceed 50% of the votes eligible to be cast by such Designated Voting Parties regarding such decision.

“Majority Aggregate Secured Credit Facilities Debt Participants” means, at any time with respect to any decision, the Designated Voting Parties under any one or more Secured Debt Instruments that constitute all or part of the Aggregate Secured Credit Facilities Debt that, when their allotted votes are cast in accordance with the Intercreditor Agreement, exceed 50% of the votes eligible to be cast by such Designated Voting Parties regarding such decision, with such votes calculated as provided in the Intercreditor Agreement.

“Majority Secured Debt Participants” means, at any time with respect to any relevant decision, the Designated Voting Parties under any one or more Secured Debt Instruments that, when their allotted votes are cast pursuant to the Intercreditor Agreement as described under “—Common Terms Agreement and the Intercreditor Agreement—Voting and Decision-Making,” exceed 50% of the votes eligible to be cast by all Designated Voting Parties regarding such decision; provided, however, that a Modification that has been the subject of a Rating Affirmation shall be deemed to have been approved by votes cast pursuant to the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement—Voting and Decision-Making,” exceeding 50% of the votes eligible to be cast by such Designated Voting Parties regarding the Modification that has been the subject of such Rating Affirmation.

“Majority Aggregate Secured ECA Debt Participants” means, at any time with respect to any decision, the Designated Voting Parties under any one or more Secured Debt Instruments that constitute all or part of the Aggregate Secured ECA Debt that, when their allotted votes are cast pursuant to the Intercreditor Agreement, exceed 50% of the votes eligible to be cast by such Designated Voting Parties regarding such decision.

“Management Services Agreement” means the Management Services Agreement, dated as of May 14, 2012, between SPL and Cheniere LNG Terminals, Inc., as amended from time to time.

“Manager” means Cheniere LNG Terminals, Inc., a Delaware corporation.

“Market Consultant” means Wood Mackenzie Limited and any replacement thereof appointed by the Required Secured Parties and, if no CTA Event of Default shall then be occurring, after consultation with SPL.

“Material Adverse Effect” means an act, event or condition which materially impairs (a) the business, financial condition, or operations of SPL or the Project, (b) the ability of SPL to perform its material obligations under any Financing Document or Material Project Document to which it is a party, (c) the validity and enforceability of any Material Project Document or any Financing Document or the rights or remedies of each Secured Debt Holder thereunder or (d) the security interests of the Secured Parties; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Material Adverse Effect” means an act, event or condition which materially impairs (a) the business, financial condition, or operations of SPL or the Project, (b) the ability of SPL to perform its material obligations under any Financing Document or Material Project Document to which it is a party, (c) the expected revenues of SPL under the FOB Sale and Purchase Agreements, (d) the validity and enforceability of any Material Project Document or any Financing Document or the rights or remedies of each Secured Debt Holder thereunder or (e) the security interests of the Secured Parties.

“Material Project Document” means:

(a)	the Train One and Train Two EPC Contract, the Train Three and Train Four EPC Contract and related parent guarantees;

(b)	the FOB Sale and Purchase Agreements and related parent guarantees;

(c)	the Sabine Liquefaction TUA;

(d)	the Pipeline Transportation Agreements;

(e)	the Terminal Use Rights Assignment and Agreement;

(f)	the Cooperation Agreement;

(g)	the Real Property Documents;

(h)	the Precedent Agreements;

(i)	the ConocoPhillips License Agreements;

(j)	the Water Agreement;

(k)	any Additional Material Project Document;

(l)	if SPL incurs Expansion Debt in respect of Train Five or Train Six pursuant, as applicable, to clause (a) of the definition of Permitted Indebtedness, any Train Five LNG Sales Agreement or any Train Six LNG Sales Agreements, as applicable, and with respect to Train Five or Train Six any agreement or license having substantially the same purpose as the Material Project Documents set forth in clauses (a) and (i) above in this definition; and

(m)	any agreement replacing or in substitution of any of the foregoing;

provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Material Project Documents” means:

(a)	the EPC Contracts and related parent guarantees;

(b)	the FOB Sale and Purchase Agreements and related parent guarantees;

(c)	the Management Services Agreement;

(d)	the O&M Agreement;

(e)	the Sabine Liquefaction TUA;

(f)	the Pipeline Transportation Agreement;

(g)	the Terminal Use Rights Assignment and Agreement;

(h)	the Cooperation Agreement;

(i)	the Real Property Documents;

(j)	the Precedent Agreement;

(k)	the ConocoPhillips License Agreement;

(l)	the Total TUA Assignment Agreements;

(m)	the Water Agreement;

(n)	the CMI LNG Sale and Purchase Agreement;

(o)	the EQT Natural Gas Sale and Purchase Agreement;

(p)	the Cheniere Marketing LNG Sale and Purchase Agreement;

(q)	the GE Contractual Service Agreement;

(r)	any Additional Material Project Document; and

(s)	any agreement replacing or in substitution of any of the foregoing.

“Material Project Party” means each party to a Material Project Document (other than SPL) and each guarantor or provider of security or credit support in respect thereof.

“Mechanics’ Liens” means carriers’, warehousemen’s, laborers’, mechanics’, workmen’s, materialmen’s, repairmen’s, construction or other like statutory Liens.

“Modification” means, with respect to any Financing Document, any amendment, supplement, Waiver or other modification of the terms and provisions thereof and the term “Modify” shall have a corresponding meaning.

“Monthly Amount” means (a) on a Monthly Date that is two months prior to the next Quarterly Payment Date, one-third, (b) on a Monthly Date that is one month prior to the next Quarterly Payment Date, two-thirds, and (c) on a Monthly Date that is also a Quarterly Payment Date (or is less than one month prior to the next Quarterly Payment Date) 100%, in each case of the payment amounts that are subject to this calculation; provided, that the Monthly Amount shall be allocated pro rata for each Monthly Date from and after the Project Completion Date until and including the Initial Quarterly Payment Date based upon the number of Monthly Dates that will occur during such period; provided, further that (i) the Monthly Amount in respect of any interest that is due more frequently than quarterly and which is accruing on any applicable outstanding principal amount of the Senior Debt shall be an amount equal to a fraction, the numerator of which is the number of months that have elapsed since the end of the immediately preceding interest period on which date such interest was paid and the denominator of which is the number of months in the interest period commencing on such date that is at the end of such immediately preceding interest period and ending on the date on which such interest is due and (ii) the Monthly Amount in respect of any interest that is due less frequently than quarterly and which is accruing on any applicable outstanding principal amount of the Senior Debt shall be an amount equal to a fraction, the numerator of which is the number of months that have elapsed since the end of the immediately preceding interest period on which date such interest was paid and the denominator of which is the number of months in the interest period commencing on such date that is at the end of such immediately preceding interest period and ending on the date on which such interest is due.

“Monthly Date” means the last Business Day of each calendar month.

“Monthly Sales Charges” with respect to any of the FOB Sale and Purchase Agreements, has the meaning set forth in such FOB Sale and Purchase Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means the Amended and Restated Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated July 28, 2012, and effective July 31, 2012, from SPL to the Common Security Trustee; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Mortgage” means, collectively, (i) the Third Amended and Restated Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of June 30, 2015, from SPL to the Common Security Trustee, and (ii) the Multiple Indebtedness Mortgage, Assignment of Leases and Rents and Security Agreement, dated as of June 30, 2015, from SPL to the Common Security Trustee.

“Mortgaged Property” has the meaning ascribed to such term in the Mortgage.

“Net Cash Proceeds” means in connection with any asset disposition, the aggregate cash proceeds received by SPL or any of its Restricted Subsidiaries in respect of any asset disposition (including any cash received upon the sale or other disposition of any non-cash consideration received in any asset disposition), net of the direct costs relating to such asset disposition and payments made to retire Indebtedness (other than the Obligations) required to be repaid in connection therewith, including legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such asset disposition, taxes paid or payable as a result of such asset disposition, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts reserved for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Net Loss Proceeds” means Insurance Proceeds, Condemnation Proceeds and all Performance Liquidated Damages.

“NGA” means the United States Natural Gas Act of 1938, as heretofore and hereafter amended, and codified 15 U.S.C. §717 et seq.

“NGPL Pipeline Transportation Agreements” means (i) the Transportation Rate Schedule FTS Agreement, dated October 29, 2012, between Natural Gas Pipeline Company of America LLC and SPL, as amended by that certain Transportation Rate Schedule FTS Amendment No. 1, dated June 18, 2013 and (ii) Transportation Rate Schedule FTS Agreement, dated June 18, 2013, between Natural Gas Pipeline Company of America LLC and SPL.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither SPL nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of SPL or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Notarial Assignment” means the Notarial Act of Assignment, dated July 31, 2012, by the Parent in favor of the Common Security Trustee for the benefit of the Secured Parties of (i) that certain Revolving Credit Note in the amount of $100,000,000, dated June 11, 2012, made by SPL, payable to the order of the Parent, (ii) that certain Multiple Indebtedness Mortgage, Assignment of Rents and Leases, and Security Agreement, executed by SPL, as mortgagor, to and in favor of the Parent, as mortgagee, dated effective June 11, 2012, and recorded in the Official Records of Cameron Parish, Louisiana on June 11, 2012, under File No. 326265, relating to that property in Cameron Parish, Louisiana described therein, and (iii) that certain UCC-1 Financing Statement filed in the Official Records of Cameron Parish, Louisiana on June 11, 2012 under File No. 12-326266.

“Note Guarantee” means the Guarantee by each Guarantor of SPL’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Notes Issue Date” means the first date of original issuance of the applicable series of notes under the indenture.

“O&M Agreement” means the Operation and Maintenance Agreement, dated as of May 14, 2012, between the Operator, SPL and, solely for the purposes set forth therein, Cheniere LNG O&M Services, LLC, as amended from time to time.

“Obligations” means and includes all loans, advances (including, without limitation, any advance made by any Secured Party to satisfy any obligation of any Loan Party under any Transaction Document), debts, liabilities, Indebtedness and obligations of SPL, howsoever arising, owed to the Secured Debt Holders, the Secured Debt Holder Group Representatives, the Holders of Secured Hedge Obligations, the Secured Hedge Representatives or any other Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against SPL of any insolvency or liquidation proceeding naming SPL as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, pursuant to the terms of the Common Terms Agreement or any of the other Financing Documents (including the Secured Hedge Instruments), including all principal, interest, fees, charges, expenses, attorneys’ fees, costs and expenses, accountants’ fees and Consultants’ fees payable by SPL thereunder.

“Offering Memorandum” means the Offering Memorandum of SPL, dated February 28, 2016.

“One Hundred Percent Participants” means, at any time with respect to any decision, the Designated Voting Parties that, when their allotted votes are cast pursuant to the Intercreditor Agreement as described under

“—Summary Description of Principal Finance Documents—Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement—Voting and Decision-Making,” equal 100% of the votes eligible to be cast regarding such decision.

“Operating Account” means the Operating Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Operating Budget” means a proposed operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for SPL and the Project for the ensuing calendar year (or, in the case of the initial Operating Budget, the remaining portion thereof).

“Operation and Maintenance Expenses” means, for any period, the sum, computed without duplication, of the following, in each case that are contemplated by the then-effective Operating Budget or are incurred in connection with any permitted exceedance thereunder pursuant to the Common Terms Agreement:

(a)	for fees and costs of the Manager pursuant to the Management Services Agreement; plus

(b)	expenses for operating the Project and maintaining it in good repair and operating condition payable during such period, including the ordinary course fees and costs of the Operator payable pursuant to the O&M Agreement; plus

(c)	insurance costs payable during such period; plus

(d)	applicable sales and excise taxes (if any) payable or reimbursable by SPL during such period; plus

(e)	franchise taxes payable by SPL during such period; plus

(f)	property taxes payable by SPL during such period; plus

(g)	any other direct taxes (if any) payable by SPL to the taxing authority (other than any taxes imposed on or measured by income or receipts) during such period; plus

(h)	costs and fees attendant to the obtaining and maintaining in effect the Government Approvals payable during such period; plus

(i)	legal, accounting and other professional fees attendant to any of the foregoing items payable during such period; plus

(j)	Permitted Capital Expenditures contemplated by the then-effective Operating Budget; plus

(k)	the cost of purchase and transportation (including storage) of natural gas consumed for LNG production; plus

(l)	all other cash expenses payable by SPL in the ordinary course of business. Operation and Maintenance Expenses shall exclude any Gas Hedge Termination Value and shall exclude, to the extent included above: (i) transfers from any Account into any other Account (other than the Operating Account) during such period, (ii) payments of any kind with respect to Restricted Payments during such period, (iii) depreciation for such period, (iv) except as provided in clause (j) above, any Capital Expenditure including Permitted Capital Expenditures and (v) any payments of any kind with respect to any restoration during such period.

For purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Operation and Maintenance Expenses” shall also include the cost of purchase and transportation (including storage) of natural gas consumed for LNG production.

To the extent insufficient funds are available in the Operating Account to pay any Operation and Maintenance Expenses and amounts are advanced by or on behalf of any Secured Party in accordance with the terms of the applicable Secured Debt Instrument or Secured Hedge Instrument for the payment of such Operation and Maintenance Expenses, the Obligation to repay such advances shall itself constitute an Operation and Maintenance Expense.

“Operator” means Cheniere Energy Investments, LLC, or such other Person from time to time party to the O&M Agreement as ‘Operator’.

“Original Notes Issue Date” means the first date of the original issuance of the outstanding 2021 Senior Notes under the indenture.

“Other Secured Debt” means any Secured Debt other than (a) the Secured Bank Debt and (b) any Additional Secured Debt which constitutes one or more commercial loans made pursuant to one or more credit facilities in which the lenders are primarily financial institutions engaged in the business of banking; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Other Secured Debt” means any Secured Debt other than (a) the Commercial Bank Debt, (b) the KEXIM Direct Facility Debt, (c) the KEXIM Covered Facility Debt, (d) the KSURE Covered Facility Debt, (e) the Secured Working Capital Debt and (f) any Additional Secured Debt which constitutes one or more commercial loans made pursuant to one or more credit facilities in which the lenders are primarily financial institutions engaged in the business of banking.

“Parent” means Cheniere Energy Partners, L.P., a Delaware limited partnership.

“Payment Date” means (a) the Quarterly Payment Date in respect of the 2015 Term Loan A Credit Agreement, the KEXIM Direct Facility Agreement, the KEXIM Covered Facility Agreement and the KSURE Covered Facility Agreement and (b) with respect to other Secured Debt Instruments, the meaning provided therein.

“PDE Debt” has the meaning assigned to such term in Section 2.5 of the Common Terms Agreement.

“Performance Liquidated Damages” means any liquidated damages resulting from the Project’s performance which are required to be paid by the EPC Contractor or any other Material Project Party for or on account of any diminution to the performance of the Project.

“Permitted Business” means (i) the construction, operation, expansion, reconstruction, debottlenecking, improvement and maintenance of the Project or related to or using by-products of the Project, all activity reasonably necessary or undertaken in connection with the foregoing and any activities incidental or related to any of the foregoing, including, the development, construction, operation, maintenance and financing of any facilities reasonably related to the Project or related to or using by-products of the Project and (ii) the buying, selling, storing and transportation of hydrocarbons for use in connection with the Project or related to or using by-products of the Project.

“Permitted Capital Expenditures” means Capital Expenditures that:

(a)	are required for compliance with Project Documents, insurance policies, Government Rules, Government Approvals and Prudent Industry Practices; or

(b)	are otherwise used for the Project or for the development, construction, financing and operation of additional Trains; and

in all cases, (i) are funded by equity or Permitted Indebtedness issued by SPL, (ii) are funded from the Distribution Account as provided under “—Summary Description of Principal Finance Documents—Post-Completion Account Flow—Distribution Account,” (iii) are funded by insurance proceeds, each of (i), (ii) or (iii) as expressly permitted herein and the other Financing Documents and to the extent that all such sums entirely fund such Permitted Capital Expenditures, or (iv) are contemplated by the then-effective Operating Budget, and, in the case of clauses (i), (ii) or (iii), could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect SPL’s rights, duties, obligations or liabilities under the Sabine Liquefaction TUA.

“Permitted Completion Amount” means a sum equal to an amount certified by SPL and the Independent Engineer on the Project Completion Date and approved by each of the Facility Agents (acting reasonably) as necessary to pay 150% of the Permitted Completion Costs.

“Permitted Completion Costs” means unpaid Project Costs (including Project Costs not included in the Construction Budget and Construction Schedule delivered on the Credit Facilities Closing Date) reasonably anticipated to be required for the Project to pay all remaining costs associated with outstanding Punchlist (as defined in each of the EPC Contracts) work, retainage, fuel incentive payments, disputed amounts (to the extent such disputed amounts have not been escrowed pursuant to Section 18.4 of the applicable EPC Contract), and other costs required under each of the EPC Contracts.

“Permitted Hedging Agreement” means any of the:

(a)	Interest Rate Protection Agreements; and

(b)	gas hedging contracts in an amount and for a period not to exceed the amount reasonably required by the Company to comply with its obligations under the Facility LNG Sale and Purchase Agreements and its other contractual obligations, provided that for the description of the terms of the Common Terms Agreement, “Permitted Hedging Agreement” means any of the:

(a)	Interest Rate Protection Agreements; and

(b)	the following gas hedging contracts:

(i)	futures contracts, fixed-float future swaps, NYMEX natural gas futures contracts and swing swaps for gas hedging purposes for up to a maximum of 55 TBtu (or 78 TBtu, if Train 6 Debt is incurred) of gas utilizing intra-month and up to three prompt month contracts;

(ii)	index swaps for gas hedging purposes for up to a maximum of 62 TBtu per month (or 74.4 TBtu per month, if Train 6 Debt is incurred) of gas utilizing up to three prompt month contracts; and

(iii)	basis swaps for gas hedging purposes for up to a maximum of 62 TBtu per month (or 74.4 TBtu per month, if Train 6 Debt is incurred) of gas utilizing up to three prompt month contracts.

“Permitted Holder” means (i) Cheniere Energy, Inc. and its Affiliates and (ii) Blackstone and its Affiliates.

“Permitted Indebtedness” means, items (a) through (r) set forth under the caption “—Covenants Applicable to the Notes—Restrictions on Indebtedness;” provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Permitted Indebtedness” means “Permitted Indebtedness” as such term is defined in the Common Terms Agreement.

“Permitted Investments” means

(a)	any Investment in SPL or in a Restricted Subsidiary of SPL that is a Guarantor and that is engaged in a Permitted Business;

(b)	any Investment in Cash Equivalents;

(c)	any Investment by SPL or any Restricted Subsidiary of SPL in a Person, if as a result of such Investment:

(i)	such Person becomes a Restricted Subsidiary of SPL; or

(ii)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, SPL or a Restricted Subsidiary of SPL;

(d)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(e)	any Investment in any Person solely in exchange for the issuance of Equity Interests (other than Equity Interests that constitute Indebtedness) of SPL or any of its Subsidiaries;

(f)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of SPL or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g)	Investments pursuant to Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(h)	advances to or reimbursements of employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business;

(i)	loans or advances to employees made in the ordinary course of business of SPL or any Restricted Subsidiary of SPL in an aggregate principal amount not to exceed $2.5 million at any one time outstanding;

(j)	repurchases of the notes;

(k)	advances, deposits and prepayments for purchases of any assets, including any Equity Interests;

(l)	advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of SPL or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(m)	receivables owing to SPL or any Restricted Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as SPL or any such Restricted Subsidiary deems reasonable under the circumstances;

(n)	Investments received as a result of a foreclosure by SPL or any of its Restricted Subsidiaries with respect to any secured Investment in default;

(o)	surety and performance bonds and workers’ compensation, utility, lease, tax, performance and similar deposits and prepaid expenses in the ordinary course of business, including cash deposits incurred in connection with natural gas purchases;

(p)	Guarantees of Indebtedness permitted under the covenant contained under the caption “—Covenants Applicable to the Notes—Restrictions on Indebtedness”;

(q)	Investments existing on the date of the indenture; and

(r)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (r) that are at the time outstanding not to exceed $50.0 million.

“Permitted Liens” means, collectively:

(a)	Liens in favor, or for the benefit, of the Secured Parties created or permitted pursuant to the Security Documents;

(b)	Liens securing Indebtedness with respect to Permitted Hedging Agreements and Indebtedness described in clause (c) of Permitted Indebtedness;

(c)	Liens which are scheduled exceptions to the coverage afforded by the Title Policy on the Initial Senior Secured Debt Closing Date;

(d)	statutory liens for a sum not yet delinquent or which are being Contested;

(e)	pledges or deposits of cash or letters of credit to secure the performance of bids, trade contracts (other than for borrowed money) leases, statutory obligations, surety and appeal bonds, performance bonds, letters of credit and other obligations of a like nature incurred in the ordinary course of business and in accordance with the then-effective Operating Budget and cash deposits incurred in connection with natural gas purchases;

(f)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (e) of the covenant entitled “—Covenants Applicable to the Notes—Restrictions on Indebtedness” covering only the assets acquired with or financed by such Indebtedness;

(g)	easements and other similar encumbrances affecting real property which are incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, licenses, restrictions on the use of property or encumbrances or imperfections in title which do not materially impair such property for the purpose for which SPL’s interest therein was acquired or materially interfere with the operation of the Project as contemplated by the Transaction Documents;

(h)	Mechanics’ Liens, Liens of lessors and sublessors and similar Liens incurred in the ordinary course of business for sums which are not overdue for a period of more than 30 days or the payment of which is subject to a Contest;

(i)	legal or equitable encumbrances (other than any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment) deemed to exist by reason of the existence of any pending litigation or other legal proceeding if the same is effectively stayed or the claims secured thereby are subject to a Contest;

(j)	the Liens created pursuant to the Real Property Documents;

(k)	Liens arising out of judgments or awards so long as an appeal or proceeding for review is being prosecuted in good faith and for the payment of which adequate cash reserves, bonds or other cash equivalent security have been provided or are fully covered by insurance (other than any customary deductible);

(l)	Liens for workers’ compensation awards and similar obligations not then delinquent; Mechanics’ Liens and similar Liens not then delinquent, and any such Liens, whether or not delinquent, whose validity is at the time being Contested in good faith;

(m)	Liens in favor of SPL or the Guarantors;

(n)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture;

provided, however, that:

(i)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(ii)

the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses (including Hedge Termination Value with respect to any Interest Rate Protection subject to refinancing with the purposed Permitted Refinancing Indebtedness), including premiums, incurred in connection therewith) with such Permitted Refinancing

Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, discounts, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(o)	other Liens not otherwise permitted hereunder so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $100,000,000 at any one time.

“Permitted Modification” means, with respect to any Secured Debt Instrument, the following:

(a)	subject to Section 4.1 (Majority Decisions) and 4.2 (Unanimous Decisions) of the Intercreditor Agreement any Modifications of or under such Secured Debt Instrument (provided that such Modification shall not (x) adversely affect the rights or interests of any Secured Party not party to such Secured Debt Instrument or (y) change or attempt to change the effect of Sections 4.5(b) or 4.6 of the Intercreditor Agreement;

(b)	any release of anyone liable in any manner under, or in respect of the Obligations owing under, such Secured Debt Instrument (but only in respect of such Obligations); and

(c)	any Waiver of, or determination of satisfaction of or compliance with, any condition precedent to any Advance under such Secured Debt Instrument;

provided that for purposes of the description of the terms of the Intercreditor Agreement in this Description of Notes, “Permitted Modification” means, with respect to any Secured Debt Instrument, any Modification, exercise of discretion or determination of satisfaction of any provision of such Secured Debt Instrument that

(a)	is not, and does not include, an ECA Decision, Fundamental Decision, KEXIM Covered Decision, KSURE Covered Decision, Secured Debt Unanimous Decision, or certain other matters set forth in the Intercreditor Agreement;

(b)	does not change or attempt to change the effect of the matters described in “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Modifications—Majority Decisions,” “—Unanimous Decisions,” “—Administrative Decisions,” or certain other matters described in the Intercreditor Agreement;

(c)	does not require the Consent of any Person (other than any Person specified in such Secured Debt Instrument) under any provisions of the Intercreditor Agreement referred to in clause (b) above;

(d)	does not adversely affect the rights or interests of any Secured Party under any Financing Document, excluding from this clause (d) any such Secured Party which either (1) has given its Consent to, or (2) is bound (under the terms of any Secured Debt Instrument affected by such Modification, exercise of discretion or determination of satisfaction) by determinations by other Persons (authorized under the terms such Secured Debt Instrument) that Consent to, such Modification, exercise of discretion or determination of satisfaction; and

(e)	(i) is a release of anyone liable in any manner under, or in respect of the Obligations owing under, such Secured Debt Instrument (but only in respect of such Obligations);

(ii)	subject to the Intercreditor Agreement, is a Waiver of, or determination of satisfaction of or compliance with, any condition precedent to any Advance under such Secured Debt Instrument;

(iii)	decreases the amount of, or suspends or delays the time for payment of, any payment obligation due under such Secured Debt Instrument solely to Secured Debt Holders of or other parties to or participants under (including, subject to the Intercreditor Agreement, any facility agent, trustee or other agent under) such Secured Debt Instrument, including principal, interest, fees, indemnification, expense reimbursement, tax gross-up, break cost, capital adequacy, make-whole or any other payment obligation;

(iv)	results in the delivery of any notice pursuant to such Secured Debt Instrument;

(v)	subject to the Intercreditor Agreement, effects a substitution or replacement of any facility agent, trustee or other agent under an individual Secured Debt Instrument; or

(vi)	is not incorporated by reference from or into any other Financing Document.

For the avoidance of doubt, any supplement to an Indenture for the sole purpose of incurring Replacement Debt as described under “Description of Principal Project Documents—Common Terms Agreement—Additional Secured Debt—Replacement Debt” in this registration statement shall be considered a Permitted Modification.

“Permitted Payments to Parent” means, without duplication as to amounts allowed to be distributed under any other provision of the indenture:

(1)	payments to the Parent to permit the Parent to pay reasonable accounting, legal and administrative expenses of the Parent when due, in an aggregate amount not to exceed $5,000,000 per calendar year; and

(2)	on each Quarterly Payment Date, the amount necessary for payment to the Pledgor or Parent to enable it to pay its (or for Parent to satisfy any contractual obligation to distribute to its beneficial owners to enable them to pay their) income tax liability with respect to income generated by SPL, determined at the highest combined U.S. federal and State of Louisiana tax rate applicable to an entity taxable as a corporation in both jurisdictions for the applicable period.

“Permitted Refinancing Indebtedness” means any Indebtedness of SPL or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of SPL or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, any amounts deposited in a debt service reserve or similar reserve account in connection with the issuance of such Permitted Refinancing Indebtedness and the amount of all fees and expenses (including Hedge Termination Value with respect to any Interest Rate Protection subject to refinancing with the purposed Permitted Refinancing Indebtedness), including premiums and discounts incurred in connection therewith);

(b)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity that is (a) equal to or greater than the weighted average life to maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) more than 90 days after the final maturity date of the notes; provided that this clause (b) shall not apply to Permitted Refinancing Indebtedness incurred pursuant to paragraph (b) of the covenant under “—Covenants Applicable to the Notes—Restrictions on Indebtedness;”

(c)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(d)	such Indebtedness is incurred either by SPL or by the Restricted Subsidiary of SPL that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Permitted Remedies” means, with respect to any Secured Debt Instrument, (i) to declare any events of default under such Secured Debt Instrument, (ii) to have any event of default related to Bankruptcy become effective, with or without declaration, (iii) to cancel or terminate any available Senior Debt Commitments under such Secured Debt Instrument, (iv) to declare all or any portion of the Obligations under such Secured Debt Instrument to be due and payable and (v) to Waive or otherwise rescind or revoke any action referred to in clauses (i) through (iv) for purposes of such Secured Debt Instrument at any time prior to issuing a Remedies Initiation Notice with respect to such event of default.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization or Government Authority.

“Pipeline” means the approximately 94 miles of 42-inch diameter pipeline and other facilities as described in the application filed by the Cheniere Creole Trail Pipeline, L.P., pursuant to Section 7(c) of the NGA in FERC Docket No CP12-351-000 and any expansion thereof used in connection with any Permitted Business.

“Pipeline Transportation Agreement” means the Firm Transportation Agreement to be entered into by SPL and Cheniere Creole Trail Pipeline, L.P. pursuant to the Precedent Agreement, as amended from time to time.

“Pipeline Transportation Agreements” means the collectively, the Creole Trail Pipeline Transportation Agreement and the NGPL Pipeline Transportation Agreements.

“Pledge Agreement” means the Pledge Agreement, dated as of July 31, 2012, between the Pledgor and the Common Security Trustee and any other pledge agreement executed (in favor of the Common Security Trustee) by any Person holding any direct ownership interests in SPL; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes “Pledge Agreement” means the Second Amended and Restated Pledge Agreement, dated as of June 30, 2015, between the Pledgor and the Common Security Trustee and any other pledge agreement executed (in favor of the Common Security Trustee) by any Person holding any direct ownership interests in SPL.

“Pledgor” means Sabine Pass LNG-LP, LLC, a Delaware limited liability company.

“Precedent Agreement” means the Transportation Precedent Agreement, dated as of August 6, 2012, between Cheniere Creole Trail Pipeline, L.P. and SPL, in substantially the form of Exhibit I to the Common Terms Agreement or such other form agreed to by the Common Security Trustee, as amended by that certain First Amendment to the Transportation Precedent Agreement, dated November 5, 2012, and as further amended by that certain Second Amendment to the Transportation Precedent Agreement, dated March 11, 2015.

“Precedent Agreements” means collectively the Precedent Agreement, the Precedent Agreement, dated August 2, 2012, between Natural Gas Pipeline Company of America LLC and SPL, and the Precedent Agreement, dated March 25, 2015, between Kinder Morgan Louisiana Pipeline LLC and SPL.

“Project” means (a) the liquefaction trains, each with a nominal capacity of at least 182,500,000 MMBtu per annum that as of Notes Issue Date, are intended to be used for production of LNG and other Services under the BG FOB Sale and Purchase Agreement, the GN FOB Sale and Purchase Agreement, the KoGas FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement, the CMI LNG Sale and Purchase Agreement, as applicable, and any other LNG sales contracts with additional purchasers and (b) any other Permitted Business conducted by SPL; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Project” means the five, and if Train 6 Debt has been incurred six liquefaction trains, each with a nominal capacity of at least 182,500,000 MMBtu per annum that (a) as of the Credit Facilities Closing Date, are intended to be used for production of LNG and other Services under the FOB Sale and Purchase Agreements, and (b) are identified in Exhibit H to the Common Terms Agreement and such related facilities and equipment necessary and useful for the operation thereof.

“Project Completion Date” means the date on which the In-Service Date in respect of Train One and Train Two has occurred; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Project Completion Date” means the date upon which all of the conditions set forth in Schedule 5.4 to the Common Terms Agreement have been either satisfied, to the satisfaction of the Facility Agents and the Required Secured Parties, or, in each case, waived by the Facility Agents and the Required Secured Parties.

“Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs and interest and interest rate hedge expenses), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Project and all other costs incurred with respect to the Project, including working capital (provided that Project Costs shall exclude any operation and maintenance expenses for any train of the Project that has achieved Substantial Completion); provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Project Costs” means all costs of acquiring, leasing, designing, engineering, developing, permitting, insuring, financing (including closing costs and interest and interest rate hedge expenses), constructing, installing, commissioning, testing and starting-up (including costs relating to all equipment, materials, spare parts and labor for) the Project, gas purchase, transport and storage costs and all other costs incurred with respect to the Project in accordance with the Construction Budget, including working capital prior to the end of the Availability Period. Project Costs shall exclude any operation and maintenance expenses for any train of the Project if the FOB Sale and the Purchase Agreement(s) related to such train has achieved Date of First Commercial Delivery under and as defined in such FOB Sale and Purchase Agreement(s) (or Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement).

“Project Document Termination Payments” means all payments that are required to be paid to or for the account of SPL as a result of the termination of or reduction of any obligations under any Material Project Document, if any.

“Project Documents” means each Material Project Document and any other material agreement relating to Development.

“Projected Debt Service Coverage Ratio” means, for the applicable period, the ratio of (a) Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected for such period (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness” and the scheduled principal payment of any Senior Debt that has bullet maturities or balloon payments at maturity or in the final year prior to maturity), including Debt Service projected with respect to any undrawn portion of the Secured Bank Debt Available Amount. If the indenture states that the Projected Debt Service Coverage Ratio is to be based on Contracted Cash Flow, the Projected Debt Service Coverage Ratio shall mean, for any period, the ratio of (a) Contracted Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected for such period (excluding Working Capital Debt, all Indebtedness or Guarantees incurred pursuant clauses (f), (g), (h), (i), (j), (k), (l), (m), (o), (p) and (q) of the covenant described under “—Covenants Applicable to the Notes—Restrictions on Indebtedness” and the scheduled principal payment of any Senior Debt that has bullet maturities or balloon payments at maturity or in the final year prior to maturity), including Debt Service projected with respect to any undrawn portion of the Secured Bank Debt Available Amount; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Projected Debt Service Coverage Ratio” means, for any applicable period, the ratio of (a) Cash Flow Available for Debt Service projected for such period to (b) Debt Service projected for such period (other than (i) pursuant to voluntary prepayments or mandatory prepayments, (ii) Debt Service due at maturity, (iii) Working Capital Debt, (iv) LC Costs, (v) interest in respect of Debt Service or net amounts under any Permitted Hedging Agreements in respect of interest rates, in each case projected to be paid prior to the end of the Availability Period and (vi) Hedging Termination Amounts);

provided, however, that for purposes of any calculation of the Projected Debt Service Coverage Ratio (other than pursuant to Section 5.01(c)(iv)(F) (Withdrawals from Equity Proceeds Account) or Section 5.10(d)(ii) (Restricted Payments) of the Accounts Agreement), the Projected Debt Service Coverage Ratio calculation for the calendar year in which the Initial Quarterly Payment Date occurs, or is projected to occur, will (A) if the Initial Quarterly Payment Date is, or is projected to occur, on December 31, be deemed to be the next succeeding calendar year, and (B) if the Initial Quarterly Payment Date is, or is projected to occur, on any other day, be pro-rated for the number of full calendar months remaining in such calendar year.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal, mixed, movable, immovable, corporeal or incorporeal and whether tangible or intangible.

“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, would reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Vessel Standards.

“Qualified Counterparty” means:

(a)	as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder as of the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (a)(i) of this definition; and

(b)	as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder after the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (b)(i) of this definition, in each case, with a credit rating (or a guaranty from a Person with a credit rating) of at least A-from S&P or Fitch or at least A-3 from Moody’s (or, if any of such entities cease to provide such ratings, the equivalent credit rating from any other Acceptable Rating Agency).

provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Qualified Counterparty” means:

(a)	as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who is a Secured Debt Holder as of the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (a)(i) of this definition;

(b)	as of the date of execution or assignment of any Interest Rate Protection Agreement, any of the following: (i) any Person who becomes a Secured Debt Holder after the date of the Common Terms Agreement or (ii) any Affiliate of any Person listed in the foregoing clause (b)(i) of this definition, in each case, with a credit rating (or a guaranty from a Person with a credit rating) of at least A- from S&P or Fitch or at least A-3 from Moody’s; or

(c)	Standard Chartered Bank or any of its Affiliates.

“Qualified FOB Sale and Purchase Agreements” means an LNG sale and purchase agreement entered into with an Investment Grade buyer for a Qualifying Term for delivery of LNG on an FOB basis.

“Qualifying Term” means a term that does not expire before the expected amortization term of the Senior Debt pursuant to the Base Case Forecast.

“Quarterly Payment Date” means the Initial Quarterly Payment Date and each March 31, June 30, September 30 and December 31 thereafter.

“Rating Affirmation” means, with respect to any Modification, delivery by SPL to the Intercreditor Agent of letters from any two Recognized Credit Rating Agencies that are then rating Other Secured Debt (or if only one Recognized Credit Rating Agency is then rating Other Secured Debt, that Recognized Credit Rating Agency) to the effect that the Recognized Credit Rating Agency has considered the contemplated Modification and that, if the contemplated Modification is adopted, such Recognized Credit Rating Agency would reaffirm (or upgrade) the rating of the Other Secured Debt as of the date of the request for a Rating Affirmation.

“Ready for Start Up” has the meaning provided in the Train One and Train Two EPC Contract; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Ready for Start Up” with respect to each of the EPC Contracts has the meaning provided in such EPC Contract.

“Real Property Documents” means any material contract or agreement constituting or creating an estate or interest in any portion of the Site, including, without limitation, the Lease Agreements and the Sublease.

“Recognized Credit Rating Agency” means S&P, Fitch, Moody’s, or any successor to S&P, Fitch, Moody’s, so long as such agency is a “nationally recognized statistical rating organization” registered with the U.S. Securities and Exchange Commission.

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the voting stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Replacement Debt” means, collectively, Secured Replacement Debt and Unsecured Replacement Debt incurred by SPL (including by way of Senior Bonds) pursuant to the Common Terms Agreement in order to partially or in whole (a) refinance by prepaying or redeeming then existing Senior Debt or (b) replace by cancelling then existing Senior Debt Commitments. For the avoidance of doubt, the notes constitute Replacement Debt for purposes of the Financing Documents.

“Required Debt Service Reserve Amount” means as of any date on and after the Project Completion Date, an amount projected by the Common Security Trustee equal to the amount necessary to pay the forecasted Debt Service in respect of Secured Debt (other than Working Capital Debt) from such date through (and including) the next two Payment Dates (which shall, if not already included, include the maturity date under any Secured Debt (other than Working Capital Debt)) (assuming that no Default will occur during such period) taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of the Advances for the next six months; provided, that for purposes of calculation of the amount specified in clause (c) of the definition of Debt Service, any final balloon payment or bullet maturity of Secured Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Payment Date prior to such balloon payment or bullet maturity shall be taken into account.

“Required Secured Parties” means:

(a)	except as otherwise provided in clauses (b) through (e) below, with respect to any Covered Action, Designated Voting Parties constituting the Majority Aggregate Credit Facilities Debt Participants;

(b)	in the case of any Covered Action subject to “—Summary Description of Principal Finance Documents—Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement—Modifications—Majority Decisions,” Designated Voting Parties constituting the Majority Aggregate Secured Bank Debt Participants, the Majority Aggregate Secured ECA Debt Participants, the Majority Aggregate Other Secured Debt Participants or the Majority Secured Debt Participants, as applicable, set forth in that Section;

(c)	Designated Voting Parties constituting the One Hundred Percent Participants with respect to any Covered Action that is subject to “—Summary Description of Principal Finance Documents—Common

Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement—Modifications—Unanimous Decisions;”

(d)	Designated Voting Parties constituting the Majority Secured Debt Participants with respect to any decision to exercise remedies made pursuant to “—Summary Description of Principal Finance Documents—Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement—Enforcement of Security Interests—Election to Pursue Remedies,” except as otherwise described in the fourth paragraph under “—Summary Description of Principal Finance Documents—Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement—Enforcement of Security Interests—Election to Pursue Remedies;” and

(e)	Designated Voting Parties constituting the Majority Secured Debt Participants (1) if no Secured Bank Debt is outstanding or (2) with respect to any other action not otherwise described or dealt with in this definition of “Required Secured Parties” and not otherwise specifically delegated to the Intercreditor Agent, the Common Security Trustee or a Secured Debtholder Group Representative pursuant to “—Summary Description of Principal Finance Documents—Common Terms Agreement, the Intercreditor Agreement and the Security Agency Agreement—Modifications—Administrative Decisions.”

“Restricted Payment” with respect to any Person means (a) any dividend or other distribution (in cash, Property of such Person, securities, obligations, or other property) on, or other dividends or distributions on account of, its Capital Stock (other than dividends or distributions payable solely to SPL or any of its Restricted Subsidiaries), (b) the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Person of any portion of any of the Capital Stock of SPL or any direct or indirect parent of SPL, (c) all payments (in cash, Property of such Person, securities, obligations, or other property) of principal of, interest on and other amounts with respect to, or other payments on account of, or the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Person of, any Indebtedness owed to the Pledgor or any other Person party to a Pledge Agreement or any Affiliate thereof (including any subordinated indebtedness incurred to fund the Equity Contribution Amount), and (d) the setting apart of money for a sinking or other analogous fund for, or the purchase, redemption, retirement or other acquisition by such Person of Subordinated Indebtedness (other than from SPL or a Restricted Subsidiary of SPL, and other than within one year of the fixed date on which the final payment of principal thereof is due and payable). For the avoidance of doubt, payments to the Manager for fees and costs pursuant to the Management Services Agreement, and payments to the Operator pursuant to the O&M Agreement paid in accordance with the Accounts Agreement as described under “—Summary Description of Principal Finance Documents—Pre-Completion Accounts Flow” and “—Summary Description of Principal Finance Documents—Post-Completion Accounts Flow” and Permitted Payments to Parent are not Restricted Payments.

“Restricted Payment Date” means, with respect to any specific Restricted Payment, the date such Restricted Payment is made.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revenue Account” means the Revenue Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“ROK Financial Institution” means (a) KEXIM, (b) KSURE and (c) each other financial institution that, on the Credit Facilities Closing Date, is a KEXIM Covered Facility Lender or a KSURE Covered Facility Lender.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc.

“Sabine Liquefaction TUA” means the Second Amended and Restated LNG Terminal Use Agreement, dated as of July 31, 2012, between SPL and Sabine Pass LNG, as amended from time to time; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Sabine Liquefaction TUA” means the Second Amended and Restated LNG Terminal Use Agreement, dated as of July 31, 2012, between SPL and Sabine Pass LNG as supplemented by that certain Letter Agreement, dated May 28, 2013.

“Sabine Pass LNG” means Sabine Pass LNG, L.P., a Delaware limited partnership.

“Secured Bank Debt” means Indebtedness incurred by SPL in the aggregate amount of up to $3,626,000,000 pursuant to the Term Loan A Credit Agreement comprised of the Construction/Term Loans, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements, refundings or refinancings thereof with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans or commitments thereunder; provided that, any such replacements, refundings or refinancings shall be subject to paragraph (b) of the covenant under, “—Covenants Applicable to the Notes—Restrictions on Indebtedness.”

“Secured Bank Debt Available Amount” means the amount of all outstanding Secured Bank Debt plus available and undrawn commitments for any Secured Bank Debt pursuant to the applicable Secured Debt Instruments.

“Secured Bank Debt Committed Amount” means $3,626,000,000.

“Secured Bank Debt Holders” means, at any time, the Holders of the Secured Bank Debt and shall also include any indebtedness issued to or guaranteed by an export credit agency or institution serving a similar function.

“Secured Debt” means the Senior Debt (other than Indebtedness under Interest Rate Protection Agreements) that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Debt Holder Group” means, at any time, the Holders of each tranche of Secured Debt.

“Secured Debt Holder Group Representative” means, (a) the Term Loan A Administrative Agent in respect of the Secured Bank Debt Holders and Secured Bank Debt, (b) the Indenture Trustee in respect of the holders of the notes and (c) with respect to any other Secured Debt Holder Group and its relevant Secured Debt Instrument, the representative designated as such pursuant to the Common Terms Agreement; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Secured Debt Holder Group Representative” means (a) the Commercial Banks Facility Agent in respect of the Commercial Bank Lenders and Commercial Banks Facility, (b) the Indenture Trustee in respect of the notes under the Indenture, (c) the KEXIM Facility Agent in respect of (i) KEXIM and the KEXIM Direct Facility and (ii) the KEXIM Covered Lenders and the KEXIM Covered Facility, (d) the KSURE Facility Agent in respect of the KSURE Covered Facility Lenders and the KSURE Covered Facility, and (e) in respect of any other Secured Debt Holder Group and its relevant Secured Debt Instrument, the representative designated as such in Schedule 2.8(e) to the Common Terms Agreement (as such Schedule 2.8(e) may be updated from time to time).

“Secured Debt Holders” means, at any time, the Holders of the Secured Debt.

“Secured Debt Instrument” means, at any time, each instrument, including the Term Loan A Credit Agreement and the indenture, governing Secured Debt and designated as such pursuant to the Common Terms Agreement; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Secured Debt Instrument” means, at any time, each instrument, including the Facility Agreements, the Working Capital Facility Agreement and the Indenture, governing Secured Debt and designated as such pursuant to the Common Terms Agreement but excluding any Special Credit Support Documents (as defined in the Intercreditor Agreement).

“Secured Debt Unanimous Decision” means any Modification of any Credit Agreement which (i) is a Covered Action, (ii) under the terms of any such agreement (solely as in effect on the date of the Intercreditor Agreement) requires the Consent of all lenders party to such agreement entitled to vote in order for such Modification to become effective, and (iii) under the Intercreditor Agreement is not an ECA Decision, Fundamental Decision, KEXIM Covered Decision, KSURE Covered Decision, or certain other matters described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Modifications—Majority Decisions,” “—Unanimous Decisions,” “—Administrative Decisions,” or certain other matters described in the Intercreditor Agreement.

“Secured ECA Debt” means the Indebtedness under (i) the KEXIM Covered Facility Agreement, (ii) the KEXIM Direct Facility Agreement, and (iii) the KSURE Covered Facility Agreement.

“Secured Expansion Debt” means the Expansion Debt that is Secured Debt.

“Secured Gas Hedge Instrument” means, at any time, each instrument governing Secured Gas Hedge Obligations and designated as such pursuant to the Common Terms Agreement.

“Secured Gas Hedge Obligations” means the Indebtedness under any Permitted Hedging Agreement described in clause (b) of the definition thereof that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Gas Hedge Representative” means the representative or representatives of the Gas Hedge Providers designated as such pursuant to the Common Terms Agreement.

“Secured Hedge Instrument” means, at any time, each instrument governing Secured Hedge Obligations and designated as such in pursuant to the Common Terms Agreement.

“Secured Hedge Obligations” means the Indebtedness under Interest Rate Protection Agreements that is secured by a Security in the Collateral pursuant to the Security Documents.

“Secured Hedge Representative” means the representative or representatives of the Holders of Secured Hedge Obligations designated as such pursuant to the Common Terms Agreement.

“Secured Hedging Parties” means the Holders of the Secured Hedge Obligations.

“Secured Parties” means the Secured Debt Holders, the Holders of Secured Hedge Obligations, the Gas Hedge Providers, the Common Security Trustee, the Intercreditor Agent, the Accounts Bank, the Indenture Trustee, the applicable Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives, in each case, in whose favor SPL has granted Security in the Collateral pursuant to the Security Documents; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Secured Parties” means the Secured Debt Holders, the Holders of Secured Hedge Obligations, the Gas Hedge Providers, the Common Security Trustee, the Intercreditor Agent, the Accounts Bank, the Indenture Trustee, the applicable Secured Debt Holder Group Representatives, the Secured Hedge Representatives and the Secured Gas Hedge Representatives, and in addition to their capacity as any of the foregoing, KEXIM (to the extent of any Obligations owed in connection with the KEXIM Guarantee) and KSURE (to the extent of any Obligations owed in connection with the KSURE Insurance), in each case, in whose favor SPL has granted Security in the Collateral pursuant to the Security Documents.

“Secured PDE Debt” means the PDE Debt that is Secured Debt.

“Secured Replacement Debt” means the Replacement Debt that is Secured Debt.

“Secured Train 6 Debt” means Train 6 Debt which is Secured Debt.

“Secured Working Capital Debt” means the Working Capital Debt that is Secured Debt.

“Security” means the security interest created in favor of the Common Security Trustee for the benefit of the Secured Parties pursuant to the Security Documents.

“Security Agency Agreement” means the Security Agency Agreement, dated as of July 31, 2012, among SPL, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee, the Accounts Bank and the Intercreditor Agent; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Security Agency Agreement” means the Second Amended and Restated Security Agency Agreement, dated as of June 30, 2015, among SPL, the Secured Debt Holder Group Representatives, the Secured Hedge Representatives, the Secured Gas Hedge Representatives, the Common Security Trustee, the Accounts Bank and the Intercreditor Agent.

“Security Agreement” means the Amended and Restated Security Agreement, dated as of June 30, 2015, between SPL and the Common Security Trustee.

“Security Documents” means:

(a)	Security Agreement;

(b)	the CQP Security Agreement;

(c)	the Accounts Agreement;

(d)	each Pledge Agreement;

(e)	the Mortgage;

(f)	the Consents; and

(g)	any such other security agreement, control agreement, patent and trademark assignment, lease, mortgage, assignment and other similar agreement securing the Obligations between any Person and the Common Security Trustee on behalf of the Secured Parties or between any Person and any other Secured Party and all financing statements, agreements or other instruments to be filed in respect of the Liens created under each such agreement.

“Senior Bonds” means debt securities, including the notes, issued pursuant to an Indenture that is a Senior Debt Instrument.

“Senior Debt” means:

(a)	Secured Bank Debt;

(b)	Additional Secured Debt;

(c)	Unsecured Replacement Debt;

(d)	Unsecured Expansion Debt;

(e)	Unsecured Working Capital Debt;

(f)	Indebtedness under Interest Rate Protection Agreements; and

(g)	all other Indebtedness referred to in clauses (a), (b), (c) and (p) of the definition thereof;

provided, that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Senior Debt” means:

(a)	Commercial Bank Debt;

(b)	the notes issued under the Indenture as of the Credit Facilities Closing Date;

(c)	KEXIM Direct Facility Debt;

(d)	KEXIM Covered Facility Debt;

(e)	KSURE Covered Facility Debt;

(f)	Additional Secured Debt;

(g)	Unsecured Replacement Debt;

(h)	Unsecured PDE Debt;

(i)	Unsecured Train 6 Debt;

(j)	Unsecured Working Capital Debt; and

(k)	Indebtedness under Interest Rate Protection Agreements.

“Senior Debt Commitments” means, at any time, the aggregate of any principal amount that Holders of Senior Debt are committed to disburse or stated amount of letters of credit that Holders of Senior Debt are required to issue, in each case under any Senior Debt Instrument, and in the case of Senior Debt Commitments in respect of Secured Debt, the aggregate of Facility Commitment.

“Senior Debt Facilities Debt Service Reserve Account” means the Senior Debt Facilities Debt Service Reserve Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Senior Debt Instrument” means a Secured Debt Instrument or an Unsecured Debt Instrument.

“Senior Notes” means, collectively, the $2.0 billion of outstanding 5.625% Senior Secured Notes due 2021; the $1.0 billion of outstanding 6.25% Senior Secured Notes due 2022; the $1.5 billion of outstanding 5.625% Senior Secured Notes due 2023; the $2.0 billion of outstanding 5.75% Senior Secured Notes due 2024; the $2.0 billion of outstanding 5.625% Senior Secured Notes due 2025; the $1.5 billion of outstanding 5.875% Senior Secured Notes due 2026; the $1.5 billion of outstanding 5.00% Senior Secured Notes due 2027; the $1.35 billion of outstanding 4.200% Senior Secured Notes due 2028; the $800 million of outstanding 5.00% Senior Secured Notes due 2037; and subsequent series of senior notes issued pursuant to the indenture.

“Senior Secured Notes Debt Service Reserve Account” means the Senior Secured Notes Debt Service Reserve Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Services” means the liquefaction and other services to be provided or performed by SPL under the Facility LNG Sale and Purchase Agreements and any other agreements entered into in connection with a Permitted Business; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Services” means the liquefaction and other services to be provided or performed by SPL under the FOB Sale and Purchase Agreements.

“Site” means, collectively, each parcel or tract of land, as reflected on Schedule A of the Title Policy and in the Real Property Documents, upon which any portion of the Project is or will be located.

“Special Credit Support Document” means (i) the KEXIM Guarantee, and (ii) the KSURE Insurance Policy, in each case, together with any replacements, substitutions, or Modifications thereof.

“Special Credit Support Provider” means (i) KEXIM, in respect of the KEXIM Guarantee, and (ii) KSURE, in respect of the KSURE Insurance Policy, in each case, together with their respective successors and permitted assigns.

“Stage 1 ConocoPhillips License Agreement” means the License Agreement between SPL and ConocoPhillips Company, dated as of May 3, 2012.

“Stage 2 ConocoPhillips License Agreement” means the License Agreement between SPL and ConocoPhillips Company, dated as of December 21, 2012.

“Stage 3 ConocoPhillips License Agreement” means the License Agreement, dated as of May 20, 2015, between SPL and ConocoPhillips Company.

“Stage 4 ConocoPhillips License Agreement” means the license agreement to be entered into between SPL and ConocoPhillips Company in connection with the incorporation of the ConocoPhillips Optimized Cascade Process (as defined therein) into Train 6.

“Stated Amount” has the meaning specified for such term in any Acceptable Debt Service Reserve LC.

“Sublease” means the Sublease Agreement, dated June 11, 2012, between Sabine Pass LNG, as sublessor, and SPL, as sublessee covering approximately 268 acres of the Site.

“Subordinated Indebtedness” means any unsecured Indebtedness of SPL to any Person permitted by clause (f) of the definition of Permitted Indebtedness which is subordinated to the Obligations pursuant to an instrument in writing satisfactory in form and substance to the Required Secured Parties.

“Subsidiary” means, for any Person, any corporation, partnership, joint venture, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substantial Completion” has the meaning assigned to such term in the applicable engineering, procurement and construction contract.

“Survey” means the ALTA survey of the Site delivered in connection with the closing of the 2012 Term Loan A Credit Agreement on the Initial Senior Secured Debt Closing Date.

“Taxes” means, with respect to any Person, all taxes, assessments, imposts, duties, governmental charges or levies imposed directly or indirectly on such Person or its income, profits or Property by any Government Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan A Administrative Agent” means Société Générale.

“Term Loan A Credit Agreement” means the Credit Agreement (Term Loan A) dated July 31, 2012, by and among SPL, the Term Loan A Administrative Agent, the Common Security Trustee, and the Secured Bank Debt Holders.

“Terminal Use Rights Assignment and Agreement” means the Terminal Use Rights Assignment and Agreement, dated as of July 31, 2012, among SPL, Sabine Pass LNG and Cheniere Energy Investments, LLC, as

amended from time to time; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Terminal Use Rights Assignment and Agreement” means the Terminal Use Rights Assignment and Agreement, dated as of July 31, 2012, among SPL, Sabine Pass LNG and Cheniere Energy Investments, LLC.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Title Company” means First American Title Insurance Company.

“Title Policy” means the title policy delivered in connection with the closing of the Term Loan A Credit Agreement on the Initial Senior Secured Debt Closing Date.

“Total Agreements” means, collectively, (i) the Partial Assignment Agreement, dated September 11, 2012 and effective as of October 1, 2012, by and between SPL and Total Gas & Power North America, Inc., (ii) the Throughput Agreement, dated September 11, 2012 and effective as of October 1, 2012, by and between SPL and Total Gas & Power North America, Inc., (iii) the Master LNG Sale and Purchase Agreement, dated September 11, 2012 and effective as of October 1, 2012, by and between SPL and Total Gas & Power North America, Inc., and (iv) the Base Contract for Sale and Purchase of Natural Gas, dated September 11, 2012 and effective as of October 1, 2012, by and between SPL and Total Gas & Power North America, Inc.

“Total Debt” means the principal amount of all Secured Debt of SPL and its Subsidiaries (if any), Indebtedness under any Unsecured Debt Instruments to which SPL or its Subsidiaries (if any) is a party, and all subordinated debt of SPL and its Subsidiaries (if any) (other than member loans made to SPL or its Subsidiaries (if any)).

“Total FOB Sale and Purchase Agreement” means the LNG Sale and Purchase Agreement (FOB), dated December 14, 2012, between SPL and Total Gas & Power North America, Inc., as amended from time to time, and any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of the covenant described under the caption “—Covenants Applicable to the Notes—LNG Sales Contracts.”

“Total Votes” means the total number of votes of all Secured Debt determined pursuant to the Intercreditor Agreement as described under “—Summary Description of Principal Finance Documents—Common Terms Agreement, Intercreditor Agreement and Security Agency Agreement—Voting and Decision-Making.”

“Train” means a “liquefaction train” as such term is used in the definition, “Project.”

“Train Three Completion Reserve Account” means the Train Three Completion Reserve Account so designated, established and created by the Accounts Bank pursuant to the Accounts Agreement.

“Train Five” means the Train intended to be the designated train under the Train Five LNG Sales Agreement.

“Train Five and Train Six LNG Sales Agreements” means the LNG Sale and Purchase Agreement, dated as of December 14, 2012, by and between SPL and Total Gas & Power North America, Inc., the LNG Sale and Purchase Agreement, dated as of March 22, 2013, by and between SPL and Centrica plc, and any LNG sale and purchase agreement entered into by SPL in connection with the sixth train of its liquefaction facilities.

“Train Five EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the SPL Facilities, dated as of May 4, 2015, between SPL and the EPC Contractor, as supplemented and amended from time to time.

“Train Five LNG Sales Agreement” means the Total FOB Sale and Purchase Agreement and any other LNG sale and purchase agreement entered into by SPL with respect to Train 5 and any replacements thereof entered into with the required approval of the Required Secured Parties or, at any time when there is no Secured Bank Debt outstanding, any replacements thereof meeting the requirements of the covenant described under the caption “—Covenants Applicable to the Notes—LNG Sales Contracts.”

“Train Number” means the numbers One through Six to describe the applicable Train.

“Train One and Train Two” means the Trains intended to be the designated trains under the Train One and Two LNG Sales Agreements.

“Train One and Train Two EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the SPL Facilities, dated as of November 11, 2011, between SPL and the EPC Contractor, as supplemented and amended from time to time.

“Train One and Train Two LNG Sales Agreements” means the BG FOB Sale and Purchase Agreement and the GN FOB Sale and Purchase Agreement.

“Train Six” means the Train intended to be the designated train under the Train Six LNG Sales Agreements.

“Train Six EPC Contract” means the lump sum turnkey agreement for the engineering, procurement and construction of Train 6 to be entered into between SPL and the EPC Contractor on terms substantially similar to the Train Five EPC Contract.

“Train 6 Bank Debt” means Train 6 Secured Debt which constitutes one or more commercial loans made pursuant to one or more credit facilities in which the lenders are primarily financial institutions engaged in the business of banking.

“Train 6 Debt” has the meaning provided in Section 2.7 of the Common Terms Agreement.

“Train 6 Facility Agent” means, if applicable, the Train 6 Facility Agent under and as defined in the Train 6 Facility Agreement.

“Train 6 Facility Agreement” means, if applicable, the credit agreement to be entered into between SPL, the Train 6 Facility Agent, the Common Security Trustee, and the Train 6 Facility Lenders governing Train 6 Bank Debt incurred for purposes of financing Train Six.

“Train 6 Facility Lenders” means any Person from time to time party to the Train 6 Facility Agreement.

“Train 6 FOB Sale and Purchase Agreement” means any LNG sale and purchase agreement executed by SPL with an Investment Grade buyer for delivery of LNG on an FOB basis from and after the date of first commercial delivery with respect to Train 6, which shall have terms and conditions (taken as a whole) substantially similar to the FOB Sale and Purchase Agreements.

“Train 6 Secured Debt” means Train 6 Debt that constitutes Secured Debt.

“Train Six LNG Sales Agreements” means any LNG sale and purchase agreement entered into by SPL with respect to the sixth Train of the Project.

“Train Three and Train Four” means the Trains intended to be the designated trains under the Train Three and Train Four LNG Sales Agreements.

“Train Three and Train Four EPC Contract” means the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the SPL Facilities, dated as of December 20, 2012, between SPL and the EPC Contractor, as supplemented and amended from time to time.

“Train Three and Train Four LNG Sales Agreements” means the GAIL FOB Sale and Purchase Agreement and the KoGas FOB Sale and Purchase Agreement. “Transaction Documents” means, collectively, the Financing Documents and the Project Documents.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of provisions relating to such perfection or priority and for purposes of definitions related to such provisions.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of SPL that is designated by the Board of Directors of SPL as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(a)	has no Indebtedness other than Non-Recourse Debt;

(b)	except as permitted by the covenant described above under the caption “—Covenants Applicable to the Notes—Transactions with Affiliates,” is not party to any agreement, contract, arrangement or understanding with SPL or any Restricted Subsidiary of SPL unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to SPL or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of SPL;

(c)	is a Person with respect to which neither SPL nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(d)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of SPL or any of its Restricted Subsidiaries.

“Unsecured Debt Instrument” means, at any time, each material instrument governing Senior Debt other than Secured Debt or Secured Hedge Obligations.

“Unsecured Expansion Debt” means the Expansion Debt that is not Secured Debt.

“Unsecured PDE Debt” means the PDE Debt that is not Secured Debt.

“Unsecured Replacement Debt” means the Replacement Debt that is not Secured Debt.

“Unsecured Train 6 Debt” means the Train 6 Debt that is not Secured Debt.

“Unsecured Working Capital Debt” means the Working Capital Debt that is not Secured Debt.

“Waiver” means, with respect to any particular conduct, event or other circumstance, any change to an obligation of any Person under any Transaction Document requiring the consent of one or more Secured Parties, which consent has the effect of waiving, excusing or accepting or approving changed performance of, or non-compliance with, such obligation or any Default or CTA Event of Default with respect thereto to the extent relating to such conduct, event or circumstance.

“Water Agreement” means the Water Service Agreement, dated as of December 21, 2011, between the City of Port Arthur and SPL, as amended by that certain First Amendment to Water Service Agreement, dated as of June 12, 2012 and that certain Second Amendment to Water Service Agreement, dated as of December 31, 2012, as amended from time to time; provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Water Agreement” means the Water Service Agreement, dated as of December 21, 2011, between the City of Port Arthur and SPL, as amended by that certain First Amendment to Water Service Agreement, dated as of June 12, 2012 and that certain Second Amendment to Water Service Agreement, dated as of December 31, 2012 and that certain Third Amendment to Water Service Agreement, dated as of June 30, 2015.

“Withdrawal/Transfer Certificate” means a Withdrawal/Transfer Certificate substantially in the form attached to Accounts Agreement.

“Working Capital Debt” means additional senior secured or unsecured Indebtedness the proceeds of which shall be used solely for working capital and general corporate purposes related to the Project (including the issuance of letters of credit), only if, prior to or on the date of incurrence thereof, the following conditions have been satisfied or waived by the Required Secured Parties:

(a)	the Secured Debt Holder Group Representative for any Secured Working Capital Debt shall have entered into an Accession Agreement in accordance with the Common Terms Agreement; and

(b)	the Intercreditor Agent shall have received a certificate from an Authorized Officer of SPL at least five days prior to the incurrence of such Working Capital Debt, in the form set out in the Common Terms Agreement, which certificate shall (a) identify each Secured Debt Holder Group Representative and each Holder for any Secured Working Capital Debt; (b) attach a copy of each proposed Senior Debt Instrument relating to the Working Capital Debt (that may be an amendment to an existing Senior Debt Instrument), which copy shall disclose the material terms, permitted uses, and the tenor and amortization schedule of such Working Capital Debt and the rate, or the rate basis and margin in the case of a floating rate, at which such Working Capital Debt shall bear interest, and (if applicable) commitment fees or other premiums relating thereto; and (c) in the case of Working Capital Debt incurred pursuant to clause (d)(ii) of the covenant set forth under, “—Covenants Applicable to the Notes—Restrictions on Indebtedness,” certify that the amount to be incurred is reasonably expected to be required to be expended to purchase Gas to comply with the obligations of SPL under the Facility LNG Sale and Purchase Agreements;

provided that for purposes of the description of the terms of the Accounts Agreement, Common Terms Agreement and Intercreditor Agreement in this Description of Notes, “Working Capital Debt” means additional senior secured or unsecured Indebtedness not exceeding the sum of (x) one billion five hundred million Dollars ($1,500,000,000) and, if Train 6 Debt has been incurred, one billion eight hundred million Dollars ($1,800,000,000) in the aggregate, the proceeds of which shall be used solely for working capital purposes (including the issuance of letters of credit) related to the Project of which not more than $200,000,000 may be used for working capital purposes other than the cost of purchasing or transporting (including storing) natural gas and (y) four hundred sixty million Dollars ($460,000,000) and, if Train 6 Debt has been incurred, five hundred fifty million Dollars ($550,000,000) in the aggregate, the proceeds of which shall be used for purposes of issuing Acceptable Debt Service Reserve LCs in lieu of cash deposits into the Senior Debt Facilities Debt Service Reserve Account, only if, prior to or on the date of incurrence thereof, the following conditions have been satisfied or waived by the Required Secured Parties:

(a)	no Default or CTA Event of Default (i) shall have occurred and be continuing or (ii) results from the incurrence of such Working Capital Debt;

(b)

the Senior Debt Instrument governing such Working Capital Debt shall include a provision requiring SPL to reduce the principal amount relating to any revolving loans to $0 for a period of not less than five consecutive Business Days at least once per calendar year; provided, however that such provision may except any such loans incurred to repay reimbursement amounts due under drawn letters of credit so long as the tenor of such loans is not greater than twelve (12) months;

(c)	the Secured Debt Holder Group Representative for any Secured Working Capital Debt shall have entered into an Accession Agreement in accordance with the Common Terms Agreement; and

(d)	the Intercreditor Agent shall have received a certificate from an Authorized Officer of SPL at least five days prior to the incurrence of such Working Capital Debt, in the form set out in the Common Terms Agreement, which certificate shall (a) identify each Secured Debt Holder Group Representative and each Holder for any Secured Working Capital Debt; and (b) attach a copy of each proposed Senior Debt Instrument relating to the Working Capital Debt (that may be an amendment to an existing Senior Debt Instrument), which copy shall disclose the material terms, permitted uses, and the tenor and, if applicable, amortization schedule of such Working Capital Debt and the rate, or the rate basis and margin in the case of a floating rate, at which such Working Capital Debt shall bear interest, and (if applicable) commitment fees or other premiums relating thereto.

DESCRIPTION OF PRINCIPAL PROJECT DOCUMENTS

The following are summaries of material terms of certain agreements related to the construction of our liquefaction facilities. These summaries should not be considered to be a full statement of the terms and provisions of such agreements. Accordingly, the following summaries are qualified in their entirety by reference to each agreement. Copies of the agreements described below are available for inspection as described below under “Available Information.” Unless otherwise stated, any reference in this registration statement to any agreement means such agreement and all schedules, exhibits and attachments thereto as amended, supplemented or otherwise modified and in effect as of the date hereof. Certain terms used but not defined in this Description of Principal Project Documents have the meanings assigned to such terms under the heading “Description of Notes—Certain Definitions.”

Common Terms Agreement

On June 30, 2015, we entered into a second amended and restated common terms agreement with the Secured Debt Holder Group Representatives, Secured Hedge Representatives and Secured Gas Hedge Representatives and Société Générale, as the Common Security Trustee and Intercreditor Agent (as such agreement shall be amended from time to time, the “Common Terms Agreement”) in order to set out certain provisions regarding, among other things: (a) common representations and warranties; (b) common covenants; and (c) common events of default under the Secured Debt Instruments. The amended and restated common terms agreement restated in its entirety the amended and restated common terms agreement that we entered into on July 31, 2012, as amended and restated on May 28, 2013. Any Secured Debt Instrument, including the notes, has the ability to opt out of any or all of the representations, warranties, covenants, and events of default under the Common Terms Agreement. As described under “Description of Notes,” the notes do not have the benefit of any of the representations, warranties, covenants or events of default in the Common Terms Agreement. Terms not defined in this summary of the Common Terms Agreement have the meanings attributed to such terms in the Description of Notes.

Definitions:

“CTA Default” means a CTA Event of Default or an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become a CTA Event of Default.

“CTA Financing Documents” means each of:

(a)	the Common Terms Agreement;

(b)	each Secured Debt Instrument;

(c)	each of the Security Documents;

(d)	the Security Agency Agreement;

(e)	the Intercreditor Agreement;

(f)	the Notes;

(g)	the Permitted Hedging Agreements;

(h)	the Fee Letters;

(i)	the CQP Indemnity Letter;

(j)	the other financing and security agreements, documents and instruments delivered in connection with the Common Terms Agreement; and

(k)	each other document designated as a CTA Financing Document by us and each Secured Debt Holder Group Representative.

“CTA Working Capital Debt” means additional senior secured or unsecured Indebtedness not exceeding the sum of (x) one billion five hundred million Dollars ($1,500,000,000) and, if Train 6 debt has been incurred, one billion eight hundred million Dollars ($1,800,000,000) in the aggregate, the proceeds of which shall be used solely for working capital purposes (including the issuance of letters of credit) related to the Project of which not more than two hundred million Dollars ($200,000,000) may be used for working capital purposes other than the cost of purchasing or transporting (including storing) natural gas and (y) four hundred sixty million Dollars ($460,000,000) and, if Train 6 debt has been incurred, five hundred fifty million Dollars ($550,000,000) in the aggregate, the proceeds of which shall be used for purposes of issuing Acceptable Debt Service Reserve LCs in lieu of cash deposits into the Senior Debt Facilities Debt Service Reserve Account, only if, prior to or on the date of incurrence thereof, the following conditions have been satisfied or waived by the Required Secured Parties:

(a)	no CTA Default or CTA Event of Default (i) shall have occurred and be continuing or (ii) results from the incurrence of such CTA Working Capital Debt;

(b)	the Senior Debt Instrument governing such CTA Working Capital Debt shall include a provision requiring us to reduce the principal amount relating to any revolving loans to $0 for a period of not less than five consecutive Business Days at least once per calendar year, provided that such provisions may except any such loans incurred to repay reimbursement amounts due under such drawn letters of credit so long as the tenor of such loans is not greater than twelve (12) months;

(c)	the Secured Debt Holder Group Representative for any Secured CTA Working Capital Debt shall have entered into an Accession Agreement in accordance with the Common Terms Agreement; and

(d)	the Intercreditor Agent shall have received a certificate from one of our Authorized Officers at least five days prior to the incurrence of such CTA Working Capital Debt, in the form set out in the Common Terms Agreement, which certificate shall (a) identify each Secured Debt Holder Group Representative and each Holder for any Secured CTA Working Capital Debt; and (b) attach a copy of each proposed Senior Debt Instrument relating to the CTA Working Capital Debt (that may be an amendment to an existing Senior Debt Instrument), which copy shall disclose the material terms, permitted uses, and the tenor and amortization schedule of such CTA Working Capital Debt and the rate, or the rate basis and margin in the case of a floating rate, at which such CTA Working Capital Debt shall bear interest, and (if applicable) commitment fees or other premiums relating thereto.

“Hedging Program” means the Hedging Program attached as Exhibit F to the Common Terms Agreement.

“Knowledge” means, with respect to any of the Loan Parties or the Parent, the actual knowledge of any Person holding any of the positions (or successor position to any such position) set forth in Exhibit A to the Common Terms Agreement; provided, that each such Person shall be deemed to have knowledge of all events, conditions and circumstances described in any notice delivered to us pursuant to the terms of the Common Terms Agreement or any other CTA Financing Document.

“Performance Test” means (a) the Performance Tests under each of the EPC Contracts and (b) the Lenders’ Reliability Test (as defined in the Common Terms Agreement).

“Permitted Development Expenditures” means development expenditures that: (a) are required for compliance with Project Documents, insurance policies, Government Rules, Government Approvals and Prudent Industry Practices; or (b) are otherwise used for the Project; and in all cases, are funded (i) by equity or Permitted Indebtedness issued by us, (ii) from the Distribution Account as set forth in Section 5.10 (Distribution Account) of the Accounts Agreement, (iii) by insurance proceeds, or (iv) by PDE Debt in accordance with the provisions described below under “—Additional Secured Debt,” each of (i)—(iv) as expressly permitted herein and the other Financing Documents and to the extent that all such sums entirely fund such Permitted Development

Expenditures, or (v) are contemplated by the then-effective Operating Budget, and, in the case of clauses (i)—(iv) could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect SPL’s rights, duties, obligations or liabilities under the Sabine Pass TUA.

“Project Parties” means the Material Project Parties and each other Person from time to time party to a Project Document (other than us).

“Secured CTA Working Capital Debt” means the CTA Working Capital Debt that is Secured Debt.

Additional Secured Debt

The Common Terms Agreement provides that we may incur additional Secured Debt in the form of Secured Train 6 Debt, Secured Replacement Debt, Secured CTA Working Capital Debt, and Secured PDE Debt in the future as described below. Any Secured Train 6 Debt, Secured Replacement Debt, Secured CTA Working Capital Debt, and Secured PDE Debt will be treated in all respects as Secured Debt, sharing pari passu in the Collateral and in right of payment.

PDE Debt. We will have the right to incur up to $300,000,000 additional senior secured or unsecured Indebtedness (“PDE Debt”) to finance Permitted Development Expenditures so long as (a) no CTA Default or CTA Event of Default (i) shall have occurred and be continuing or (ii) results from the incurrence of such PDE Debt; (b) the Secured Debt Holder Group Representative for any PDE Debt shall have entered into an Accession Agreement in accordance with the Common Terms Agreement; and (c) we have delivered an updated base case forecast showing a projected debt service coverage ratio (calculated in accordance with the requirements of the Common Terms Agreement) of at least 1.50:1.00 through the terms of the FOB Sale and Purchase Agreements.

Train 6 Debt. We will have the right to incur additional non-recourse senior secured or unsecured Indebtedness (“Train 6 Debt”) to finance the development of Train 6 upon satisfaction of, among others, the following conditions (with capitalized terms used below having the definitions assigned to such terms in the Common Terms Agreement):

(a)	delivery of certain qualifying Train 6 FOB Sale and Purchase Agreements satisfying various criteria specified in Section 2.7(a) of the Common Terms Agreement;

(b)	an increase in the Required Debt Service Reserve Amount;

(c)	agreements to deliver lien waivers under the EPC Contracts;

(d)	no CTA Default or CTA Event of Default (i) shall have occurred and be continuing or (ii) results from the incurrence of such Train 6 Debt;

(e)	the weighted average life to maturity of the Secured Debt, after incurrence of the Train 6 Debt, shall not be less than the weighted average life to maturity of the Secured Debt prior to incurrence of the Train 6 Debt;

(f)	the material terms of the Train 6 Debt (other than pricing terms) shall not be materially more burdensome or restrictive (taken as a whole) on SPL than the terms of the Facility Debt;

(g)

all Secured Debt (including such Train 6 Debt), excluding principal payments with respect to Working Capital Debt, shall be capable of amortization such that through the terms of the FOB Sale and Purchase Agreements, including the Train 6 FOB Sale and Purchase Agreements, the projected debt service coverage ratio, taking into consideration such amortization, shall be at least 2.0x (calculated with respect to all Cash Flows other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow Available for Debt Service)) and 1.75x (calculated solely with respect to (i) the Monthly Sales Charges, (ii) the

Fixed Price Component under the KoGas FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement and the Total FOB Sale and Purchase Agreement, (iii) all Cash Flows (other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense (as contemplated by the definition of Cash Flow Available for Debt Service)) under the GAIL FOB Sale and Purchase Agreement), and (iv) any Fixed Price Component under the Train 6 FOB Sale and Purchase Agreement(s);

(h)	the Secured Debt Holder Group Representative for any Train 6 Debt shall have entered into an Accession Agreement in accordance with the Common Terms Agreement;

(i)	the Debt to Equity Ratio shall not exceed the ratio of 75:25, taking in account the incurrence of such Train 6 Debt (without regard to Working Capital Debt); and

(j)	the Project Completion Date has not occurred;

provided, however, that (i) we may conduct front-end engineering, development and design work using equity funds provided by the Pledgor, the Parent or any of its Subsidiaries (other than us) which are in addition to the Equity Contribution Amount without the requirement of such consent, and (ii) the provision of additional equity support for completion of the development of additional liquefaction trains or for cost overruns in the construction thereof will be permitted.

Secured Replacement Debt. We may incur Replacement Debt, the proceeds of which shall be used to refinance the Advances or replace commitments to provide the Advances subject to the prepayment terms thereof. We may incur Replacement Debt in our sole discretion, only if, prior to or on the date of incurrence thereof, certain conditions set forth in the Common Terms Agreement are satisfied or waived by the Required Secured Parties, including, but not limited to (a) the absence of any CTA Default or CTA Event of Default; (b) satisfaction of limits on maximum principal amount of the proposed Replacement Debt; (c) the weighted average life to maturity of the Replacement Debt is not less than the weighted average life to maturity of the Secured Debt prior to the incurrence of such Replacement Debt; (d) the maturity date of the Replacement Debt will not occur prior to the Final Maturity Date; (e) the material terms of the Replacement Debt shall not be materially more restrictive on us than the terms of the Secured Debt being replaced; (f) the Projected Debt Service Coverage Ratio each year through the terms of the FOB Sale and Purchase Agreements in effect as of such date shall not be less than (i) 2.00x with respect to all Cash Flows other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense, and (ii) 1.75x calculated solely with respect to (A) Monthly Sales Charges, (B) the fixed price component under each of the KOGAS FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement and the Total FOB Sale and Purchase Agreement, (C) all Cash Flows (other than Cash Flows comprising the pass-through component of the cost of purchase and transportation of natural gas consumed for LNG production to the extent not already deducted as an operating expense) under the GAIL FOB Sale and Purchase Agreement and (D) if Train 6 Debt has been incurred, any Fixed Price Component under the Train 6 FOB Sale and Purchase Agreement(s); provided that for purposes of the foregoing, the Projected Debt Service Coverage Ratio shall be determined by taking into account only projected Cash Flows, Monthly Sales Charges and the Fixed Price Component from FOB Sale and Purchase Agreements (as defined in the Common Terms Agreement); and (g) the Debt to Equity Ratio shall not exceed 75:25.

CTA Working Capital Debt. We may incur up to $1,500,000,000 ($1,800,000,000 if Train 6 Debt has been incurred) of CTA Working Capital Debt. Any Secured CTA Working Capital Debt shall be treated in all respects as Secured Debt, sharing pari passu in the Collateral and in right of payment.

Repayment and Prepayment

Voluntary Prepayment

We have the right to prepay the Secured Debt at any time, subject to certain conditions set forth in the Common Terms Agreement) in minimum amounts of $10,000,000 with at least five Business Days’ prior written notice to the Intercreditor Agent, KEXIM, KSURE and each Secured Hedge Representative and each Secured Debt Holder Group Representative.

Voluntary Cancellation

We have the right to cancel any outstanding commitments of the Secured Debt Holders under the Secured Debt Instruments with at least five Business Days’ prior written notice to the Intercreditor Agent, KEXIM, KSURE and each Secured Debt Holder Group Representative (a) following (i) Substantial Completion of all trains of the Project and (ii) the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement, the KoGas FOB Sale and Purchase Agreement, the GAIL FOB Sale and Purchase Agreement, the Centrica FOB Sale and Purchase Agreement, and the Total FOB Sale and Purchase Agreement and, if the Train 6 Debt has been incurred, each Train 6 FOB Sale and Purchase Agreement, and the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement or (b) with the consent of the Common Security Trustee in consultation with the Independent Engineer that the funds under the cancelled commitments are not necessary to achieve the Project Completion Date on or prior to the Date Certain.

Mandatory Prepayment

In addition to scheduled principal repayments, we are required to make the following mandatory payments on a pro rata basis with other Senior Secured Debt:

(a)	upon total or partial loss of the Project where insurance or condemnation proceeds are not applied to restoration or repairs;

(b)	to the extent of any Net Cash Proceeds received from sales of assets (other than asset disposals in the ordinary course of business, including sales of LNG, natural gas and other commercial products) that are in excess of (i) in the case of any of our senior debt other than notes, $50,000,000 individually or $200,000,000 in the aggregate over the term of the Common Terms Agreement and (ii) in the case of the notes or any additional notes that we may issue, as set forth in the indenture or the document governing such other notes, and that are not used to purchase replacement assets within 180 days following receipt thereof (or 270 days if a commitment to purchase replacement assets is entered into within 180 days following the receipt of such proceeds);

(c)	to the extent required by Section 2.6(j) of the Common Terms Agreement;

(d)	to the extent of the amount of any performance liquidated damages in excess of (i) in the case of any of our senior debt other than notes, $10,000,000 in the aggregate and (ii) in the case of the notes or any additional notes that we may issue, as set forth in the indenture or the document governing such other notes, on account of any diminution to the performance of the Project required to be paid by Bechtel or any other Material Project Party not used to address any deficiency resulting from such diminution in performance;

(e)	to the extent of the amount of all proceeds received from any Escrowed Amounts (as defined in each of the EPC Contracts) after the Project Completion Date, unless we are permitted to make a Restricted Payment on the next succeeding quarterly payment date;

(f)	other than in respect of any senior bonds (unless the instrument governing such senior bonds so requires), amounts on deposit in the Distribution Account for 4 consecutive scheduled principal payment dates;

(g)

on the Project Completion Date, an amount equal to (i) the positive difference, if any, between total Project Costs as indicated in the Construction Budget and Construction Schedule, each delivered on June 30, 2015 or the revised Construction Budget at least five (5) Business Days prior to the incurrence of any Train 6 Debt, if applicable, and the actual incurred and paid or reserved Project Costs as of the Project Completion Date, multiplied by (ii) 70% of the quotient of (A) the obligations outstanding under the Credit Agreements divided by (B) Total Debt (excluding CTA Working Capital Debt and any other Senior Debt that was incurred but not used for Project Costs); and

(h)	upon the occurrence of a KOGAS Termination Trigger Event (unless a replacement FOB Sale and Purchase Agreement has been entered into with a Korean entity), such amounts as are required pursuant to the Accounts Agreement to be distributed from the Equity Proceeds Account or the Distribution Account, as applicable, and applied to the prepayment of the KEXIM Covered Facility Loans, the KEXIM Direct Facility Loans, the KSURE Covered Facility Loans and any other amounts under the CTA Financing Documents required to be paid in connection therewith, as further described under the heading “—Summary Description of Principal Finance Documents—Pre-Completion Account Flows—Equity Proceeds Account,” and “—Summary Description of Principal Finance Documents—Post-Completion Account Flows—Distribution Account.”

The indenture provides that not all of the foregoing mandatory prepayments are applicable to the notes, and the mandatory prepayment levels in many cases are higher than as set forth in the Common Terms Agreement.

Certain Covenants

Set forth below are summaries of certain affirmative and negative covenants contained in the Common Terms Agreement.

Separateness

We must comply at all times with the separateness provisions including, but not limited to, having at all times one independent manager, preparing and maintaining our own separate books and financial records and statements, observing all limited liability company procedures and maintaining adequate capitalization.

Project Documents

We must (i) perform and observe in all material respects all of our covenants and obligations contained in each of the Material Project Documents, (ii) take all reasonable and necessary action to prevent the termination or cancellation of any Material Project Document in accordance with the terms of such Material Project Documents or otherwise (except for the expiration of any such agreement in accordance with its terms and not as a result of a breach or default thereunder), (iii) exercise any renewal options contained in the Sublease, and (iv) enforce against the relevant Material Project Party each material covenant or material obligation of each Material Project Document to which such Person is a party in accordance with its terms.

We must cause all Cash Flows received from any Project Party or any other Person to be deposited in the applicable accounts as specified in the Accounts Agreement. We are subject to a number of further restrictions relating to our ability to take certain enumerated actions with respect to the Material Project Documents and Government Approvals, as set forth in the Common Terms Agreement.

Insurance

We must keep the Project property insured with financially sound insurers with all risk property and general liability coverage (including deductibles and exclusions) and in such form and amounts as are customary for project facilities of similar type and scale to the Project (including, prior to Final Completion, delay in start-up coverage and, after Final Completion, business interruption). We must cause with limited exceptions each insurance policy to name the Common Security Trustee on behalf of the Secured Parties and the Secured Parties as additional insureds. SPL will also obtain flood insurance on any of its property located in a special flood zone if available.

Project Construction; Maintenance of Properties

We must construct and complete, operate and maintain the Project, and cause the Project to be constructed, operated and maintained, consistent with Prudent Industry Practices, applicable Governmental Rules, the Construction Budget, and the Project Documents.

Maintenance of Liens

We must grant a security interest to the Common Security Trustee in our interest in all Project assets and Project Documents acquired or entered into, as applicable, from time to time (except to the extent expressly permitted to be excluded from the Liens created by the Security Documents pursuant to the terms thereof) and shall take, or cause to be taken, all action reasonably required by the Common Security Trustee to maintain and preserve the Liens created by the Security Documents to which it is a party and the priority of such Liens. We must from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) reasonably requested by the Common Security Trustee for such purposes. We must preserve and maintain good, legal and valid title to, or rights in, the collateral granted pursuant to the Security Documents free and clear of Liens other than CTA Permitted Liens. We must promptly discharge at our cost and expense, any Lien (other than CTA Permitted Liens) on the collateral granted pursuant to the Security Documents.

Use of Proceeds

We must use the proceeds of the Secured Debt solely for purposes permitted in the applicable Secured Debt Instruments.

Interest Rate Protection Agreements

We must maintain Interest Rate Protection Agreements on terms reasonably satisfactory to us and the Required Secured Parties (A) with respect to no less than 45% (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Facility Debt and Additional Secured Debt, and (B) with respect to no less than 65% (calculated on a weighted average basis) of the projected aggregate outstanding balance of the Facility Debt and Additional Secured Debt, in each case, for a term of no less than five (5) years. We must also enter into additional Interest Rate Protection Agreements as and when required in accordance with the terms of the Hedging Program and otherwise comply in all material respects with the Hedging Program. Secured Debt that carries a fixed rate of interest will be deemed to be subject to an Interest Rate Protection Agreement.

EPC Operating Budget

No less than 45 days prior to the Substantial Completion of each Train of the Project, and no less than 45 days prior to the beginning of each calendar year thereafter, we must prepare a proposed operating plan and a budget setting forth in reasonable detail the projected requirements for Operation and Maintenance Expenses for the ensuing calendar year (or, in the case of the initial EPC Operating Budget, the remaining portion thereof) and provide the Independent Engineer, the Common Security Trustee, and each Secured Debt Holder Group Representative with a copy of such operating plan and budget (the “EPC Operating Budget”). Each EPC Operating Budget shall be prepared in accordance with a form approved by the Independent Engineer, shall set forth all material assumptions used in the preparation of such Operating Budget, and shall become effective upon approval of the Common Security Trustee, acting reasonably and in consultation with the Independent Engineer; provided, that if the Common Security Trustee shall not have approved or disapproved the EPC Operating Budget within 30 days after receipt thereof, such EPC Operating Budget shall be deemed to have been approved. If we do not have an effective annual EPC Operating Budget before the beginning of any calendar year, until such proposed EPC Operating Budget is approved, the EPC Operating Budget most recently in effect shall continue to apply.

Other Documents and Information

We must furnish the Common Security Trustee with customary information regarding various regulatory and governmental filings and information as set forth in the Common Terms Agreement.

Debt Service Coverage Ratio

We cannot permit the Debt Service Coverage Ratio as of the end of any fiscal quarter from and following the Initial Quarterly Payment Date to be less than 1.15 to 1.00; provided, that in the event that the Debt Service Coverage Ratio is less than 1.15 to 1.00 but greater than 1.00 to 1.00, any of our direct or indirect owners may provide cash to us, not later than 10 Business Days following the last day of such fiscal quarter in the form of equity contributions or subordinated shareholder loans in order to increase the Debt Service Coverage Ratio to 1.15 to 1.00; provided, that such right shall not be exercised more than two consecutive fiscal quarters nor, with respect to each relevant Secured Debt Instrument, more than four times over the term of such Secured Debt Instrument.

CTA Working Capital Debt

If we incur any CTA Working Capital Debt, we must use commercially reasonable efforts to ensure that the maturity of such CTA Working Capital Debt (excluding and loans made to reimburse draws under letters of credit issued thereunder with maturity dates of 365 days or less) does not occur prior to the Final Maturity Date.

Debt Service Reserve Amount

Prior to the earlier to occur of (x) the making of any Restricted Payments and (y) six months following the Project Completion Date, we must have deposited in the Senior Debt Facilities Debt Service Reserve Account an amount necessary to pay the forecasted Debt Service in respect of Secured Debt through and including the next two Payment Dates, as calculated pursuant to the definition of “Required Debt Service Reserve Amount” in the Common Terms Agreement (six months in the case of any Senior Debt that does not have quarterly payment dates) provided that in the event a Restricted Payment is made from the Equity Proceeds Account prior to the Project Completion Date (as further described under the heading “—Summary Description of Principal Finance Documents—Pre-Completion Account Flows—Equity Proceeds Account”), we must have deposited in the Senior Debt Facilities Debt Service Reserve Account an amount projected by the Common Security Trustee to be the amount necessary to pay the forecasted Debt Service in respect of Secured Debt on the two Quarterly Payment Dates following the projected Project Completion Date, taking into account, with respect to interest, the amount of interest that would accrue on the aggregate amount of Advances until such second Quarterly Payment Date.

Fundamental Changes

We must not:

(1)	change our legal form, amend our Amended and Restated Limited Liability Company Agreement (except any amendments in connection with permitted sales or transfers of ownership interests or other immaterial amendments) or any other organizational document, merge into or consolidate with, or acquire (in one transaction or series of related transactions) all or any business, any equity interest in or any material part of the assets or property of any other Person and shall not liquidate, wind up, reorganize, terminate or dissolve;

(2)

convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, any assets in excess of $65,000,000 per year except: (i) sales or other dispositions of assets no longer used or useful in our business in the ordinary course of our business and that could not reasonably be expected to result in a Material Adverse Effect, (ii) sales or other dispositions of LNG (or other commercial products) in accordance with the Project Documents, (iii) sales, transfers or other dispositions of Permitted Investments, (iv) Restricted Payments made in accordance with the CTA Financing Documents, (v) sales of Services in the ordinary course of business, (vi) sales of any LNG related to additional liquefaction trains developed by us, (vii) transfers or novations of Interest Rate Protection Agreements in accordance with the Common Terms Agreement, (viii) sales or other dispositions of the Improved Facilities (as defined in the Cooperation Agreement) and (ix) conveyance to gas transmission companies of gas interconnection or metering facilities built using Capital Expenditures permitted by the covenant described under “—Capital Expenditures” below; or

(3)	permit the Project or any material portion thereof to be removed, demolished or materially altered, unless (A) such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under the CTA Financing Documents or (B) such removal or alteration is (x) in accordance with Prudent Industry Practices (as certified by the Independent Engineer, acting reasonably) and could not reasonably be expected to result in a Material Adverse Effect or (y) required by applicable Government Rule,

Nature of Business

We must not:

(1)	engage in any business or activities other than the Development and the development of additional liquefaction trains and any activities incidental thereto or enter into any construction contracts relating to Train 6 that contain obligations and liabilities in excess of $20,000,000 in the aggregate;

(2)	permit to exist any Subsidiary of us; or

(3)	sponsor, maintain, administer, or have any obligation to contribute to, or any liability under, any Plan (as defined in the Common Terms Agreement) or Multiemployer Plan (as defined in the Common Terms Agreement) or plan that provides for post-retirement welfare benefits.

Performance Tests and Liquidated Damages

We cannot agree to the amount of any performance- or delay-related liquidated damages in excess of $15,000,000 without the prior written approval of the Common Security Trustee.

Restrictions on Indebtedness

We cannot directly or indirectly create, incur, assume, permit, suffer to exist or otherwise be or become liable with respect to any Indebtedness; except for the following permitted indebtedness, subject to certain limitations (“CTA Permitted Indebtedness”):

(a)	Senior Debt;

(b)	certain unsecured Indebtedness incurred by us to finance working capital and other general corporate purposes;

(c)	certain purchase money Indebtedness or Capital Lease Obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment not in excess of $10,000,000 in the aggregate;

(d)	certain other unsecured Indebtedness for borrowed money subordinated to the Obligations pursuant an instrument in writing satisfactory in form and substance to the Required Secured Parties and that is not in excess of $200,000,000 in the aggregate;

(e)	trade or other similar Indebtedness incurred in the ordinary course of business, which is (i) not more than 90 days past due, or (ii) being contested in good faith and by appropriate proceedings;

(f)	certain contingent liabilities incurred in the ordinary course of business;

(g)	any obligations under Permitted Hedging Agreements; and

(h)	certain additional categories of Permitted Indebtedness, as set forth in the Common Terms Agreement.

Development Expenditures

We cannot make any Development Expenditures except for the following permitted development expenditures:

(a)	expenditures that are required in order to comply with Project Documents, insurance policies, Government Rules or Government Approvals, or Prudent Industry Practices; or;

(b)	expenditures that are otherwise used for the Project; and

(c)	are funded by equity or CTA Permitted Indebtedness issued by us, (ii) are funded from the Distribution Account, (iii) are funded by insurance proceeds, or (iv) are contemplated by the then-effective EPC Operating Budget, and, in the case of (i), (ii) or (iii), could not reasonably be expected to have a Material Adverse Effect or materially and adversely affect us under the TUA.

Restricted Payments

We cannot make or agree to make, directly or indirectly, any Restricted Payments except as permitted under the provisions of the Accounts Agreement described in the Description of Notes under the caption “—Summary Description of Principal Finance Documents—Post-Completion Cash Flows—Equity Proceeds Account” and “—Summary Description of Principal Finance Documents—Post-Completion Account Flows—Distribution Account.”

Limitation on Liens

We cannot create, assume, incur, permit or suffer to exist any Lien upon the collateral granted pursuant to the Security Documents, whether now owned or hereafter acquired, except for the following Permitted Liens (“CTA Permitted Liens”):

(a)	Liens in favor, or for the benefit, of the Secured Parties created or permitted pursuant to the Security Documents;

(b)	Liens securing Indebtedness with respect to Permitted Hedging Agreements and Indebtedness described in clause (c) of Permitted Indebtedness;

(c)	Liens which are scheduled exceptions to the coverage afforded by the Title Policy on June 30, 2015;

(d)	the Liens created pursuant to the Real Property Documents;

(e)	capital leases and purchase money liens on property purchased securing obligations not in excess of $20,000,000 in the aggregate; and

(f)	certain additional categories of Permitted Liens as set forth in the Common Terms Agreement.

EPC and Construction Contracts

We cannot:

(a)	except for Change Orders specified in a schedule to the Common Terms Agreement, and subject to certain provisos set forth in the Common Terms Agreement, initiate or consent to (without the consent of the Required Secured Parties in consultation with the Independent Engineer) any Change Order that, among other actions, increases the contract price of any of the EPC Contracts as of June 30, 2015;

(b)	approve any plan under any of the EPC Contracts without the consent of the Common Security Trustee (in consultation with the Independent Engineer);

(c)	certify to, consent to or otherwise request or permit through a Change Order or otherwise without the consent of the Common Security Trustee (in consultation with the Independent Engineer) the occurrence of Substantial Completion or Ready for Start Up with respect to each Train, or make any election to take care, custody and control of the Project (or any portion thereof) pursuant to any of the EPC Contracts;

(d)	collect on any letter of credit posted by Bechtel as required under any of the EPC Contracts unless there are no future payments owed to Bechtel against which we may offset the amounts due to us; or

(e)	without consent of the Common Security Trustee (in consultation with the Independent Engineer):

(i)	initiate or consent to any (A) Change Order that directly or indirectly specifies the capital spare parts to be delivered to the Site by the Bechtel pursuant to the Stage 1 EPC Contract, taking into account any other capital spare parts that we intend to acquire directly, or (B) material change to a two year inventory of such capital spare parts; or

(ii)	consent to any initial integration plan proposed by Bechtel under any of the EPC Contracts.

Gas Purchase Contracts and LNG Sales Contracts

We cannot enter into gas purchase contracts with firm receipt obligations for a volume of gas in excess of that which is required for us to be able to meet our obligations under the FOB Sale and Purchase Agreements, the CMI LNG Sale and Purchase Agreement and any other LNG sales agreements entered into as permitted under the Common Terms Agreement.

We cannot enter into any LNG sales contracts except for (i) the FOB Sale and Purchase Agreements, (ii) the Train 6 FOB Sale and Purchase Agreements, (iii) the CMI LNG Sale and Purchase Agreement, (iv) LNG sales contracts with a term of less than two years with counterparties who at the time of execution of the contract were rated at least BBB- by S&P, BBB- by Fitch, or Baa3 by Moody’s, or who provide a guaranty from an affiliate with such a rating, (v) LNG sales contracts with a term of less than two years with counterparties who are not at the time of execution of the contract rated at least BBB- by S&P, BBB- by Fitch, or Baa3 by Moody’s to the extent the counterparty provides a letter of credit from a financial institution rated at least A- by S&P or A3 by Moody’s with respect to its estimated obligations under the contract for a period of 60 days, (vi) LNG sales contracts with a term of two (2) or more years, provided, that (I) the counterparties are at the time of execution of the contract rated at least BBB- by S&P, BBB- by Fitch, or Baa3 by Moody’s, or provide a guaranty from an affiliate with such a rating, and (II) entry into the contract is approved by the Required Secured Parties, which consent shall not be unreasonably withheld, (vii) LNG sales contracts with a term of six months or less, or (viii) LNG sales contracts with counterparties who prepay (in cash) for their LNG purchase obligations under such contracts; provided, that in the case of clauses (iv), (v), (vi), (vii) and (viii), performance under such contracts shall not adversely affect our ability to meet our obligations under the FOB Sale and Purchase Agreements (as defined in the Common Terms Agreement) and, if Train 6 Debt has been incurred, the Train 6 FOB Sale and Purchase Agreements.

Events of Default

Each of the following is a “CTA Event of Default” under the Common Terms Agreement:

(1)	default in the payment when due of any principal of any Secured Debt; unless (x) such default is caused by an administrative or technical error and (y) payment is made within three Business Days of its due date;

(2)	default in the payment when due of any interest on any Secured Debt or any fee or any other amount or Obligation payable under the Common Terms Agreement, any Secured Debt Instrument, any Secured

Hedge Instrument or any other CTA Financing Document and such default continues unremedied for a period of three Business Days after the occurrence of such default;

(3)	default with respect to (x) Additional Secured Debt or (y) any Indebtedness of SPLNG or us that is in excess of $100,000,000 in the aggregate (other than any amount due in respect of Additional Secured Debt or Facility Debt) and continued beyond any applicable grace period, the effect of which has been to cause the entire amount of such Indebtedness under this clause (y) to become due (whether by redemption, purchase, offer to purchase or otherwise) and such Indebtedness under this clause (y) remains unpaid or the acceleration of its stated maturity unrescinded;

(4)	we or any other Loan Party fail to comply with certain covenants regarding maintenance of existence; compliance with anti-terrorism laws, money laundering laws or laws of the Office of Foreign Assets Control of the U.S. Department of Treasury (except where caused by administrative or technical error); maintenance of Liens; use of proceeds; Debt Service Coverage Ratio; fundamental changes; nature of business; restrictions on Indebtedness; Restricted Payments; limitation on Liens; margin regulations; Hedging Agreements; Guarantees (as defined in the Common Terms Agreement); sale of natural gas in interstate commerce; and environmental claims’ and notice;

(5)	we or any other Loan Party fail to comply with certain covenants regarding compliance with environmental laws; compliance with anti-terrorism laws, money laundering laws or laws of the Office of Foreign Assets Control of the U.S. Department of Treasury (caused by administrative or technical error); taxes; maintenance of Liens; fundamental changes; nature of business; Project Documents; transactions with Affiliates; Accounts; EPC and construction contracts; GAAP; Permitted Investments and notice requirements and such default continues uncured for a 15-day period after (i) we receive written notice of such default from the Common Security Trustee or any Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative or (ii) we obtain Knowledge of such default;

(6)	we or any other Loan Party, as applicable, fail to comply with any other covenant or agreement to be performed or observed under the CTA Financing Documents; provided, that if such failure is capable of remedy, no CTA Event of Default will occur if such default is remedied within a 30-day period (extended up to 90 days if such failure is not capable of remedy within 30 days) after our receipt of written notice of such default from the Common Security Trustee or any Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative;

(7)	any representation or warranty made by us or any other Loan Party in any CTA Financing Document, certificate, financial statement, or other document furnished to the Common Security Trustee or any Secured Debt Holder proves to have been false or misleading as of the time made, provided, that such incorrect representation or warranty would not reasonably expected to result in a Material Adverse Effect or is capable of being cured and is cured within 60 days after the earlier of (i) our receipt of written notice of such default from the Common Security Trustee or any Secured Debt Holder Group Representative, Secured Hedge Representative or Secured Gas Hedge Representative or (ii) our Knowledge of such default;

(8)

(i) any Material Project Document shall cease to be valid and binding or in full force and effect or shall have material Impairment (except in ordinary course (and not related to any default or early termination right thereunder)); (ii) we or any Material Project Party are in material breach or default, or a termination event shall occur under the FOB Sale and Purchase Agreements, the EPC Contracts or the Sabine Pass Liquefaction TUA, (iii) we or any other Project Party shall be in breach or default, or a termination event shall occur, under any other Project Document or Consent and any such event under this clause (iii) could reasonably be expected to result in a Material Adverse Effect; provided, however, that no Event of Default shall have occurred pursuant to this clause (8) if (A) in the case of the occurrence of an event under clause (i), (ii) or (iii) above, such breach, default, termination event, or other event is cured within the lesser of 60 days of such breach, default, termination event, or other event and the cure period permitted under the applicable Project Document with respect to such breach, default, termination event, or other event or (B) in the case of the occurrence of any of the events set forth in clause (i), (ii) or (iii) above with respect to any Project Document, we notify the Common Security Trustee that we intend to replace such Project Document and diligently pursue such replacement and the applicable Project Document is replaced within 180 days with a Project Document or Additional Material Project Document, as applicable, that is on terms and conditions that are and with a Project Party that is reasonably acceptable to the Required Secured Parties;

(9)	any Government Approval related to us or the Development shall be Impairment and such Impairment could reasonably be expected to have a Material Adverse Effect unless (i) we provide a reasonable remediation plan within 10 Business Days following our Knowledge of the occurrence of such Impairment, (ii) we diligently pursue the implementation of such remediation plan and (iii) such Impairment is cured within 90 days of the occurrence thereof;

(10)	a Bankruptcy shall occur with respect to (i) any Loan Party, (ii) SPLNG, or (iii) prior to Final Completion, the EPC Contractor or Bechtel Global Energy, Inc.;

(11)	(x) Prior to the Project Completion Date, a judgment or order, or series of judgments or orders, for the payment of money in excess of $200,000,000 in the aggregate or a final judgment or order, or series of final judgments or orders, for the payment of money in excess of $120,000,000 in the aggregate, or (y) following the Project Completion Date, a final judgment or order, or series of judgments or orders, for the payment of money in excess of $120,000,000 in the aggregate (net of insurance proceeds which are reasonably expected to be paid), in either case shall be rendered against any Loan Party, in each case, by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction over any such entity and the same shall not be discharged (or provision shall not be made for such discharge), dismissed or stayed, within 45 days from the date of entry of such judgment or order or judgments or orders;

(12)	the Common Terms Agreement or any other CTA Financing Documents or any material provision of any CTA Financing Document, (i) is declared by a court of competent jurisdiction to be illegal or unenforceable, (ii) should otherwise cease to be valid and binding or in full force and effect or shall result in material Impairment (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default under the Common Terms Agreement)) or (iii) is (including the enforceability thereof) expressly terminated, contested or repudiated by any Loan Party, the Parent, or any Affiliate of any of them;

(13)	an Event of Loss occurs (unless, in the case of an Event of Loss of all or substantially all of the pipelines necessary to supply gas to the Project, such Event of Loss constitutes Force Majeure);

(14)	the Parent fails to (i) hold directly or indirectly more than 50% of the ownership interests in us or (ii) control, directly or indirectly (without granting to any other Person any negative controls over its right to exercise such control), voting rights with more than 50% of the votes of all classes in us;

(15)	a Secured Party shall become subject to certain regulations solely by virtue of (i) the ownership or the operation of the Project or (ii) the execution, delivery or performance of the Transaction Documents;

(16)

failure of (a) the Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement to occur on or before the BG DFCD Deadline (as defined in the Common Terms Agreement), (b) the failure of the Date of First Commercial Delivery under and as defined in the GN FOB Sale and Purchase Agreement to occur on or before the GN DFCD Deadline (as defined in the Common Terms Agreement), (c) the Date of First Commercial Delivery under and as defined in the KOGAS FOB Sale and Purchase Agreement to occur on or before the KOGAS DFCD Deadline (as defined in the Common Terms Agreement), or (d) the Date of First Commercial Delivery under and as defined in the GAIL FOB Sale and Purchase Agreement to occur on or before the GAIL DFCD Deadline (as defined in the Common Terms Agreement), (e) the Date of First Commercial Delivery under and as defined in the Centrica FOB Sale and Purchase Agreement to occur on or before the Centrica DFCD Deadline (as defined in the Common Terms Agreement), (f) the Date of First Commercial Delivery under and as defined in the Total FOB Sale and Purchase Agreement to occur on or before the Total DFCD Deadline (as defined in the Common Terms Agreement) or (g) if Train 6 Debt has been incurred, the Date of First Commercial Delivery under and as defined in each Train 6 FOB Sale and Purchase Agreement to occur on or before the applicable Train 6 DFCD Deadline (as defined in the Common Terms Agreement), unless in any such case, (x) the Common Security Trustee shall have received a certificate of the Independent Engineer on or before such deadline, certifying that in its opinion Train 1 DFCD under and as defined in the BG FOB Sale and Purchase Agreement or the Date of First Commercial Delivery under the other FOB Sale and Purchase Agreements, as applicable, could reasonably be expected to occur (which shall include consideration of our available cash) thirty (30) days prior to the date that the Buyer under the applicable FOB Sale and Purchase Agreement would have the right to terminate thereunder for failure to achieve Train 1 DFCD or Date of First Commercial Delivery, as applicable, in each case without giving effect to any extended cure period for the benefit of the lenders under the Credit Agreements in any direct agreement between the Common Security Trustee and such Buyer and (y) the Train 1 DFCD or the Date of First Commercial Delivery, as applicable, is in fact achieved by no later than such thirty (30) days prior to such date;

(17)	failure to achieve the Project Completion Date by the Date Certain; and

(18)	additional events of default in respect of (i) certain ERISA events, (ii) our failure to maintain insurance, (iii) failure to maintain Liens, (iv) an Event of Abandonment occurs, and (v) certain force majeure events.

EPC Contract (Trains 1 and 2)

We have entered into a Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of Trains 1 and 2 and related facilities dated November 11, 2011 (the “EPC Contract (Trains 1 and 2)”) with Bechtel.

Parent Guarantee

Bechtel Global Energy, Inc. guarantees Bechtel’s obligations under the EPC Contract (Trains 1 and 2).

Scope of Work

The work to be performed by Bechtel includes procurement, engineering, construction, design, installation, training, commissioning, testing and placing into service of Trains 1 and 2 and related facilities, each with a nominal production capacity of approximately 4.5 mtpa of LNG.

Contract Price

The total contract price of the EPC Contract (Trains 1 and 2) is approximately $4.1 billion, reflecting amounts incurred under change orders through March 31, 2017. Total expected capital costs for Trains 1 through 5 are estimated to be between $12.5 billion and $13.5 billion before financing costs and between $17.5 billion and $18.5 billion after financing costs, including, in each case, estimated owner’s costs and contingencies. Our cost estimates are subject to changes as described in “Risk Factors—Risks Relating to the Completion of Our Liquefaction Facilities and the Development and Operation of Our Business.”

Bechtel Change Orders

The EPC Contract (Trains 1 and 2) also entitles Bechtel to a change order amending its rights and obligations to the extent it is adversely affected by any of the following: (i) a change in law, (ii) certain acts or omissions by us, (iii) force majeure, (iv) acceleration of work by us, (v) delay in delivery of insurance proceeds in the case of insured loss, (vi) suspension in work ordered by us, (vii) subsurface soil conditions materially different from those described in the geotechnical studies, (viii) discovery of hazardous materials for which we are responsible, (ix) physical damage caused by a third party not under Bechtel’s control, and (x) other specified reasons in the EPC Contract (Trains 1 and 2).

Our Change Orders

The EPC Contract (Trains 1 and 2) entitles us to a change order unilaterally up to certain thresholds and thereafter upon request provided that agreement is reached on any changes to the contract price, project schedule, design, payment schedule, minimum acceptance criteria, performance guarantee and any other obligation of Bechtel under the EPC Contract (Trains 1 and 2).

Down Payment Security

Bechtel has provided a letter of credit in the amount of 10% of the contract price. The amount of the letter of credit will decrease to an aggregate amount of (i) 7% of the contract price after substantial completion of Train 1 such that it can receive natural gas and produce and transfer LNG, (ii) 4% of the contract price after substantial completion of Train 2 such that it can receive natural gas and produce and transfer LNG, (iii) 2% of the contract price after the expiration of the defect correction period for Train 1, and (iv) zero % of the contract price after the expiration of the defect correction period for Train 2; provided that, all delay liquidated damages due and owing have been paid by Bechtel and each of Trains 1 and 2 has either achieved the performance guarantee or Bechtel has paid the applicable performance liquidated damages.

Warranty

In the EPC Contract (Trains 1 and 2), Bechtel warrants that (i) the equipment will be new (unless otherwise specified in the EPC Contract (Trains 1 and 2)) and of good quality, (ii) the work and the equipment will meet the requirements of the EPC Contract (Trains 1 and 2), including good engineering and construction practices and applicable laws, codes and standards, and (iii) the work and the equipment will be free from encumbrances to title.

Until 18 months after substantial completion of each of Trains 1 and 2, Bechtel will be liable to promptly correct any work that is found defective with respect to such Train.

Minimum Acceptance Criteria Not Achieved

If either Train 1 or Train 2 fails to achieve 95% of the performance guarantee set forth in the EPC Contract (Trains 1 and 2) by the applicable guaranteed substantial completion date, then (i) substantial completion of such Train will not occur and (ii) Bechtel will pay delay liquidated damages. In addition, Bechtel is required to attempt for 10 months thereafter to correct the work to enable the Train to achieve the minimum acceptance criteria and otherwise achieve substantial completion. If the Train has not achieved the minimum acceptance criteria and substantial completion at the end of this 10-month period, then we have the option, in our sole discretion, of either (i) granting Bechtel an additional 10-month correction period or (ii) declaring a Bechtel default.

Performance Liquidated Damages

If either Train 1 or Train 2 has not achieved the performance guarantee within a specified period after the guaranteed substantial completion date, then Bechtel is required to pay the applicable performance liquidated damages.

Delay Liquidated Damages

If substantial completion of Train 1 or Train 2 occurs after the applicable guaranteed substantial completion date, Bechtel will pay us the applicable daily rate of delay liquidated damages as defined in the EPC Contract (Trains 1 and 2) until substantial completion of such Train occurs, subject to a cap.

Schedule Bonus

Bechtel is entitled to receive specified bonuses for timely substantial completion of Train 1 or Train 2.

Suspension

We have the right to suspend the work for such time as we may require. Except where such suspension is due to Bechtel’s or its subcontractors’ fault, Bechtel shall be entitled to a change order to recover the reasonable costs of such suspension. If suspension of all of the work continues for an individual period exceeding 90 consecutive days, or if one or more suspension periods continue for more than 120 days in the aggregate, and provided such suspension is not due to the fault of Bechtel or its subcontractors or force majeure, then Bechtel shall have the right to terminate the EPC Contract (Trains 1 and 2).

Bechtel may also suspend the work under the EPC Contract (Trains 1 and 2) if we fail to pay any undisputed amount owing to Bechtel or if we fail to escrow disputed amounts in excess of $10 million as required by the EPC Contract (Trains 1 and 2).

Termination by us for Bechtel Default

If Bechtel (i) fails to timely commence the work, (ii) abandons the work, (iii) fails to materially comply with its material obligations, (iv) makes an unpermitted assignment, (v) fails to maintain required insurance, (vi) materially disregards applicable law or applicable standards and codes, or (vii) an insolvency event occurs with respect to Bechtel or its guarantor, then we have the right to require that Bechtel cure such default. If Bechtel fails to cure such default, or if Bechtel or its guarantor experiences an insolvency event, we, without prejudice to our other rights, may terminate the EPC Contract (Trains 1 and 2).

Termination by us for Convenience

We also have the right to terminate the EPC Contract (Trains 1 and 2) for our convenience, in which case Bechtel will be paid (i) the portion of the Contract Price for the work performed, (ii) costs reasonably incurred by Bechtel on account of such termination and demobilization, and (iii) a lump sum up to $30,000,000 depending on the termination date if the EPC Contract (Trains 1 and 2) is terminated after issuance of the notice to proceed.

Termination by Bechtel for our Default

If we (i) fail to pay any undisputed amount, (ii) fail to materially comply with any of our material obligations, or (iii) experience an insolvency event, then Bechtel has the right to provide written notice demanding that such default be cured. If we fail to cure such default or we experience an insolvency event, Bechtel may terminate the EPC Contract (Trains 1 and 2).

Termination in the Event of an Extended Force Majeure

If one force majeure event causes suspension of a substantial portion of the work for more than 100 consecutive days or any one or more force majeure events causes suspension of a substantial portion of the work for a period exceeding 180 days in the aggregate during any continuous 24-month period, then either party may terminate the EPC Contract (Trains 1 and 2).

Limitation on Bechtel’s Liability

Bechtel’s liability under the EPC Contract (Trains 1 and 2) is limited as specified in the EPC Contract (Trains 1 and 2), except that this limit does not apply to certain indemnification obligations, to Bechtel’s title warranty, or to Bechtel’s obligation to complete all work required to ensure that each Train is ready to receive natural gas and produce LNG.

Assignment

The parties may not assign the EPC Contract (Trains 1 and 2) without prior written consent of the other party; however, we have the right to assign the EPC Contract (Trains 1 and 2) to our affiliates with notice to Bechtel and may collaterally assign to any lender without Bechtel’s consent.

EPC Contract (Trains 3 and 4)

We have entered into a Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of Trains 3 and 4 and related facilities dated December 20, 2012 (the “EPC Contract (Trains 3 and 4)”) with Bechtel.

Parent Guarantee

Bechtel Global Energy, Inc. guarantees Bechtel’s obligations under the EPC Contract (Trains 3 and 4).

Scope of Work

The work to be performed by Bechtel includes (i) procurement, engineering, design, installation, training, commissioning and placing into service of Trains 3 and 4 and related facilities, each with a nominal production capacity of approximately 4.5 mtpa of LNG and (ii) certain modifications and improvements to Trains 1 and 2 and the Sabine Pass LNG terminal.

Contract Price

The total contract price of the EPC Contract (Trains 3 and 4) is approximately $3.9 billion, reflecting amounts incurred under change orders through March 31, 2017. Total expected capital costs for Trains 1 through 5 are estimated to be between $12.5 billion and $13.5 billion before financing costs and between $17.5 billion and $18.5 billion after financing costs, including, in each case, estimated owner’s costs and contingencies. Our cost estimates are subject to changes as described in “Risk Factors—Risks Relating to the Completion of Our Liquefaction Facilities and the Development and Operation of Our Business.”

Bechtel Change Orders

The EPC Contract (Trains 3 and 4) also entitles Bechtel to a change order amending its rights and obligations to the extent it is adversely affected by any of the following: (i) a change in law, (ii) certain acts or omissions by us, (iii) force majeure, (iv) acceleration of work by us, (v) delay in delivery of insurance proceeds in the case of insured loss, (vi) suspension in work ordered by us, (vii) subsurface soil conditions materially different from those described in the geotechnical studies, (viii) discovery of hazardous materials for which we are responsible, (ix) physical damage caused by a third party not under Bechtel’s control, and (x) other specified reasons in the EPC Contract (Trains 3 and 4).

Our Change Orders

The EPC Contract (Trains 3 and 4) entitles us to a change order unilaterally up to certain thresholds and thereafter upon request provided that agreement is reached on any changes to the contract price, project schedule, design, payment schedule, minimum acceptance criteria, performance guarantee and any other obligation of Bechtel under the EPC Contract (Trains 3 and 4).

Warranty

In the EPC Contract (Trains 3 and 4), Bechtel warrants that (i) the equipment will be new (unless otherwise specified in the EPC Contract (Trains 3 and 4)) and of good quality, (ii) the work and the equipment will meet the requirements of the EPC Contract (Trains 3 and 4), including good engineering and construction practices and applicable laws, codes and standards, and (iii) the work and the equipment will be free from encumbrances to title.

Until 18 months after substantial completion of each of Trains 3 and 4, Bechtel will be liable to promptly correct any work that is found defective with respect to such Train.

Minimum Acceptance Criteria Not Achieved

If either Train 3 or Train 4 fails to achieve 95% of the performance guarantee set forth in the EPC Contract (Trains 3 and 4) by the applicable guaranteed substantial completion date, then (i) substantial completion of such Train will not occur and (ii) Bechtel will pay delay liquidated damages. In addition, Bechtel is required to attempt for 10 months thereafter to correct the work to enable the Train to achieve the minimum acceptance criteria and otherwise achieve substantial completion. If the Train has not achieved the minimum acceptance criteria and substantial completion at the end of this 10-month period, then we have the option, in our sole discretion, of either (i) granting Bechtel an additional 10-month correction period or (ii) declaring a Bechtel default.

Performance Liquidated Damages

If either Train 3 or Train 4 has not achieved the performance guarantee within a specified period after the guaranteed substantial completion date, then Bechtel is required to pay the applicable performance liquidated damages.

Delay Liquidated Damages

If substantial completion of Train 3 or Train 4 occurs after the applicable guaranteed substantial completion date, Bechtel will pay us the applicable daily rate of delay liquidated damages as defined in the EPC Contract (Trains 3 and 4) until substantial completion of such Train occurs.

Schedule Bonus

Bechtel is entitled to receive specified bonuses for timely substantial completion of Train 3 or Train 4.

Suspension

We have the right to suspend the work for such time as we may require. Except where such suspension is due to Bechtel’s or its subcontractors’ fault, Bechtel shall be entitled to a change order to recover the reasonable costs of such suspension. If suspension of all of the work continues for an individual period exceeding 90 consecutive days, or if one or more suspension periods continue for more than 120 days in the aggregate, and provided such suspension is not due to the fault of Bechtel or its subcontractors or force majeure, then Bechtel shall have the right to terminate the EPC Contract (Trains 3 and 4).

Bechtel may also suspend the work under the EPC Contract (Trains 3 and 4) if we fail to pay any undisputed amount owing to Bechtel or if we fail to escrow disputed amounts in excess of $10 million as required by the EPC Contract (Trains 3 and 4).

Termination by us for Bechtel Default

If Bechtel (i) fails to timely commence the work, (ii) abandons the work, (iii) fails to materially comply with its material obligations, (iv) makes an unpermitted assignment, (v) fails to maintain required insurance, (vi) materially disregards applicable law or applicable standards and codes, or (vii) an insolvency event occurs with respect to Bechtel or its guarantor, then we have the right to require that Bechtel cure such default. If Bechtel fails to cure such default, or if Bechtel or its guarantor experiences an insolvency event, we, without prejudice to our other rights, may terminate the EPC Contract (Trains 3 and 4).

Termination by us for Convenience

We also have the right to terminate the EPC Contract (Trains 3 and 4) for our convenience, in which case Bechtel will be paid (i) the portion of the Contract Price for the work performed, (ii) costs reasonably incurred by Bechtel on account of such termination and demobilization, and (iii) a lump sum of between $1,000,000 and $2,500,000 depending on the termination date if the EPC Contract (Trains 3 and 4) is terminated prior to issuance of the notice to proceed and up to $30,000,000 depending on the termination date if the EPC Contract (Trains 3 and 4) is terminated after issuance of the notice to proceed.

Termination by Bechtel for our Default

If we (i) fail to pay any undisputed amount, (ii) fail to materially comply with any of our material obligations, or (iii) experience an insolvency event, then Bechtel has the right to provide written notice demanding that such default be cured. If we fail to cure such default or we experience an insolvency event, Bechtel may terminate the EPC Contract (Trains 3 and 4).

Termination in the Event of an Extended Force Majeure

If one force majeure event causes suspension of a substantial portion of the work for more than 100 consecutive days or any one or more force majeure events causes suspension of a substantial portion of the work for a period exceeding 180 days in the aggregate during any continuous 24-month period, then either party may terminate the EPC Contract (Trains 3 and 4).

Limitation on Bechtel’s Liability

Bechtel’s liability under the EPC Contract (Trains 3 and 4) is limited as specified in the EPC Contracts (Trains 3 and 4), except that this limit does not apply to certain indemnification obligations, to Bechtel’s title warranty, or to Bechtel’s obligation to complete all work required to ensure that each liquefaction train is ready to receive natural gas and produce LNG.

Assignment

The parties may not assign the EPC Contract (Trains 3 and 4) without prior written consent of the other party; however, we have the right to assign the EPC Contract (Trains 3 and 4) to our affiliates with notice to Bechtel and may collaterally assign to any lender without Bechtel’s consent.

EPC Contract (Train 5)

We have entered into a Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of Train 5 and related facilities dated May 4, 2015 (the “EPC Contract (Train 5)”) with Bechtel.

Parent Guarantee

Bechtel Global Energy, Inc. guarantees Bechtel’s obligations under the EPC Contract (Train 5).

Scope of Work

The work to be performed by Bechtel includes (i) procurement, engineering, design, installation, training, commissioning and placing into service of Train 5 and related facilities, with a nominal production capacity of approximately 4.5 mtpa of LNG.

Contract Price

The total contract price of the EPC Contract (Train 5) is approximately $3.0 billion, reflecting amounts received under change orders through March 31, 2017. Total expected capital costs for Trains 1 through 5 are estimated to be between $12.5 billion and $13.5 billion before financing costs and between $17.5 billion and $18.5 billion after financing costs, including, in each case, estimated owner’s costs and contingencies. Our cost estimates are subject to changes as described in “Risk Factors—Risks Relating to the Completion of Our Liquefaction Facilities and the Development and Operation of Our Business.”

Bechtel Change Orders

The EPC Contract (Train 5) also entitles Bechtel to a change order amending its rights and obligations to the extent it is adversely affected by any of the following: (i) a change in law, (ii) certain acts or omissions by us, (iii) force majeure, (iv) acceleration of work by us, (v) delay in delivery of insurance proceeds in the case of insured loss, (vi) suspension in work ordered by us, (vii) subsurface soil conditions materially different from those described in the geotechnical studies, (viii) discovery of hazardous materials for which we are responsible, (ix) physical damage caused by a third party not under Bechtel’s control, and (x) other specified reasons in the EPC Contract (Train 5).

Our Change Orders

The EPC Contract (Train 5) entitles us to a change order unilaterally up to certain thresholds and thereafter upon request provided that agreement is reached on any changes to the contract price, project schedule, design, payment schedule, minimum acceptance criteria, performance guarantee and any other obligation of Bechtel under the EPC Contract (Train 5).

Warranty

In the EPC Contract (Train 5), Bechtel warrants that (i) the equipment will be new (unless otherwise specified in the EPC Contract (Train 5)) and of good quality, (ii) the work and the equipment will meet the requirements of the EPC Contract (Train 5), including good engineering and construction practices and applicable laws, codes and standards; and (iii) the work and the equipment will be free from encumbrances to title.

Until 18 months after substantial completion of Train 5, Bechtel will be liable to promptly correct any work that is found defective with respect to Train 5.

Minimum Acceptance Criteria Not Achieved

If Train 5 fails to achieve 95% of the performance guarantee set forth in EPC Contract (Train 5) by the guaranteed substantial completion date then (i) substantial completion of Train 5 will not occur and (ii) Bechtel will pay delay liquidated damages. In addition, Bechtel shall attempt for 10 months thereafter to correct the work to enable the liquefaction train to achieve the minimum acceptance criteria and otherwise achieve substantial completion. If Train 5 has not achieved the minimum acceptance criteria and substantial completion at the end of this 10-month period then we have the option, in our sole discretion, of either (i) granting Bechtel an additional 10-month correction period; or (ii) declaring a Bechtel default.

Performance Liquidated Damages

If Train 5 has not achieved the performance guarantee within a specified period after the guaranteed substantial completion date, then Bechtel is required to pay the applicable performance liquidated damages.

Delay Liquidated Damages

If substantial completion of Train 5 occurs after the applicable guaranteed substantial completion date, Bechtel will pay us the applicable daily rate of delay liquidated damages as defined in the EPC Contract (Train 5) until substantial completion of such Train occurs.

Schedule Bonus

Bechtel is entitled to receive specified bonuses for timely substantial completion of Train 5.

Suspension

We have the right to suspend the work for such time as we may require. Except where such suspension is due to Bechtel’s or its subcontractors’ fault, Bechtel shall be entitled to a change order to recover the reasonable costs of such suspension. If suspension of all of the work continues for an individual period exceeding 90 consecutive days, or if one or more suspension periods continue for more than 120 days in the aggregate, and provided such suspension is not due to the fault of Bechtel or its subcontractors or force majeure, then Bechtel shall have the right to terminate the EPC Contract (Train 5).

If we fail to pay any undisputed amount owing to Bechtel or if we fail to escrow disputed amounts in excess of $10.0 million as required by the EPC Contract (Train 5), then Bechtel may suspend performance.

Termination by us for Bechtel Default

If Bechtel (i) fails to timely commence the work, (ii) abandons the work, (iii) fails to materially comply with its material obligations; (iv) makes an unpermitted assignment; (v) fails to maintain required insurance; (vi) materially disregards applicable law or applicable standards and codes; or (vii) an insolvency event occurs with respect to Bechtel or its guarantor, then we have the right to require that Bechtel cure such default and if Bechtel fails to cure such default, or if Bechtel or its guarantor experiences an insolvency event, we, without prejudice to our other rights may terminate the EPC Contract (Train 5).

Termination by Us for Convenience

We also have the right to terminate the EPC Contract (Train 5) for its convenience, in which case Bechtel will be paid (i) the portion of the contract price for the work performed, (ii) costs reasonably incurred by Bechtel on account of such termination and demobilization and (iii) in respect of loss of profit, a lump sum of between $1.0 million and $2.5 million depending on the termination date if the EPC Contract (Train 5) is terminated prior to issuance of notice to proceed and up to $30.0 million depending on the terminations date if the EPC Contract (Train 5) is terminated after the notice to proceed is issued.

Termination by Bechtel for Our Default

If we (i) fail to pay any undisputed amount; (ii) fail to materially comply with any of our material obligations or (iii) experience an insolvency event, then Bechtel has the right to provide written notice demanding that such default be cured. If we fail to cure such default or we experience an insolvency event, Bechtel may terminate the EPC Contract (Train 5).

Termination in the Event of an Extended Force Majeure

If one force majeure event causes suspension of a substantial portion of the work for more than 100 consecutive days or any one or more force majeure events causes suspension of a substantial portion of the work for a period exceeding 180 days in the aggregate during any continuous 24 month period, in the aggregate, then either party may terminate the EPC Contract (Train 5).

Limitation on Bechtel’s Liability

Bechtel’s liability under the EPC Contract (Train 5) is limited as specified in the EPC Contract (Train 5); except that this limit does not apply to certain indemnification obligations, or Bechtel’s title warranty, or Bechtel’s obligation to complete all work required to ensure that each liquefaction train is ready to receive natural gas and produce LNG.

Assignment

The parties may not assign the EPC Contract (Train 5) without prior written consent of the other party; however, we have the right to assign the EPC Contract (Train 5) to our affiliates with notice to Bechtel and may collaterally assign to any lender without Bechtel’s consent.

LNG Sale and Purchase Agreements

We have entered into seven LNG Sale and Purchase Agreements (each, an “SPA” and together, the “SPAs”) with different buyers for the off take of LNG from Trains 1 through 5.

BG SPA

On January 25, 2012, we entered into an Amended and Restated LNG Sale and Purchase Agreement (FOB) (“BG SPA”) with BG Gulf Coast LNG, LLC (“BG”), an affiliate of BG Energy Holdings Limited (“BG Parent”). The BG SPA amends the LNG Sale and Purchase Agreement entered into on October 25, 2011 between us and BG.

Sale and Purchase, Payment and Certain Other Obligations

Under the BG SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	We will sell and make available for delivery, and BG will take and pay for, cargoes of LNG with an annual contract quantity of 286,500,000 MMBtu (equivalent to approximately 5.5 mtpa); 182,500,000 MMBtu upon the date of first commercial delivery for Train 1, an additional 36,500,000 MMBtu upon the date of first commercial delivery for Train 2, an additional 34,000,000 MMBtu upon the date of first commercial delivery for Train 3 and an additional 33,500,000 MMBtu upon the date of first commercial delivery for Train 4.

•	BG will pay us a fixed fee of $2.25 per MMBtu for 182,500,000 MMBtu of the annual contract quantity that commences upon the date of first commercial delivery for Train 1. In addition, BG will pay us a fixed fee of $3.00 per MMBtu for the remaining 104,000,000 MMBtu of the annual contract quantity with respect to Trains 2, 3 and 4. The fixed fee is payable regardless of whether BG purchases any cargoes of LNG. The fixed fee will be paid ratably on a monthly basis, and approximately 15% per MMBtu of the fixed fee will be subject to annual adjustment for inflation.

•	BG will also pay us a contract sales price for each MMBtu of LNG made available under the BG SPA. The contract sales price will be equal to 115% of Henry Hub.

•	The LNG delivery, take, payment and related obligations with respect to: (i) 182,500,000 MMBtu will commence upon the date of first commercial delivery for Train 1 (as determined in accordance with the BG SPA); (ii) 36,500,000 MMBtu will commence upon the date of first commercial delivery for Train 2 (the “Train 2 Tranche”); (iii) 34,000,000 MMBtu will commence upon the date of first commercial delivery for Train 3 (the “Train 3 Tranche”) and (iv) 33,500,000 MMBtu will commence upon the date of first commercial delivery for Train 4 (the “Train 4 Tranche”). For each of Train 2, Train 3 and Train 4, the date of first commercial delivery is the first day of the month following the later of: (i) the date designated for the first commercial delivery of LNG for such train and (ii) the date on which such train is commercially operable (as determined in accordance with the BG SPA).

•	If Train 2, Train 3 or Train 4 do not timely commence operations, BG may terminate the Train 2 Tranche, the Train 3 Tranche or the Train 4 Tranche, respectively.

•	We will designate the date for the first commercial delivery of LNG for (i) Train 1 within the 180-day period commencing 50 months after August 9, 2012, (ii) Train 2 and Train 3 within the 180-day period commencing 59 months after August 9, 2012 and May 28, 2013, respectively, and (iii) Train 4 within the 180-day period commencing 68 months after May 28, 2013.

•	In the event that we determine, acting reasonably, that Train 1 is capable of producing LNG complying with the specifications set forth in the BG SPA prior to the start of the first contract year, we shall offer to BG the first 500,000 MMBtu per day produced by Train 1, provided that such LNG is to be allocated and scheduled for delivery in full cargo lots between 3,100,000 to 3,750,000 MMBtu. If the delivery window is at least 60 days from the offer date, BG may either decline such offer, which requires BG to pay an amount equal to $2.25 per MMBtu of such LNG rejected by BG, or accept the offer and pay an amount per MMBtu equal to 115% of Henry Hub plus $2.25 per MMBtu. If the delivery window is less than 60 days from the offer, BG is required to use its reasonable efforts to accept such offer, and must respond to us within 5 days of our offer. If BG accepts such offer it shall pay an amount per MMBtu equal to 115% of Henry Hub plus $2.25 per MMBtu. If BG rejects such offer, BG is not required to pay any amount with respect to the declined LNG. In this case, we can elect to sell such LNG to a non-affiliated third party, in which case we shall pay to BG an amount equal to (a)(i) the price per MMBtu we received from such third party minus (ii) $2.25 per MMBtu plus 115% of Henry Hub (provided that for the purposes of the formula, the value of clause (a) shall never be below zero) multiplied by (b) the total MMBtu sold.

•	BG will have the right to cancel all or any part of a scheduled cargo of LNG by a timely advance notice, in which case BG will continue to be obligated to pay the full fixed fee but will forfeit its right to receive the cancelled quantity and will not be obligated to pay the contract sales price for the forfeited quantity.

•	The conditions precedent under the BG SPA were satisfied on August 9, 2012.

Term

The LNG delivery, payment and related provisions of the BG SPA have a 20-year term, commencing on the date of first commercial delivery for Train 1 (as determined in accordance with the BG SPA). BG has the right to extend the 20-year term for an additional period of up to 10 years.

Guarantee

BG Parent has irrevocably guaranteed BG’s payment obligations under the BG SPA.

Force Majeure

Force majeure is defined as any act, event or circumstance not reasonably within the control of, does not result from the fault or negligence of, and that would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) that prevents or delays such party’s performance of one or more of its obligations under the BG SPA including the withdrawal or expiration of or failure to obtain any governmental approvals or export authorizations.

For us, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the Project and the Sabine Pass LNG terminal or any connecting pipeline or (y) the liquefaction and loading facilities at the alternate source; and

•	any event that would constitute an event of force majeure under certain common facilities agreements, provided, however, that an event of force majeure under such agreements affecting us or our affiliates shall constitute force majeure under the BG SPA only to the extent such event satisfies the definition of force majeure in the BG SPA.

In respect of BG, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inoperability of any BG tanker;

•	events affecting the ability of BG tankers to reach the Project and the Sabine Pass LNG terminal or any alternate source not arising from loss of, accidental damage to or inoperability of such BG tanker;

•	loss of, accidental damage to, or inaccessibility to or inoperability of a discharge terminal; or

•	the unavailability of services provided by Sabine Pass Tug Services, LLC.

The party affected by an event of force majeure shall make all commercially reasonable efforts to mitigate the effects of such event of force majeure. The parties shall continue to perform their obligations under the BG SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

The parties have agreed that liquidated damages shall be payable to the affected party as the sole and exclusive remedy with respect to:

•	any cargo scheduled for delivery that BG does not take delivery of and such non-delivered amount is greater than 2% of the cargo scheduled for delivery;

•	any cargo scheduled for delivery that we do not make available to BG and such non-delivered amount is greater than 2% of the cargo scheduled for delivery;

•	a BG tanker exceeding the allotted berth time;

•	a BG tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the Project and the Sabine Pass LNG terminal and/or commencement of LNG transfer due to an event occurring at the Project and the Sabine Pass LNG terminal;

•	a BG tanker’s failure to vacate the berth at the end of its allowed berth time thereby delaying the loading and unloading of the subsequent LNG vessel; and

•	delivery of any off-spec LNG by us.

Limitations on Liability

Our maximum aggregate liability under the BG SPA (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to BG prior to the date of the calculation of such aggregate liability) as of any given date shall not exceed:

•	prior to the fifth anniversary of the date of first commercial delivery under the BG SPA, (A) if we have made a financial investment decision to proceed with Train 2 (but have not yet made a decision on Train 3), $720 million, (B) if we have made a financial investment decision to proceed with Train 2 and Train 3 (but have not yet made a decision on Train 4), $832 million, or (C) if we have made a financial investment decision to proceed with Train 4, $942 million, and

•	after the fifth anniversary of the date of first commercial delivery under the BG SPA, an amount equal to the product of (x) (A) if we have made a financial investment decision to proceed with Train 2 (but have not yet made a decision on Train 3), $438 million, (B) if we have made a financial investment decision to proceed with Train 2 and Train 3 (but have not yet made a decision on Train 4), $506 million, or (C) if we have made a financial investment decision to proceed with Train 4, $573 million and (y) the fixed fee applicable on the date of termination.

There is no cap on our liability if a financing contemplated under a direct agreement or re-financing thereof is not in place.

Termination

BG has the right to terminate the BG SPA if we declare an event of force majeure (as defined and provided in the BG SPA, including certain changes to the export authorizations): (i) with respect to a period that had continued uninterrupted or was reasonably projected by us to extend for 24 months and that had resulted or was reasonably projected by us to result in a 50 percent or greater reduction in the annualized annual contract quantity of LNG available to BG during that period; or (ii) one or more times and the interruptions from such force majeure events aggregated 24 or more months during any 36-month period and resulted in a 50 percent or greater reduction in the annualized annual contract quantity of LNG available to BG during that period. BG also has the right to terminate the BG SPA if, among other things: (i) BG declares an event of force majeure (as defined and provided in the BG SPA) with respect to governmental approvals and other specified matters and such force majeure continued for a period of 24 months and resulted in a reduction in the quantity of LNG that BG was able to take equal to or greater than 50% of the annual contract quantity during that period; (ii) we fail to make available to BG a series of two or more consecutive cargoes with scheduled cargo quantities totaling 12% or more of the then-applicable annual contract quantity or two or more cargoes during any 12-month period with scheduled cargo quantities totaling 35% or more of the then applicable annual contract quantity; or (iii) Train 1 does not commence commercial operations at the Project within 180 days after the date designated for the first commercial delivery. During any event of force majeure declared by BG or us, BG will continue to be obligated to pay the fixed fee subject to reduction under certain circumstances.

We have the right to terminate the BG SPA if: (i) the guaranty provided by BG Parent or a successor guarantor ceases to be in effect for longer than 10 business days; (ii) BG or its guarantor fails to execute certain agreements with financial lenders; (iii) BG fails to comply with applicable trade laws; or (iv) BG violates provisions of the BG SPA restricting parties to which LNG can be marketed and sold.

Either party has the right to terminate the BG SPA if: (i) a bankruptcy event (as defined in the BG SPA) occurs with respect to the other party; (ii) the other party fails to pay amounts due under the BG SPA in excess of $20 million for more than 10 business days; or (iii) the other party’s business practices cause it to violate certain applicable laws.

Taxes & Assignment

Under the BG SPA, we and BG are responsible for our respective taxes, and each of us may assign the BG SPA in its entirety to our respective affiliates. Other assignments are permitted only with consent as provided in the BG SPA.

Gas Natural Fenosa SPA

On November 21, 2011, we entered into an LNG Sale and Purchase Agreement (FOB), as amended by Amendment No. 1 of LNG Sale and Purchase Agreement dated April 3, 2013 (“Gas Natural Fenosa SPA”) with Gas Natural Aprovisionamientos SDG S.A. (which subsequently assigned its SPA to Gas Natural Fenosa LNG GOM Ltd.) (“Gas Natural Fenosa”), a subsidiary of Gas Natural SDG S.A. (“GNF”).

Sale and Purchase, Payment and Certain Other Obligations

Under the Gas Natural Fenosa SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	We will sell and make available for delivery, and Gas Natural Fenosa will take and pay for, cargoes of LNG with an annual contract quantity of 182,500,000 MMBtu (equivalent to approximately 3.5 mtpa).

•	Gas Natural Fenosa will pay us a fixed fee of $2.49 per MMBtu for the full 182,500,000 MMBtu annual contract quantity regardless of whether Gas Natural Fenosa purchases any cargoes of LNG. The fixed fee will be paid ratably on a monthly basis, and approximately $0.34 per MMBtu of the fixed fee will be subject to annual adjustment for inflation.

•	Gas Natural Fenosa will also pay us a contract sales price for each MMBtu of LNG made available under the Gas Natural Fenosa SPA. The contract sales price will be equal to 115% of Henry Hub.

•	Gas Natural Fenosa has the right to cancel all or any part of a scheduled cargo of LNG by a timely advance notice, in which case Gas Natural Fenosa will continue to be obligated to pay the full fixed fee charge but will forfeit its right to receive the cancelled quantity and will not be obligated to pay the contract sales price for the forfeited quantity.

•	The conditions precedent to the Gas Natural Fenosa SPA were satisfied on August 9, 2012.

•	We will designate the date for the first commercial delivery of LNG within the 180-day period commencing 59 months after August 9, 2012.

•	In the event that we determine, acting reasonably, that Train 2 is capable of producing LNG complying with the specifications set forth in the Gas Natural Fenosa SPA prior to the start of the first contract year, we shall offer to Gas Natural Fenosa the first 285,000 MMBtu per day produced by Train 2 on any day prior to the last day of the final window period, and the first 500,000 MMBtu per day produced by Train 2 on any day that is after the last day of the final window period, provided that such LNG is to be allocated and scheduled for delivery in full cargo lots between 3,100,000 to 3,950,000 MMBtu. If the delivery window is at least 60 days from the offer date, Gas Natural Fenosa may either decline such offer, which requires Gas Natural Fenosa to pay an amount equal to $2.49 per MMBtu of such LNG rejected by Gas Natural Fenosa, or accept the offer and pay an amount per MMBtu equal to 115% of Henry Hub plus $2.49 per MMBtu. If the delivery window is less than 60 days from the offer, Gas Natural Fenosa is required to use its reasonable efforts to accept such offer, and must respond to us within 5 days of our offer. If Gas Natural Fenosa accepts such offer, it shall pay an amount per MMBtu equal to 115% of Henry Hub plus $2.49 per MMBtu. If Gas Natural Fenosa declines such offer, neither we nor Gas Natural Fenosa will have any further liability to the other with respect to such LNG.

Term

The LNG delivery, payment and related provisions of the Gas Natural Fenosa SPA will have a 20-year term, commencing on the date of first commercial delivery for Train 2 (as determined in accordance with the Gas Natural Fenosa SPA). Gas Natural Fenosa will have the right to extend the 20-year term for an additional period of up to 10 years or, in certain circumstances, up to 12 years.

Guarantee

GNF has irrevocably guaranteed Gas Natural Fenosa’s payment obligations under the Gas Natural Fenosa SPA.

Force Majeure

Force majeure is defined as any act, event or circumstance not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) that prevents or delays such party’s performance of one or more of its obligations under the Gas Natural Fenosa SPA including the withdrawal or expiration of or failure to obtain any governmental approvals or export authorizations.

For us, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the Project and the Sabine Pass LNG terminal or any connecting pipeline or (y) the liquefaction and loading facilities at the alternate source; and

•	any event that would constitute an event of force majeure under certain common facilities agreements; provided, however, that an event of force majeure under such agreements affecting us or our affiliates shall constitute force majeure under the Gas Natural Fenosa SPA.

In respect of Gas Natural Fenosa, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inoperability of any Gas Natural Fenosa tanker;

•	events affecting the ability of Gas Natural Fenosa tankers to reach the Project and the Sabine Pass LNG terminal or any alternate source not arising from loss of, accidental damage to or inoperability of such Gas Natural Fenosa tanker;

•	loss of, accidental damage to, or inaccessibility to or inoperability of a discharge terminal; or

•	the unavailability of services provided by Sabine Pass Tug Services, LLC.

The party affected by an event of force majeure shall take all commercially reasonable efforts to mitigate the effects of such event of force majeure. The parties must continue to perform their obligations under the Gas Natural Fenosa SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

The parties have agreed that liquidated damages shall be payable to the affected party as the sole and exclusive remedy with respect to:

•	any cargo scheduled for delivery that Gas Natural Fenosa does not take delivery of and such non-delivered amount is greater than 2% of the cargo scheduled for delivery;

•	any cargo scheduled for delivery that we do not make available to Gas Natural Fenosa and such non-delivered amount is greater than 2% of the cargo scheduled for delivery;

•	a Gas Natural Fenosa tanker exceeding the allotted berth time;

•	a Gas Natural Fenosa tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the Project and the Sabine Pass LNG terminal and/or commencement of LNG transfer due to an event occurring at the Project and the Sabine Pass LNG terminal;

•	a Gas Natural Fenosa tanker’s failure to vacate the berth at the end of its allowed berth time thereby delaying the loading and unloading of the subsequent LNG vessel; and

•	delivery of any off-spec LNG by us.

Limitations on Liability

Our maximum aggregate liability (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to Gas Natural Fenosa) as of any given date shall not exceed (i) prior to the fifth anniversary of the date of first commercial delivery under the Gas Natural Fenosa SPA, $600 million and (ii) after the fifth anniversary of the date of first commercial delivery under the Gas Natural Fenosa SPA, an amount equal to $800 million. There is no cap on our liability if a financing contemplated under a direct agreement or re-financing thereof is not in place.

Termination

Gas Natural Fenosa has the right to terminate the Gas Natural Fenosa SPA if we declare an event of force majeure (as defined and provided in the Gas Natural Fenosa SPA, including certain changes to the export authorizations): (i) with respect to a period that had continued uninterrupted or was reasonably projected by us to extend for 24 months and that had resulted or was reasonably projected by us to result in a 50 percent or greater reduction in the annual contract quantity of LNG available to Gas Natural Fenosa during that period; or (ii) one or more times and the interruptions from such force majeure events aggregate 24 or more months during any 36-month period and resulted in a 50 percent or greater reduction in the annual contract quantity of LNG available to Gas Natural Fenosa during that period. Gas Natural Fenosa also has the right to terminate the Gas Natural Fenosa SPA if, among other things: (i) Gas Natural Fenosa declares an event of force majeure (as defined and provided in the Gas Natural Fenosa SPA) with respect to governmental approvals and other specified matters and such force majeure continued for a period of 24 months and resulted in a reduction in the quantity of LNG that Gas Natural Fenosa was able to take equal to or greater than 50% of the annual contract quantity during that period; (ii) we fail to make available to Gas Natural Fenosa seven consecutive cargoes, or 20 cargoes during any 12-month period; or (iii) Train 2 does not commence commercial operations at the Project within 180 days after the date designated for the first commercial delivery. During any event of force majeure declared by Gas Natural Fenosa or us, Gas Natural Fenosa will continue to be obligated to pay the fixed fee charge subject to reduction under certain circumstances.

We have the right to terminate the Gas Natural Fenosa SPA if: (i) the guaranty provided by GNF or a successor guarantor ceases to be in effect for longer than 10 business days; (ii) Gas Natural Fenosa or its guarantor fails to execute certain agreements with our financial lenders; (iii) Gas Natural Fenosa fails to comply with applicable trade laws; or (iv) Gas Natural Fenosa violates provisions of the Gas Natural Fenosa SPA restricting parties to which LNG can be marketed and sold.

Either party has the right to terminate the Gas Natural Fenosa SPA if: (i) a bankruptcy event (as defined in the Gas Natural Fenosa SPA) occurs with respect to the other party; (ii) the other party fails to pay amounts due under the Gas Natural Fenosa SPA in excess of $20 million and such non-payments continues for 10 business days; (iii) the other party’s business practices causes it to violate certain applicable laws; or (iv) Train 2 has not timely commenced commercial operations.

Taxes and Assignment

Under the Gas Natural Fenosa SPA, we and Gas Natural Fenosa are responsible for our respective taxes, and each of us may assign the Gas Natural Fenosa SPA in its entirety to our respective affiliates. Other assignments are permitted only with consent as provided in the Gas Natural Fenosa SPA.

KOGAS SPA

On January 30, 2012, we entered into an LNG Sale and Purchase Agreement (FOB), as amended by Amendment No. 1 of LNG Sale and Purchase Agreement, dated February 18, 2013 (“KOGAS SPA”) with Korea Gas Corporation (“KOGAS”).

Sale and Purchase, Payment and Certain Other Obligations

Under the KOGAS SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	Commencing on the date of first commercial delivery of LNG from Train 3 (as determined in accordance with the KOGAS SPA), we will sell and make available for delivery, and KOGAS will take and pay for, cargoes of LNG with an annual contract quantity of 182,500,000 MMBtu (equivalent to approximately 3.5 mtpa).

•	KOGAS will pay us a contract sales price for each MMBtu of LNG made available under the KOGAS SPA. The contract sales price will be equal to a fixed fee of $3.00 plus 115% of Henry Hub. $0.345 of the fixed fee will be subject to annual adjustment for inflation.

•	KOGAS will have the right to suspend delivery of all cargoes of LNG scheduled in a month by a timely advance notice, in which case KOGAS will continue to be obligated to pay the constant component of the contract sales price with respect to the quantity of LNG suspended but will forfeit its right to receive the suspended quantity. KOGAS will have the right to resume delivery of cargoes of LNG by a timely advance notice.

•	The conditions precedent to the KOGAS SPA were satisfied on May 28, 2013.

•	We will designate the date for the first commercial delivery of LNG from Train 3 within the 180-day period commencing 48 months after May 28, 2013.

Term

The LNG delivery, payment and related provisions of the KOGAS SPA will have a 20-year term, commencing on the date of first commercial delivery for Train 3 (as determined in accordance with the KOGAS SPA). KOGAS will have the right to extend the 20-year term for an additional period of up to 10 years.

Guarantee

KOGAS is required, at our request, to obtain a guarantee from a guarantor with a credit rating of at least Baa1/BBB+ only if it merges, consolidates or is acquired or if it transfers its rights under the KOGAS SPA. As of the date of this registration statement, there is no guarantor of KOGAS’s obligations under the KOGAS SPA.

Force Majeure

Force majeure is defined as any act, event or circumstance not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) that prevents or delays such party’s performance of one or more of its obligations under the KOGAS SPA including the withdrawal or expiration of or failure to obtain any governmental approvals or export authorizations.

For us, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the Sabine Pass LNG terminal and the Project or any connecting pipeline or (y) the liquefaction and loading facilities at the alternate source; and

•	any event that would constitute an event of force majeure under (A) any agreement that is between us and Sabine Pass LNG and is necessary for us to carry out certain obligations under the KOGAS SPA or (B) an agreement between us and Creole Trail, for gas transportation services; provided, however, that an event of force majeure affecting a party under such agreements shall constitute force majeure under the KOGAS SPA only to the extent such event satisfies the definition of force majeure in the KOGAS SPA.

In respect of KOGAS, force majeure specifically includes, but is not limited to, events affecting the ability of scheduled KOGAS tankers to receive and transport LNG; provided that force majeure affecting a specific tanker shall only be available with respect to cargoes that are scheduled to be transported on such tanker in the applicable ninety day schedule or annual delivery program for such contract year.

The party affected by an event of force majeure shall take all commercially reasonable efforts to mitigate the effects of such event of force majeure. The parties shall continue to perform their obligations under the KOGAS SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

The parties have agreed that liquidated damages shall be payable to the affected party as the sole and exclusive remedy with respect to:

•	any cargo scheduled for delivery that KOGAS does not take delivery of and such non-delivered amount is greater than 2% of the cargo scheduled for delivery;

•	any cargo scheduled for delivery that we do not make available to KOGAS and such non-delivered amount is greater than 2% of the cargo scheduled for delivery;

•	a KOGAS tanker exceeding the allotted berth time;

•	a KOGAS tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the Project and the Sabine Pass LNG terminal and/or commencement of LNG transfer due to an event occurring at the Project and the Sabine Pass LNG terminal;

•	a KOGAS tanker’s failure to vacate the berth at the end of its allowed berth time thereby delaying the loading and unloading of the subsequent LNG vessel; and

•	delivery of any off-spec LNG by us.

Limitations on Liability

Our maximum aggregate liability (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to KOGAS) as of any given date shall not exceed (i) prior to the fifth anniversary of the date of first commercial delivery under the KOGAS SPA, $600 million and (ii) after the fifth anniversary, an amount equal to $800 million. Unlike the BG SPA or the Gas Natural Fenosa SPA, under the KOGAS SPA, our liability is capped, whether or not a financing contemplated under a direct agreement or re-financing thereof is in place.

Termination

KOGAS has the right to terminate the KOGAS SPA if we declare an event of force majeure (as defined and provided in the KOGAS SPA) one or more times and the interruptions from such force majeure events aggregate 24 or more months during any 36-month period and resulted in a 50 percent or greater reduction in the annual contract quantity of LNG available to KOGAS during that period. KOGAS also has the right to terminate the KOGAS SPA if, among other things: (i) we fail to make available to KOGAS 50 percent or greater of the cargoes scheduled in any 12-month period; or (ii) Train 3 does not commence commercial operations at the Project within 180 days after the date designated for the first commercial delivery.

We have the right to terminate the KOGAS SPA if: (i) KOGAS declares an event of force majeure one or more times and the interruptions from such force majeure events aggregate 24 or more months during any 36-month period and resulted in KOGAS being prevented from taking 50 percent or more of the annual contract quantity of LNG during that period; (ii) KOGAS fails to take 50 percent or greater of the cargoes scheduled in any 12-month period; (iii) KOGAS fails to provide a guaranty required under the KOGAS SPA and the failure continues for longer than 5 business days; (iv) KOGAS or its guarantor fails to execute certain agreements with our financial lenders; (v) KOGAS fails to comply with applicable trade laws; or (vi) KOGAS violates provisions of the KOGAS SPA restricting how LNG may be used.

Either party has the right to terminate the KOGAS SPA if: (i) a bankruptcy event (as defined in the KOGAS SPA) occurs with respect to the other party; (ii) the other party fails to pay amounts due under the KOGAS SPA in excess of $30 million for more than 10 days; or (iii) the other party’s business practices cause it to violate certain applicable laws.

Taxes and Assignment

Under the KOGAS SPA, we and KOGAS are responsible for our respective taxes, and each of us may assign the KOGAS SPA as provided in the KOGAS SPA.

GAIL SPA

On December 11, 2011, we entered into an LNG Sale and Purchase Agreement (FOB), as amended by Amendment No. 1 of LNG Sale and Purchase Agreement dated February 18, 2013 (“GAIL SPA”) with GAIL (India) Limited (“GAIL”).

Sale and Purchase, Payment and Certain Other Obligations

Under the GAIL SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	Commencing on the date of first commercial delivery of LNG from Train 4, we will sell and make available for delivery, and GAIL will take and pay for, cargoes of LNG with an annual contract quantity of 182,500,000 MMBtu (equivalent to approximately 3.5 mtpa).

•	GAIL will pay us a contract sales price for each MMBtu of LNG made available under the GAIL SPA. The contract sales price will be equal to a fixed fee of $3.00 plus 115% of Henry Hub. $0.45 of the fixed fee will be subject to annual adjustment for inflation.

•	The conditions precedent to the GAIL SPA were satisfied on May 28, 2013.

•	We will designate the date for the first commercial delivery of LNG from Train 4 within the 180-day period commencing 57 months after May 28, 2013.

Term

The LNG delivery, payment and related provisions of the GAIL SPA for the annual contract quantity of 182,500,000 MMBtu will have a 20-year term, commencing on the date of first commercial delivery for Train 4 (as determined in accordance with the GAIL SPA). GAIL will have the right to extend the 20-year term for an additional period of up to 10 years.

Guarantee

GAIL is required, at our request, to obtain a guarantee from a guarantor with a credit rating of at least Baa1/BBB+ if it merges, consolidates or is acquired or if it transfers its rights under the GAIL SPA. As of the date of this registration statement, there is no guarantor of GAIL’s obligations under the GAIL SPA.

Force Majeure

Force majeure is defined as any act, event or circumstance not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) that prevents or delays such party’s performance of one or more of its obligations under the GAIL SPA including the withdrawal or expiration of or failure to obtain any governmental approvals or export authorizations.

For us, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the Sabine Pass LNG terminal and the Project or any connecting pipeline or (y) the liquefaction and loading facilities at the alternate source; and

•	any event that would constitute an event of force majeure under (A) any agreement that is between us and Sabine Pass LNG and is necessary for us to carry out certain obligations under the GAIL SPA or (B) an agreement between us and Creole Trail for gas transportation services; provided, however, that an event of force majeure affecting a party under such agreements shall constitute force majeure under the GAIL SPA only to the extent such event satisfies the definition of force majeure in the GAIL SPA.

In respect of GAIL, force majeure specifically includes, but is not limited to, events affecting the ability of scheduled GAIL tankers to receive and transport LNG; provided that force majeure affecting a specific tanker shall only be available with respect to cargoes that are scheduled to be transported on such tanker in the applicable ninety day schedule or annual delivery program for such contract year.

The party affected by an event of force majeure shall take all commercially reasonable efforts to mitigate the effects of such event of force majeure. The parties shall continue to perform their obligations under the GAIL SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

The parties have agreed that liquidated damages shall be payable to the affected party as the sole and exclusive remedy with respect to:

•	any cargo scheduled for delivery that GAIL does not take delivery of and such non-delivered amount is greater than 2% of the cargo scheduled for delivery;

•	any cargo scheduled for delivery that we do not make available to GAIL and such non-delivered amount is greater than 2% of the cargo scheduled for delivery;

•	a GAIL tanker exceeding the allotted berth time;

•	a GAIL tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the Project and the Sabine Pass LNG terminal and/or commencement of LNG transfer due to an event occurring at the Project and the Sabine Pass LNG terminal;

•	a GAIL tanker’s failure to vacate the berth at the end of its allowed berth time thereby delaying the loading and unloading of the subsequent LNG vessel; and

•	delivery of any off-spec LNG by us.

Limitations on Liability

Our maximum aggregate liability (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to GAIL) as of any given date shall not exceed (i) prior to the fifth anniversary of the date of first commercial delivery under the GAIL SPA, $600 million and (ii) after the fifth anniversary, an amount equal to $800 million. Unlike the BG SPA or the Gas Natural Fenosa SPA, under the GAIL SPA, our liability is capped, whether or not a financing or re-financing is in place.

Termination

GAIL has the right to terminate the GAIL SPA if we declare an event of force majeure (as defined and provided in the GAIL SPA) one or more times and the interruptions from such force majeure events aggregate 24 or more months during any 36-month period and resulted in a 50% or greater (or prior to the date of first commercial delivery of LNG from Train 4 a 100%) reduction in the annual contract quantity of LNG available to GAIL during that period. GAIL also has the right to terminate the GAIL SPA if, among other things: (i) after the date of first commercial delivery of LNG from Train 4, we fail to make available to GAIL 50% or greater of the cargoes scheduled in any 12-month period; (ii) Train 4 does not commence commercial operations at the Project within 180 days after the date designated for the first commercial delivery; or (iii) the expiration of the export authorization permitting us to export LNG from the United States to any country with which the United States does not have a FTA requiring the national treatment for trade in natural gas and LNG which has or develops, the capacity to import LNG and with which trade is permissible.

We have the right to terminate the GAIL SPA if: (i) GAIL declares an event of force majeure one or more times and the interruptions from such force majeure events aggregate 24 or more months during any 36-month period and resulted in GAIL being prevented from taking 50% or more (or prior to the date of first commercial delivery of LNG from Train 4, 100%) of the annual contract quantity; (ii) after the date of first commercial delivery of LNG from Train 4, GAIL fails to take 50% or greater of the cargoes scheduled in any 12-month period; (iii) GAIL fails to provide a guaranty required under the GAIL SPA and the failure continues for longer than 10 business days; (iv) GAIL fails to comply with applicable trade laws; or (v) GAIL violates provisions of the GAIL SPA restricting parties to which LNG can be marketed and sold.

Either party has the right to terminate the GAIL SPA if: (i) a bankruptcy event (as defined in the GAIL SPA) occurs with respect to the other party; (ii) the other party fails to pay amounts due under the GAIL SPA in excess of $75 million for more than 10 days; or (iii) the other party’s business practices caused it to violate certain applicable laws.

Taxes and Assignment

Under the GAIL SPA, we and GAIL are responsible for our respective taxes, and each of us may assign the GAIL SPA as provided in the GAIL SPA.

Total SPA

On December 14, 2012, we entered into an LNG Sale and Purchase Agreement (FOB) (“Total SPA”) with Total, an affiliate of Total S.A.

Sale and Purchase, Payment and Certain Other Obligations

Under the Total SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	Commencing on the date of first commercial delivery of LNG from Train 5 (as determined in accordance with the Total SPA), we will sell and make available for delivery, and Total will take and pay for, cargoes of LNG with an annual contract quantity of 104,750,000 MMBtu (equivalent to approximately 2.0 mtpa).

•	Total will pay us a contract sales price for each MMBtu of LNG made available under the Total SPA. The contract sales price will be equal to a fixed fee of $3.00 plus 115% of Henry Hub. $0.345 of the fixed fee will be subject to an annual adjustment for inflation.

•	Total has the right to suspend delivery of all cargoes of LNG scheduled in a month by a timely advance notice, in which case Total will continue to be obligated to pay the constant component of the contract sales price with respect to the quantity of LNG suspended but will forfeit its right to receive the suspended quantity. Total will have the right to resume delivery of cargoes of LNG by a timely advance notice.

•	The conditions precedent to the Total SPA were satisfied on June 30, 2015.

•	We will designate the date for the first commercial delivery for Train 5 within the 180-day period commencing 50 months after June 30, 2015.

Term

The Total SPA will have a 20-year term, commencing on the date of first commercial delivery for Train 5 (as determined in accordance with the Total SPA). Total will have the right to extend the 20-year term for an additional period of up to 10 years.

Guarantee

Total S.A. has irrevocably guaranteed Total’s payment obligations under the Total SPA.

Force Majeure

Force majeure is defined as any act, event or circumstance not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) that prevents or delays such party’s performance of one or more of its obligations under the Total SPA including the withdrawal or expiration of or failure to obtain any governmental approvals or export authorizations.

For us, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the Sabine Pass LNG terminal and the Project or any connecting pipeline or (y) the liquefaction and loading facilities at the alternate source; and

•	any event that would constitute an event of force majeure under (A) any agreement that is between us and Sabine Pass LNG and is necessary for us to carry out certain obligations under the Total SPA or (B) an agreement between us and Creole Trail for gas transportation services; provided, however, that an event of force majeure affecting a party under such agreements shall constitute force majeure under the Total SPA only to the extent such event satisfies the definition of force majeure in the Total SPA.

In respect of Total, force majeure specifically includes, but is not limited to, events affecting the ability of scheduled Total tankers to receive and transport LNG; provided that force majeure affecting a specific tanker shall only be available with respect to cargoes that are scheduled to be transported on such tanker in the applicable ninety day schedule or annual delivery program for such contract year.

The party affected by an event of force majeure shall take all commercially reasonable efforts to mitigate the effects of such event of force majeure. The parties shall continue to perform their obligations under the Total SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

The parties have agreed that liquidated damages shall be payable to the affected party as the sole and exclusive remedy with respect to:

•	any cargo scheduled for delivery that Total does not take delivery of and such non-delivered amount is greater than 2% of the cargo scheduled for delivery;

•	any cargo scheduled for delivery that we do not make available to Total and such non-delivered amount is greater than 2% of the cargo scheduled for delivery;

•	a Total tanker exceeding the allotted berth time;

•	a Total tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the Project and the Sabine Pass LNG terminal and/or commencement of LNG transfer due to an event occurring at the Project and the Sabine Pass LNG terminal;

•	a Total tanker’s failure to vacate the berth at the end of its allowed berth time thereby delaying the loading and unloading of the subsequent LNG vessel; and

•	delivery of any off-spec LNG by us.

Limitations on Liability

Our maximum aggregate liability (other than in respect of (a) any liability for gross negligence, willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to Total) as of any given date shall not exceed (i) prior to the fifth anniversary of the date of first commercial delivery under the Total SPA, $341.9 million and (ii) after the fifth anniversary of the date of first commercial delivery under the Total SPA, $455.9 million. There is no cap on our liability if a financing contemplated under a direct agreement or re-financing thereof is not in place.

Termination

Total has the right to terminate the Total SPA if we declare an event of force majeure (as defined and provided in the Total SPA) one or more times and the interruptions from such force majeure events aggregate 24 or more months during any 36-month period and resulted in a 50% or greater reduction in the annual contract quantity of LNG available to Total during that period. Total also has the right to terminate the Total SPA if, among other things: (i) we fail to make available to Total 50% or greater of the cargoes scheduled in any 12-month period, or (ii) Train 5 has not commenced commercial operations within 180 days after the date designated for the first commercial delivery.

We have the right to terminate the Total SPA if: (i) Total declares an event of force majeure one or more times and the interruptions from such force majeure events aggregate 24 or more months during any 36-month period and resulted in Total being prevented from taking 50% or more of the annual contract quantity of LNG during that period; (ii) Total fails to take 50% or greater of the cargoes scheduled in any 12-month period; (iii) Total fails to provide a guaranty required under the Total SPA on or before January 31, 2013 or such guaranty, if required to be maintained, ceases to be in effect for longer than 10 business days; (iv) Total or its guarantor fails to execute certain agreements with our financial lenders; (v) Total fails to comply with applicable trade laws; (vi) Total violates provisions of the Total SPA restricting how LNG may be used.

Either party has the right to terminate the Total SPA if: (i) a bankruptcy event (as defined in the Total SPA) occurred with respect to the other party; (ii) the other party fails to pay amounts due under the Total SPA in excess of $30 million for more than 10 days; (iii) the other party’s business practices caused it to violate certain applicable laws; or (iv) the conditions to the commencement of the 20-year term specified in the Total SPA were not satisfied or waived by June 30, 2015, or a later date if so agreed by Total and us.

Taxes and Assignment

Under the Total SPA, we and Total are responsible for our respective taxes, and each of us may assign the Total SPA as provided in the Total SPA.

Centrica SPA

On March 22, 2013, we entered into an LNG Sale and Purchase Agreement (FOB) (“Centrica SPA”) with Centrica.

Sale and Purchase, Payment and Certain Other Obligations

Under the Centrica SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	Commencing on the date of first commercial delivery of LNG from Train 5 (as determined in accordance with the Centrica SPA), we will sell and make available for delivery, and Centrica will take and pay for, cargoes of LNG with an annual contract quantity of 91,250,000 MMBtu.

•	Centrica will pay us a contract sales price for each MMBtu of LNG made available under the Centrica SPA. The contract sales price will be equal to a fixed fee of $3.00 plus 115% of Henry Hub. A portion of the fixed fee will be subject to an annual adjustment for inflation.

•	Centrica has the right to suspend delivery of all cargoes of LNG scheduled in a month by a timely advance notice, in which case Centrica will continue to be obligated to pay the constant component of the contract sales price with respect to the quantity of LNG suspended but will forfeit its right to receive the suspended quantity. Centrica will have the right to resume delivery of cargoes of LNG by a timely advance notice.

•	The conditions precedent to the Centrica SPA were satisfied on June 30, 2015.

•	We will designate the date for the first commercial delivery for Train 5 within the 180-day period commencing 50 months after June 30, 2015.

Term

The Centrica SPA will have a 20-year term, commencing on the date of first commercial delivery for Train 5 (as determined in accordance with the Centrica SPA). Centrica will have the right to extend the 20-year term for an additional period of up to 10 years.

Force Majeure

Force majeure is defined as any act, event or circumstance not reasonably within the control of, does not result from the fault or negligence of, and would not have been avoided or overcome by the exercise of reasonable diligence (consistent with the standards of a reasonable and prudent operator) that prevents or delays such party’s performance of one or more of its obligations under the Centrica SPA including the withdrawal or expiration of or failure to obtain any governmental approvals or export authorizations.

For us, force majeure specifically includes, but is not limited to:

•	loss of, accidental damage to, or inaccessibility to or inoperability of (x) the Sabine Pass LNG terminal and the Project or any connecting pipeline or (y) the liquefaction and loading facilities at the alternate source; and

•	any event that would constitute an event of force majeure under (A) any agreement that is between us and Sabine Pass LNG and is necessary for us to carry out certain obligations under the Centrica SPA or (B) an agreement between us and Creole Trail for gas transportation services; provided, however, that an event of force majeure affecting a party under such agreements shall constitute force majeure under the Centrica SPA only to the extent such event satisfies the definition of force majeure in the Centrica SPA.

In respect of Centrica, force majeure specifically includes, but is not limited to, events affecting the ability of scheduled Centrica tankers to receive and transport LNG; provided that force majeure affecting a specific tanker shall only be available with respect to cargoes that are scheduled to be transported on such tanker in the applicable ninety day schedule or annual delivery program for such contract year.

The party affected by an event of force majeure shall take all commercially reasonable efforts to mitigate the effects of such event of force majeure. The parties shall continue to perform their obligations under the Centrica SPA to the extent not prevented or delayed by such event of force majeure.

Liquidated Damages

The parties have agreed that liquidated damages shall be payable to the affected party as the sole and exclusive remedy with respect to:

•	any cargo scheduled for delivery that Centrica does not take delivery of and such non-delivered amount is greater than 2% of the cargo scheduled for delivery;

•	any cargo scheduled for delivery that we do not make available to Centrica and such non-delivered amount is greater than 2% of the cargo scheduled for delivery;

•	a Centrica tanker exceeding the allotted berth time;

•	a Centrica tanker being delayed beyond 24 hours after notice of readiness is effective in berthing at the Project and the Sabine Pass LNG terminal and/or commencement of LNG transfer due to an event occurring at the Project and the Sabine Pass LNG terminal;

•	a Centrica tanker’s failure to vacate the berth at the end of its allowed berth time thereby delaying the loading and unloading of the subsequent LNG vessel; and

•	delivery of any off-spec LNG by us.

Limitations on Liability

Our maximum aggregate liability (other than in respect of (a) any liability for gross negligence or willful misconduct, (b) any liability related to indemnification obligations or (c) amounts already paid to Centrica) as of any given date shall not exceed (i) on or prior to the fifth anniversary of the date of first commercial delivery under the Centrica SPA, $300.0 million and (ii) after the fifth anniversary of the date of first commercial delivery under the Centrica SPA, $400.0 million.

Termination

Centrica has the right to terminate the Centrica SPA if we declare an event of force majeure (as defined and provided in the Centrica SPA) one or more times and the interruptions from such force majeure events aggregate 24 or more months during any 36-month period and resulted in a 50% or greater reduction in the annual contract quantity of LNG available to Centrica during that period. Centrica also has the right to terminate the Centrica SPA if, among other things: (i) we fail to make available to Centrica 50% or greater of the cargoes scheduled in any 12-month period, or (ii) Train 5 has not commenced commercial operations within 180 days after the date designated for the first commercial delivery.

We have the right to terminate the Centrica SPA if: (i) Centrica declares an event of force majeure one or more times and the interruptions from such force majeure events aggregate 24 or more months during any 36-month period and resulted in Centrica being prevented from taking 50% or more of the annual contract quantity of LNG during that period; (ii) Centrica fails to take 50% or greater of the cargoes scheduled in any 12-month period; (iii) any guaranty required to be delivered by Centrica under the Centrica SPA is not delivered for a period exceeding 10 business days or such guaranty ceases to be in effect for longer than 10 business days; (iv) Centrica or its guarantor fails to satisfy certain credit rating requirements; (v) any guarantor is not an affiliate of Centrica; (vi) Centrica or its guarantor fails to execute certain agreements with financial lenders; (vii) Centrica fails to comply with applicable trade laws; or (viii) Centrica violates provisions of the Centrica SPA restricting how LNG purchased under the Centrica SPA may be used.

Either party has the right to terminate the Centrica SPA if: (i) a bankruptcy event (as defined in the Centrica SPA) occurred with respect to the other party; (ii) the other party fails to pay amounts due under the Centrica SPA in excess of $30 million for more than 10 days; (iii) the other party’s business practices caused it to violate certain applicable laws; or (iv) the conditions to the commencement of the 20-year term specified in the Centrica SPA were not satisfied or waived by June 30, 2015, or a later date if so agreed by Centrica and us.

Taxes and Assignment

Under the Centrica SPA, we and Centrica are responsible for our respective taxes, and each of us may assign the Centrica SPA as provided in the Centrica SPA.

Cheniere Marketing SPA

On August 5, 2014, we entered into an amended and restated LNG Sale and Purchase Agreement (FOB) (“Cheniere Marketing SPA”) with Cheniere Marketing, LLC (“Cheniere Marketing”).

Sale and Purchase, Payment and Certain Other Obligations

Under the Cheniere Marketing SPA, in summary and subject to the more detailed provisions and conditions set forth therein:

•	Pursuant to the Cheniere Marketing SPA, we agree to sell to Cheniere Marketing for delivery at the Project and the Sabine Pass LNG terminal any and all excess LNG produced that is not and will not be committed to non-affiliated parties. If there is insufficient capacity to produce any such excess LNG, then we are not obligated to commit to make any LNG available to Cheniere Marketing.

•	The sales price to be paid by Cheniere Marketing will be 115% of the final settlement price for the New York Mercantile Exchange Henry Hub natural gas futures contract plus $3.00/MMBtu.

•	By timely advance notice, Cheniere Marketing may without charge cancel a scheduled cargo of LNG. The Cheniere Marketing SPA contains limitations on certain of our liabilities.

Term

The term of the Cheniere Marketing SPA is twenty years from the later of August 1, 2018 and the date of first commercial delivery of Train 1, or such shorter period as may be required to comply with the LNG export licenses. Cheniere Marketing will have the right to extend the twenty-year term for an additional period of up to ten years. Under the Cheniere Marketing SPA, we will use reasonable efforts to amend or obtain additional LNG export licenses permitting the export of a quantity of LNG in a given contract year that is sufficient for us to meet our obligation for such contract year under the Cheniere Marketing SPA and under certain other LNG sale and purchase agreements.

Termination & Force Majeure

Pursuant to the Cheniere Marketing SPA, the following circumstances permit either us or Cheniere Marketing or both parties (as the case may be) to terminate the agreement: (i) by either party, in respect of a bankruptcy event in respect of the other party; (ii) by either party, in respect of a late payment by the other party of any amount or amounts in the aggregate due that are in excess of $30 million, for a period of ten days or more following the due date of the relevant invoice(s); (iii) by Cheniere Marketing, pursuant to a delay of more than 180 days in the date of first commercial delivery; (iv) by us, if Cheniere Marketing violates the terms of our LNG export licenses, or such other applicable licenses; (v) by either party, if the actions of the other party at any time during the term cause the terminating party to be in violation of laws applicable to the terminating party, or misrepresentation by the other party of business practices compliance prior to May 14, 2012; (vi) by us, if Cheniere Marketing does not use, market or resell the LNG as provided in the Cheniere Marketing SPA; (vii) by

Cheniere Marketing, if (a) we declare force majeure one or more times and the interruptions resulting from such force majeure total twenty-four months during any thirty-six month period, and (b) such force majeure results in us being prevented from making available fifty percent or more of the annualized annual contract quantity during such periods of force majeure; (viii) by us, if (a) Cheniere Marketing has declared force majeure one or more times and the interruptions resulting from such force majeure total twenty-four months during any thirty-six month period, and (b) such force majeure has resulted in Cheniere Marketing being prevented from taking fifty percent or more of the annualized annual contract quantity during such periods of force majeure; (ix) by Cheniere Marketing, if we fail to make available fifty percent of the cargoes scheduled in any given twelve month period, for reasons other than force majeure or as otherwise excused under the Cheniere Marketing SPA; (x) by us, if Cheniere Marketing fails to take fifty percent of the cargoes scheduled in any given twelve month period, for reasons other than force majeure or as otherwise excused under the Cheniere Marketing SPA; and (xi) by us, if Cheniere Marketing fails to execute any direct agreement with our lenders, as required by the Cheniere Marketing SPA, within 60 days following a request by us that Cheniere Marketing execute such direct agreement.

Limitations on Liability

Our maximum aggregate liability (other than any liability for gross negligence, willful misconduct, related to indemnification obligations or amounts in respect of any scheduled cargo quantity that was not delivered by us to Cheniere Marketing) as of any given date shall not exceed $25 million.

Cheniere Marketing Master SPA

In May 2015, we entered into an agreement with Cheniere Marketing that allows us to sell and purchase LNG with Cheniere Marketing by executing and delivering confirmations under this agreement.

Second Amended and Restated Terminal Use Agreement

On July 31, 2012, Cheniere Energy Investments, LLC (“Cheniere Investments”), assigned to us all of its rights, title and interest in and to the Amended and Restated Terminal Use Agreement, dated as of November 9, 2006, as amended, with Sabine Pass LNG. We and Sabine Pass LNG subsequently entered into a Second Amended and Restated TUA, dated as of July 31, 2012 to provide berthing for LNG vessels and for the unloading, loading, storage and regasification of LNG. Sabine Pass LNG has no obligation to provide us with certain services such as (i) harbor, mooring and escort services for LNG vessels, including the provision of tugboats, (ii) the transportation of natural gas downstream from the Sabine Pass LNG terminal or the construction of any pipelines to provide such transportation or (iii) the marketing of natural gas. In connection with the assignment, we entered into a terminal use rights assignment and agreement with Cheniere Investments (see summary of TURA (as defined and described below)) pursuant to which Cheniere Investments has the right to use services available to us under the TUA and has the obligation to make monthly payments to Sabine Pass LNG as required by the TUA.

LNG Delivery and Term

Under the TUA, we have reserved 781,830,000 MMBtu of annual LNG delivery or receipt capacity, which is equivalent to approximately 2.0 billion cubic feet per day of regasification capacity assuming an energy content of 1.05 MMBtu per thousand cubic feet and retainage of 2%. The term of the TUA is twenty years from the commercial start date under the TUA, with up to eight additional five year extensions.

Fees

We are required to pay Sabine Pass LNG a fixed monthly fee for capacity that is comprised of: (i) a reservation fee of $0.28 per MMBtu times 1/12 of the maximum LNG transfer quantity; (ii) an operating fee of $0.04 per MMBtu times 1/12 of the maximum LNG transfer quantity, which operating fee is adjusted annually for changes in the U.S. Consumer Price Index (All Urban Consumers); and (iii) certain other taxes and regulatory costs. Each month, Sabine Pass LNG is entitled to receive a “retainage” equal to 2% of any LNG imported for our account.

Any services at the Sabine Pass LNG terminal that Sabine Pass LNG is not contractually obligated to make available to any other customer and any services that any other customer elects not to use may be used exclusively by us without any additional charge or fee except for 2% retainage and port charges in respect of vessels entering or leaving the Project and the Sabine Pass LNG terminal.

Taxes and New Regulatory Costs

If any governmental authority (i) imposes any taxes on Sabine Pass LNG (excluding taxes on revenue or income) with respect to the services provided under the TUA, or the Sabine Pass LNG terminal or (ii) enacts any safety- or security-related regulation which increases Sabine Pass LNG’s costs in relation to the services provided at the Sabine Pass LNG terminal, we will bear such taxes or increased regulatory costs at a rate proportional to our percentage of the right to use the Sabine Pass LNG terminal’s total capacity. If any governmental authority imposes a sales or use tax on our retainage or any tax or fee on the services provided to us by Sabine Pass LNG, we will bear such taxes or reimburse Sabine Pass LNG for such taxes if assessed on and paid by Sabine Pass LNG.

Assignment

Both Sabine Pass LNG and we may assign our respective interests under the TUA to affiliates, and, as permitted by the TUA, Sabine Pass LNG has pledged its interest under the TUA to secure its obligations under senior secured notes issued by Sabine Pass LNG. In addition, we may make a partial assignment of our right to services under the TUA (but not our rights to excess capacity described above) to non-affiliates provided that (i) the assignee agrees to be bound by the TUA, (ii) we continue to be liable for all payments due under the TUA, and (iii) we and the assignee designate a representative and jointly exercise all rights under the TUA.

An assignment under the TUA will terminate our obligations only if (i) the assignment constitutes all of our rights and obligations, (ii) the assignee agrees to assume all obligations of the assignor from inception of the TUA, and (iii) the assignee demonstrates creditworthiness at the time of the assignment that is reasonably acceptable to Sabine Pass LNG (and including credit standards that will be deemed acceptable).

Termination and Force Majeure

We may terminate the TUA if Sabine Pass LNG has declared force majeure with respect to a period that has extended, or is projected to extend, for 18 months, or for reasons not excused by force majeure or our actions, if Sabine Pass LNG:

•	fails to deliver at least 201,972,750 MMBtu of our total natural gas nominations in a 12-month period;

•	fails entirely to deliver or receive at least 17 cargoes nominated by us over a period of 90 consecutive days; or

•	fails to load or unload 53 cargoes or more scheduled for delivery by us for a 12-month period.

Sabine Pass LNG may terminate the TUA if we commence bankruptcy, reorganization or liquidation proceedings, or have such proceedings commenced against us (which proceedings are not stayed within sixty (60) days of service thereof).

Either party may terminate the TUA with 30 days written notice if (i) a party has failed to pay when due an amount owed that causes its cumulative delinquency to exceed three times the monthly capacity reservation fee, (ii) the cumulative delinquency has not been paid within 60 days of such notice and (iii) the other party has subsequently given 30 days’ written notice to terminate the TUA.

Failure to Take

If we: (i) fail to nominate the quantity of natural gas required to be redelivered for our account or (ii) fail to materially take redelivery of such natural gas, for a reason other than force majeure or the inability of a downstream pipeline to take delivery, then Sabine Pass LNG may, at its sole discretion, take title to and dispose of such natural gas. We are required to indemnify Sabine Pass LNG, its affiliates, and their respective directors, officers, members and employees for the costs resulting from such sale or disposition and Sabine Pass LNG shall credit to our account the net proceeds from the sale of natural gas minus transportation costs, any third party charges and an administrative fee of $0.05 per MMBtu. If Sabine Pass LNG is required to dispose of our natural gas more than three times in any year, the administrative fee shall be increased to $0.10 per MMBtu for each occasion thereafter in such year.

If on any day we fail to take delivery of LNG in the quantity nominated pursuant to the TUA, then Sabine Pass LNG shall be relieved of its obligation to make such LNG available, and Sabine Pass LNG shall use reasonable efforts to sell such LNG, and we shall reimburse Sabine Pass LNG for its costs.

Limitations on Liability

Sabine Pass LNG’s liability to us for an event under the TUA cannot exceed three times the monthly reservation fee, except for liabilities caused by the gross negligence/willful misconduct of Sabine Pass LNG. There are no consequential damages or punitive damages. We will indemnify Sabine Pass LNG from any liabilities related to the loading of LNG.

Sixth LNG Storage Tank

The TUA provides that, at our request, we and Sabine Pass LNG will use commercially reasonable efforts to agree on the terms and conditions under which Sabine Pass LNG must construct a sixth LNG storage tank with a working capacity of approximately 160,000 cubic meters of LNG for our benefit as soon as possible but not later than four years after our request. Sabine Pass LNG’s obligation to construct the additional LNG storage tank will be subject to its (i) receipt of all FERC and other required governmental permits and approvals and (ii) obtaining financing that it considers reasonably acceptable in form and content.

Terminal Use Rights Assignment and Agreement

On July 31, 2012, we entered into a Terminal Use Rights Assignment and Agreement with Cheniere Investments and Sabine Pass LNG (the “TURA”) whereby we granted and assigned to Cheniere Investments certain rights to utilize services and obligations under the TUA. Unless terminated pursuant to the terms of the TURA, the TURA will remain in full force and effect until the expiration of the term of the TUA.

Terminal Use Rights and Fees

We granted and assigned to Cheniere Investments the rights to utilize the services under the TUA for delivery of cargoes of LNG, receipt/delivery of cargoes of LNG, and receipt of regasified LNG. These rights are upon the same terms and conditions as provided in the TUA, including and encompassing all related capacity at the Sabine Pass LNG terminal required to receive, store, regasify, transport, deliver, or redeliver LNG or natural gas pursuant to the TUA.

Cheniere Investments’ right to use capacity at the Sabine Pass LNG terminal will step down as each of Trains 1 through 4 reaches commercial operations, starting at 781,830,000 MMBtu and decreasing to 38,400,000 MMBtu when Train 4 reaches commercial operations. Our right to use capacity will step up from zero MMBtu to 743,430,000 MMBtu. The percentage of fees payable by Cheniere Investments will step down from 100% to zero (unless Cheniere Investments utilizes term use capability after Train 4 reaches commercial operations), and the percentage of fees payable by us will increase by the amount that Cheniere Investments’ percentage decreases. Sabine Pass LNG has released and discharged us from any and all liabilities, obligations and claims with respect to the payments and fees Cheniere Investments has agreed to make to Sabine Pass LNG under the TURA.

Trigger Events

Following a trigger event (defined as events of default under the TURA resulting from a breach of the TURA by Cheniere Investments), we will accept and treat Sabine Pass LNG (or a successor or assign) as Cheniere Investments’ successor party to the TURA.

Assignment

Cheniere Investments may assign or grant a third party rights to use the services in order to monetize its terminal use rights through agreements or transactions with Cheniere Marketing, counterparties with Cheniere Marketing, Sabine Pass LNG, or other parties. Cheniere Investments shall not assign or grant rights to use the services under the TUA to a third party for another purpose without our prior written consent. Except as provided in the TURA or pursuant to one or more SPAs, we may not (i) assign or otherwise transfer the TUA or otherwise grant a third party rights to use the services without the prior written consent of Cheniere Investments or (ii) amend, modify or supplement the TUA in any manner that would adversely affect in any material respect Cheniere Investments’ terminal use rights or capabilities granted under the TURA without the prior written consent of Cheniere Investments. We may, however, assign, mortgage, or pledge our interests under the TUA to lenders to secure indebtedness.

Transportation Precedent Agreement

In August 2012, we entered into a Transportation Precedent Agreement Firm Transportation Services with CTPL, an indirect wholly owned subsidiary of Cheniere Partners (as amended, the “Transportation Precedent Agreement”). In March 2015, the parties entered into a Firm Transportation Agreement and a Negotiated Rate Agreement (collectively, the “FTSA”). Subject to receipt of certain authorizations, under the Transportation Precedent Agreement, CTPL has agreed to modify certain interconnects, add compression, and construct a tap to connect the Creole Trail Pipeline to the Sabine Pass liquefaction terminal. In addition, CTPL has agreed to provide us, and we have agreed to receive from CTPL, firm transportation services pursuant to the FTSA.

Following certain modifications, CTPL will be able to provide us with firm transportation service up to our MDTQ (as defined below). Our interconnect will have a design capacity of 1,700,000 Dthd.

Our Maximum Daily Transportation Quantity (“MDTQ”) is as follows:

•	765,000 Dthd from the date the FTSA is effective to the later of (i) December 31, 2015, and (ii) the date the Phase 2 Facility Modifications (as defined in the Transportation Precedent Agreement) are placed into service (“Period 1”); and

•	1,530,000 Dthd from the date following the end of Period 1 through the end of the term of the FTSA (20 years following commercial operations of Train 2).

Conditions Precedent to FTSA

Commencement of service under the FTSA is conditioned upon the satisfaction or express waiver by CTPL of the following conditions precedent (for which CTPL shall use commercially reasonable efforts to realize the completion thereof):

•	CTPL receiving all required permits, including authorization by FERC;

•	CTPL receiving funding sufficient to pay for the costs of certain modifications to the Creole Trail Pipeline on terms acceptable to CTPL in its sole discretion; and

•	CTPL constructing and placing into service Phase I Facility Modifications (as defined in the Transportation Precedent Agreement).

CTPL may only waive a condition precedent if the effect of such waiver does not degrade the service to be provided to us, as determined by us in our sole discretion.

Termination Rights

We have the right to terminate the Transportation Precedent Agreement prior to the execution of the FTSA without financial penalty if:

•	CTPL makes any filing with respect to its FERC gas tariff without our consent, that in our reasonable discretion, degrades the services to be provided or adversely affects the commercial terms of such services;

•	CTPL has not completed the construction of the Phase I Modifications to enable both receipt and delivery service by April 1, 2015; or

•	the conditions precedent are not achieved or expressly waived by August 9, 2017.

On or about February 21, 2013, FERC authorized certain construction and operation of the Project subject to various conditions, including filing any agreements regarding negotiated rates or non-conforming provisions prior to commencement of service. On March 11, 2015, SPL and CTPL agreed to waive the portion of the conditions precedent regarding placing the Phase I Facility Modifications into service, and they entered into the FTSA and Negotiated Rate Letter Agreement to timely comply with FERC guidance on negotiated rate filings. CTPL completed the facility modifications and placed them in service on May 1, 2015.

Assignment

Prior to execution of the FTSA, we may assign the Transportation Precedent Agreement in whole or in part and any of the rights or obligations under the FTSA and Negotiated Rate Agreement to:

•	any affiliated entity; or

•	any non-affiliated entity with the prior written consent of CTPL, which consent will not be unreasonably withheld, conditioned or delayed, provided that CTPL will have the right to review and approve the creditworthiness of the assignee or decline the request for assignment in the event of failure to meet the creditworthiness requirements contained in CTPL’s Tariff.

The Transportation Precedent Agreement does not explicitly permit collateral assignment to a financing party.

Creole Trail Service Agreement

We entered into the FTSA with CTPL on March 11, 2015, under which service shall be provided under CTPL’s Rate Schedule FTS.

Contract Data

The MDTQ will be 1,530,000 Dthd from the date on which Train 1 commences Commercial Operation.

Term

The FTSA became effective when executed by the parties. Transportation service will commence when authorized by FERC. The FTSA shall have a primary term of 20 years from commercial operation of Train 2 and thereafter continue in effect from year to year until terminated by either party upon written notice of one year or the term of the FTSA, whichever is less. In addition, we have the right to elect to extend the term of this FTSA for up to two consecutive ten-year terms.

Rates

Maximum rates, charges, and fees shall be applicable for the entitlements and quantities delivered pursuant to the FTSA unless CTPL has advised us that it has agreed otherwise. CTPL has agreed to provide transportation service at less than the maximum rate pursuant to the Negotiated Rate Letter Agreement described below.

CTPL may seek authorization from the FERC and/or other appropriate body to change any rates, charges or other provisions in the applicable Rate Schedule and General Terms and Conditions of CTPL’s FERC Gas Tariff, and CTPL shall have the right to place such changes in effect in accordance with the Natural Gas Act. Nothing contained in the FTSA shall be construed to deny us any rights we may have under the Natural Gas Act, including the right to participate fully in rate or other proceedings or to contest increased rates. Notwithstanding the foregoing, the parties agreed not to initiate any proceeding before the FERC with respect to the negotiated rate set forth below for the effective term of such negotiated rate.

Incorporation by Reference

The General Terms and Conditions of CTPL’s FERC Gas Tariff are incorporated by reference in the FTSA, subject to certain terms that the parties have negotiated.

Creole Trail Negotiated Rate Agreement

We and CTPL entered into the Negotiated Rate Letter Agreement on the date of the FTSA.

CTPL has agreed to charge a negotiated rate for the services described in the FTSA applicable to Zone 1. The negotiated transportation rate shall be a combined reservation and usage charge of $4.4477 per MDTQ Dth per month (the “Negotiated Rate”). The Negotiated Rate does not include charges for Authorized Overruns. The negotiated Authorized Overrun Charge shall be USD 0.1462 per Dth. The Negotiated Rate is only applicable to Zone 1 during the Primary Term and any Extended Term as defined in the FTSA, and during any additional renewal term we shall pay the charges set forth in the Tariff.

If during the term of the Negotiated Rate Agreement, CTPL is required to make capital expenditure(s) in Zone 1 (“Nondiscretionary Capital”), and such Nondiscretionary Capital is cumulatively in excess of $1,000,000, then during each year following the year that such Nondiscretionary Capital cumulatively exceeds $1,000,000, we have agreed to pay an additional amount (the “Negotiated Rate Capital Adjustment”).

If CTPL enters into a firm service agreement with a third party having a term of at least one year or longer, under which CTPL provides firm transportation service in Zone 1 of CTPL, and such new service agreement contains a reservation charge and a usage charge which, on a 100% load factor basis (the “Third Party Charge”), is lower than the Negotiated Rate for Zone 1, then CTPL shall give us notice of such Third Party Charge and the duration of the applicability of such Third Party Charge and we shall have the right to elect to cause such Third Party Charge to apply to the agreement.

Should the FERC or a court issue a ruling that has the effect of prohibiting CTPL from collecting, or require CTPL to charge more than the rates provided for in the agreement, then the parties agree to enter into a substitute lawful arrangement, such that the parties are placed in the same economic position as if CTPL had collected only the rates set forth in the agreement. Failing such agreement, we may terminate the Agreement and the FTSA.

Natural Gas Transportation and Supply

For our other natural gas feedstock transportation requirements, we have entered into transportation precedent agreements and/or transportation service agreements to secure firm pipeline transportation capacity with Kinder Morgan Louisiana Pipeline LLC, Natural Gas Pipeline Company of America LLC, Transcontinental Gas Pipeline, and other transportation agreements with third-party pipelines. We have also entered into enabling agreements and long-term natural gas supply contracts with third parties in order to secure natural gas feedstock for the Project. As of March 31, 2017, we have secured up to approximately 2,051 million MMBtu of natural gas feedstock through long-term and short-term natural gas supply contracts.

Operation and Maintenance Agreement

We have entered into an Operation and Maintenance Agreement with Cheniere LNG O&M Services, LLC and Cheniere Energy Partners GP, LLC (the “O&M Agreement”). In November 2013, Cheniere Energy Partners GP, LLC assigned its rights and obligations under the O&M Agreement to Cheniere Investments (the “Operator”). Pursuant to the O&M Agreement, we appoint Operator to operate the Project and to perform the services specified therein.

Services Provided

Before the Project is operational, the services to be provided include, among other services, obtaining governmental approvals on behalf of us, preparing an operating plan for certain periods, obtaining insurance, preparing staffing plans and preparing status reports. After the Project is operational, the Operator will be responsible for the operation and maintenance of the Project and will ensure that all necessary services required to operate and maintain the Project are properly performed.

Costs and Expenses

Before the Project is operational, in addition to reimbursement of operating expenses, we pay Operator a monthly fee equal to 0.6% of the capital expenditures incurred in the previous month. After substantial completion of each LNG liquefaction train, for services performed by Operator while the Project is operational, we will pay Operator in addition to the reimbursement of operating expenses, a fixed monthly fee of $83,333.33 for services with respect to such LNG liquefaction train.

Term and Termination

The term of the O&M Agreement shall commence on the date of the O&M Agreement and continue until 20 years after the Project’s last liquefaction train reaches substantial completion. Thereafter, the O&M Agreement continues for successive 12-month periods unless terminated by any party.

Limitations on Liability

The aggregate amount of damages payable by us or by Operator under the O&M Agreement is limited to an amount equal to the fees payable to Operator in such year plus reimbursable operating expenses for that year.

Assignment

Operator shall not assign the O&M Agreement without our written consent or without having obtained any necessary government approval required for such assignment.

Management Services Agreement

On May 14, 2012, we entered into a Management Services Agreement (the “MSA”) with Cheniere LNG Terminals, LLC (the “Manager”).

Scope of Services

Pursuant to the MSA, we engage Manager to manage all of our business and operations other than services to be provided by Operator under the O&M Agreement. The services to be provided by Manager include, among other services, exercising the day-to-day management of our affairs and business, managing our regulatory matters, managing bank and brokerage accounts and financial books and records of our business and operations, and providing contract administration services for all contracts associated with the Project.

Payment and Fees

We pay Manager a pre-completion monthly fee equal to 2.4% of the capital expenditures incurred in the previous month. After substantial completion of each LNG liquefaction train, we will pay Manager a fixed monthly fee of $541,666.66 for services with respect to such train.

Term and Termination

The term of the MSA began on May 14, 2012, and will continue until 20 years after the substantial completion date of the last Train to attain substantial completion. Thereafter, the term will continue for successive 12-month periods unless terminated by either party.

Assignment

The Manager may not assign or otherwise transfer all or any of its rights under the Agreement, and any assignment by the Manager will be null and void and have no force or effect.

Limitations on Liability

The aggregate amount of damages payable by the Manager under the Agreement shall be limited to an amount equal to the fees payable to the Manager for such year plus a withholding of any fees remaining to be paid for such year. The Manager shall not be liable for consequential damages.

Water Services Agreement

On December 21, 2011, we entered into a Water Services Agreement with the City of Port Arthur (the “City”), as amended by that certain First Amendment to Water Services Agreement, dated June 12, 2012, as further amended by that certain Second Amendment to Water Services Agreement, dated December 31, 2012 (as amended, the “Water Services Agreement”), pursuant to which the City has agreed to use best efforts to deliver potable water to us, and as further amended by that certain Third Amendment to Water Services Agreement, dated June 30, 2015, pursuant to which the City has amended the maximum flow rates for its water delivery obligation with respect to some of the Trains.

Scope

Pursuant to the Water Services Agreement, the City is required to deliver water to us at either one, or both, of the designated interconnection delivery points. The City’s obligations under the Water Services Agreement are conditioned on its ability to obtain water from Lower Neches Valley Authority or any other third party provider and certain required permits. Our rights under the Water Services Agreement are subject to any Water Conservation Programs adopted by the City and the City’s Drought Contingency Plan. The City is required to use best efforts to deliver water up to a maximum flow rate with respect to each of the Trains (ranging from 875 gallons/minute with respect to Train 1 to 5,250 gallons/minute with respect to Train 6).

Facility Enhancements

Prior to April 1, 2014, the City is required to construct certain enhancements to the City’s existing water system, including upgrades to the City’s surface water treating plant, a water line or lines in downtown Port Arthur and along Highway 82 on Pleasure Island and a 500,000 gallon ground storage tank and pump station on Pleasure Island. We must pay the City for the costs of construction of such facility enhancements.

Contract Cost

In addition to costs associated with the facility enhancements, we agreed to pay the City for the volumes of water delivered to us under the Water Services Agreement at the in-city water rate, which at the time of the Water Services Agreement was $4.85 per 1,000 gallons. We estimate that each Train will require up to 1.25 million gallons of water per day.

Termination Rights

The term of the Water Services Agreement is 30 years following commencement of delivery of water by the City. The City has the right to terminate the Water Services Agreement (a) immediately if we are in material breach of the Water Services Agreement and such breach has not been cured for 30 days, or (b) at any time by providing five-years written notice to us. We can terminate the Water Services Agreement by written notice if the City is in material breach of the Water Services Agreement and has failed to cure the breach within 30 days.

GE Oil & Gas Contractual Services Agreement

In December 2014, we entered into a $1 billion, 25-year service contract with GE Oil & Gas, an affiliate of General Electric, whereby GE Oil & Gas provides spare parts and planned inspections, maintenance services and round-the-clock technical support for the gas turbines and refrigerant compressors on Trains 1 through 4 (the “GE CSA”). Under the terms of the GE CSA, GE Oil & Gas provides services that cover all major maintenance for Trains 1 through 4, including parts, repairs and field services, as well as a resident team of 14 local experts, including field and repair services, to assist with all aspects of maintenance on the GE Oil & Gas equipment. GE also provides access to original parts, supported by the technical expertise of GE Oil & Gas’s field engineers. GE Oil & Gas supplies services for the following products: 24 PGT25+ G4 gas turbines to power the LNG trains, 56 centrifugal compressors and associated auxiliaries. Effective February 29, 2016, we and GE Oil & Gas entered into an amendment to the GE CSA whereby the services covering Trains 1 through 4 under the GE CSA were extended to Train 5.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion of the material U.S. federal income tax consequences relevant to the exchange of New Notes for Old Notes pursuant to the exchange offer does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which may be subject to change at any time by legislative, judicial or administrative action. These changes may be applied retroactively in a manner that could adversely affect a holder of New Notes. The description does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax consequences.

We believe that the exchange of New Notes for Old Notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Accordingly, a holder will not recognize any taxable gain or loss as a result of the exchange and will have the same tax basis and holding period in the New Notes as the holder had in the Old Notes immediately before the exchange.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                 , 2017, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and be delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Following completion of the exchange offer, we may, in our sole discretion, commence one or more additional exchange offers to holders of Old Notes who did not exchange their Old Notes for New Notes in the exchange offer on terms which may differ from those contained in this prospectus and the enclosed letter of transmittal. This prospectus, as it may be amended or supplemented from time to time, may be used by us in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding Old Notes have been exchanged for New Notes, subject to the terms and conditions in the prospectus and letter of transmittal distributed by us in connection with these additional exchange offers.

LEGAL MATTERS

The validity of the New Notes offered hereby and certain other matters relating to this exchange offer will be passed upon for us by Andrews Kurth Kenyon LLP, Houston, Texas.

EXPERTS

The financial statements of Sabine Pass Liquefaction, LLC as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016, have been included herein and in the registration statement, in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2016 financial statements refers to a change in the method of accounting for debt issuance costs and a change in the presentation of cash flows.

SABINE PASS LIQUEFACTION, LLC

BALANCE SHEETS

(in millions)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Restricted cash	531	358
Accounts and other receivables	101	90
Accounts receivable—affiliate	93	100
Advances to affiliate	51	26
Inventory	78	89
Other current assets	23	25
Other current assets—affiliate	11	10

Total current assets	888	698
Non-current restricted cash	1,000	—
Property, plant and equipment, net	12,369	11,875
Debt issuance costs, net	22	58
Non-current derivative assets	28	67
Other non-current assets, net	168	185

Total assets	$14,475	$12,883

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	$32	$23
Accrued liabilities	406	407
Current debt	—	224
Due to affiliates	35	33
Deferred revenue	36	46
Deferred revenue—affiliate	19	—
Derivative liabilities	4	11

Total current liabilities	532	744
Long-term debt, net	13,460	11,649
Non-current derivative liabilities	1	2
Other non-current liabilities—affiliate	—	2
Member’s equity	482	486

Total liabilities and member’s equity	$14,475	$12,883

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

STATEMENTS OF OPERATIONS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenues
LNG revenues	$492	$—
LNG revenues—affiliate	331	—

Total revenues	823	—
Operating costs and expenses
Cost of sales (excluding depreciation and amortization expense shown separately below)	510	4
Cost of sales—affiliate	4	—
Operating and maintenance expense	39	5
Operating and maintenance expense—affiliate	59	1
General and administrative expense	2	1
General and administrative expense—affiliate	17	17
Depreciation and amortization expense	47	2

Total operating costs and expenses	678	30
Income (loss) from operations	145	(30)
Other expense
Interest expense, net of capitalized interest	(105)	(6)
Loss on early extinguishment of debt	(42)	—
Derivative loss, net	(2)	(11)

Total other expense	(149)	(17)

Net loss	$(4)	$(47)

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

STATEMENT OF MEMBER’S EQUITY

(in millions)

(unaudited)

	Sabine Pass LNG-LP, LLC	Total Member’s Equity
Balance at December 31, 2016	$486	$486
Net loss	(4)	(4)

Balance at March 31, 2017	$482	$482

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Cash flows from operating activities
Net loss	$(4)	$(47)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	47	2
Amortization of debt issuance costs, deferred commitment fees, premium and discount	5	—
Loss on early extinguishment of debt	42	—
Total losses on derivatives, net	41	15
Net cash used for settlement of derivative instruments	(11)	(3)
Changes in operating assets and liabilities:
Accounts and other receivables	(11)	—
Accounts receivable—affiliate	56	—
Advances to affiliate	(40)	—
Inventory	18	(3)
Accounts payable and accrued liabilities	(39)	(3)
Due to affiliates	2	(2)
Deferred revenue	(10)	—
Deferred revenue—affiliate	19	—
Other, net	3	(3)
Other, net—affiliate	(2)	2

Net cash provided by (used in) operating activities	116	(42)
Cash flows from investing activities
Property, plant and equipment, net	(528)	(712)
Other	—	(28)

Net cash used in investing activities	(528)	(740)
Cash flows from financing activities
Proceeds from issuances of debt	2,314	785
Repayments of debt	(703)	(15)
Debt issuance and deferred financing costs	(26)	—
Capital contributions from Cheniere Partners	—	1

Net cash provided by financing activities	1,585	771
Net increase (decrease) in cash, cash equivalents and restricted cash	1,173	(11)
Cash, cash equivalents and restricted cash—beginning of period	358	189

Cash, cash equivalents and restricted cash—end of period	$1,531	$178

Balances per Balance Sheets:

	March 31,
	2017	2016
Cash and cash equivalents	$—	$—
Restricted cash	531	178
Non-current restricted cash	1,000	—

Total cash, cash equivalents and restricted cash	$1,531	$178

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS

(unaudited)

NOTE 1—NATURE OF OPERATIONS AND BASIS OF PRESENTATION

We were formed by Cheniere Partners to own, develop and operate natural gas liquefaction facilities in Cameron Parish, Louisiana (the “Liquefaction Project”) at the Sabine Pass LNG terminal adjacent to the existing regasification facilities owned and operated by SPLNG. Our Liquefaction Project is being developed and constructed at the Sabine Pass LNG terminal, which is located on the Sabine-Neches Waterway less than four miles from the Gulf Coast. We plan to construct up to six Trains, which are in various stages of development, construction and operations. Trains 1 through 3 have commenced commercial operations, Train 4 is undergoing commissioning, Train 5 is under construction and Train 6 is being commercialized and has all necessary regulatory approvals in place.

In the second quarter of 2016, we started production at the Liquefaction Project and began recognizing LNG revenues, which include fees that are received pursuant to our SPAs. During the three months ended March 31, 2017, we received 94% of our net LNG revenues from two SPA customers.

Basis of Presentation

The accompanying unaudited Financial Statements of SPL have been prepared in accordance with GAAP for interim financial information and with Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements and should be read in conjunction with the Audited Financial Statements and accompanying notes included elsewhere in this registration statement. In our opinion, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation, have been included. Certain reclassifications have been made to conform prior period information to the current presentation. The reclassifications had no effect on our overall financial position, results of operations or cash flows.

Results of operations for the three months ended March 31, 2017 are not necessarily indicative of the results of operations that will be realized for the year ending December 31, 2017.

We are a disregarded entity for federal and state income tax purposes. Our taxable income or loss, which may vary substantially from the net income or loss reported on our Statements of Operations, is able to be included in the federal income tax return of Cheniere Partners, a publicly traded partnership which indirectly owns us. Accordingly, no provision or liability for federal or state income taxes is included in the accompanying Financial Statements.

NOTE 2—RESTRICTED CASH

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal and have been presented separately from cash and cash equivalents on our Balance Sheets. As of March 31, 2017 and December 31, 2016, restricted cash consisted of the following (in millions):

	March 31, 2017	December 31, 2016
Current restricted cash
Liquefaction Project	$531	$358
Non-current restricted cash
Liquefaction Project	1,000	—

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

NOTE 3—ACCOUNTS AND OTHER RECEIVABLES

As of March 31, 2017 and December 31, 2016, accounts and other receivables consisted of the following (in millions):

	March 31, 2017	December 31, 2016
Trade receivable	$92	$88
Other accounts receivable	9	2

Total accounts and other receivables	$101	$90

Pursuant to the accounts agreement entered into with the collateral trustee for the benefit of our debt holders, we are required to deposit all cash received into reserve accounts controlled by the collateral trustee. The usage or withdrawal of such cash is restricted to the payment of liabilities related to the Liquefaction Project and other restricted payments. As of March 31, 2017 and December 31, 2016, substantially all of our trade receivable balance was from two SPA customers.

NOTE 4—INVENTORY

As of March 31, 2017 and December 31, 2016, inventory consisted of the following (in millions):

	March 31, 2017	December 31, 2016
Natural gas	$19	$15
LNG	21	45
Materials and other	38	29

Total inventory	$78	$89

NOTE 5—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, net consists of LNG terminal costs and fixed assets, as follows (in millions):

	March 31, 2017	December 31, 2016
LNG terminal costs
LNG terminal	$7,696	$5,270
LNG terminal construction-in-process	4,789	6,675
Accumulated depreciation	(121)	(75)

Total LNG terminal costs, net	12,364	11,870
Fixed assets
Fixed assets	10	9
Accumulated depreciation	(5)	(4)

Total fixed assets, net	5	5

Property, plant and equipment, net	$12,369	$11,875

Depreciation expense during the three months ended March 31, 2017 and 2016 was $45 million and $1 million, respectively.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

During the three months ended March 31, 2017 and 2016, we realized offsets to LNG terminal costs of $124 million and $14 million, respectively, that were related to the sale of commissioning cargoes because these amounts were earned prior to the start of commercial operations, during the testing phase for the construction of the Liquefaction Project.

NOTE 6—DERIVATIVE INSTRUMENTS

We have entered into the following derivative instruments that are reported at fair value:

•	interest rate swaps to hedge the exposure to volatility in a portion of the floating-rate interest payments under one of our credit facilities (“Interest Rate Derivatives”) and

•	commodity derivatives consisting of natural gas supply contracts for the commissioning and operation of the Liquefaction Project (“Physical Liquefaction Supply Derivatives”) and associated economic hedges (collectively, the “Liquefaction Supply Derivatives”).

None of our derivative instruments are designated as cash flow hedging instruments, and changes in fair value are recorded within our Statements of Operations.

The following table (in millions) shows the fair value of our derivative instruments that are required to be measured at fair value on a recurring basis as of March 31, 2017 and December 31, 2016, which are classified as other current assets, non-current derivative assets, derivative liabilities or non-current derivative liabilities in our Balance Sheets.

	Fair Value Measurements as of
	March 31, 2017				December 31, 2016
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Interest Rate Derivatives liability	$—	$—	$—	$—	$—	$(6)	$—	$(6)
Liquefaction Supply Derivatives asset (liability)	(2)	—	41	39	(4)	(2)	79	73

There have been no changes to our evaluation of and accounting for our derivative positions designated as Level 1 during the three months ended March 31, 2017. See Note 7—Derivative Instruments of our Notes to Audited Financial Statements included elsewhere in this registration statement for additional information.

We value our Interest Rate Derivatives using valuations based on the initial trade prices. Using an income-based approach, subsequent valuations are based on observable inputs to the valuation model including interest rate curves, risk adjusted discount rates, credit spreads and other relevant data.

The fair value of our Physical Liquefaction Supply Derivatives is predominantly driven by market commodity basis prices and our assessment of the associated conditions precedent, including evaluating whether the respective market is available as pipeline infrastructure is developed. Upon the completion and placement into service of relevant pipeline infrastructure to accommodate marketable physical gas flow, we recognize a gain or loss based on the fair value of the respective natural gas supply contracts as of the reporting date.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

The fair value of substantially all of our Physical Liquefaction Supply Derivatives is developed through the use of internal models which are impacted by inputs that are unobservable in the marketplace. As a result, the fair value of our Physical Liquefaction Supply Derivatives is designated as Level 3 within the valuation hierarchy. The curves used to generate the fair value of our Physical Liquefaction Supply Derivatives are based on basis adjustments applied to forward curves for a liquid trading point. In addition, there may be observable liquid market basis information in the near term, but terms of a particular Physical Liquefaction Supply Derivatives contract may exceed the period for which such information is available, resulting in a Level 3 classification. In these instances, the fair value of the contract incorporates extrapolation assumptions made in the determination of the market basis price for future delivery periods in which applicable commodity basis prices were either not observable or lacked corroborative market data. Internal fair value models include conditions precedent to the respective long-term natural gas supply contracts. As of March 31, 2017 and December 31, 2016, some of our Physical Liquefaction Supply Derivatives existed within markets for which the pipeline infrastructure is under development to accommodate marketable physical gas flow.

The following table includes quantitative information for the unobservable inputs for our Level 3 Physical Liquefaction Supply Derivatives as of March 31, 2017:

	Net Fair Value Asset (in millions)	Valuation Technique	Significant Unobservable Input	Significant Unobservable Inputs Range
Physical Liquefaction Supply Derivatives	$41	Income Approach	Basis Spread	$(0.345)—$0.081

The following table (in millions) shows the changes in the fair value of our Level 3 Physical Liquefaction Supply Derivatives during the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
Balance, beginning of period	$79	$32
Realized and mark-to-market losses:
Included in cost of sales (1)	(41)	(2)
Purchases and settlements:
Purchases	4	—
Settlements (1)	(1)	—

Balance, end of period	$41	$30

Change in unrealized gains relating to instruments still held at end of period	$(41)	$(2)

(1)	Does not include the decrease in fair value of $1 million related to the realized gains capitalized during the three months ended March 31, 2016.

Derivative assets and liabilities arising from our derivative contracts with the same counterparty are reported on a net basis, as all counterparty derivative contracts provide for net settlement. The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments in instances when our derivative instruments are in an asset position. Our derivative instruments are subject to contractual provisions which provide for the unconditional right of set-off for all derivative assets and liabilities with a given counterparty in the event of default.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

Interest Rate Derivatives

We had entered into Interest Rate Derivatives to protect against volatility of future cash flows and hedge a portion of the variable interest payments on the credit facilities we entered into in June 2015 (the “2015 Credit Facilities”). In March 2017, we settled the Interest Rate Derivatives and recognized a derivative loss of $7 million in conjunction with the termination of approximately $1.6 billion of commitments under the 2015 Credit Facilities, as discussed in Note 9—Debt.

The following table (in millions) shows the fair value and location of our Interest Rate Derivatives on our Balance Sheets:

		Fair Value Measurements as of
	Balance Sheet Location	March 31, 2017	December 31, 2016
Interest Rate Derivatives	Derivative liabilities	$—	$(4)
Interest Rate Derivatives	Non-current derivative liabilities	—	(2)

The following table (in millions) shows the changes in the fair value and settlements of our Interest Rate Derivatives recorded in derivative loss, net on our Statements of Operations during the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017	2016
Interest Rate Derivatives loss	$(2)	$(11)

Liquefaction Supply Derivatives

The following table (in millions) shows the fair value and location of our Liquefaction Supply Derivatives on our Balance Sheets:

		Fair Value Measurements as of (1)
	Balance Sheet Location	March 31, 2017	December 31, 2016
Liquefaction Supply Derivatives	Other current assets	$16	$13
Liquefaction Supply Derivatives	Non-current derivative assets	28	67
Liquefaction Supply Derivatives	Derivative liabilities	(4)	(7)
Liquefaction Supply Derivatives	Non-current derivative liabilities	(1)	—

(1)	Does not include collateral of $5 million and $6 million deposited for such contracts, which is included in other current assets in our Balance Sheets as of March 31, 2017 and December 31, 2016, respectively.

We had secured up to approximately 2,051 million MMBtu and 1,994 million MMBtu of natural gas feedstock through natural gas supply contracts as of March 31, 2017 and December 31, 2016, respectively. The notional natural gas position of our Liquefaction Supply Derivatives was approximately 1,214 million MMBtu and 1,117 million MMBtu as of March 31, 2017 and December 31, 2016, respectively.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

The following table (in millions) shows the changes in the fair value, settlements and location of our Liquefaction Supply Derivatives recorded on our Statements of Operations during the three months ended March 31, 2017 and 2016:

		Three Months Ended March 31,
	Statement of Operations Location (1)	2017	2016
Liquefaction Supply Derivatives loss (2)	Cost of sales	$39	$4

(1)	Fair value fluctuations associated with commodity derivative activities are classified and presented consistently with the item economically hedged and the nature and intent of the derivative instrument.
(2)	Does not include the realized value associated with derivative instruments that settle through physical delivery.

Balance Sheet Presentation

Our derivative instruments are presented on a net basis on our Balance Sheets as described above. The following table (in millions) shows the fair value of our derivatives outstanding on a gross and net basis:

Offsetting Derivative Assets (Liabilities)	Gross Amounts Recognized	Gross Amounts Offset in the Balance Sheets	Net Amounts Presented in the Balance Sheets
As of March 31, 2017
Liquefaction Supply Derivatives	$48	$(4)	$44
Liquefaction Supply Derivatives	2	(7)	(5)
As of December 31, 2016
Interest Rate Derivatives	$(6)	$—	$(6)
Liquefaction Supply Derivatives	82	(2)	80
Liquefaction Supply Derivatives	(11)	4	(7)

NOTE 7—OTHER NON-CURRENT ASSETS

As of March 31, 2017 and December 31, 2016, other non-current assets consisted of the following (in millions):

	March 31, 2017	December 31, 2016
Advances made under EPC and non-EPC contracts	$20	$23
Advances made to municipalities for water system enhancements	95	95
Advances and other asset conveyances to third parties to support LNG terminals	30	31
Tax-related payments and receivables	—	3
Information technology service assets	21	22
Other	2	11

Total other non-current assets, net	$168	$185

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

NOTE 8—ACCRUED LIABILITIES

As of March 31, 2017 and December 31, 2016, accrued liabilities consisted of the following (in millions):

	March 31, 2017	December 31, 2016
Interest costs and related debt fees	$147	$204
Liquefaction Project costs	259	203

Total accrued liabilities	$406	$407

NOTE 9—DEBT

As of March 31, 2017 and December 31, 2016, our debt consisted of the following (in millions):

	March 31, 2017	December 31, 2016
Long-term debt
5.625% Senior Secured Notes due 2021 (“2021 Senior Notes”), net of unamortized premium of $7 and $7	$2,007	$2,007
6.25% Senior Secured Notes due 2022 (“2022 Senior Notes”)	1,000	1,000
5.625% Senior Secured Notes due 2023 (“2023 Senior Notes”), net of unamortized premium of $5 and $6	1,505	1,506
5.75% Senior Secured Notes due 2024 (“2024 Senior Notes”)	2,000	2,000
5.625% Senior Secured Notes due 2025 (“2025 Senior Notes”)	2,000	2,000
5.875% Senior Secured Notes due 2026 (“2026 Senior Notes”)	1,500	1,500
5.00% Senior Secured Notes due 2027 (“2027 Senior Notes”)	1,500	1,500
4.200% Senior Secured Notes due 2028 (“2028 Senior Notes”), net of unamortized discount of $1 and zero	1,349	—
5.00% Senior Secured Notes due 2037 (“2037 Senior Notes”)	800	—
2015 Credit Facilities	—	314
Unamortized debt issuance costs	(201)	(178)

Total long-term debt, net	13,460	11,649
Current debt
$1.2 billion Working Capital Facility (“Working Capital Facility”)	—	224

Total debt, net	$13,460	$11,873

2017 Debt Issuances and Redemptions

Senior Notes

In February 2017, we issued an aggregate principal amount of $800 million of the 2037 Senior Notes on a private placement basis in reliance on the exemption from registration provided for under Section 4(a)(2) of the Securities Act of 1933, as amended. In March 2017, we issued an aggregate principal amount of $1.35 billion, before discount, of the 2028 Senior Notes. Net proceeds of the offerings of the 2037 Senior Notes and the 2028 Senior Notes were $789 million and $1.33 billion, respectively, after deducting the initial purchasers’ commissions (for the 2028 Senior Notes) and estimated fees and expenses. The net proceeds of the 2037 Senior Notes were used to repay the then outstanding borrowings of $369 million under the 2015 Credit Facilities and, along with the net proceeds of the 2028 Senior Notes, the remainder is being used to pay a portion of the capital costs in connection with the construction of Trains 1 through 5 of the Liquefaction Project in lieu of the terminated portion of the commitments under the 2015 Credit Facilities.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

In connection with the issuance of the 2037 Senior Notes and the 2028 Senior Notes, we terminated the remaining available balance of $1.6 billion under the 2015 Credit Facilities, resulting in a write-off of debt issuance costs associated with the 2015 Credit Facilities of $42 million during the three months ended March 31, 2017.

The 2037 Senior Notes and the 2028 Senior Notes accrue interest at fixed rates of 5.00% and 4.200%, respectively, and interest is payable semi-annually in arrears. The terms of the 2037 Senior Notes are governed by an indenture which contains customary terms and events of default and certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to incur additional indebtedness or issue preferred stock, make certain investments or pay dividends or distributions on capital stock or subordinated indebtedness or purchase, redeem or retire capital stock, sell or transfer assets, including capital stock of our restricted subsidiaries, restrict dividends or other payments by restricted subsidiaries, incur liens, enter into transactions with affiliates, dissolve, liquidate, consolidate, merge, sell or lease all or substantially all of our assets and enter into certain LNG sales contracts. The 2028 Senior Notes are governed by the same common indenture as our other senior notes, which also contains customary terms and events of default, covenants and redemption terms.

At any time prior to six months before the respective dates of maturity of the 2037 Senior Notes and the 2028 Senior Notes, we may redeem all or part of such notes at a redemption price equal to the “optional redemption” price for the 2037 Senior Notes or the “make-whole” price for the 2028 Senior Notes, as set forth in the respective indentures governing the notes, plus accrued and unpaid interest, if any, to the date of redemption. We may also, at any time within six months of the respective maturity dates for the 2037 Senior Notes and the 2028 Senior Notes, redeem all or part of such notes at a redemption price equal to 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

In connection with the issuance of the 2028 Senior Notes, we entered into a registration rights agreement (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, we have agreed, and any future guarantors will agree, to use commercially reasonable efforts to file with the SEC and cause to become effective a registration statement relating to an offer to exchange any and all of the 2028 Senior Notes for a like aggregate principal amount of our debt securities with terms identical in all material respects to the 2028 Senior Notes sought to be exchanged (other than with respect to restrictions on transfer or to any increase in annual interest rate), within 360 days after March 6, 2017. Under specified circumstances, we have also agreed, and any future guarantors will also agree, to use commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the 2028 Senior Notes. We will be obligated to pay additional interest on the 2028 Senior Notes if we fail to comply with our obligation to register them within the specified time period.

Credit Facilities

Below is a summary (in millions) of our Working Capital Facility as of March 31, 2017:

Working Capital Facility
Original facility size	$1,200
Outstanding balance	—
Letters of credit issued	377

Available commitment	$823
Interest rate	LIBOR plus 1.75% or base rate plus 0.75%
Maturity date	December 31, 2020, with various terms for underlying loans

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

Interest Expense

Total interest expense consisted of the following (in millions):

	Three Months Ended March 31,
	2017	2016
Total interest cost	$186	$147
Capitalized interest	(81)	(141)

Total interest expense, net	$105	$6

Fair Value Disclosures

The following table (in millions) shows the carrying amount and estimated fair value of our debt:

	March 31, 2017		December 31, 2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Senior notes, net of premium or discount (1)	$12,861	$13,807	$11,513	$12,309
2037 Senior Notes (2)	800	826	—	—
Credit facilities (3)	—	—	538	538

(1)	Includes 2021 Senior Notes, 2022 Senior Notes, 2023 Senior Notes, 2024 Senior Notes, 2025 Senior Notes, 2026 Senior Notes, 2027 Senior Notes and 2028 Senior Notes. The Level 2 estimated fair value was based on quotes obtained from broker-dealers or market makers of these senior notes and other similar instruments.
(2)	The Level 3 estimated fair value was calculated based on inputs that are observable in the market or that could be derived from, or corroborated with, observable market data, including our stock price and interest rates based on debt issued by parties with comparable credit ratings to us and inputs that are not observable in the market.
(3)	Includes 2015 Credit Facilities and Working Capital Facility. The Level 3 estimated fair value approximates the principal amount because the interest rates are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty.

NOTE 10—RELATED PARTY TRANSACTIONS

Below is a summary of our related party transactions as reported on our Statements of Operations for the three months ended March 31, 2017 and 2016 (in millions):

	Three Months Ended March 31,
	2017	2016
LNG revenues—affiliate
Cheniere Marketing SPA and Cheniere Marketing Master SPA	$331	$—
Cost of sales—affiliate
Cargo loading fees under the Terminal Use Rights Assignment and Agreement (the “TURA”)	4	—
Operating and maintenance expense—affiliate
TUA	33	—
Natural Gas Transportation Agreement	16	—
Services Agreements	10	1

Total operating and maintenance expense—affiliate	59	1
General and administrative expense—affiliate
Services Agreements	17	17

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

LNG Terminal-Related Agreements

Terminal Use Agreements

We have entered into a TUA with SPLNG to provide berthing for LNG vessels and for the unloading, loading, storage and regasification of LNG. We have reserved approximately 2.0 Bcf/d of regasification capacity and we are obligated to make monthly capacity payments to SPLNG aggregating approximately $250 million per year (the “TUA Fees”), continuing until at least 20 years after we deliver our first commercial cargo at the Liquefaction Project. We obtained this reserved capacity as a result of an assignment in July 2012 by Cheniere Investments of its rights, title and interest under its TUA. In connection with the assignment, we, Cheniere Investments and SPLNG also entered into the TURA pursuant to which Cheniere Investments has the right to use our reserved capacity under the TUA and has the obligation to pay the TUA Fees required by the TUA to SPLNG. Cheniere Investments’ right to use our capacity at the Sabine Pass LNG terminal and its respective percentage of TUA fees payable is reduced from 100% to zero (unless Cheniere Investments utilizes terminal use capacity after Train 4 reaches commercial operations) as each of Trains 1 through 4 reaches commercial operation. The percentage of the TUA Fees payable by Cheniere Investments and by us varies based upon the number of Trains that have reached commercial operations. The following table shows the percentages of all TUA Fees payable to SPLNG by Cheniere Investments and us in accordance with the TURA:

Period	Percentage of TUA Fees Payable by Investments	Percentage of TUA Fees Payable by SPL
Prior to May 2016 (substantial completion of Train 1)	100%	0%
May 2016—September 2016 (substantial completion of Train 2)	75%	25%
September 2016—March 2017 (substantial completion of Train 3)	50%	50%
March 2017 through substantial completion of Train 4	25%	75%
After substantial completion of Train 4	0%	100%

Cheniere Partners has guaranteed our obligations under our TUA and the obligations of Cheniere Investments under the TURA. Cargo loading fees incurred under this agreement are recorded as cost of sales—affiliate, except for the portion related to commissioning activities which is capitalized as LNG terminal construction-in-process.

In connection with our TUA, we are required to pay for a portion of the cost to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal, which is based on our approximately 41% share of the commercial LNG storage capacity at the Sabine Pass LNG terminal.

Cheniere Marketing SPA

Cheniere Marketing has entered into an SPA with us to purchase, at Cheniere Marketing’s option, any LNG produced by us in excess of that required for other customers at a price of 115% of Henry Hub plus $3.00 per MMBtu of LNG.

Cheniere Marketing Master SPA

We have entered into an agreement with Cheniere Marketing that allows us to sell and purchase LNG with Cheniere Marketing by executing and delivering confirmations under this agreement.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

Commissioning Confirmation

Under the Cheniere Marketing Master SPA, we have executed a confirmation with Cheniere Marketing that obligates Cheniere Marketing in certain circumstances to buy LNG cargoes produced during the periods while Bechtel Oil, Gas and Chemicals, Inc. has control of, and is commissioning, the first four Trains of the Liquefaction Project.

Pre-commercial LNG Marketing Agreement

We have entered into an agreement with Cheniere Marketing that authorizes Cheniere Marketing to act on our behalf to market and sell certain quantities of pre-commercial LNG that has not been accepted by BG Gulf Coast LNG, LLC, one of our SPA customers. We pay a fee to Cheniere Marketing for marketing and transportation, which is based on volume sold under this agreement.

Natural Gas Transportation Agreement

To ensure we are able to transport adequate natural gas feedstock to the Sabine Pass LNG terminal, we have entered into transportation precedent and other agreements to secure firm pipeline transportation capacity with CTPL, a wholly owned subsidiary of Cheniere Partners, and third-party pipeline companies.

Services Agreements

As of March 31, 2017 and December 31, 2016, we had $51 million and $26 million of advances to affiliates, respectively, under the services agreements described below. The non-reimbursement amounts incurred under these agreements are recorded in general and administrative expense—affiliate.

Liquefaction O&M Agreement

We have entered into an operation and maintenance agreement (the “Liquefaction O&M Agreement”) with Cheniere Investments, a wholly owned subsidiary of Cheniere Partners, pursuant to which we receive all of the necessary services required to construct, operate and maintain the Liquefaction Project. Before the Liquefaction Project is operational, the services to be provided include, among other services, obtaining governmental approvals on our behalf, preparing an operating plan for certain periods, obtaining insurance, preparing staffing plans and preparing status reports. After the Liquefaction Project is operational, the services include all necessary services required to operate and maintain the Liquefaction Project. Before the Liquefaction Project is operational, in addition to reimbursement of operating expenses, we are required to pay a monthly fee equal to 0.6% of the capital expenditures incurred in the previous month. After substantial completion of each Train, for services performed while the Liquefaction Project is operational, we will pay, in addition to the reimbursement of operating expenses, a fixed monthly fee of $83,333 (indexed for inflation) for services with respect to such Train.

Liquefaction MSA

We have entered into a management services agreement (the “Liquefaction MSA”) with Cheniere Terminals pursuant to which Cheniere Terminals manages the construction and operation of the Liquefaction Project, excluding those matters provided for under the Liquefaction O&M Agreement. The services include, among other services, exercising the day-to-day management of our affairs and business, managing our regulatory matters, managing bank and brokerage accounts and financial books and records of our business and operations, entering into financial derivatives on our behalf and providing contract administration services for all contracts

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

associated with the Liquefaction Project. Under the Liquefaction MSA, we pay a monthly fee equal to 2.4% of the capital expenditures incurred in the previous month, which is recorded as general and administrative expense—affiliate on our Statements of Operations. After substantial completion of each Train, we will pay a fixed monthly fee of $541,667 (indexed for inflation) for services with respect to such Train.

Cheniere Investments Information Technology Services Agreement

Cheniere Investments has entered into an information technology services agreement with Cheniere, pursuant to which Cheniere Investment’s subsidiaries, including us, receive certain information technology services. On a quarterly basis, the various entities receiving the benefit are invoiced by Cheniere according to the cost allocation percentages set forth in the agreement. In addition, Cheniere is entitled to reimbursement for all costs incurred by Cheniere that are necessary to perform the services under the agreement.

LNG Site Sublease Agreement

We have entered into agreements with SPLNG to sublease a portion of the Sabine Pass LNG terminal site for the Liquefaction Project. The aggregate annual sublease payment is $1 million. The initial terms of the subleases expire on December 31, 2034, with options to renew for multiple 10-year extensions with similar terms as the initial terms. The annual sublease payments will be adjusted for inflation every five years based on a consumer price index, as defined in the sublease agreements.

Cooperation Agreement

We have entered into an agreement with SPLNG that allows us to retain and acquire certain rights to access the property and facilities that are owned by SPLNG for the purpose of constructing, modifying and operating the Liquefaction Project. In consideration for access given to us, we have agreed to transfer to SPLNG title of certain facilities, equipment and modifications, which SPLNG is obligated to operate and maintain. The term of this agreement is consistent with our TUA described above. Under this agreement, we conveyed to SPLNG zero and $253 million of assets during the three months ended March 31, 2017 and 2016, respectively, which have been recorded as non-cash distributions to affiliates.

Contract for Sale and Purchase of Natural Gas and LNG

We have entered into an agreement with SPLNG that allows us to sell and purchase natural gas and LNG with SPLNG. Natural gas and LNG purchased under this agreement are recorded as inventory, except for purchases related to commissioning activities which are capitalized as LNG terminal construction-in-process.

State Tax Sharing Agreement

We have entered into a state tax sharing agreement with Cheniere. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which we and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, we will pay to Cheniere an amount equal to the state and local tax that we would be required to pay if our state and local tax liability were calculated on a separate company basis. There have been no state and local taxes paid by Cheniere for which Cheniere could have demanded payment from us under this agreement; therefore, Cheniere has not demanded any such payments from us. The agreement is effective for tax returns due on or after August 2012.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

NOTE 11—SUPPLEMENTAL CASH FLOW INFORMATION

The following table (in millions) provides supplemental disclosure of cash flow information:

	Three Months Ended March 31,
	2017	2016
Cash paid during the period for interest, net of amounts capitalized	$154	$27
Non-cash distributions to affiliates for conveyance of assets	—	253

The balance in property, plant and equipment, net funded with accounts payable and accrued liabilities (including affiliate) was $306 million and $303 million, as of March 31, 2017 and 2016, respectively.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

NOTE 12—RECENT ACCOUNTING STANDARDS

The following table provides a brief description of recent accounting standards that had not been adopted by the Company as of March 31, 2017:

Standard	Description	Expected Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and subsequent amendments thereto	This standard provides a single, comprehensive revenue recognition model which replaces and supersedes most existing revenue recognition guidance and requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard requires that the costs to obtain and fulfill contracts with customers should be recognized as assets and amortized to match the pattern of transfer of goods or services to the customer if expected to be recoverable. The standard also requires enhanced disclosures. This guidance may be adopted either retrospectively to each prior reporting period presented subject to allowable practical expedients (“full retrospective approach”) or as a cumulative-effect adjustment as of the date of adoption (“modified retrospective approach”).	January 1, 2018	We continue to evaluate the effect of this standard on our Financial Statements. Preliminarily, we plan to adopt this standard using the full retrospective approach and we do not currently anticipate that the adoption will have a material impact upon our revenues. The Financial Accounting Standards Board has issued and may issue in the future amendments and interpretive guidance which may cause our evaluation to change. Furthermore, we routinely enter into new contracts and we cannot predict with certainty whether the accounting for any future contract under the new standard would result in a significant change from existing guidance. Because this assessment is preliminary and the accounting for revenue recognition is subject to significant judgment, this conclusion could change as we finalize our assessment. We have not yet determined the impact that recognizing fulfillment costs as assets will have on our Financial Statements.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

Standard	Description	Expected Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2016-02, Leases (Topic 842)	This standard requires a lessee to recognize leases on its balance sheet by recording a lease liability representing the obligation to make future lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term. A lessee is permitted to make an election not to recognize lease assets and liabilities for leases with a term of 12 months or less. The standard also modifies the definition of a lease and requires expanded disclosures. This guidance may be early adopted, and must be adopted using a modified retrospective approach with certain available practical expedients.	January 1, 2019	We continue to evaluate the effect of this standard on our Financial Statements. Preliminarily, we expect that the requirement to recognize all leases on our Balance Sheets will be a significant change from current practice but will not have a material impact upon our Balance Sheets. Because this assessment is preliminary and the accounting for leases is subject to significant judgment, this conclusion could change as we finalize our assessment. We have not yet determined the impact of the adoption of this standard upon our results of operations or cash flows, whether we will elect to early adopt this standard or which, if any, practical expedients we will elect upon transition.

ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory	This standard requires the immediate recognition of the tax consequences of intercompany asset transfers other than inventory. This guidance may be early adopted, but only at the beginning of an annual period, and must be adopted using a modified retrospective approach.	January 1, 2018	We are currently evaluating the impact of the provisions of this guidance on our Financial Statements and related disclosures.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

(unaudited)

Additionally, the following table provides a brief description of a recent accounting standard that was adopted by the Company during the reporting period:

Standard	Description	Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory	This standard requires inventory to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This guidance may be early adopted and must be adopted prospectively.	January 1, 2017	The adoption of this guidance did not have a material impact on our Financial Statements or related disclosures.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Member

Sabine Pass Liquefaction, LLC:

We have audited the accompanying balance sheets of Sabine Pass Liquefaction, LLC (the Company) as of December 31, 2016 and 2015, and the related statements of operations, member’s equity, and cash flows for each of the years in the three-year period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sabine Pass Liquefaction, LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

As discussed in note 15 to the financial statements, the Company has changed its method of accounting for debt issuance costs in 2016 and 2015 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs and ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements and the Company has also changed the presentation of cash flows in its statements of cash flows in 2016, 2015, and 2014 due to the adoption of ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force).

/s/ KPMG LLP
KPMG LLP

Houston, Texas

February 24, 2017

SABINE PASS LIQUEFACTION, LLC

BALANCE SHEETS

(in thousands)

	December 31,
	2016	2015
ASSETS
Current assets
Cash and cash equivalents	$—	$—
Restricted cash	357,953	189,260
Accounts and other receivables	89,729	577
Accounts receivable—affiliate	99,765	2,457
Advances to affiliate	25,892	28,312
Inventory	88,521	5,742
Other current assets	25,242	8,412
Other current assets—affiliate	10,585	—

Total current assets	697,687	234,760
Property, plant and equipment, net	11,874,843	9,841,407
Debt issuance costs, net	58,655	132,091
Non-current derivative assets	66,788	30,304
Other non-current assets, net	185,343	194,818

Total assets	$12,883,316	$10,433,380

LIABILITIES AND MEMBER’S EQUITY
Current liabilities
Accounts payable	$22,750	$13,420
Accrued liabilities	407,469	201,559
Current debt	223,500	15,000
Due to affiliates	33,016	53,848
Deferred revenue	45,921	—
Derivative liabilities	11,481	6,430

Total current liabilities	744,137	290,257
Long-term debt, net	11,649,229	9,205,559
Non-current derivative liabilities	2,001	2,884
Other non-current liabilities—affiliate	1,679	3,393
Commitments and contingencies (see Note 13)
Member’s equity	486,270	931,287

Total liabilities and member’s equity	$12,883,316	$10,433,380

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

STATEMENTS OF OPERATIONS

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Revenues
LNG revenues	$539,454	$—	$—
LNG revenues—affiliate	293,957	—	—

Total revenues	833,411	—	—

Operating costs and expenses
Cost (cost recovery) of sales (excluding depreciation and amortization expense shown separately below)	415,746	(32,453)	(342)
Cost of sales—affiliate	6,754	—	—
Operating and maintenance expense	73,785	4,557	5,553
Operating and maintenance expense—affiliate	128,423	1,331	95
Terminal use agreement maintenance expense (recovery)	(543)	18,428	25,677
Terminal use agreement maintenance expense—affiliate	208	400	387
Development expense	126	2,850	9,319
Development expense—affiliate	511	722	1,153
General and administrative expense	7,246	5,637	5,305
General and administrative expense—affiliate	68,070	87,681	71,065
Depreciation and amortization expense	83,238	2,479	967

Total operating costs and expenses	783,564	91,632	119,179

Income (loss) from operations	49,847	(91,632)	(119,179)

Other income (expense)
Interest expense, net of capitalized interest	(185,825)	(36,330)	(23,909)
Loss on early extinguishment of debt	(52,180)	(96,273)	(114,335)
Derivative loss, net	(5,934)	(41,722)	(119,401)
Other income (expense)	627	340	(29)

Total other expense	(243,312)	(173,985)	(257,674)

Net loss	$(193,465)	$(265,617)	$(376,853)

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

STATEMENTS OF MEMBER’S EQUITY

(in thousands)

	Sabine Pass LNG-LP, LLC	Total Member’s Equity
Balance at December 31, 2013	$1,638,265	$1,638,265
Capital contributions from Cheniere Partners	11,734	11,734
Non-cash distributions to affiliates	(745)	(745)
Net loss	(376,853)	(376,853)

Balance at December 31, 2014	1,272,401	1,272,401
Capital contributions from Cheniere Partners	15,297	15,297
Non-cash distributions to affiliates	(90,794)	(90,794)
Net loss	(265,617)	(265,617)

Balance at December 31, 2015	931,287	931,287
Capital contributions from Cheniere Partners	1,250	1,250
Non-cash distributions to affiliates	(252,802)	(252,802)
Net loss	(193,465)	(193,465)

Balance at December 31, 2016	$486,270	$486,270

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities
Net loss	$(193,465)	$(265,617)	$(376,853)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash terminal use agreement maintenance expense	160	16,763	24,461
Depreciation and amortization expense	83,238	2,479	967
Amortization of debt issuance costs, deferred commitment fees and premium	11,711	2,100	—
Loss on early extinguishment of debt	52,180	96,273	114,335
Total (gains) losses on derivatives, net	(36,380)	7,377	118,199
Net cash used for settlement of derivative instruments	(6,705)	(41,756)	(22,093)
Other	432	—	—
Changes in operating assets and liabilities:
Accounts and other receivables	(89,820)	15	(22)
Accounts receivable—affiliate	(98,590)	350	(1,584)
Advances to affiliate	722	(4,342)	(14,539)
Inventory	(60,045)	(3,565)	(22,963)
Accounts payable and accrued liabilities	179,295	(4,967)	9,234
Due to affiliates	954	6,347	(2,373)
Deferred revenue	45,921	—	—
Other, net	(10,219)	(975)	(2,622)
Other—affiliate	(9,052)	(17,713)	—

Net cash used in operating activities	(129,663)	(207,231)	(175,853)
Cash flows from investing activities
Property, plant and equipment, net	(2,305,737)	(2,861,000)	(2,548,855)
Other	(32,127)	(62,034)	(38,710)

Net cash used in investing activities	(2,337,864)	(2,923,034)	(2,587,565)
Cash flows from financing activities
Proceeds from issuances of debt	5,442,500	2,860,000	2,584,500
Repayments of debt	(2,765,000)	—	(177,000)
Debt issuance and deferred financing costs	(42,106)	(168,635)	(102,687)
Debt extinguishment costs	(424)	—	—
Capital contributions from Cheniere Partners	1,250	15,297	11,734

Net cash provided by financing activities	2,636,220	2,706,662	2,316,547
Net increase (decrease) in cash, cash equivalents and restricted cash	168,693	(423,603)	(446,871)
Cash, cash equivalents and restricted cash—beginning of period	189,260	612,863	1,059,734

Cash, cash equivalents and restricted cash—end of period	$357,953	$189,260	$612,863

The accompanying notes are an integral part of these financial statements.

Balances per Balance Sheets:

	December 31,
	2016	2015	2014
Cash and cash equivalents	$—	$—	$—
Restricted cash	357,953	189,260	155,810
Non-current restricted cash	—	—	457,053

Total cash, cash equivalents and restricted cash	$357,953	$189,260	$612,863

The accompanying notes are an integral part of these financial statements.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND NATURE OF OPERATIONS

We are a Delaware limited liability company formed by Cheniere Partners to own, develop and operate natural gas liquefaction facilities in Cameron Parish, Louisiana (the “Liquefaction Project”) at the Sabine Pass LNG terminal adjacent to the existing regasification facilities owned and operated by SPLNG. We are a Houston-based company with one member, Sabine Pass LNG-LP, LLC, an indirect wholly owned subsidiary of Cheniere Partners. We and SPLNG are each indirect wholly owned subsidiaries of Cheniere Investments, which is a wholly owned subsidiary of Cheniere Partners, a publicly traded limited partnership (NYSE MKT: CQP). Cheniere Partners is a 55.9% owned subsidiary of Cheniere Holdings, which is, in turn, an 82.6% owned subsidiary of Cheniere, a Houston-based energy company primarily engaged in LNG-related businesses.

Our Liquefaction Project is being developed and constructed at the Sabine Pass LNG terminal, which is located on the Sabine-Neches Waterway less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 Bcfe, two marine berths that can accommodate vessels with nominal capacity of up to 266,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d. We plan to construct up to six Trains, which are in various stages of development, construction and operations. Trains 1 and 2 have commenced operating activities, Train 3 is undergoing commissioning and has produced LNG, Trains 4 and 5 are under construction and Train 6 is fully permitted. Each Train is expected to have a nominal production capacity, which is prior to adjusting for planned maintenance, production reliability and potential overdesign, of approximately 4.5 mtpa of LNG.

In June 2014, the Financial Accounting Standards Board (the “FASB”) amended its guidance on development stage entities. The amendment removed all incremental financial reporting requirements from GAAP for development stage entities. This guidance is effective for interim and annual periods beginning after December 15, 2014, with early adoption permitted. We adopted this guidance in the quarterly period ended June 30, 2014. Prior to our adoption of this guidance, we were a development stage entity because we devoted substantially all of our efforts to establish a new natural gas liquefaction business for which planned principal operations had not yet commenced. The adoption of this guidance did not have a material impact on our financial position, operating results or cash flows other than the removal of inception-to-date information about income statement line items, cash flows and equity transactions.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying Financial Statements of SPL have been prepared in accordance with GAAP. Certain reclassifications have been made to conform prior period information to the current presentation. The reclassifications had no effect on our overall financial position, operating results or cash flows.

In 2016, we started production at the Liquefaction Project. As a result, we introduced a new line item entitled “cost of sales” and modified the components of activity included in “operating and maintenance expense” on our Statements of Operations. To conform to the new presentation, reclassifications were made to the prior periods. Cost of sales includes costs incurred directly for the production and delivery of LNG from the Liquefaction Project such as natural gas feedstock, variable transportation and storage costs, derivative gains and losses associated with economic hedges to secure natural gas feedstock for the Liquefaction Project, and other costs related to converting natural gas into LNG, all to the extent not utilized for the commissioning process. These costs were reclassified from operating and maintenance expense. Operating and maintenance expense now includes costs associated with operating and maintaining the Liquefaction Project such as third-party service and maintenance contract costs, payroll and benefit costs of operations personnel, natural gas transportation and storage capacity demand charges, derivative gains and losses related to the sale and purchase of LNG associated with the regasification terminal, insurance and regulatory costs.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Additionally, we renamed our “revenues” line item as “LNG revenues”, which include fees that are received pursuant to our SPAs and related LNG marketing activities.

Use of Estimates

The preparation of Financial Statements in conformity with GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the Financial Statements and the accompanying notes. Management evaluates its estimates and related assumptions regularly, including those related to the value of property, plant and equipment, collectability of accounts receivable, derivative instruments, asset retirement obligations (“AROs”) and fair value measurements. Changes in facts and circumstances or additional information may result in revised estimates, and actual results may differ from these estimates.

Fair Value

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Hierarchy Levels 1, 2 and 3 are terms for the priority of inputs to valuation techniques used to measure fair value. Hierarchy Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Hierarchy Level 2 inputs are inputs other than quoted prices included within Level 1 that are directly or indirectly observable for the asset or liability. Hierarchy Level 3 inputs are inputs that are not observable in the market.

In determining fair value, we use observable market data when available, or models that incorporate observable market data. In addition to market information, we incorporate transaction-specific details that, in management’s judgment, market participants would take into account in measuring fair value. We maximize the use of observable inputs and minimize our use of unobservable inputs in arriving at fair value estimates.

Recurring fair-value measurements are performed for derivative instruments as disclosed in Note 7—Derivative Instruments. The carrying amount of cash and cash equivalents, restricted cash, accounts receivable and accounts payable reported on our Balance Sheets approximates fair value. The fair value of debt is the estimated amount we would have to pay to repurchase our debt in the open market, including any premium or discount attributable to the difference between the stated interest rate and market interest rate at each balance sheet date. Debt fair values, as disclosed in Note 10—Debt, are based on quoted market prices for identical instruments, if available, or based on valuations of similar debt instruments using observable or unobservable inputs. Non-financial assets and liabilities initially measured at fair value include intangible assets and AROs.

Revenue Recognition

Fees received pursuant to SPAs are recognized as LNG revenues after substantial completion of the respective Train. Prior to substantial completion, sales generated during the commissioning phase are offset against the cost of construction for the respective Train, as the production and removal of LNG from storage is necessary to test the facility and bring the asset to the condition necessary for its intended use. LNG revenues are recognized when LNG is delivered to the counterparty, either at the Sabine Pass LNG terminal or at the counterparty’s LNG receiving terminal, based on the terms of the contract.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Restricted Cash

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal and have been presented separately from cash and cash equivalents on our Balance Sheets.

Accounts Receivable

Accounts receivable is reported net of allowances for doubtful accounts. Impaired receivables are specifically identified and evaluated for expected losses. The expected loss on impaired receivables is primarily determined based on the debtor’s ability to pay and the estimated value of any collateral. We did not recognize any bad debt expense related to accounts receivable during the years ended December 31, 2016, 2015 and 2014.

Inventory

LNG and natural gas inventory are recorded at weighted average cost and materials and other inventory are recorded at cost. Inventory is subject to lower of cost or market (“LCM”) adjustments at the end of each period. Recoveries of losses resulting from interim period LCM adjustments are recorded when market price recoveries occur on the same inventory in the same fiscal year. These recoveries are recognized as gains in later interim periods with such gains not exceeding previously recognized losses. Reimbursement to SPLNG for our portion of its fuel costs related to maintaining the cryogenic readiness of the Sabine Pass LNG terminal is recorded in terminal use agreement maintenance expense—affiliate.

Accounting for LNG Activities

Generally, we begin capitalizing the costs of a Train once it meets the following criteria: (1) regulatory approval has been received, (2) financing for the Train is available and (3) management has committed to commence construction. Prior to meeting these criteria, most of the costs associated with a Train are expensed as incurred. These costs primarily include professional fees associated with front-end engineering and design work, costs of securing necessary regulatory approvals and other preliminary investigation and development activities related to the Train.

Generally, costs that are capitalized prior to a project meeting the criteria otherwise necessary for capitalization include: land and lease option costs that are capitalized as property, plant and equipment and certain permits that are capitalized as other non-current assets. The costs of lease options are amortized over the life of the lease once obtained. If no lease is obtained, the costs are expensed.

We capitalize interest and other related debt costs during the construction period of a Train. Upon commencement of operations, capitalized interest, as a component of the total cost, is amortized over the estimated useful life of the asset.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for construction and commissioning activities, major renewals and betterments that extend the useful life of an asset are capitalized, while expenditures for maintenance and repairs and general and administrative activities are charged to expense as incurred. Interest costs incurred on debt obtained for the construction of property, plant and equipment are capitalized as construction-in-process over the construction period or related debt term, whichever is shorter. We depreciate our property, plant and equipment using the straight-line depreciation method. Upon retirement or other disposition of property, plant and equipment, the cost and related accumulated depreciation are removed from the account, and the resulting gains or losses are recorded in other operating costs and expenses.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Management tests property, plant and equipment for impairment whenever events or changes in circumstances have indicated that the carrying amount of property, plant and equipment might not be recoverable. Assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets for purposes of assessing recoverability. Recoverability generally is determined by comparing the carrying value of the asset to the expected undiscounted future cash flows of the asset. If the carrying value of the asset is not recoverable, the amount of impairment loss is measured as the excess, if any, of the carrying value of the asset over its estimated fair value. We recorded $0.4 million, zero and zero impairments related to property, plant and equipment during the years ended December 31, 2016, 2015 and 2014, respectively.

Derivative Instruments

We use derivative instruments to hedge our exposure to cash flow variability from interest rate and commodity price risk. Derivative instruments are recorded at fair value and included in our Balance Sheets as assets or liabilities depending on the derivative position and the expected timing of settlement, unless they satisfy criteria and we elect the normal purchases and sales exception. When we have the contractual right and intend to net settle, derivative assets and liabilities are reported on a net basis.

Changes in the fair value of our derivative instruments are recorded in current earnings, unless we elect to apply hedge accounting and meet specified criteria, including completing contemporaneous hedge documentation. We did not have any derivative instruments designated as cash flow hedges during the years ended December 31, 2016, 2015 and 2014. See Note 7—Derivative Instruments for additional details about our derivative instruments.

Concentration of Credit Risk

Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash and cash equivalents and restricted cash. We maintain cash balances at financial institutions, which may at times be in excess of federally insured levels. We have not incurred losses related to these balances to date.

The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments. Our interest rate derivative instruments are placed with investment grade financial institutions whom we believe are acceptable credit risks. Our commodity derivative transactions are executed through over-the-counter contracts which are subject to nominal credit risk as these transactions are settled on a daily margin basis with investment grade financial institutions. Collateral deposited for such contracts is recorded as other current asset. We monitor counterparty creditworthiness on an ongoing basis; however, we cannot predict sudden changes in counterparties’ creditworthiness. In addition, even if such changes are not sudden, we may be limited in our ability to mitigate an increase in counterparty credit risk. Should one of these counterparties not perform, we may not realize the benefit of some of our derivative instruments.

We have entered into six fixed price 20-year SPAs with six unaffiliated third parties. We are dependent on the respective counterparties’ creditworthiness and their willingness to perform under their respective SPAs. During the year ended December 31, 2016, we received 77% of our net LNG revenues from one SPA customer.

Debt

Our debt consists of current and long-term secured debt securities and credit facilities with banks and other lenders. Debt issuances are placed directly by us or through securities dealers or underwriters and are held by institutional and retail investors.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Debt is recorded on our Balance Sheets at par value adjusted for unamortized discount or premium. Discounts, premiums and debt issuance costs directly related to the issuance of debt are amortized over the life of the debt and are recorded in interest expense, net of capitalized interest using the effective interest method. Gains and losses on the extinguishment of debt are recorded in gains and losses on the extinguishment of debt on our Statements of Operations.

Debt issuance costs consist primarily of arrangement fees, professional fees, legal fees and printing costs. These costs are recorded as a direct deduction from the debt liability unless incurred in connection with a line of credit arrangement, in which case they are presented as an asset on our Balance Sheet. Debt issuance costs are amortized to interest expense or property, plant and equipment over the term of the related debt facility. Upon early retirement of debt or amendment to a debt agreement, certain fees are written off to loss on early extinguishment of debt.

Asset Retirement Obligations

We recognize AROs for legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal use of the asset and for conditional AROs in which the timing or method of settlement are conditional on a future event that may or may not be within our control. The fair value of a liability for an ARO is recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset. This additional carrying amount is depreciated over the estimated useful life of the asset. Our assessment of AROs is described below.

We have not recorded an ARO associated with the Sabine Pass LNG terminal. Based on the real property lease agreements at the Sabine Pass LNG terminal, at the expiration of the term of the leases we are required to surrender the LNG terminal in good working order and repair, with normal wear and tear and casualty expected. Our property lease agreements at the Sabine Pass LNG terminal have terms of up to 90 years including renewal options. We have determined that the cost to surrender the liquefaction facilities at the Sabine Pass LNG terminal in good order and repair, with normal wear and tear and casualty expected, is zero.

Income Taxes

We are a disregarded entity for federal and state income tax purposes. Our taxable income or loss, which may vary substantially from the net income or loss reported on our Statements of Operations, is able to be included in the federal income tax return of Cheniere Partners, a publicly traded partnership which indirectly owns us. Accordingly, no provision or liability for federal or state income taxes is included in the accompanying Financial Statements.

At December 31, 2016, the tax basis of our assets and liabilities was $268.0 million more than the reported amounts of our assets and liabilities.

Pursuant to the indentures governing our debt, we are permitted to make distributions (“Tax Distributions”) for any fiscal year or portion thereof in which we are a limited partnership, disregarded entity or other substantially similar pass-through entity for federal and state income tax purposes. The Tax Distributions are equal to the tax that we would owe if we were a corporation subject to federal and state income tax that filed separate federal and state income tax returns, excluding the amounts covered by the state tax sharing agreement discussed in Note 11—Related Party Transactions. The Tax Distributions are limited to the amount of federal and/or state income taxes paid by Cheniere to the appropriate taxing authorities and are payable by us within 30 days of the date that Cheniere is required to make federal or state income tax payments to the appropriate taxing authorities.

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

Business Segment

Our liquefaction operations at the Sabine Pass LNG terminal represent a single reportable segment. Our chief operating decision maker reviews the financial results of SPL in total when evaluating financial performance and for purposes of allocating resources.

NOTE 3—RESTRICTED CASH

Restricted cash consists of funds that are contractually restricted as to usage or withdrawal and have been presented separately from cash and cash equivalents on our Balance Sheets. As of December 31, 2016 and 2015, restricted cash consisted of the following (in thousands):

	December 31,
	2016	2015
Current restricted cash
Liquefaction Project	$357,953	$189,260

NOTE 4—ACCOUNTS AND OTHER RECEIVABLES

As of December 31, 2016 and 2015, accounts and other receivables consisted of the following (in thousands):

	December 31,
	2016	2015
Trade receivable	$87,555	$—
Other accounts receivable	2,174	577

Total accounts and other receivables	$89,729	$577

Pursuant to the accounts agreement entered into with the collateral trustee for the benefit of our debt holders, we are required to deposit all cash received into reserve accounts controlled by the collateral trustee. The usage or withdrawal of such cash is restricted to the payment of liabilities related to the Liquefaction Project and other restricted payments. As of December 31, 2016, approximately 99% of our trade receivable balance was from two SPA customers.

NOTE 5—INVENTORY

As of December 31, 2016 and 2015, inventory consisted of the following (in thousands):

	December 31,
	2016	2015
Natural gas	$14,755	$5,724
LNG	45,008	—
Materials and other	28,758	18

Total inventory	$88,521	$5,742

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 6—PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of LNG terminal costs and fixed assets, as follows (in thousands):

	December 31,
	2016	2015
LNG terminal costs
LNG terminal	$5,270,039	$42,220
LNG terminal construction-in-process	6,675,317	9,795,309
Accumulated depreciation	(75,662)	(789)

Total LNG terminal costs, net	11,869,694	9,836,740
Fixed assets and other
Furniture and fixtures	1,446	1,154
Computer software	4,373	3,782
Machinery and equipment	405	339
Vehicles	2,731	1,405
Other	714	390
Accumulated depreciation	(4,520)	(2,403)

Total fixed assets and other, net	5,149	4,667

Property, plant and equipment, net	$11,874,843	$9,841,407

Depreciation expense during the years ended December 31, 2016, 2015 and 2014 was $76.8 million, $1.9 million and $1.0 million, respectively.

During the year ended December 31, 2016, we realized offsets to LNG terminal costs of $201.0 million that was related to the sale of commissioning cargoes because this amount was earned prior to the start of commercial operations, during the testing phase for the construction of Trains 1 and 2 of the Liquefaction Project.

LNG Terminal Costs

LNG terminal costs related to the Liquefaction Project are depreciated using the straight-line depreciation method applied to groups of LNG terminal assets with varying useful lives. The identifiable components of the Liquefaction Project with similar estimated useful lives have a depreciable range between 6 and 50 years, as follows:

Components	Useful life (yrs)
Water pipelines	30
Liquefaction processing equipment	6-50
Other	15-30

Fixed Assets and Other

Our fixed assets and other are recorded at cost and are depreciated on a straight-line method based on estimated lives of the individual assets or groups of assets.

NOTE 7—  DERIVATIVE INSTRUMENTS

We have entered into the following derivative instruments that are reported at fair value:

•	interest rate swaps to hedge the exposure to volatility in a portion of the floating-rate interest payments under one of our credit facilities (“Interest Rate Derivatives”);

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•	commodity derivatives consisting of natural gas supply contracts for the commissioning and operation of the Liquefaction Project (“Physical Liquefaction Supply Derivatives”) and associated economic hedges (“Financial Liquefaction Supply Derivatives”, and collectively with the Physical Liquefaction Supply Derivatives, the “Liquefaction Supply Derivatives”); and

•	commodity derivatives to hedge the exposure to price risk attributable to future sales of our LNG inventory (“Natural Gas Derivatives”).

None of our derivative instruments are designated as cash flow hedging instruments, and changes in fair value are recorded within our Statements of Operations.

The following table (in thousands) shows the fair value of the derivative instruments that are required to be measured at fair value on a recurring basis as of December 31, 2016 and 2015, which are classified as other current assets, non-current derivative assets, derivative liabilities or non-current derivative liabilities in our Balance Sheets.

	Fair Value Measurements as of
	December 31, 2016				December 31, 2015
	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Interest Rate Derivatives liability	$—	$(6,224)	$—	$(6,224)	$—	$(8,740)	$—	$(8,740)
Liquefaction Supply Derivatives asset (liability)	(4,483)	(1,474)	79,022	73,065	—	(25)	32,492	32,467
Natural Gas Derivatives asset	—	—	—	—	—	29	—	29

We value our Interest Rate Derivatives using valuations based on the initial trade prices. Using an income-based approach, subsequent valuations are based on observable inputs to the valuation model including interest rate curves, risk adjusted discount rates, credit spreads and other relevant data. The estimated fair values of our Natural Gas Derivatives are the amounts at which the instruments could be exchanged currently between willing parties. We value these derivatives using observable commodity price curves and other relevant data.

The fair value of substantially all of our Physical Liquefaction Supply Derivatives is developed through the use of internal models which are impacted by inputs that are unobservable in the marketplace. As a result, the fair value of our Physical Liquefaction Supply Derivatives is designated as Level 3 within the valuation hierarchy. The curves used to generate the fair value of our Physical Liquefaction Supply Derivatives are based on basis adjustments applied to forward curves for a liquid trading point. In addition, there may be observable liquid market basis information in the near term, but terms of a particular Physical Liquefaction Supply Derivatives contract may exceed the period for which such information is available, resulting in a Level 3 classification. In these instances, the fair value of the contract incorporates extrapolation assumptions made in the determination of the market basis price for future delivery periods in which applicable commodity basis prices were either not observable or lacked corroborative market data. Internal fair value models include conditions precedent to the respective long-term natural gas supply contracts. As of December 31, 2016 and 2015, some of our Physical Liquefaction Supply Derivatives existed within markets for which the pipeline infrastructure is under development to accommodate marketable physical gas flow. Accordingly, our internal fair value models are based on market prices that equate to our own contractual pricing due to: (1) the inactive and unobservable

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

market and (2) conditions precedent and their impact on the uncertainty in the timing of our actual receipt of the physical volumes associated with each forward. The fair value of our Physical Liquefaction Supply Derivatives is predominantly driven by market commodity basis prices and our assessment of the associated conditions precedent, including evaluating whether the respective market is available as pipeline infrastructure is developed. Upon the completion and placement into service of relevant pipeline infrastructure to accommodate marketable physical gas flow, we recognize a gain or loss based on the fair value of the respective natural gas supply contracts as of the reporting date.

As all of our Physical Liquefaction Supply Derivatives are either purely index-priced or index-priced with a fixed basis, we do not believe that a significant change in market commodity prices would have a material impact on our Level 3 fair value measurements. The following table includes quantitative information for the unobservable inputs for our Level 3 Physical Liquefaction Supply Derivatives as of December 31, 2016:

	Net Fair Value Asset (in thousands)	Valuation Technique	Significant Unobservable Input	Significant Unobservable Inputs Range
Physical Liquefaction Supply Derivatives	$79,022	Income Approach	Basis Spread	$(0.260) - $(0.003)

The following table (in thousands) shows the changes in the fair value of our Level 3 Physical Liquefaction Supply Derivatives during the years ended December 31, 2016 and 2015:

	Year Ended December 31,
	2016	2015
Balance, beginning of period	$32,492	$342
Realized and mark-to-market gains:
Included in cost of sales (1)	48,218	32,150
Purchases and settlements:
Purchases	538	—
Settlements (1)	(2,226)	—
Transfers out of Level 3	—	—

Balance, end of period	$79,022	$32,492

Change in unrealized gains relating to instruments still held at end of period	$48,938	$32,150

(1)	Does not include the decrease in fair value of $0.7 million related to the realized gains capitalized during the year ended December 31, 2016.

Derivative assets and liabilities arising from our derivative contracts with the same counterparty are reported on a net basis, as all counterparty derivative contracts provide for net settlement. The use of derivative instruments exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments in instances when our derivative instruments are in an asset position. Our derivative instruments are subject to contractual provisions which provide for the unconditional right of set-off for all derivative assets and liabilities with a given counterparty in the event of default.

Interest Rate Derivatives

We have entered into Interest Rate Derivatives to protect against volatility of future cash flows and hedge a portion of the variable interest payments on the credit facilities we entered into in June 2015 (the “2015 Credit

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Facilities”). The Interest Rate Derivatives hedge a portion of the expected outstanding borrowings over the term of the 2015 Credit Facilities.

In March 2015, we settled a portion of our Interest Rate Derivatives and recognized a derivative loss of $34.7 million within our Statements of Operations in conjunction with the termination of approximately $1.8 billion of commitments under the previous credit facilities.

As of December 31, 2016, we had the following Interest Rate Derivatives outstanding:

	Initial Notional Amount	Maximum Notional Amount	Effective Date	Maturity Date	Weighted Average Fixed Interest Rate Paid	Variable Interest Rate Received
Interest Rate Derivatives	$20.0 million	$628.8 million	August 14, 2012	July 31, 2019	1.98%	One-month LIBOR

The following table (in thousands) shows the fair value and location of our Interest Rate Derivatives on our Balance Sheets:

		Fair Value Measurements as of
	Balance Sheet Location	December 31, 2016	December 31, 2015
Interest Rate Derivatives	Derivative liabilities	$(4,223)	$(5,940)
Interest Rate Derivatives	Non-current derivative liabilities	(2,001)	(2,800)

The following table (in thousands) shows the changes in the fair value and settlements of our Interest Rate Derivatives recorded in derivative loss, net on our Statements of Operations during the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014
Interest Rate Derivatives loss	$(5,934)	$(41,722)	$(119,401)

Commodity Derivatives

Liquefaction Supply Derivatives

We have entered into index-based physical natural gas supply contracts and associated economic hedges to purchase natural gas for the commissioning and operation of the Liquefaction Project. The terms of the physical natural gas supply contracts primarily range from approximately one to seven years and commence upon the satisfaction of certain conditions precedent, including but not limited to the date of first commercial delivery of specified Trains of the Liquefaction Project. We recognize our Physical Liquefaction Supply Derivatives as either assets or liabilities and measure those instruments at fair value. Changes in the fair value of our Physical Liquefaction Supply Derivatives are reported in earnings. As of December 31, 2016, we have secured up to approximately 1,993.9 million MMBtu of natural gas feedstock through natural gas supply contracts. The notional natural gas position of our Physical Liquefaction Supply Derivatives was approximately 1,111.4 million MMBtu as of December 31, 2016.

Our Financial Liquefaction Supply Derivatives are executed through over-the-counter contracts which are subject to nominal credit risk as these transactions are settled on a daily margin basis with investment grade financial institutions. We are required by these financial institutions to use margin deposits as credit support for our Financial Liquefaction Supply Derivatives activities. The notional natural gas position of our Financial Liquefaction Supply Derivatives was approximately 5.6 million MMBtu as of December 31, 2016.

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

Natural Gas Derivatives

Our Natural Gas Derivatives were executed through over-the-counter contracts which were subject to nominal credit risk as these transactions settled on a daily margin basis with investment grade financial institutions. We were required by these financial institutions to use margin deposits as credit support for our Natural Gas Derivatives activities. As of December 31, 2016, we did not have any open Natural Gas Derivatives positions or margin deposits at financial institutions.

We recognize all commodity derivative instruments, including our Liquefaction Supply Derivatives and our Natural Gas Derivatives (collectively, “Commodity Derivatives”), as either assets or liabilities and measure those instruments at fair value. Changes in the fair value of our Commodity Derivatives are reported in earnings.

The following table (in thousands) shows the fair value and location of our Commodity Derivatives on our Balance Sheets:

	December 31, 2016			December 31, 2015
	Liquefaction Supply Derivatives (1)	Natural Gas Derivatives	Total	Liquefaction Supply Derivatives	Natural Gas Derivatives (2)	Total
Balance Sheet Location
Other current assets	$13,535	$—	$13,535	$2,737	$29	$2,766
Non-current derivative assets	66,788	—	66,788	30,304	—	30,304

Total derivative assets	80,323	—	80,323	33,041	29	33,070
Derivative liabilities	(7,258)	—	(7,258)	(490)	—	(490)
Non-current derivative liabilities	—	—	—	(84)	—	(84)

Total derivative liabilities	(7,258)	—	(7,258)	(574)	—	(574)
Derivative asset, net	$73,065	$—	$73,065	$32,467	$29	$32,496

(1)	Does not include collateral of $6.0 million deposited for such contracts, which is included in other current assets in our Balance Sheet as of December 31, 2016.
(2)	Does not include collateral of $0.4 million deposited for such contracts, which is included in other current assets in our Balance Sheet as of December 31, 2015.

The following table (in thousands) shows the changes in the fair value, settlements and location of our Commodity Derivatives recorded on our Statements of Operations during the years ended December 31, 2016, 2015 and 2014:

		Year Ended December 31,
	Statement of Operations Location (1)	2016	2015	2014
Liquefaction Supply Derivatives loss	LNG revenues	$(8)	$—	$—
Liquefaction Supply Derivatives gain (2)	Cost (cost recovery) of sales	(42,172)	(32,503)	(342)
Natural Gas Derivatives gain	Operating and maintenance expense	(150)	(1,842)	(860)

(1)	Fair value fluctuations associated with commodity derivative activities are classified and presented consistently with the item economically hedged and the nature and intent of the derivative instrument.
(2)	Does not include the realized value associated with derivative instruments that settle through physical delivery.

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

The use of Commodity Derivatives exposes us to counterparty credit risk, or the risk that a counterparty will be unable to meet its commitments in instances when our Commodity Derivatives are in an asset position.

Balance Sheet Presentation

Our derivative instruments are presented on a net basis on our Balance Sheets as described above. The following table (in thousands) shows the fair value of our derivatives outstanding on a gross and net basis:

Offsetting Derivative Assets (Liabilities)	Gross Amounts Recognized	Gross Amounts Offset in the Balance Sheets	Net Amounts Presented in the Balance Sheets
As of December 31, 2016
Interest Rate Derivatives	$(6,229)	$5	$(6,224)
Liquefaction Supply Derivatives	82,116	(1,793)	80,323
Liquefaction Supply Derivatives	(11,078)	3,820	(7,258)
As of December 31, 2015
Interest Rate Derivatives	$(8,740)	$—	$(8,740)
Liquefaction Supply Derivatives	33,636	(595)	33,041
Liquefaction Supply Derivatives	(574)	—	(574)
Natural Gas Derivatives	152	(123)	29

NOTE 8—OTHER NON-CURRENT ASSETS

As of December 31, 2016 and 2015, other non-current assets consisted of the following (in thousands):

	December 31,
	2016	2015
Advances made under EPC and non-EPC contracts	$22,809	$32,049
Advances made to municipalities for water system enhancements	95,495	89,953
Advances and other asset conveyances to third parties to support LNG terminals	30,707	28,850
Tax-related payments and receivables	3,248	5,535
Information technology service assets	22,145	24,166
Other	10,939	14,265

Total other non-current assets, net	$185,343	$194,818

NOTE 9—ACCRUED LIABILITIES

As of December 31, 2016 and 2015, accrued liabilities consisted of the following (in thousands):

	December 31,
	2016	2015
Interest costs and related debt fees	$204,110	$135,336
Liquefaction Project costs	203,316	66,223
Other accrued liabilities	43	—

Total accrued liabilities	$407,469	$201,559

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 10—DEBT

As of December 31, 2016 and 2015, our debt consisted of the following (in thousands):

	December 31,
	2016	2015
Long-term debt
5.625% Senior Secured Notes due 2021 (“2021 Senior Notes”), net of unamortized premium of $7,181 and $8,718	$2,007,181	$2,008,718
6.25% Senior Secured Notes due 2022 (“2022 Senior Notes”)	1,000,000	1,000,000
5.625% Senior Secured Notes due 2023 (“2023 Senior Notes”), net of unamortized premium of $5,657 and $6,392	1,505,657	1,506,392
5.75% Senior Secured Notes due 2024 (“2024 Senior Notes”)	2,000,000	2,000,000
5.625% Senior Secured Notes due 2025 (“2025 Senior Notes”)	2,000,000	2,000,000
5.875% Senior Secured Notes due 2026 (“2026 Senior Notes”)	1,500,000	—
5.00% Senior Secured Notes due 2027 (“2027 Senior Notes”)	1,500,000	—
2015 Credit Facilities	314,000	845,000
Unamortized debt issuance costs (1)	(177,609)	(154,551)

Total long-term debt, net	11,649,229	9,205,559
Current debt
$1.2 billion Working Capital Facility (“Working Capital Facility”)	223,500	15,000

Total debt, net	$11,872,729	$9,220,559

(1)	Effective January 1, 2016, we adopted ASU 2015-03 and ASU 2015-15, which require debt issuance costs related to term notes to be presented in the balance sheet as a direct deduction from the debt liability, rather than as an asset, retrospectively for each reporting period presented. As a result, we reclassified $154.6 million from debt issuance costs, net to long-term debt, net as of December 31, 2015.

Below is a schedule of future principal payments that we are obligated to make, based on current construction schedules, on our outstanding debt at December 31, 2016 (in thousands):

Years Ending December 31,	Principal Payments
2017	$223,500
2018	—
2019	—
2020	314,000
2021	2,000,000
Thereafter	9,500,000

Total	$12,037,500

Senior Notes

The terms of the 2021 Senior Notes, 2022 Senior Notes, 2023 Senior Notes, 2024 Senior Notes, 2025 Senior Notes, 2026 Senior Notes and 2027 Senior Notes (collectively, the “Senior Notes”) are governed by a common indenture (the “Indenture”), and interest on the Senior Notes is payable semi-annually in arrears. The Indenture contains customary terms and events of default and certain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to: incur additional indebtedness; issue preferred stock, make certain

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

investments or pay dividends or distributions on capital stock or subordinated indebtedness; purchase, redeem or retire capital stock; sell or transfer assets, including capital stock of our restricted subsidiaries; restrict dividends or other payments by restricted subsidiaries; incur liens; enter into transactions with affiliates; consolidate, merge, sell or lease all or substantially all of our assets; and enter into certain LNG sales contracts. See Note 16—Subsequent Events for additional information regarding covenants under the Indenture. Subject to permitted liens, the Senior Notes are secured on a pari passu first-priority basis by a security interest in all of the membership interests in us and substantially all of our assets. We may not make any distributions until, among other requirements, deposits are made into debt service reserve accounts as required and a debt service coverage ratio for the prior 12-month period and a projected debt service coverage ratio for the upcoming 12-month period of 1.25:1.00 are satisfied.

At any time prior to three months before the respective dates of maturity for each series of the Senior Notes (except for the 2026 Senior Notes and 2027 Senior Notes, in which case the time period is six months before the respective dates of maturity), we may redeem all or part of such series of the Senior Notes at a redemption price equal to the “make-whole” price set forth in the Indenture, plus accrued and unpaid interest, if any, to the date of redemption. We may also, at any time within three months of the respective maturity dates for each series of the Senior Notes (except for the 2026 Senior Notes and 2027 Senior Notes, in which case the time period is six months before the respective dates of maturity), redeem all or part of such series of the Senior Notes at a redemption price equal to 100% of the principal amount of such series of the Senior Notes to be redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

In connection with the issuance of the 2026 Senior Notes and the 2027 Senior Notes, we entered into registration rights agreements (the “Registration Rights Agreements”). Under the terms of the Registration Rights Agreements, we have agreed, and any future guarantors will agree, to use commercially reasonable efforts to file with the SEC and cause to become effective registration statements relating to offers to exchange any and all of the 2026 Senior Notes and 2027 Senior Notes for like aggregate principal amounts of our debt securities with terms identical in all material respects to the respective senior notes sought to be exchanged (other than with respect to restrictions on transfer or to any increase in annual interest rate), within 360 days after June 14, 2016 and September 23, 2016, respectively. Under specified circumstances, we have also agreed, and any future guarantors will also agree, to use commercially reasonable efforts to cause to become effective shelf registration statements relating to resales of the 2026 Senior Notes and the 2027 Senior Notes. We will be obligated to pay additional interest on these senior notes if we fail to comply with our obligation to register them within the specified time period.

Credit Facilities

Below is a summary of our credit facilities outstanding as of December 31, 2016 (in thousands):

	2015 Credit Facilities	Working Capital Facility
Original facility size	$4,600,000	$1,200,000
Outstanding balance	314,000	223,500
Commitments prepaid or terminated	2,643,867	—
Letters of credit issued	—	323,677

Available commitment	$1,642,133	$652,823
Interest rate	LIBOR plus 1.30% - 1.75% or base rate plus 1.75%	LIBOR plus 1.75% or base rate plus 0.75%
Maturity date	Earlier of December 31, 2020 or second anniversary of Trains 1 through 5 completion date	December 31, 2020, with various terms for underlying loans

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2015 Credit Facilities

In June 2015, we entered into the 2015 Credit Facilities with commitments aggregating $4.6 billion. The 2015 Credit Facilities are being used to fund a portion of the costs of developing, constructing and placing into operation Trains 1 through 5 of the Liquefaction Project. Borrowings under the 2015 Credit Facilities may be refinanced, in whole or in part, at any time without premium or penalty; however, interest rate hedging and interest rate breakage costs may be incurred.

During 2016, in conjunction with the issuance of the 2026 Senior Notes and the 2027 Senior Notes, we prepaid outstanding borrowings and terminated commitments under the 2015 Credit Facilities for approximately $2.6 billion. These prepayments and termination of commitments resulted in a write-off of debt issuance costs and payment of fees associated with the 2015 Credit Facilities of $52.2 million during the year ended December 31, 2016.

Loans under the 2015 Credit Facilities accrue interest at a variable rate per annum equal to, at SPL’s election, LIBOR or the base rate plus the applicable margin. The applicable margin for LIBOR loans ranges from 1.30% to 1.75%, depending on the applicable 2015 Credit Facility, and the applicable margin for base rate loans is 1.75%. Interest on LIBOR loans is due and payable at the end of each LIBOR period and interest on base rate loans is due and payable at the end of each quarter. In addition to interest, we are required to pay insurance/guarantee premiums of 0.45% per annum on any drawn amounts under the covered tranches of the 2015 Credit Facilities. The 2015 Credit Facilities also require us to pay a quarterly commitment fee calculated at a rate per annum equal to either: (1) 40% of the applicable margin, multiplied by the average daily amount of the undrawn commitment or (2) 0.70% of the undrawn commitment, depending on the applicable 2015 Credit Facility. The principal of the loans made under the 2015 Credit Facilities must be repaid in quarterly installments, commencing with the earlier of June 30, 2020 and the last day of the first full calendar quarter after the completion date of Trains 1 through 5 of the Liquefaction Project. Scheduled repayments are based upon an 18-year amortization profile, with the remaining balance due upon the maturity of the 2015 Credit Facilities.

The 2015 Credit Facilities contain conditions precedent for borrowings, as well as customary affirmative and negative covenants. Our obligations under the 2015 Credit Facilities are secured by substantially all of our assets as well as all of our membership interests on a pari passu basis with the Senior Notes and the Working Capital Facility.

Under the terms of the 2015 Credit Facilities, we are required to hedge not less than 65% of the variable interest rate exposure of our projected outstanding borrowings, calculated on a weighted average basis in comparison to our anticipated draw of principal. Additionally, we may not make any distributions until certain conditions have been met, including that deposits are made into debt service reserve accounts and a debt service coverage ratio test of 1.25:1.00 is satisfied.

Working Capital Facility

In September 2015, we entered into the Working Capital Facility, which is intended to be used for loans (“Working Capital Loans”), the issuance of letters of credit, as well as for swing line loans (“Swing Line Loans”), primarily for certain working capital requirements related to developing and placing into operation the Liquefaction Project. We may, from time to time, request increases in the commitments under the Working Capital Facility of up to $760 million and, upon the completion of the debt financing of Train 6 of the Liquefaction Project, request an incremental increase in commitments of up to an additional $390 million.

Loans under the Working Capital Facility accrue interest at a variable rate per annum equal to LIBOR or the base rate (equal to the highest of the senior facility agent’s published prime rate, the federal funds effective rate,

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

as published by the Federal Reserve Bank of New York, plus 0.50% and one month LIBOR plus 0.50%), plus the applicable margin. The applicable margin for LIBOR loans under the Working Capital Facility is 1.75% per annum, and the applicable margin for base rate loans under the Working Capital Facility is 0.75% per annum. Interest on Swing Line Loans and loans deemed made in connection with a draw upon a letter of credit (“LC Loans”) is due and payable on the date the loan becomes due. Interest on LIBOR loans is due and payable at the end of each applicable LIBOR period, and interest on base rate loans is due and payable at the end of each fiscal quarter. However, if such base rate loan is converted into a LIBOR loan, interest is due and payable on that date. Additionally, if the loans become due prior to such periods, the interest also becomes due on that date.

We pay (1) a commitment fee equal to an annual rate of 0.70% on the average daily amount of the excess of the total commitment amount over the principal amount outstanding without giving effect to any outstanding Swing Line Loans and (2) a letter of credit fee equal to an annual rate of 1.75% of the undrawn portion of all letters of credit issued under the Working Capital Facility. If draws are made upon a letter of credit issued under the Working Capital Facility and we do not elect for such draw (an “LC Draw”) to be deemed an LC Loan, we are required to pay the full amount of the LC Draw on or prior to the business day following the notice of the LC Draw. An LC Draw accrues interest at an annual rate of 2.0% plus the base rate. As of December 31, 2016, no LC Draws had been made upon any letters of credit issued under the Working Capital Facility.

The Working Capital Facility matures on December 31, 2020, and the outstanding balance may be repaid, in whole or in part, at any time without premium or penalty upon three business days’ notice. LC Loans have a term of up to one year. Swing Line Loans terminate upon the earliest of (1) the maturity date or earlier termination of the Working Capital Facility, (2) the date 15 days after such Swing Line Loan is made and (3) the first borrowing date for a Working Capital Loan or Swing Line Loan occurring at least three business days following the date the Swing Line Loan is made. We are required to reduce the aggregate outstanding principal amount of all Working Capital Loans to zero for a period of five consecutive business days at least once each year.

The Working Capital Facility contains conditions precedent for extensions of credit, as well as customary affirmative and negative covenants. Our obligations under the Working Capital Facility are secured by substantially all of our assets as well as all of our membership interests on a pari passu basis with the Senior Notes and the 2015 Credit Facilities.

Interest Expense

Total interest expense consisted of the following (in thousands):

	Year Ended December 31,
	2016	2015	2014
Total interest cost	$648,915	$531,495	$397,949
Capitalized interest	(463,090)	(495,165)	(374,040)

Total interest expense, net	$185,825	$36,330	$23,909

Fair Value Disclosures

The following table (in thousands) shows the carrying amount and estimated fair value of our debt:

	December 31, 2016		December 31, 2015
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Senior Notes, net of premium (1)	$11,512,838	$12,308,736	$8,515,110	$7,469,718
Credit facilities (2)	537,500	537,500	860,000	860,000

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NOTES TO FINANCIAL STATEMENTS—CONTINUED

(1)	The Level 2 estimated fair value was based on quotes obtained from broker-dealers or market makers of the Senior Notes and other similar instruments.
(2)	Includes 2015 Credit Facilities and Working Capital Facility. The Level 3 estimated fair value approximates the principal amount because the interest rates are variable and reflective of market rates and the debt may be repaid, in full or in part, at any time without penalty.

NOTE 11—RELATED PARTY TRANSACTIONS

Below is a summary of our related party transactions as reported on our Statements of Operations for the years ended December 31, 2016, 2015 and 2014 (in thousands):

	Year Ended December 31,
	2016	2015	2014
LNG revenues—affiliate
Cheniere Marketing SPA and Cheniere Marketing Master SPA	$293,957	$—	$—

Cost of sales—affiliate
Cargo loading fees under the Terminal Use Rights Assignment and Agreement (the “TURA”)	5,264	—	—
Fees under the Pre-commercial LNG Marketing Agreement	1,490	—	—

Total cost of sales—affiliate	6,754	—	—

Operating and maintenance expense—affiliate
TUA	60,516	—	—
Natural Gas Transportation Agreement	44,656	—	—
Services Agreements	22,424	860	95
LNG Site Sublease Agreement	827	471	—

Total operating and maintenance expense—affiliate	128,423	1,331	95

Terminal use agreement maintenance expense—affiliate
TUA	208	400	387

Development expense—affiliate
Services Agreements	396	722	1,153
LNG Site Sublease Agreement	115	—	—

Total development expense—affiliate	511	722	1,153

General and administrative expense—affiliate
Services Agreements	68,070	87,425	70,553
LNG Site Sublease Agreement	—	241	482
Other agreements	—	15	30

Total general and administrative expense—affiliate	68,070	87,681	71,065

LNG Terminal-Related Agreements

Terminal Use Agreements

We have entered into a TUA with SPLNG to provide berthing for LNG vessels and for the unloading, loading, storage and regasification of LNG. We have reserved approximately 2.0 Bcf/d of regasification capacity and we are obligated to make monthly capacity payments to SPLNG aggregating approximately $250 million per

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

year (the “TUA Fees”), continuing until at least 20 years after we deliver our first commercial cargo at the Liquefaction Project. We obtained this reserved capacity as a result of an assignment in July 2012 by Cheniere Investments of its rights, title and interest under its TUA. In connection with the assignment, we, Cheniere Investments and SPLNG also entered into the TURA pursuant to which Cheniere Investments has the right to use our reserved capacity under the TUA and has the obligation to pay the TUA Fees required by the TUA to SPLNG. Cheniere Investments’ right to use our capacity at the Sabine Pass LNG terminal will be reduced as each of Trains 1 through 4 reaches commercial operation. The percentage of the TUA Fees payable by Cheniere Investments will be reduced from 100% to zero (unless Cheniere Investments utilizes terminal use capacity after Train 4 reaches commercial operations), and the percentage of the TUA Fees payable by us will increase by the amount that Cheniere Investments’ percentage decreases. In May 2016, upon substantial completion of Train 1 of the Liquefaction Project, Cheniere Investments’ percentage of all TUA Fees payable to SPLNG was reduced from 100% to 75% and our percentage of all TUA Fees payable to SPLNG was increased from zero to 25% in accordance with the TURA. Subsequently, in September 2016, upon substantial completion of Train 2 of the Liquefaction Project, Cheniere Investments’ percentage of all TUA Fees payable to SPLNG was further reduced from 75% to 50% and our percentage of all TUA Fees payable to SPLNG was further increased from 25% to 50% in accordance with the TURA. Cheniere Partners has guaranteed our obligations under our TUA and the obligations of Cheniere Investments under the TURA. Cargo loading fees incurred under this agreement are recorded as cost of sales—affiliate, except for the portion related to commissioning activities which is capitalized as LNG terminal construction-in-process.

In connection with our TUA, we are required to pay for a portion of the cost to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal. We are required to reimburse SPLNG for a portion of its fuel costs related to maintaining the cryogenic readiness of the Sabine Pass LNG terminal, which is recorded as terminal use agreement maintenance expense on our Statements of Operations. Our portion of the cost (including affiliate) to maintain the cryogenic readiness of the regasification facilities at the Sabine Pass LNG terminal is based on our approximately 41% share of the commercial LNG storage capacity at the Sabine Pass LNG terminal.

Cheniere Marketing SPA

Cheniere Marketing has entered into an SPA with us to purchase, at Cheniere Marketing’s option, any LNG produced by us in excess of that required for other customers at a price of 115% of Henry Hub plus $3.00 per MMBtu of LNG.

Cheniere Marketing Master SPA

In May 2015, we entered into an agreement with Cheniere Marketing that allows us to sell and purchase LNG with Cheniere Marketing by executing and delivering confirmations under this agreement.

Commissioning Confirmation

In May 2015, under the Cheniere Marketing Master SPA, we executed a confirmation with Cheniere Marketing that obligates Cheniere Marketing in certain circumstances to buy LNG cargoes produced during the periods while Bechtel Oil, Gas and Chemicals, Inc. (“Bechtel”) has control of, and is commissioning, the first four Trains of the Liquefaction Project.

Pre-commercial LNG Marketing Agreement

In May 2015, we entered into an agreement with Cheniere Marketing that authorizes Cheniere Marketing to act on our behalf to market and sell certain quantities of pre-commercial LNG that has not been accepted by BG

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Gulf Coast LNG, LLC, one of our SPA customers. We pay a fee to Cheniere Marketing for marketing and transportation, which is based on volume sold under this agreement.

Natural Gas Transportation Agreement

To ensure we are able to transport adequate natural gas feedstock to the Sabine Pass LNG terminal, we have entered into transportation precedent and other agreements to secure firm pipeline transportation capacity with CTPL, a wholly owned subsidiary of Cheniere Partners, and third-party pipeline companies.

Services Agreements

As of December 31, 2016 and 2015, we had $25.9 million and $28.3 million of advances to affiliates, respectively, under the services agreements described below. The non-reimbursement amounts incurred under this agreement are recorded in general and administrative expense—affiliate.

Liquefaction O&M Agreement

We have entered into an operation and maintenance agreement (the “Liquefaction O&M Agreement”) with Cheniere Investments, a wholly owned subsidiary of Cheniere Partners, pursuant to which we receive all of the necessary services required to construct, operate and maintain the Liquefaction Project. Before the Liquefaction Project is operational, the services to be provided include, among other services, obtaining governmental approvals on our behalf, preparing an operating plan for certain periods, obtaining insurance, preparing staffing plans and preparing status reports. After the Liquefaction Project is operational, the services include all necessary services required to operate and maintain the Liquefaction Project. Before the Liquefaction Project is operational, in addition to reimbursement of operating expenses, we are required to pay a monthly fee equal to 0.6% of the capital expenditures incurred in the previous month. After substantial completion of each Train, for services performed while the Liquefaction Project is operational, we will pay, in addition to the reimbursement of operating expenses, a fixed monthly fee of $83,333 (indexed for inflation) for services with respect to such Train.

Liquefaction MSA

We have entered into a management services agreement (the “Liquefaction MSA”) with Cheniere Terminals pursuant to which Cheniere Terminals manages the construction and operation of the Liquefaction Project, excluding those matters provided for under the Liquefaction O&M Agreement. The services include, among other services, exercising the day-to-day management of our affairs and business, managing our regulatory matters, managing bank and brokerage accounts and financial books and records of our business and operations, entering into financial derivatives on our behalf and providing contract administration services for all contracts associated with the Liquefaction Project. Under the Liquefaction MSA, we pay a monthly fee equal to 2.4% of the capital expenditures incurred in the previous month, which is recorded as general and administrative expense—affiliate on our Statements of Operations. After substantial completion of each Train, we will pay a fixed monthly fee of $541,667 (indexed for inflation) for services with respect to such Train.

Cheniere Investments Information Technology Services Agreement

Cheniere Investments has entered into an information technology services agreement with Cheniere, pursuant to which Cheniere Investment’s subsidiaries, including us, receive certain information technology services. On a quarterly basis, the various entities receiving the benefit are invoiced by Cheniere according to the cost allocation percentages set forth in the agreement. In addition, Cheniere is entitled to reimbursement for all costs incurred by Cheniere that are necessary to perform the services under the agreement.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

LNG Site Sublease Agreement

We have entered into agreements with SPLNG to sublease a portion of the Sabine Pass LNG terminal site for the Liquefaction Project. The aggregate annual sublease payment is $0.9 million, which was increased from $0.5 million during 2015. The initial terms of the subleases expire on December 31, 2034, with options to renew for multiple 10-year extensions with similar terms as the initial terms. The annual sublease payments will be adjusted for inflation every five years based on a consumer price index, as defined in the sublease agreements.

Cooperation Agreement

We have entered into an agreement with SPLNG that allows us to retain and acquire certain rights to access the property and facilities that are owned by SPLNG for the purpose of constructing, modifying and operating the Liquefaction Project. In consideration for access given to us, we have agreed to transfer to SPLNG title of certain facilities, equipment and modifications, which SPLNG is obligated to operate and maintain. The term of this agreement is consistent with our TUA described above. Under this agreement, we conveyed to SPLNG $252.8 million, $80.5 million and $0.7 million of assets during the years ended December 31, 2016, 2015 and 2014, respectively, which have been recorded as non-cash distributions to affiliates.

Interconnect Agreement

We have entered into an agreement with CTPL to construct certain interconnect facilities between a 94-mile pipeline that interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines and the Liquefaction Project, with ownership and responsibility for maintenance and operation transferred to CTPL following construction. Upon completion of modifications during the third quarter of 2015, we conveyed to CTPL $10.1 million of assets under this agreement.

Contract for Sale and Purchase of Natural Gas and LNG

We have entered into an agreement with SPLNG that allows us to sell and purchase natural gas and LNG with SPLNG. Natural gas and LNG purchased under this agreement are recorded as inventory, except for purchases related to commissioning activities which are capitalized as LNG terminal construction-in-process.

State Tax Sharing Agreement

In August 2012, we entered into a state tax sharing agreement with Cheniere. Under this agreement, Cheniere has agreed to prepare and file all state and local tax returns which we and Cheniere are required to file on a combined basis and to timely pay the combined state and local tax liability. If Cheniere, in its sole discretion, demands payment, we will pay to Cheniere an amount equal to the state and local tax that we would be required to pay if our state and local tax liability were calculated on a separate company basis. There have been no state and local taxes paid by Cheniere for which Cheniere could have demanded payment from us under this agreement; therefore, Cheniere has not demanded any such payments from us. The agreement is effective for tax returns due on or after August 2012.

NOTE 12—LEASES

During the years ended December 31, 2016, 2015 and 2014, we recognized rental expense for all operating leases of $1.8 million, $1.2 million and $0.9 million, respectively, related primarily to land sites for the Liquefaction Project. In June 2012, we entered into an agreement with SPLNG to sublease a portion of its Sabine Pass LNG terminal site for the Liquefaction Project. See Note 11—Related Party Transactions for additional information regarding this sublease agreement.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Future annual minimum lease payments, excluding inflationary adjustments and payments to affiliates, are as follows (in thousands):

Years ending December 31,	Operating Leases (1)
2017	$396
2018	396
2019	396
2020	396
2021	373
Thereafter	5,137

Total	$7,094

(1)	Includes certain lease option renewals that are reasonably assured.

NOTE 13—COMMITMENTS AND CONTINGENCIES

We have various contractual obligations which are recorded as liabilities in our Financial Statements. Other items, such as certain purchase commitments and other executed contracts which do not meet the definition of a liability as of December 31, 2016, are not recognized as liabilities but require disclosures in our Financial Statements.

LNG Terminal Commitments and Contingencies

Obligations under EPC Contracts

We have entered into lump sum turnkey contracts with Bechtel for the engineering, procurement and construction of Trains 3 through 5 of the Liquefaction Project.

The EPC contract for Trains 3 and 4 and the EPC contract for Train 5 provide that we will pay Bechtel contract prices of $3.9 billion and $3.0 billion, respectively, subject to adjustment by change order. We have the right to terminate each EPC contract for our convenience, in which case Bechtel will be paid (1) the portion of the contract price for the work performed, (2) costs reasonably incurred by Bechtel on account of such termination and demobilization, and (3) a lump sum of up to $30.0 million depending on the termination date.

Obligations under SPAs

We have entered into third-party SPAs which obligate us to purchase and liquefy sufficient quantities of natural gas to deliver 401.5 million MMBtu per year of LNG to the customers’ vessels for Trains 1 and 2 of the Liquefaction Project and 628.5 million MMBtu per year of LNG for Trains 3 through 5 of the Liquefaction Project, subject to completion of construction.

Obligations under Natural Gas Supply, Transportation and Storage Service Agreements

We have entered into index-based physical natural gas supply contracts to secure natural gas feedstock for the Liquefaction Project. The terms of these contracts primarily range from approximately one to six years and commence upon the occurrence of conditions precedent, including our declaration to the respective natural gas supplier that we are ready to commence the term of the supply arrangement in anticipation of the date of first commercial operation of the applicable, specified Trains of the Liquefaction Project. As of December 31, 2016,

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

we have secured up to approximately 1,993.9 million MMBtu of natural gas feedstock through natural gas supply contracts, of which we determined that we have purchase obligations for the contracts for which conditions precedent were met.

Additionally, we have entered into transportation and storage service agreements for the Liquefaction Project. The initial term of the transportation agreements ranges from 10 to 20 years, with renewal options for certain contracts, and commences upon the occurrence of conditions precedent. The term of our storage service agreements ranges from three to ten years.

As of December 31, 2016, our obligations under natural gas supply, transportation and storage service agreements for contracts in which conditions precedent were met were as follows (in thousands):

Years Ending December 31,	Payments Due (1)
2017	$1,611,296
2018	1,192,791
2019	1,019,309
2020	1,055,497
2021	903,425
Thereafter	2,169,912

Total	$7,952,230

(1)	Pricing of natural gas supply contracts are variable based on market commodity basis prices adjusted for basis spread. Amounts included are based on prices and basis spreads as of December 31, 2016.

Obligations under LNG TUAs

We have entered into a TUA with SPLNG pursuant to which we have reserved approximately 2.0 Bcf/d of regasification capacity. See Note 11—Related Party Transactions for additional information regarding this TUA.

In September 2012, we entered into a partial TUA assignment agreement with Total Gas & Power North America, Inc. (“Total”), whereby we will progressively gain access to Total’s capacity and other services provided under Total’s TUA with SPLNG. This agreement provides us with additional berthing and storage capacity at the Sabine Pass LNG terminal that may be used to accommodate the development of Trains 5 and 6, provides increased flexibility in managing LNG cargo loading and unloading activity starting with the commencement of commercial operations of Train 3 and permits us to more flexibly manage our storage with the commencement of Train 1. Notwithstanding any arrangements between Total and us, payments required to be made by Total to SPLNG continue to be made by Total to SPLNG in accordance with its TUA.

Services Agreements

We have entered into certain services agreements with affiliates. See Note 11—Related Party Transactions for information regarding such agreements.

State Tax Sharing Agreement

In August 2012, we entered into a state tax sharing agreement with Cheniere. See Note 11—Related Party Transactions for additional information regarding this agreement.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Other Commitments

In the ordinary course of business, we have entered into certain multi-year licensing and service agreements, none of which are considered material to our financial position. Additionally, we have various lease commitments, as disclosed in Note 12—Leases.

Legal Proceedings

We may in the future be involved as a party to various legal proceedings, which are incidental to the ordinary course of business. We regularly analyze current information and, as necessary, provide accruals for probable liabilities on the eventual disposition of these matters. In the opinion of management, as of December 31, 2016, there were no pending legal matters that would reasonably be expected to have a material impact on our operating results, financial position or cash flows.

NOTE 14—SUPPLEMENTAL CASH FLOW INFORMATION

The following table (in thousands) provides supplemental disclosure of cash flow information:

	Year Ended December 31,
	2016	2015	2014
Cash paid during the period for interest, net of amounts capitalized	$74,519	$—	$—
Non-cash distributions to affiliates for conveyance of assets	252,802	90,645	745
Other non-cash distribution to affiliates	—	149	—
Non-cash conveyance of assets to non-affiliate	—	13,169	—

The balance in property, plant and equipment, net funded with accounts payable and accrued liabilities (including affiliate) was $262.6 million, $228.2 million and $117.4 million, as of December 31, 2016, 2015 and 2014, respectively.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

NOTE 15—RECENT ACCOUNTING STANDARDS

The following table provides a brief description of recent accounting standards that had not been adopted by the Company as of December 31, 2016:

Standard	Description	Expected Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2014-09, Revenue from Contracts with Customers (Topic 606), and subsequent amendments thereto	This standard provides a single, comprehensive revenue recognition model which replaces and supersedes most existing revenue recognition guidance and requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard requires that the costs to obtain and fulfill contracts with customers should be recognized as assets and amortized to match the pattern of transfer of goods or services to the customer if expected to be recoverable. The standard also requires enhanced disclosures. This guidance may be adopted either retrospectively to each prior reporting period presented subject to allowable practical expedients (“full retrospective approach”) or as a cumulative-effect adjustment as of the date of adoption (“modified retrospective approach”).	January 1, 2018	We continue to evaluate the effect of this standard on our Financial Statements. Preliminarily, we plan to adopt this standard using the full retrospective approach and we do not currently anticipate that the adoption will have a material impact upon our revenues. The FASB has issued and may issue in the future amendments and interpretive guidance which may cause our evaluation to change. Furthermore, we routinely enter into new contracts and we cannot predict with certainty whether the accounting for any future contract under the new standard would result in a significant change from existing guidance. Because this assessment is preliminary and the accounting for revenue recognition is subject to significant judgment, this conclusion could change as we finalize our assessment. We have not yet determined the impact that recognizing fulfillment costs as assets will have on our Financial Statements.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Standard	Description	Expected Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory	This standard requires inventory to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. This guidance may be early adopted and must be adopted prospectively.	January 1, 2017	The adoption of this guidance will not have a material impact on our Financial Statements or related disclosures.

ASU 2016-02, Leases (Topic 842)	This standard requires a lessee to recognize leases on its balance sheet by recording a lease liability representing the obligation to make future lease payments and a right-of-use asset representing the right to use the underlying asset for the lease term. A lessee is permitted to make an election not to recognize lease assets and liabilities for leases with a term of 12 months or less. The standard also modifies the definition of a lease and requires expanded disclosures. This guidance may be early adopted, and must be adopted using a modified retrospective approach with certain available practical expedients.	January 1, 2019	We continue to evaluate the effect of this standard on our Financial Statements. Preliminarily, we expect that the requirement to recognize all leases will be a significant change from current practice but will not have a material impact upon our Balance Sheets. Because this assessment is preliminary and the accounting for leases is subject to significant judgment, this conclusion could change as we finalize our assessment. We have not yet determined the impact of the adoption of this standard upon our results of operations or cash flows, whether we will elect to early adopt this standard or which, if any, practical expedients we will elect upon transition.

ASU 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory	This standard requires the immediate recognition of the tax consequences of intercompany asset transfers other than inventory. This guidance may be early adopted, but only at the beginning of an annual period, and must be adopted using a modified retrospective approach.	January 1, 2018	We are currently evaluating the impact of the provisions of this guidance on our Financial Statements and related disclosures.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Additionally, the following table provides a brief description of recent accounting standards that were adopted by the Company during the reporting period:

Standard	Description	Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs and ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements	These standards require debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the debt liability rather than as an asset. Debt issuance costs incurred in connection with line of credit arrangements may be presented as an asset and subsequently amortized ratably over the term of the line of credit arrangement. This guidance may be early adopted, and must be adopted retrospectively to each prior reporting period presented.	January 1, 2016	Upon adoption of these standards, the balance of debt, net was reduced by the balance of debt issuance costs, net, except for the balance related to line of credit arrangements, on our Balance Sheets. See Note 10—Debt for additional disclosures.

ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern	This standard requires an entity’s management to evaluate, for each reporting period, whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued. Additional disclosures are required if management concludes that conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. Early adoption is permitted.	December 31, 2016	The adoption of this guidance did not have an impact on our Financial Statements or related disclosures.

SABINE PASS LIQUEFACTION, LLC

NOTES TO FINANCIAL STATEMENTS—CONTINUED

Standard	Description	Date of Adoption	Effect on our Financial Statements or Other Significant Matters
ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force)	This standard requires an entity to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows. This guidance may be early adopted, and must be adopted retrospectively to each prior reporting period presented.	December 31, 2016	As a result of adopting this standard, our Statements of Cash Flows now reconciles the balance of total cash, cash equivalents and restricted cash from the beginning of the period to the end of the period. This resulted in changes to previously reported cash flows from operating, investing and financing activities.

ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business	This standard narrows the accounting definition of a business and clarifies that when substantially all of the fair value of an integrated set of assets and activities is concentrated in a single asset or a group of similar assets, the integrated set of assets and activities is not a business. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill and consolidation. This guidance may be early adopted and must be adopted prospectively.	December 31, 2016	The adoption of this guidance did not have an impact on our Financial Statements or related disclosures.

NOTE 16—SUBSEQUENT EVENTS

Senior Notes

In January 2017, we were assigned a second investment grade rating on our senior secured notes by rating agencies. As a result, certain covenants, including those that limit SPL’s ability to make certain investments, under the Indenture are no longer applicable.

Private Placement Notes

In February 2017, we entered into a Note Purchase Agreement with various purchasers to issue and sell $800 million aggregate principal amount of 5.00% senior secured notes due 2037 in a private placement conducted pursuant to Section 4(a)(2) of the Securities Act.

SABINE PASS LIQUEFACTION, LLC

SUPPLEMENTAL INFORMATION TO FINANCIAL STATEMENTS

SUMMARIZED QUARTERLY FINANCIAL DATA

(unaudited)

Summarized Quarterly Financial Data—(in thousands)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Year ended December 31, 2016:
Revenues	$28	$85,326	$264,424	$483,633
Income (loss) from operations	(30,061)	(28,521)	(15,375)	123,804
Net income (loss)	(47,241)	(86,690)	(104,343)	44,809

Year ended December 31, 2015:
Revenues	$—	$—	$—	$—
Loss from operations	(37,089)	(29,532)	(9,891)	(15,120)
Net loss	(169,549)	(48,101)	(12,835)	(35,132)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Sabine Pass Liquefaction’s limited liability company agreement provides that Sabine Pass Liquefaction will generally indemnify officers and managers of Sabine Pass Liquefaction against all losses, claims, damages or similar events. Sabine Pass Liquefaction’s limited liability company agreement is filed as an exhibit to this registration statement. Subject to any terms, conditions or restrictions set forth in Sabine Pass Liquefaction’s limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act (the “LLC Act”) empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against all claims and demands whatsoever.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

Reference	is made to the Index to Exhibits following the signature pages hereto, which Index to

Exhibits is hereby incorporated into this item.

(b)	Financial Statement Schedule.

Not	applicable.

Item 22.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission (the “SEC”) such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)	That, for purposes of determining liability of the registrant under the Act to any purchaser, if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 9, 2017.

SABINE PASS LIQUEFACTION, LLC

By:	/s/ Michael J. Wortley
Name:	Michael J. Wortley
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas D. Shanda and Michael J. Wortley and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Jack A. Fusco Jack A. Fusco	Chief Executive Officer (Principal Executive)	June 9, 2017

/s/ Douglas D. Shanda Douglas D. Shanda	Manager and President	June 9, 2017

/s/ Michel J. Wortley Michael J. Wortley	Manager and Chief Financial Officer (Principal Financial Officer)	June 9, 2017

/s/ Leonard Travis Leonard Travis	Chief Accounting Officer (Principal Accounting Officer)	June 9, 2017

/s/ Sean T. Klimczak Sean T. Klimczak	Manager	June 9, 2017

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Formation of Sabine Pass Liquefaction, LLC (Incorporated by reference to Exhibit 3.1 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (File No. 333-192373), filed on November 15, 2013)

3.2	First Amended and Restated Limited Liability Company Agreement of Sabine Pass Liquefaction, LLC (Incorporated by reference to Exhibit 3.2 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (File No. 333-192373), filed on November 15, 2013)

4.1	Indenture, dated as of February 1, 2013, by and among Sabine Pass Liquefaction, LLC, the guarantors that may become party thereto from time to time and The Bank of New York Mellon, as trustee (Incorporated by reference to Exhibit 4.1 to Cheniere Energy Partners, L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on February 4, 2013)

4.2	Form of 5.625% Senior Secured Note due 2021 (Included as Exhibit A-1 to Exhibit 4.1 above)

4.3	First Supplemental Indenture, dated as of April 16, 2013, between Sabine Pass Liquefaction, LLC and The Bank of New York Mellon, as Trustee under the Indenture (Incorporated by reference to Exhibit 4.1.1 to Cheniere Energy Partners, L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on April 16, 2013)

4.4	Second Supplemental Indenture, dated as of April 16, 2013, between Sabine Pass Liquefaction, LLC and The Bank of New York Mellon, as Trustee under the Indenture (Incorporated by reference to Exhibit 4.1.2 to Cheniere Energy Partners, L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on April 16, 2013)

4.5	Form of 5.625% Senior Secured Note due 2023 (Included as Exhibit A-1 to Exhibit 4.4 above)

4.6	Third Supplemental Indenture, dated as of November 25, 2013, between Sabine Pass Liquefaction, LLC and The Bank of New York Mellon, as Trustee under the Indenture (Incorporated by reference to Exhibit 4.1 to Cheniere Energy Partners, L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on November 25, 2013)

4.7	Form of 6.25% Senior Secured Note due 2022 (Included as Exhibit A-1 to Exhibit 4.6 above)

4.8	Fourth Supplemental Indenture, dated as of May 20, 2014, between Sabine Pass Liquefaction, LLC and The Bank of New York Mellon, as Trustee under the Indenture (Incorporated by reference to Exhibit 4.1 to Cheniere Energy Partners, L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on May 22, 2014)

4.9	Form of 5.750% Senior Secured Note due 2024 (Included as Exhibit A-1 to Exhibit 4.8 above)

4.10	Fifth Supplemental Indenture, dated as of May 20, 2014, between Sabine Pass Liquefaction, LLC and The Bank of New York Mellon, as Trustee under the Indenture (Incorporated by reference to Exhibit 4.2 to Cheniere Energy Partners, L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on May 22, 2014)

4.11	Form of 5.625% Senior Secured Note due 2023 (included as Exhibit A-1 to Exhibit 4.10 above)

4.12	Sixth Supplemental Indenture, dated as of March 3, 2015, between Sabine Pass Liquefaction, LLC and The Bank of New York Mellon, as Trustee under the Indenture (Incorporated by reference to Exhibit 4.1 to Cheniere Energy Partners, L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on March 3, 2015)

4.13	Form of 5.625% Senior Secured Note due 2025 (included as Exhibit A-1 to Exhibit 4.12 above)

Exhibit No.	Description
4.14	Seventh Supplemental Indenture, dated as of June 14, 2016, between Sabine Pass Liquefaction, LLC and The Bank of New York Mellon, as Trustee under the Indenture (Incorporated by reference to Exhibit 4.1 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on June 14, 2016)

4.15	Form of 5.875% Senior Secured Note due 2026 (included as Exhibit A-1 to Exhibit 4.14 above)

4.16	Eighth Supplemental Indenture, dated as of September 19, 2016, between Sabine Pass Liquefaction, LLC and The Bank of New York Mellon, as Trustee under the Indenture (Incorporated by reference to Exhibit 4.1 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on September 23, 2016)

4.17	Ninth Supplemental Indenture, dated as of September 23, 2016, between Sabine Pass Liquefaction, LLC and The Bank of New York Mellon, as Trustee under the Indenture (Incorporated by reference to Exhibit 4.2 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on September 23, 2016)

4.18	Form of 5.00% Senior Secured Note due 2027 (included as Exhibit A-2 to Exhibit 4.17 above)

4.19	Tenth Supplemental Indenture, dated as of March 6, 2017, between Sabine Pass Liquefaction, LLC and The Bank of New York Mellon, as Trustee under the Indenture (Incorporated by reference to Exhibit 4.1 to Cheniere Partners’ Current Report on Form 8-K (SEC File No. 001-33366), filed on March 6, 2017)

4.20	Form of 4.200% Senior Secured Note due 2028 (Included as Exhibit A-1 to Exhibit 4.19 above)

4.21	Indenture, dated as of February 24, 2017, between Sabine Pass Liquefaction, LLC, the guarantors that may become party thereto from time to time and The Bank of New York Mellon, as Trustee under the Indenture (Incorporated by reference to Exhibit 4.1 to Cheniere Partners’ Current Report on Form 8-K (SEC File No. 001-33366), filed on February 27, 2017)

4.22	Form of 5.00% Senior Secured Note due 2037 (Included as Exhibit A-1 to Exhibit 4.21 above)

5.1	Opinion of Andrews Kurth Kenyon LLP regarding the validity of the New Notes

10.1	LNG Sale and Purchase Agreement (FOB), dated November 21, 2011, between Sabine Pass Liquefaction, LLC (Seller) and Gas Natural Aprovisionamientos SDG S.A. (subsequently assigned to Gas Natural Fenosa LNG GOM, Limited) (Buyer) (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners, L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on November 21, 2011)

10.2	Amendment No. 1 of LNG Sale and Purchase Agreement (FOB), dated April 3, 2013, between Sabine Pass Liquefaction, LLC (Seller) and Gas Natural Aprovisionamientos SDG S.A. (subsequently assigned to Gas Natural Fenosa LNG GOM, Limited) (Buyer) (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners, L.P.’s Quarterly Report on Form 10-Q (SEC File No. 001-33366), filed on May 3, 2013)

10.3	Amendment of LNG Sale and Purchase Agreement (FOB), dated January 12, 2017, between Sabine Pass Liquefaction (Seller) and Gas Natural Fenosa LNG GOM, Limited (assignee of Gas Natural Aprovisionamientos SDG S.A.) (Buyer) (Incorporated by reference to Exhibit 10.3 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (SEC File No. 333-215882), filed on February 3, 2017)

10.4	LNG Sale and Purchase Agreement (FOB), dated December 11, 2011, between Sabine Pass Liquefaction, LLC (Seller) and GAIL (India) Limited (Buyer) (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on December 12, 2011)

Exhibit No.	Description
10.5	Amendment No. 1 of LNG Sale and Purchase Agreement (FOB), dated February 18, 2013, between Sabine Pass Liquefaction, LLC (Seller) and GAIL (India) Limited (Buyer) (Incorporated by reference to Exhibit 10.18 to Cheniere Energy Partners L.P.’s Annual Report on Form 10-K (SEC File No. 001-33366), filed on February 22, 2013)

10.6	Amended and Restated LNG Sale and Purchase Agreement (FOB), dated January 25, 2012, between Sabine Pass Liquefaction, LLC (Seller) and BG Gulf Coast LNG, LLC (Buyer) (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on January 26, 2012)

10.7	Letter agreement, dated May 12, 2016, amending the Amended and Restated LNG Sale and Purchase Agreement (FOB) between Sabine Pass Liquefaction, LLC and BG Gulf Coast LNG, LLC dated January 25, 2012 (Incorporated by reference to Exhibit 10.7 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (SEC File No. 333-215882), filed on February 3, 2017)

10.8	LNG Sale and Purchase Agreement (FOB), dated January 30, 2012, between Sabine Pass Liquefaction, LLC (Seller) and Korea Gas Corporation (Buyer) (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on January 30, 2012)

10.9	Amendment No. 1 of LNG Sale and Purchase Agreement (FOB), dated February 18, 2013, between Sabine Pass Liquefaction, LLC (Seller) and Korea Gas Corporation (Buyer) (Incorporated by reference to Exhibit 10.19 to Cheniere Energy Partners L.P.’s Annual Report on Form 10-K (SEC File No. 001-33366), filed on February 22, 2013)

10.10	LNG Sale and Purchase Agreement (FOB), dated December 14, 2012, between Sabine Pass Liquefaction, LLC (Seller) and Total Gas & Power North America, Inc. (Buyer) (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on December 17, 2012)

10.11	Amendment No. 1 of LNG Sale and Purchase Agreement (FOB), dated August 28, 2015, between Sabine Pass Liquefaction, LLC (Seller) and Total Gas & Power North America, Inc. (Buyer) (Incorporated by reference to Exhibit 10.4 to Cheniere Energy Partners L.P.’s Quarterly Report on Form 10-Q (SEC File No. 001-33366), filed on October 30, 2015)

10.12	LNG Sale and Purchase Agreement (FOB), dated March 22, 2013, between Sabine Pass Liquefaction, LLC (Seller) and Centrica plc (Buyer) (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on March 25, 2013)

10.13	Amendment No. 1 of LNG Sale and Purchase Agreement (FOB), dated September 11, 2015, between Sabine Pass Liquefaction, LLC (Seller) and Centrica plc (Buyer) (Incorporated by reference to Exhibit 10.5 to Cheniere Energy Partners L.P.’s Quarterly Report on Form 10-Q (SEC File No. 001-33366), filed on October 30, 2015)

10.14	Amended and Restated LNG Sale and Purchase Agreement (FOB), dated August 5, 2014, between Sabine Pass Liquefaction, LLC (Seller) and Cheniere Marketing, LLC (Buyer) (Incorporated by reference to Exhibit 10.1 to Sabine Pass Liquefaction, LLC’s Current Report on Form 8-K (SEC File No. 333-192373), filed on August 11, 2014)

10.15	Management Services Agreement, dated May 14, 2012, by and between Cheniere LNG Terminals, LLC. and Sabine Pass Liquefaction, LLC (Incorporated by reference to Exhibit 10.6 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on May 15, 2012)

Exhibit No.	Description
10.16	Amendment to Management Services Agreement, dated September 28, 2015, between Cheniere LNG Terminals, LLC and Sabine Pass Liquefaction, LLC (Incorporated by reference to Exhibit 10.8 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q/A (SEC File No. 333-192373), filed on November 9, 2015)

10.17	Operation and Maintenance Agreement (Sabine Pass Liquefaction Facilities), dated May 14, 2012, by and among Cheniere LNG O&M Services, LLC, Cheniere Energy Partners GP, LLC and Sabine Pass Liquefaction, LLC (Incorporated by reference to Exhibit 10.5 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on May 15, 2012)

10.18	Amendment to Operation and Maintenance Agreement (Sabine Pass Liquefaction Facilities), dated September 28, 2015, by and among Cheniere LNG O&M Services, LLC, Cheniere Energy Investments, LLC and Sabine Pass Liquefaction, LLC (Incorporated by reference to Exhibit 10.7 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q/A (SEC File No. 333-192373), filed on November 9, 2015)

10.19	Assignment and Assumption Agreement (Sabine Pass Liquefaction O&M Agreement), dated as of November 20, 2013, by and between Cheniere Energy Partners GP, LLC and Cheniere Energy Investments, LLC (Incorporated by reference to Exhibit 10.76 to Cheniere Holdings’ Registration Statement on Form S-1 (SEC File No. 333-191298), filed on December 2, 2013)

10.20	Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc. (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on November 14, 2011)

10.21	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-0001 EPC Terms and Conditions, dated May 1, 2012, (ii) the Change Order CO-0002 Heavies Removal Unit, dated May 23, 2012, (iii) the Change Order CO-0003 LNTP, dated June 6, 2012, (iv) the Change Order CO-0004 Addition of Inlet Air Humidification, dated July 10, 2012, (v) the Change Order CO-0005 Replace Natural Gas Generators with Diesel Generators, dated July 10, 2012, (vi) the Change Order CO-0006 Flange Reduction and Valve Positioners, dated June 20, 2012, and (vii) the Change Order CO-0007 Relocation of Temporary Facilities, Power Poles Relocation Reimbursement, and Duck Blind Road Improvement Reimbursement, dated July 13, 2012 (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Quarterly Report on Form 10-Q (SEC File No. 001-33366), filed on August 3, 2012)

10.22	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-0008 Delay in Full Placement of Insurance, dated July 27, 2012, (ii) the Change Order CO-0009 HAZOP Action Items, dated July 31, 2012, (iii) the Change Order CO-00010 Fuel Provisional Sum, dated August 8, 2012, (iv) the Change Order CO-00011 Currency Provisional Sum, dated August 8, 2012, (v) the Change Order CO-00012 Delay in NTP, dated August 8, 2012, and (vi) the Change Order CO-00013 Early EPC Work Credit, dated August 29, 2012 (Incorporated by reference to Exhibit 10.2 to Cheniere Energy Partners L.P.’s Quarterly Report on Form 10-Q (SEC File No. 001-33366), filed on November 2, 2012)

Exhibit No.	Description
10.23	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00014 Bundle of Changes, dated September 5, 2012, (ii) the Change Order CO-00015 Static Mixer, Air Cooler Walkways, etc., dated November 8, 2012, (iii) the Change Order CO-0016 Delay in Full Placement of Insurance, dated October 29, 2012, (iv) the Change Order CO-00017 Condensate Header, dated December 3, 2012 and (v) the Change Order CO-00018 Increase in Power Requirements, dated January 17, 2013 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.26 to Cheniere Energy Partners L.P.’s Annual Report on Form 10-K (SEC File No. 001-33366), filed on February 22, 2013)

10.24	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00019 Delete Tank 6 Scope of Work, dated February 27, 2013 and (ii) the Change Order CO-00020 Modification to Builder’s Risk Insurance Sum Insured Value, dated March 14, 2013 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.2 to Cheniere Energy Partners L.P.’s Quarterly Report on Form 10-Q (SEC File No. 001-33366), filed on May 3, 2013)

10.25	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00021 Increase to Insurance Provisional Sum, dated April 17, 2013, (ii) the Change Order CO-00022 Removal of LNG Static Mixer Scope, dated May 8, 2013, (iii) the Change Order CO-00023 Revised LNG Rundown Line, dated May 30, 2013, (iv) the Change Order CO-00024 Reroute Condensate Header, Substation HVAC Stacks, Inlet Metering Station Pile Driving, dated June 11, 2013 and (v) the Change Order CO-00025 Feed Gas Connection Modifications, dated June 11, 2013 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.45 to Amendment No. 1 to Cheniere Holdings’ Registration Statement on Form S-1/A (SEC File No. 333-191298), filed on October 18, 2013)

10.26	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00026 Bundle of Changes, dated June 28, 2013, (ii) the Change Order CO-00027 16” Water Pumps, dated July 12, 2013, (iii) the Change Order CO-00028 HRU Operability, dated July 26, 2013, (iv) the Change Order CO-00029 Belleville Washers, dated August 14, 2013 and (v) the Change Order CO-00030 Soils Preparation Provisional Sum Transfer, dated August 29, 2013 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Quarterly Report on Form 10-Q (SEC File No. 001-33366), filed on November 8, 2013)

10.27	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00031 LNG Intank Pump Replacement Scope Reduction/OSBL Additional Piling for the Cathodic Protection Rectifier Platform and Drum Storage Shelter dated October 15, 2013 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.35 to Amendment No. 2 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4/A (SEC File No. 333-192373), filed on January 28, 2014)

Exhibit No.	Description
10.28	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00032 Intra-Plant Feed Gas Header and Jefferson Davis Electrical Distribution, dated January 9, 2014, (ii) the Change Order CO-00033 Revised EPC Agreement Attachments S & T, dated March 24, 2014 and (iii) the Change Order CO-00034 Greenfield/Brownfield Demarcation Adjustment, dated February 19, 2014 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.1 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373), filed on May 1, 2014)

10.29	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00035 Resolution of FERC Open Items, Additional FERC Support Hours and Greenfield/Brownfield Milestone Adjustment, dated May 9, 2014 (Incorporated by reference to Exhibit 10.3 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373), filed on July 31, 2014)

10.30	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00036 Future Tie-Ins and Jeff Davis Invoices, dated July 9, 2014 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.23 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (SEC File No. 333-198358), filed on August 26, 2014)

10.31	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00037 Performance and Attendance Bonus (PAB) Incentive Program Provisional Sum, dated October 31, 2014 and (ii) the Change Order CO-00038 Control Room Modifications and Miscellaneous Items, dated January 6, 2015 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.26 to Sabine Pass Liquefaction, LLC’s Annual Report on Form 10-K (SEC File No. 333-192373), filed on February 20, 2015)

10.32	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00039 Increase to Existing Facility Labor Provisional Sum and Decrease to Sales and Use Tax Provisional Sum, dated February 12, 2015 and (ii) the Change Order CO-00040 Load Shedding and LNG Tank Tie-In Crane, dated February 24, 2015 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.2 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373), filed on April 30, 2015)

10.33	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00041 Additional Building Utility Tie-in Packages and Fire and Gas Modifications, dated April 9, 2015 (Incorporated by reference to Exhibit 10.2 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373), filed on July 30, 2015)

Exhibit No.	Description
10.34	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00042 Platform Design Modifications, Compressor Oil Fills, Additional Building Modifications, dated October 16, 2015, and (ii) the Change Order CO-00043 Soil Provisional Sum Closure, dated December 2, 2015 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (Incorporated by reference to Exhibit 10.32 to Sabine Pass Liquefaction, LLC’s Annual Report on Form 10-K (SEC File No. 333-192373), filed on February 19, 2016)

10.35	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00044 Potable Water Bypass Line and Pipeline Installation Tie-In at 135-A Metering Station, dated December 17, 2015 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (Incorporated by reference to Exhibit 10.1 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373) filed on May 5, 2016)

10.36	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00045 April Site Closure for Cheniere Celebration, dated April 4, 2016, (ii) the Change Order CO-00046 Defer Completion of Ship Loading Time Commissioning Test, dated May 17, 2016, and (iii) the Change Order CO-00047 Re-Orientation of PSV Bypass Valves, dated May 25, 2016 (Incorporated by reference to Exhibit 10.2 to Sabine Pass Liquefaction LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373) filed on August 9, 2016)

10.37	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00048 N2 Supply for High Pressure Tightness Test During Commissioning and Startup, dated July 12, 2016, (ii) the Change Order CO-00050 Train 2 N2 Dryout, dated July 29, 2016, (iii) the Change Order CO 00051 Six-Day Work Week for Insulation Scope—Subproject 2, dated August 9, 2016, and (iv) the Change Order CO-00052 Process Flares Modification Provisional Sum, dated September 1, 2016 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (Incorporated by reference to Exhibit 10.1 to Sabine Pass Liquefaction LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373) filed on November 3, 2016)

10.38	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00053 Adjustment, dated September 27, 2016, (ii) Change Order CO-00054 Operating Spare Part Provisional Sum Closeout, dated November 3, 2016 and (iii) Change Order CO-00055 Existing Facility Labor Provisional Sum Closeout, dated November 21, 2016 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (Incorporated by reference to Exhibit 10.38 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (SEC File No. 333-215882), filed on February 3, 2017)

Exhibit No.	Description
10.39	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00056 Performance and Attendance Bonus (PAB) Incentive Program Provisional Sum Closeout, dated February 28, 2017 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.77 to Amendment No. 1 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (SEC File No. 333-215882), filed on March 31, 2017)

10.40	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Liquefaction Facility, dated as of November 11, 2011, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00057 Process Flare Provisional Sum Closeout, dated April 4, 2017 and (ii) the Change Order CO-00058 Louisiana Sales and Use Tax Provisional Sum Closeout, dated May 4, 2017

10.41	Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated December 20, 2012, by and between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc. (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Registration Statement on Form 8-K (SEC File No. 001-33366), filed on December 27, 2012)

10.42	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-0001 Electrical Station HVAC Stacks, dated June 4, 2013, (ii) the Change Order CO-0002 Revised LNG Rundown Lines, dated May 30, 2013, (iii) the Change Order CO-0003 Currency Provisional Sum Closure, dated May 29, 2013 and (iv) the Change Order CO-0004 Fuel Provisional Sum Closure, dated May 29, 2013 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.48 to Amendment No. 1 to Cheniere Holdings’ Registration Statement on Form S-1/A (SEC File No. 333 191298), filed on October 18, 2013)

10.43	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-0005 Credit to EPC Contract Value for TSA Work, dated June 24, 2013, (ii) the Change Order CO-0006 HRU Operability with Lean Gas & Controls Upgrade and Ultrasonic Meter Configuration and Calibration, dated July 26, 2013, (iii) the Change Order CO-0007 Additional Belleville Washers, dated August 15, 2013, (iv) the Change Order CO-0008 GTG Switchgear Arrangement/Upgrade Fuel Gas Heater System, dated August 26, 2013, and (v) the Change Order CO-0009 Soils Preparation Provisional Sum Transfer and Closure, dated August 26, 2013 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.49 to Amendment No. 1 to Cheniere Holdings’ Registration Statement on Form S-1/A (SEC File No. 333-191298), filed on October 18, 2013)

10.44	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00010 Insurance Provisional Sum Adjustment, dated January 23, 2014, (ii) the Change Order CO-00011 Additional Stage 2 GTGs, dated January 23, 2014, (iii) the Change Order CO-0012 Lien and Claim Waiver Modification, dated March 24, 2014 and (iv) the Change Order CO-00013 Revised Stage 2 EPC Agreement Attachments S&T, dated March 24, 2014 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.2 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373), filed on May 1, 2014)

Exhibit No.	Description
10.45	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00014 Additional 13.8kv Circuit Breakers and Misc. Items, dated July 14, 2014 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.28 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (SEC File No. 333-198358), filed on August 26, 2014)

10.46	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00015 Performance and Attendance Bonus (PAB) Incentive Program Provisional Sum, dated October 31, 2014 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.32 to Sabine Pass Liquefaction, LLC’s Annual Report on Form 10-K (SEC File No. 333-192373), filed on February 20, 2015)

10.47	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00016 Louisiana Sales and Use Tax Provisional Sum Adjustment, dated February 12, 2015 and (ii) the Change Order CO-00017 Load Shedding Study and Scope Change, dated February 24, 2015 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.3 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373), filed on April 30, 2015)

10.48	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00018 Permanent Restroom Trailers and Installation of Tie-In for GTG Fuel Gas Interconnect, dated May 21, 2015 (Incorporated by reference to Exhibit 10.3 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373), filed on July 30, 2015)

10.49	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00019 East Meter Piping Tie-ins, dated August 26, 2015 (Incorporated by reference to Exhibit 10.1 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373), filed on October 30, 2015)

10.50	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00020 Milestone Payment Adjustments, dated January 12, 2016 (Incorporated by reference to Exhibit 10.2 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373) filed on May 5, 2016)

Exhibit No.	Description

10.51	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00021 Smokeless Flare Modification Study, dated March 29, 2016, (ii) the Change Order CO-00022 Cable Tray Support and Arc Flash Study, dated May 4, 2016, and (iii) the Change Order CO-00023 Re-Orientation of PSV Bypass Valves, dated May 17, 2016 (Incorporated by reference to Exhibit 10.3 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373) filed on August 9, 2016)

10.52	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00024 Additional Support for FERC Document Requests, dated June 20, 2016, (ii) the Change Order CO-00025 N2 Supply for High Pressure Tightness Test During Commissioning and Startup, dated July 12, 2016, (iii) the Change Order CO-00027 Addition of Check Valves to Condensate Lines, dated July 29, 2016, (iv) the Change Order CO-00028 Additional Professional Services Support Hours for the Flare System Evaluation, dated August 3, 2016, and (v) the Change Order CO-00029 Lump Sum Process Flares Modification, dated September 1, 2016 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (Incorporated by reference to Exhibit 10.2 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373) filed on November 3, 2016)

10.53	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00030 Professional Services for Control System Changes Post TCCC, dated September 16, 2016, (ii) the Change Order CO-00031 Marine Flare Study, dated September 16, 2016 and (iii) the Change Order CO-00032 Operational Spare Part Provisional Sum Closeout, dated November 3, 2016 (Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment) (Incorporated by reference to Exhibit 10.51 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (SEC File No. 333-215882), filed on February 3, 2017)

10.54	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00033 Instrument Air Tie-In Point Location Change, dated January 25, 2017 and (ii) the Change Order CO-00034 Additional Owner Site Office Provisional Sum Closeout, dated January 25, 2017 (Incorporated by reference to Exhibit 10.76 to Amendment No. 1 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (SEC File No. 333-215882), filed on March 31, 2017)

10.55	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 2 Liquefaction Facility, dated as of December 20, 2012, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00035 Ingersoll Rand Vendor HAZOP Updates, dated April 4, 2017 and (ii) the Change Order CO-00036 Process Flare Provisional Sum Transfer, dated April 4, 2017

10.56	Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Liquefaction Facility, dated May 4, 2015, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc. (Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K/A (SEC File No. 001-33366), filed on July 1, 2015)

Exhibit No.	Description
10.57	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Liquefaction Facility, dated as of May 4, 2015, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00001 Currency and Fuel Provisional Sum Adjustment, dated June 25, 2015 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment.) (Incorporated by reference to Exhibit 10.4 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373), filed on July 30, 2015)

10.58	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Liquefaction Facility, dated as of May 4, 2015, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00002 Credit to EPC Contract Value for TSA Work, dated September 17, 2015 (Incorporated by reference to Exhibit 10.2 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373), filed on October 30, 2015)

10.59	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Liquefaction Facility, dated as of May 4, 2015, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00003 Perimeter Fencing Scope Removal, East Meter Piping Scope Change, Additional Bathroom Facilities, dated November 18, 2015 (Incorporated by reference to Exhibit 10.45 to Sabine Pass Liquefaction, LLC’s Annual Report on Form 10-K (SEC File No. 333-192373) filed on February 19, 2016)

10.60	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Liquefaction Facility, dated as of May 4, 2015, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00004 DOE Regulation Change Impacts, RECON Schedule Change, Addition of Dry Flare Connection, Fuel Gas Supply Transfer to Train 5 and East Meter Fuel Gas, dated February 18, 2016 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (Incorporated by reference to Exhibit 10.3 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373) filed on May 5, 2016)

10.61	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Liquefaction Facility, dated as of May 4, 2015, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00005 Performance and Attendance Bonus (PAB) Incentive Program Provisional Sum, dated March 16, 2016, (ii) the Change Order CO-00006 Additional Bechtel Hours to Support RECON, Temporary Access Rd., Addition of Flash Liquid Expander, Removal of Vibration Monitor System, To-Date Reconciliation of Soils Preparation Provisional Sum, dated March 22, 2016, (iii) the Change Order CO-00007 Additional Support for FERC Document Requests, dated May 10, 2016, (iv) the Change Order CO-00008 Water System Scope Changes and Seal Design & Seal Gas Modification, dated May 4, 2016, (v) the Change Order CO-00009 Re-Orientation of PSV Bypass Valves, dated May 17, 2016, and (vi) the Change Order CO-00010 Deletion of Chlorine Analyzer, dated June 15, 2016 (Portions of this exhibit have been omitted and filed separately with the SEC pursuant to a request for confidential treatment) (Incorporated by reference to Exhibit 10.4 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373) filed on August 9, 2016)

10.62	Change order to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Liquefaction Facility, dated as of May 4, 2015, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: the Change Order CO-00011 Site Drainage Design Change: Professional Service Hours, dated July 26, 2016 (Incorporated by reference to Exhibit 10.3 to Sabine Pass Liquefaction, LLC’s Quarterly Report on Form 10-Q (SEC File No. 333-192373) filed on November 3, 2016)

Exhibit No.	Description
10.63	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Liquefaction Facility, dated as of May 4, 2015, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00012 Addition of Check Valves to Condensate Lines and Change of Tie-In Point, dated September 12, 2016, (ii) the Change Order CO-00013 LNG Rundown Line Reroute, dated September 12, 2016 (iii) the Change Order CO-00014 Pre-EPC HAZOP Action Item Closure, dated September 27, 2016, (iv) the Change Order CO-00015 Study for Enclosed Ground Flare and Process Flare, dated September 27, 2016, (v) the Change Order CO-00016 Upgrades to Gas Turbine Generators, dated October 19, 2016 and (vi) the Change Order CO-00017 Site Drainage Design Change: Temporary Drainage Implementation, dated December 1, 2016 (Incorporated by reference to Exhibit 10.59 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (SEC File No. 333-215882), filed on February 3, 2017)

10.64	Change orders to the Lump Sum Turnkey Agreement for the Engineering, Procurement and Construction of the Sabine Pass LNG Stage 3 Liquefaction Facility, dated as of May 4, 2015, between Sabine Pass Liquefaction, LLC and Bechtel Oil, Gas and Chemicals, Inc.: (i) the Change Order CO-00018 Stage 3 Process Flare Modification, dated March 10, 2017, (ii) the Change Order CO-00019 Site Drainage Design Change: Permanent Drainage Implementation, dated March 10, 2017 and (iii) the Change Order CO-00020 Soils Provisional Sum Partial True-up RECON 2, dated March 29, 2017

10.65	Second Amended and Restated LNG Terminal Use Agreement, dated as of July 31, 2012, between Sabine Pass LNG, L.P. and Sabine Pass Liquefaction, LLC (Incorporated by reference to Exhibit 10.1 to Sabine Pass LNG, L.P.’s Current Report on Form 8-K (SEC File No. 333-138916), filed on August 6, 2012)

10.66	Letter Agreement, dated May 28, 2013, by and between Sabine Pass Liquefaction, LLC and Sabine Pass LNG, L.P. (Incorporated by reference to Exhibit 10.1 to Sabine Pass LNG, L.P.’s Quarterly Report on Form 10-Q (SEC File No. 333 138916), filed on August 2, 2013)

10.67	Omnibus Amendment, dated as of September 24, 2015, to the Second Amended and Restated Common Terms Agreement among Sabine Pass Liquefaction, LLC, as Borrower, the representatives and agents from time to time parties thereto, and Société Générale, as the Common Security Trustee and Intercreditor Agent (Incorporated by reference to Exhibit 10.6 to Cheniere Energy Partners L.P.’s Quarterly Report on Form 10-Q (SEC File No. 001-33366), filed on October 30, 2015)

10.68	Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015, among Sabine Pass Liquefaction, LLC, as Borrower, the representatives and agents from time to time parties thereto, and Société Générale, as the Common Security Trustee and Intercreditor Agent (Incorporated by reference to Exhibit 10.2 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on July 1, 2015)

10.69	Administrative Amendment to the Common Terms Agreement, dated as of December 31, 2015, among Sabine Pass Liquefaction, LLC, Société Générale, as the Commercial Banks Facility Agent, The Korea Development Bank, New York Branch, as the KSURE Covered Facility Agent and Shinhan Bank New York Branch, as KEXIM Facility Agent (Incorporated by reference to Exhibit 10.7 to Cheniere Energy Partners, L.P.’s Quarterly Report on Form 10-Q (File No. 001-33366), filed on May 5, 2016)

10.70	KEXIM Direct Facility Agreement, dated as of June 30, 2015, among Sabine Pass Liquefaction, LLC, as Borrower, Shinhan Bank New York Branch, as the KEXIM Facility Agent, Société Générale, as the Common Security Trustee, and The Export-Import Bank of Korea, a governmental financial institution of the Republic of Korea (“KEXIM”), as the KEXIM Direct Facility Lender, Joint Lead Arranger and Joint Lead Bookrunner (Incorporated by reference to Exhibit 10.3 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on July 1, 2015)

Exhibit No.	Description
10.71	KEXIM Covered Facility Agreement, dated as of June 30, 2015, among Sabine Pass Liquefaction, LLC, as Borrower, Shinhan Bank New York Branch, as the KEXIM Facility Agent, Société Générale, as the Common Security Trustee, KEXIM and the lenders from time to time party thereto (Incorporated by reference to Exhibit 10.4 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on July 1, 2015)

10.72	Amended and Restated KSURE Covered Facility Agreement, dated as of June 30, 2015, among Sabine Pass Liquefaction, LLC, as Borrower, The Korea Development Bank, New York Branch, as the KSURE Covered Facility Agent, Société Générale, as the Common Security Trustee, and the lenders from time to time party thereto (Incorporated by reference to Exhibit 10.5 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on July 1, 2015)

10.73	Second Amended and Restated Credit Agreement (Term Loan A), dated as of June 30, 2015, among Sabine Pass Liquefaction, LLC, as Borrower, Société Générale, as the Commercial Banks Facility Agent and the Common Security Trustee, and the lenders from time to time party thereto (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on July 1, 2015)

10.74	Amended and Restated Senior Working Capital Revolving Credit and Letter of Credit Reimbursement Agreement, dated as of September 4, 2015, among Sabine Pass Liquefaction, LLC, as Borrower, The Bank of Nova Scotia, as Senior Issuing Bank and Senior Facility Agent, ABN Amro Capital USA LLC, HSBC Bank USA, National Association and ING Capital LLC, as Senior Issuing Banks, Société Générale, as Swing Line Lender and Common Security Trustee, and the senior lenders party thereto from time to time (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on September 11, 2015)

10.75	Tax Sharing Agreement, dated as of August 9, 2012, by and between Cheniere Energy, Inc. and Sabine Pass Liquefaction, LLC (Incorporated by reference to Exhibit 10.30 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (SEC File No. 333-192373), filed on November 15, 2013)

10.76	Registration Rights Agreement, dated as of June 14, 2016, between Sabine Pass Liquefaction, LLC and Credit Suisse Securities (USA) LLC (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on June 14, 2016)

10.77	Registration Rights Agreement, dated as of September 23, 2016, between Sabine Pass Liquefaction, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (Incorporated by reference to Exhibit 10.1 to Cheniere Energy Partners L.P.’s Current Report on Form 8-K (SEC File No. 001-33366), filed on September 23, 2016)

10.78	Registration Rights Agreement, dated as of March 6, 2017, between Sabine Pass Liquefaction, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (Incorporated by reference to Exhibit 10.1 to Cheniere Partners’ Current Report on Form 8-K (SEC File No. 001-33366), filed on March 6, 2017)

10.79	Second Omnibus Amendment and Waiver, dated as of January 20, 2017, to the Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015, among Sabine Pass Liquefaction, LLC, as Borrower, the representatives and agents from time to time parties thereto, and Société Générale, as the Common Security Trustee and Intercreditor Agent (Incorporated by reference to Exhibit 10.73 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (SEC File No. 333-215882), filed on February 3, 2017)

Exhibit No.	Description
10.80	Amendment to the Common Terms Agreement, dated January 20, 2017, to the Second Amended and Restated Common Terms Agreement, dated as of June 30, 2015, among Sabine Pass Liquefaction, LLC, as Borrower, the representatives and agents from time to time parties thereto, and Société Générale, as the Common Security Trustee and Intercreditor Agent (Incorporated by reference to Exhibit 10.74 to Sabine Pass Liquefaction, LLC’s Registration Statement on Form S-4 (SEC File No. 333-215882), filed on February 3, 2017)

12.1	Computation of Ratio of Earnings to Fixed Charges

21.1	Subsidiaries of Sabine Pass Liquefaction, LLC (None)

23.1	Consent of KPMG LLP

23.3	Consent of Andrews Kurth Kenyon LLP (included in Exhibit 5.1)

25.1	Statement of Eligibility of Trustee on Form T-1 with respect to the Indenture for the 2028 Notes

99.1	Form of Letter of Transmittal with respect to the Exchange Offer

99.2	Form of Letter to the Depository Trust Company Participants regarding the Exchange Offer

99.3	Form of Letter to Beneficial Owners regarding the Exchange Offer

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema Document

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Labels Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document